As filed with the Securities and Exchange Commission on August 21, 2006.
Registration No. 333-133542

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Goldleaf Financial Solutions, Inc.
(formerly named Private Business, Inc.)
(Exact name of registrant as specified in its charter)

Tennessee	7372	62-1453841
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
9020 Overlook Boulevard, Third Floor
Brentwood, Tennessee 37027
(615) 221-8400
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)
G. Lynn Boggs
Chief Executive Officer
Goldleaf Financial Solutions, Inc.
9020 Overlook Boulevard, Third Floor
Brentwood, Tennessee 37027
(615) 221-8400
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies to:

Charles D. Vaughn, Esq. Nelson Mullins Riley & Scarborough LLP 999 Peachtree Street, Suite 1400 Atlanta, Georgia 30309 (404) 817-6000	Babak Yaghmaie, Esq. Pillsbury Winthrop Shaw Pittman LLP 1540 Broadway New York, New York 10036-4039 (212) 858-1000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate Offering	Registration
Securities to be Registered	Price(1)	Fee(2)

Common Stock, no par value per share	$86,250,000	$9,229

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)	Previously paid.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor is it soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 21, 2006
PRELIMINARY PROSPECTUS
                   Shares
Common Stock
       Goldleaf Financial Solutions, Inc. is offering                 shares of common stock, no par value per share.
      Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “GFSI.” The last reported sale price of our common stock on the Nasdaq Capital Market on August 21, 2006 was $7.45 per share, as adjusted for the one-for-five reverse stock split that will occur before the closing of this offering. We have received approval to list our common stock on the Nasdaq Global Market when the one-for-five reverse stock split occurs.
      Investing in our common stock involves risks. See “Risk Factors” beginning on page 10 to read about factors and material risks that you should consider before buying our shares of common stock.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
      We have granted the underwriters a 30-day option to purchase up to an aggregate of                additional shares of our common stock at the public offering price, less the underwriting discounts and commissions, solely to cover over-allotments, if any.
      We expect that the shares of our common stock will be ready for delivery to purchasers on or about                     , 2006.

Friedman Billings Ramsey

JMP Securities

D.A. Davidson & Co.
The date of this prospectus is                     , 2006

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information that is different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in those jurisdictions where those offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time and delivery of this prospectus or of any sale of shares of common stock offered by this prospectus.

i

PROSPECTUS SUMMARY
      The following is a brief summary of selected contents of this prospectus. It does not contain all of the information that may be important to you. You should read the entire prospectus, including our consolidated financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed under the caption “Risk Factors” before making an investment decision.
Overview
      We provide a suite of technology-based products and services that help community financial institutions serve their customers better, improve their operational efficiency, enhance their competitive position, increase their profitability and help them satisfy regulatory requirements. We focus on the needs and interests of community financial institutions and strive to provide our clients with proven, user-friendly technologies, coupled with superior customer service. We provide our solutions primarily on an outsourced basis, enabling our clients to obtain our advanced products and services without having to incur the substantial capital expense and hire the skilled personnel required to develop, implement and update their internal systems. In addition to the suite of solutions we offer to community financial institutions, we also offer products and services to small businesses. As of August 15, 2006, we had over 2,500 community financial institution clients.
      Historically, our business has primarily consisted of two segments: our BusinessManager product, which enables community financial institutions to purchase accounts receivable from their small business customers and provide related processing, billing and tracking services; and our retail inventory management services, which help retailers forecast their inventory needs. Recently, we have made a number of strategic acquisitions designed to enable us to offer a much broader range of products and services to meet the technology needs of community financial institutions. These acquisitions include:

•	Captiva Solutions, LLC, or Captiva, which added core data processing as well as image and item processing;

•	P.T.C. Banking Systems, Inc., or P.T.C., which added teller automation systems; and

•	Goldleaf Technologies, Inc., which added ACH processing, remote capture processing, and website design and hosting. An Automated Clearing House, or ACH, transaction is a type of electronic funds transfer in which the holder of a deposit account authorizes a direct credit or debit to the account, such as a payroll direct deposit from an employer or a direct payment to a mortgage lender.
As a result of these acquisitions, we now offer a suite of technology-based products and services to community financial institutions.
Industry Overview
      We believe that community financial institutions, which have traditionally competed on personalized service, are facing increasing challenges to improve their operating efficiencies and grow their customer base. These challenges include:

•	growing competition with larger national and regional banks;

•	the emergence of non-traditional competitors;

•	the compression of margins on traditional products;

•	the convergence of financial products into a single institution; and

•	legislative changes accelerating the need for financial institutions to offer a wider range of products and services to their customers.

We believe that these competitive pressures are particularly acute for community financial institutions, which lack the substantial capital and specialized personnel to address their technology needs internally.
      Our target market of community financial institutions ranges in size from start-up de novo financial institutions to those with $1 billion in assets. According to the FDIC, the number of these financial institutions totals approximately 8,200 as of March 31, 2006. Small businesses are important customers for community financial institutions. We believe that many of these businesses generally prefer to have a relationship with a community financial institution that has the products and services necessary to support the full range of a small business’ financial needs.
Our Solution
      We offer a suite of technology-based products and services specifically targeted to community financial institutions. Our management, sales, operational and customer service personnel have deep industry experience, which enables them to better understand and meet the needs of community financial institutions.
      Our products and services help community financial institutions:
      Focus on Customer Relationships and Compete More Effectively. We provide our community financial institution clients with a broad array of proven products and services that appeal to small businesses. As a result, we believe we enable our clients to attract small business customers, to maintain and expand their relationships with those customers and to compete more effectively with larger financial institutions.
      Rapidly Implement Advanced Technologies. By using our products and services, community financial institutions can quickly gain access to sophisticated, user-friendly technologies and services that they might not be able to acquire, implement or develop in a timely, cost-effective manner.
      Improve Operating Efficiencies. We believe that our solutions, whether on an outsourced basis or as an in-house application, enable our community financial institution clients to improve their operating efficiencies without having to make large up-front capital expenditures.
Our Strategy
      The key components of our growth strategy are to:
      Focus on Client Relationships. We believe that the quality of customer service is a key differentiator in the markets in which we compete. We intend to continue to provide community financial institutions with a high degree of customer service, flexible customization of products and services and a dedicated focus on their local community and business needs.
      Cross-Sell to Our Client Base. We believe that our client base of over 2,500 financial institutions gives us an attractive target market for cross-selling opportunities. We intend to grow our revenues by cross-selling additional products and services to our clients that do not currently use our full range of products and services.
      Expand Our Client Base through Various Channels. To build new distribution channels for our suite of products and services, we intend to expand and leverage our relationships with banking organizations, such as state and national banking associations and bankers’ banks. We believe that these organizations will play an important role in introducing us into new relationships with community financial institutions.
      Grow Recurring Revenue and Improve Operating Margins. Most of our products and services are based on long-term contracts that allow us to generate recurring revenues. We intend to grow our recurring revenues and expect that as our revenue grows, our relatively fixed cost structure will allow us to maintain and expand our operating margins.

      Pursue Strategic Acquisitions and Alliances. We intend to continue to expand our suite of products and services through strategic acquisitions and alliances to accelerate our internal growth. We will continue to explore acquisitions of businesses and products, as well as pursue strategic alliances, that will complement our existing client offerings and enable us to better serve the needs of community financial institutions.
Our Products and Services
      We believe that our suite of solutions allows us to market ourselves as a single-source provider for the technology and operating needs of community financial institutions. Our products and services include:

•	core data processing;

•	item processing and check imaging;

•	ACH origination and processing;

•	remote check capture and deposit processing;

•	accounts receivable financing solutions;

•	teller automation systems;

•	turn-key leasing solutions;

•	financial institution website design and hosting; and

•	retail inventory management services.
      Historically, our accounts receivable financing solutions and retail inventory management services have generated a majority of our revenues, and we expect they will continue to generate a substantial portion of our revenues during 2006 and for a period thereafter.
      We believe that exceptional customer service is a strong competitive differentiator in the community financial institution marketplace, and we are creating a corporate culture that promotes and rewards exceptional customer service from all of our employees. For example, most of our senior executives interact regularly with our existing and potential clients and are readily accessible to them. In addition, our dedicated customer service and technical support personnel enhance our ability to offer reliable, secure and automated solutions.
Relationship with Lightyear
      Lightyear PBI Holdings, LLC, or Lightyear, beneficially owns approximately 55% of our voting securities and has the right to nominate four out of seven nominees for election to our board of directors. Lightyear is affiliated with Lightyear Capital, LLC, a private equity investment firm providing buyout and growth capital. We intend to use approximately $34.4 million of the net proceeds of this offering, along with newly issued shares of our common stock, to recapitalize our relationship with Lightyear. After the closing of this offering, Lightyear will own 14.9% of the shares of our common stock to be outstanding on a fully diluted basis as described in this prospectus and will have the right to nominate only one director. We refer to these transactions with Lightyear and other related matters described in this prospectus as the Lightyear recapitalization. We describe our relationship with Lightyear and the Lightyear recapitalization in greater detail in “Certain Relationships and Related Party Transactions—Transactions with Lightyear.”
Corporate Information
      We were incorporated under the laws of the state of Tennessee on December 26, 1990. Effective May 5, 2006, we changed our name from Private Business, Inc. to Goldleaf Financial Solutions, Inc.

We have three wholly-owned subsidiaries: Towne Services, Inc., Goldleaf Technologies, Inc. and Captiva Solutions, LLC. Forseon Corporation (d/b/a RMSA), Goldleaf Insurance, LLC (formerly named Private Business Insurance, LLC) and Goldleaf Leasing, LLC (formerly named KVI Capital, LLC, which was an S corporation when we acquired it and which we subsequently converted to a limited liability company) are wholly-owned subsidiaries of Towne Services.
      Our principal executive offices are located at 9020 Overlook Boulevard, Third Floor, Brentwood, Tennessee 37027. Our website is www.goldleaf.com and our telephone numbers at that address are (615) 221-8400 and (800) 235-5584. This prospectus does not incorporate information on our website, and you should not rely on information on our website in determining whether to invest in our common stock.
Trademarks
      BusinessManager®, CaptureFIRSTtm, Free Checkingtm, Freedomtm, Goldleaf Manager®, Goldleaf Client®, IdentificationManager®, LendingNetworktm, MedCashManager®, Remote Deposit Expresstm, Retrievertm, WinGUARDtm, WinTELLER® and our logo are our trademarks.

The Offering

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	The net proceeds from our sale of shares of common stock in this offering will be approximately $ , after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use these net proceeds as follows:

• approximately $34.4 million to purchase and retire all of the outstanding shares of our Series A Preferred Stock and Series C Preferred Stock, plus accrued and unpaid dividends, from Lightyear, and to purchase and cancel the common stock warrants that we issued to Lightyear in 2006;

• approximately $17.5 million to repay the outstanding amount under our $25.0 million credit facility with Bank of America, N.A.;

• approximately $2.1 million to purchase and retire all the outstanding shares of our Series B Preferred Stock; and

• the remaining net proceeds of approximately $ to fund our business strategy, for working capital and for general corporate purposes, including potential future acquisitions.

See “Use of Proceeds” on page 26 and “Certain Relationships and Related Party Transactions—Transactions with Lightyear—Lightyear Recapitalization” on page 80.

Risk factors	See “Risk Factors” beginning on page 10 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our common stock.

Nasdaq Capital Market symbol	“GFSI”
      Except as otherwise noted, all information in this prospectus:

•	assumes that the underwriters do not exercise their over-allotment option; and

•	gives effect to the one-for-five reverse stock split that will occur before the closing of this offering.
      The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of August 15, 2006, and includes:

•	shares of our common stock to be issued on the closing of this offering to investors in this offering; and

•	shares of our common stock to be issued to Lightyear on the closing of this offering to recapitalize the common stock warrants we issued to Lightyear in 2004, which number of shares is equal to approximately 14.9% of the shares of our common stock to be outstanding after the closing of this offering, calculated on a fully diluted basis as described in “Certain Relationships and Related Party Transactions—Transactions with Lightyear—Lightyear Recapitalization” on page 80.

The number of shares of our common stock to be outstanding after this offering excludes the following:

•	1,402,700 common shares issuable on the exercise of outstanding options as of August 15, 2006 at a weighted average exercise price of $9.00 per share;

•	127,900 common shares available for future issuance under our stock option plans as of August 15, 2006; and

•	up to 242,424 common shares that could be issued as contingent consideration related to our December 2005 merger with Captiva.

SUMMARY CONSOLIDATED FINANCIAL DATA
      You should read the following summary consolidated financial data together with our consolidated financial statements and the related notes, with our pro forma consolidated financial statements and with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are included elsewhere in this prospectus. Our summary consolidated statement of operations data for the six months ended June 30, 2005 and 2006 and the summary consolidated balance sheet data as of June 30, 2006 are derived from, and are qualified by reference to, our unaudited interim consolidated financial statements that are included in this prospectus. Our summary consolidated statement of operations data for the year ended December 31, 2005 and our summary consolidated balance sheet data as of December 31, 2005 are derived from, and are qualified by reference to, our consolidated financial statements that have been audited by Grant Thornton LLP, an independent registered public accounting firm, and that are included in this prospectus. Our summary consolidated statement of operations data for the years ended December 31, 2003 and 2004 and our summary consolidated balance sheet data as of December 31, 2004 are derived from, and are qualified by reference to, our consolidated financial statements that have been audited by Ernst & Young LLP, an independent registered public accounting firm, and that are included in this prospectus.
      The unaudited pro forma consolidated statement of operations data for the year ended December 31, 2005 give effect to our acquisitions of KVI Capital in August 2005, of Captiva in December 2005 and of Goldleaf Technologies in January 2006 as if each of these acquisitions had occurred on January 1, 2005. The unaudited pro forma consolidated statements of operations data for the six-month period ended June 30, 2006 give effect to our acquisition of Goldleaf Technologies as if this acquisition had occurred on January 1, 2005.
      The unaudited pro forma as adjusted consolidated balance sheet data give effect to:

•	our sale of shares of common stock in this offering at the public offering price of $ per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us;

•	repayment of our Bank of America credit facility;

•	the closing of the Lightyear recapitalization, including an estimated $ million non-recurring, non-cash charge to our retained earnings;

•	the acceleration of the vesting of stock options on the closing of this offering, including an estimated $ million non-recurring, non-cash charge to our consolidated statement of income; and

•	the purchase and retirement of all the outstanding shares of our Series B preferred stock for approximately $2.1 million.

				Six Months Ended
	Year Ended December 31,			June 30,

	2003	2004	2005	2005	2006

				(Unaudited)
	(In thousands except per share data)
Consolidated Statement of Operations Data:
Total revenues	$42,730	$39,649	$38,351	$18,700	$27,129
Cost of revenues	4,011	3,593	3,969	1,693	4,295

Gross profit	38,719	36,056	34,382	17,007	22,834
General and administrative expenses	16,764	13,596	12,118	5,974	9,911
Sales and marketing expenses	16,367	17,415	17,514	8,872	9,974
Total operating expenses	34,279	33,222	30,307	15,156	21,715

Operating income	4,440	2,834	4,075	1,851	1,119
Interest expense, net	(1,492)	(468)	(381)	(140)	(1,572)

Income (loss) before benefit (provision) for income taxes	2,948	2,632	3,694	1,711	(453)
Provision (benefit) for income taxes	1,150	62	1,359	667	(177)

Net income (loss)	1,798	2,570	2,335	1,044	(276)
Preferred stock dividends	(160)	(2,056)	(2,160)	(1,080)	(1,118)

Net income (loss) available to common stockholders	$1,638	$514	$175	$(36)	$(1,394)

Net income (loss) per share:
Basic	$0.58	$0.18	$0.06	$(0.01)	$(0.44)
Diluted	$0.58	$0.17	$0.06	$(0.01)	$(0.44)
Shares used in calculation of net income per share:
Basic	2,805	2,848	2,945	2,924	3,154
Diluted	2,823	2,941	3,003	2,924	3,154
Other Financial Data:
EBITDA(1)	$8,958	$5,944	$6,179	$2,914	$3,270

	Year Ended	Six Months Ended
	December 31, 2005	June 30, 2006

	(Unaudited)
	(In thousands)
Pro Forma Consolidated Statement of Operations Data:
Total revenues	$49,375	$28,102
Cost of revenues	7,809	4,589

Gross profit	41,566	23,513
Total operating expenses	42,148	22,537

Operating (loss) income	(582)	976
Interest expense, net	(2,898)	(1,659)

Loss before benefit from income taxes	(3,480)	(683)
(Benefit) for income taxes	(1,357)	(267)

Net loss	(2,123)	(416)
Preferred stock dividends	(2,160)	(1,118)

Net loss available to common stockholders	$(4,283)	$(1,534)

	As of June 30, 2006

		Unaudited
		Pro Forma
	Actual	As Adjusted

	(In thousands)
Consolidated Balance Sheet Data:
Cash	$710	$
Total assets(2)	74,583
Total long-term debt(3)	14,068
Redeemable preferred stock(4)	8,660
Stockholders’ equity	$17,284

(1)	EBITDA is a non-GAAP financial measure. GAAP means generally accepted accounting principles in the United States. EBITDA is defined as GAAP net income plus interest expense, income taxes and depreciation and amortization less interest earned. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and because we believe it will help investors and analysts evaluate companies on a consistent basis, as well as enhance an understanding of our operating results. Our management uses EBITDA:

•	as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, given that it removes the effect of items not directly resulting from our core operations;

•	for planning purposes, including the preparation of our internal annual operating budget and the calculation of our ability to borrow under our credit facility (with further adjustments as required under the terms of our credit facility);

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our operational strategies; and

•	to evaluate our capacity to fund capital expenditures and expand our business.
      Other companies may calculate EBITDA differently than we do. In addition, EBITDA:

•	does not represent net income or cash flows from operating activities as defined by GAAP;

•	is not necessarily indicative of cash available to fund our cash flow needs; and

•	should not be considered as an alternative to net income, income from operations, cash provided by operating activities or our other financial information as determined under GAAP.
      Reconciliations of net income (loss) to EBITDA are as follows:

				Six Months
	Year Ended December 31,			Ended June 30

	2003	2004	2005	2005	2006

	(In thousands)
Net income (loss)	$1,798	$2,570	$2,335	$1,044	$(276)
Interest expense, net	1,492	468	381	140	1,572
Provision (benefit) for income taxes	1,150	62	1,359	667	(177)
Depreciation and amortization	4,518	2,844	2,104	1,063	2,151

EBITDA	$8,958	$5,944	$6,179	$2,914	$3,270

In calculating EBITDA, we do not add non-cash stock compensation expense to net income (loss). We recorded $0 in non-cash stock-based compensation expense in the six-month period ended June 30, 2005 and recorded $340,000 in non-cash stock-based compensation expense for the six-month period ended June 30, 2006.

(2)	Total assets includes approximately $6.2 million in investment in direct financing leases purchased with the proceeds of long-term non-recourse lease notes payable.

(3)	Long-term debt includes long term non-recourse lease notes payable of approximately $3.8 million, which are non- recourse to us and are secured by the leased equipment purchased using the proceeds of the non-recourse notes.

(4)	Net of discount of $1,340,000.

RISK FACTORS
      Investing in our common stock involves a high degree of risk. You should consider carefully each of the risks described below, together with all of the other information contained in this prospectus, before deciding to invest in our common stock. These are not the only risks that we may face. If any of the events referred to below actually occurs, our business, financial condition, liquidity and results of operations could suffer. In that case, the trading price of our common stock could decline and you may lose all or part of your investment in our common stock. You should also refer to the other information in this prospectus, including our financial statements and the related notes.
Risks Related to Our Business
We have a limited operating history as a combined company under a new chief executive officer, which makes it difficult to make comparisons with our prior operations and to project our future performance.
      Our chief executive officer, Mr. Lynn Boggs, joined us in December 2005 when we merged with Captiva. Our previous chief executive officer, Mr. Henry Baroco, became our president and chief operating officer. We acquired Goldleaf Technologies and P.T.C. in January 2006. Accordingly, we have a very limited history as a combined company providing a wide variety of products and services to financial institutions. This limited operating history, our new management and our recent and substantial expansion of products and services make it difficult to make comparisons with our prior operations and to project our future performance. Further, given this limited combined operating history, there can be no assurance that we will achieve any of our objectives.
We generate a majority of our revenues from our accounts receivable financing solution and our retail inventory management services, and those revenues have declined in recent years. If these trends continue, our financial performance may be materially and adversely affected.
      For the fiscal year ended December 31, 2005, we derived approximately 68.6% of our consolidated revenues from participation fees, license fees, insurance brokerage fees, and maintenance fees from BusinessManager, our accounts receivable financing solution, and approximately 22.6% of our consolidated revenues from fees generated by our retail inventory management services product. Although these percentages declined to approximately 48.9% and approximately 15.2%, respectively, for the six months ended June 30, 2006 due to the additional revenues we derived from our Goldleaf Technologies, Captiva and P.T.C. acquisitions, we expect to continue to generate a substantial portion of our revenues from BusinessManager and retail inventory management services during the remainder of 2006 and for some period thereafter. In recent years, our revenues from BusinessManager and retail inventory management services have declined from year-to-year. If our annual revenues from BusinessManager or retail inventory management services continue to decline or begin to decline more rapidly, we may not be able to generate sufficient revenues from our other products or services to offset that decline. In addition, we cannot be certain that we will be able to continue to successfully market and sell BusinessManager to both financial institutions and their small business customers or successfully market and sell retail inventory management services to small businesses. Our failure to do so, or any events that adversely affect BusinessManager or retail inventory management services, would materially and adversely affect our overall business.
The loss of our chief executive officer or other key employees could have a material adverse effect on our business.
      Mr. Boggs, our chief executive officer, has substantial experience in our industry. Although we maintain key man life insurance on Mr. Boggs and we have an employment agreement with him, our client and marketing relationships would likely be impaired and our business would likely suffer if, for any reason, we lost the services of Mr. Boggs. In addition, we believe that our success as a combined company is dependent on the continued contribution of a number our other executive officers or key employees. The loss of services of any of these individuals would similarly adversely affect our business.
Acquisitions could result in integration difficulties, unexpected expenses, diversion of management’s attention and other negative consequences.
      Our growth strategy is partly based on making acquisitions. We plan to continue to acquire complementary businesses, products and services. We must integrate the technology, products and services, operations, systems and personnel of acquired businesses, including our recent acquisitions, with our own and attempt to grow the acquired businesses as part of our company. The integration of other businesses is a complex process and places significant demands on our management, financial, technical and other resources. The successful integration of businesses we acquire is critical to our future success, and if we are unsuccessful in integrating these businesses, our financial and operating performance could suffer. The risks and challenges associated with acquisitions include:

•	the inability to centralize and consolidate our financial, operational and administrative functions with those of the businesses we acquire;

•	our management’s attention may be diverted from other business concerns;

•	the inability to retain and motivate key employees of an acquired company;

•	our entrance into markets in which we have little or no prior direct experience;

•	litigation, indemnification claims and other unforeseen claims and liabilities that may arise from the acquisition or operation of acquired businesses;

•	the costs necessary to complete integration exceeding our expectations or outweighing some of the intended benefits of the acquisitions we close;

•	the inability to maintain the client relationships of an acquired business; and

•	the costs necessary to improve or replace the operating systems, products and services of acquired businesses exceeding our expectations.
      We may be unable to integrate our acquisitions with our operations on schedule or at all. We cannot assure you that we will not incur large accounting charges or other expenses in connection with any of our acquisitions or that our acquisitions will result in cost savings or sufficient revenues or earnings to justify our investment in, or our expenses related to, these acquisitions.
We may acquire companies that have significant deficiencies or material weaknesses in their internal control over financial reporting, which may cause us to fail to meet our reporting obligations, cause our financial statements to contain material misstatements and harm our business and operating results.
      We acquired Goldleaf Technologies, a private company, on January 31, 2006. In April 2006, our independent auditors, Grant Thornton LLP, issued a letter to us regarding the financial statements of Goldleaf Technologies in which they identified certain matters that they considered to constitute significant deficiencies and material weaknesses in Goldleaf Technologies’ internal control over financial reporting. Specifically, Grant Thornton noted that there was an inadequate segregation of duties in several of the processes of Goldleaf Technologies, that management of Goldleaf Technologies lacked a comprehensive understanding of GAAP and that where knowledge of GAAP existed, it was not applied on a consistent basis. A significant deficiency is a control deficiency, or combination of deficiencies, that adversely affects a company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with GAAP such that there is a more than remote likelihood that a misstatement of the entity’s annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the entity’s annual or interim financial statements will not be prevented or detected. When we acquired Goldleaf Technologies, we took a number of remedial measures to address the issues subsequently raised by Grant Thornton. These remedial measures primarily consisted of integrating the accounting processes of Goldleaf Technologies into our processes and applying our oversight procedures to the accounting staff of Goldleaf Technologies. We have implemented these remedial measures, and we believe that no material weaknesses currently exist. If these measures prove to be insufficient to address the issues raised, or if we discover additional material weaknesses or significant deficiencies in the internal controls of Goldleaf Technologies or the internal controls of other companies we acquire, we may fail to meet our reporting obligations, our financial statements may contain material misstatements and our business and operating results may be harmed.
We have failed to prepare and file with the SEC in a timely manner certain financial statements of companies we have acquired. If we fail to meet our reporting obligations in connection with future acquisitions, our business and operating results could be harmed.
      We acquired KVI Capital in July 2005, Captiva in December 2005 and Goldleaf Technologies in January 2006. We failed to file required financial statements of KVI Capital with the SEC in October 2005 because we initially concluded that we were not required to file any financial statements of KVI Capital with the SEC. With respect to Captiva, we provided only one year of financial statements because we did not include the contingent purchase price for Captiva in the significance analysis used to determine the number of years of financial statements we were required to file with the SEC. In connection with our review of the significance of our Goldleaf Technologies acquisition, we determined that we needed to prepare and file additional financial statements for both KVI Capital and Captiva. With regard to KVI Capital, we determined that the size of the invested lease assets required us to file additional historical audited financial statements with the SEC. For Captiva, we subsequently determined that we should include the contingent purchase price in our significance analysis and include two years of historical financial audits and unaudited interim financial statements. We have since filed these financial statements with the SEC. Further, given the matters described in the risk factor above with respect to the financial statements of Goldleaf Technologies, we failed to file with the SEC the required financial statements of Goldleaf Technologies within 75 days of the closing of the acquisition, although we have now filed those financial statements. As a result of not having made these filings in the prescribed time period, we will not be eligible to use a short-form registration statement on Form S-3 for a period of 12 to 13 months. We believe that our failure to prepare and file with the SEC the financial statements described above within the time periods specified in the rules and forms of the SEC resulted from an inadequacy in our disclosure controls and procedures, which we remediated in the second quarter of 2006 by improving our disclosure controls and procedures and implementing other remediation measures, which included:

•	assigning our executive vice president of finance and strategy, Scott R. Meyerhoff, the specific task of reviewing and analyzing all accounting aspects of the acquisitions we may pursue and close in the future;

•	increasing the time allocated to review our acquisitions; and

•	determining to seek additional outside financial expertise from an accounting firm, other than our independent registered public accounting firm, with appropriate expertise in these matters to assist with our determination of which financial statements, if any, are required to be filed with the SEC in connection with any acquisitions we close, and with the preparation, review and filing with the SEC of any such required financial statements and related reports.

      If we continue to have financial reporting issues of this nature related to our acquisitions, we may fail to meet our reporting obligations and our business and operating results may be harmed.

If we are unable to successfully integrate the business operations of Captiva, P.T.C. and Goldleaf Technologies into our business operations, we will not realize the anticipated potential benefits from these acquisitions and our business could be adversely affected.
      The acquisitions of Captiva, P.T.C. and Goldleaf Technologies involve the integration of companies that have previously operated independently in markets that are new to us. Successful integration of these acquired businesses with ours entails numerous challenges and will depend on our ability to consolidate operations, systems and procedures, eliminate redundancies and reduce costs. If we are unable to do so, we will not realize the anticipated potential benefits of the acquisitions, and our business and results of operations would be adversely affected.
Because our business involves the electronic storage and transmission of data, security breaches and computer viruses could expose us to litigation and adversely affect our reputation and revenue.
      Our online transaction processing systems electronically store and transmit sensitive business information of our clients. The difficulty of securely storing confidential information electronically has been a significant issue in conducting electronic transactions. We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. To the extent that our activities or the activities of our clients involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing clients to lose confidence in our systems and could inhibit our ability to attract new clients.
      As an example of the risks of this nature that we face, our Goldleaf Technologies division recently suffered an attempt to redirect its clients’ customers to a phishing website to entice them to enter their personal financial information. To ensure the security of the network, Goldleaf Technologies temporarily suspended all Internet access to its website services. Although Goldleaf Technologies does not host any personal data for its community financial institution clients and consequently lost no data in the incident, the interruption of service, the inconvenience to its clients and their customers, the management time required to deal with the issue, and the potential loss of personal data by consumers who may have been enticed to enter their information on the false website have had and may continue to have an adverse effect on our financial performance and business reputation.
If we experience losses, we could experience difficulty meeting our business plan and our stock price could decline.
      We may not be able to maintain our financial performance as we implement our business plan for the combined entity. Any failure to achieve and maintain profitability could negatively affect the market price of our common stock. If our revenues decline or grow slower than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our business operations and financial results will suffer. We anticipate that the combined company will incur significant product development, administrative, and sales and marketing expenses. In light of these expenses, any failure to increase revenues significantly may also harm our ability to achieve and maintain profitability.
If we are unable to maintain or grow our business, our operating results and financial condition would be adversely affected.
      In recent years, revenues generated by our accounts receivable financing solution and retail inventory management products and services have declined. We cannot guarantee that our revenues, even as a combined company, will not continue to decline. If we are unable to grow our business and revenues, our operating results and financial condition would be adversely affected.

If we are unable to manage our growth, our business and results of operations could be adversely affected.
      Any new sustained growth will place a significant strain on our management systems and operational resources. We anticipate that new sustained growth, if any, will require us to recruit, hire and retain new managerial, finance, sales, marketing and support personnel. We cannot be certain that we will be successful in recruiting, hiring or retaining those personnel. Our ability to compete effectively and to manage our future growth, if any, will depend on our ability to maintain and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our work force. If we begin to grow, we cannot be certain that our personnel, systems, procedures and controls will be adequate to support our operations.
Our business significantly depends on a productive sales force, and our sales force has experienced management and employee turnover in recent years. If these problems recur, we may not be able to achieve our sales plans or maintain our current level of sales.
      An important part of our sales strategy is to attract, hire and retain qualified sales and marketing personnel to maintain and expand our marketing capabilities. Because competition for experienced sales and marketing personnel is intense, we cannot be certain that we will be able to attract and retain enough qualified sales and marketing personnel or that those we do hire will be able to generate new business at the rate we currently expect. In recent years, we have experienced a significant amount of turnover in the management and personnel of our sales force, which we believe has been a factor in our declining revenues from our accounts receivable financing and retail inventory management products. If we are unable to hire and retain enough qualified sales and marketing personnel, or those we hire are not as productive as we expect, we may not be able to achieve our sales plans or maintain our current level of sales.
Because we have a long sales and implementation cycle for some of our solutions, we face the risk of not closing sales after expending significant resources, which could materially and adversely affect our business, financial condition and results of operations.
      We must expend substantial time, effort and money educating potential clients about the value of some of our solutions, particularly our core data processing solution. We may expend significant funds and management resources during the sales cycle and ultimately fail to generate any revenues. For our core data processing solution, our sales cycle generally ranges between six to nine months, and our implementation cycle generally ranges between six to nine additional months. Many of our other products require similarly long sales and implementation cycles. Our sales cycle for all of our products and services is subject to significant risks and delays over which we have little or no control, including

•	our clients’ budgetary constraints;

•	the timing of our clients’ budget cycles and approval processes;

•	our clients’ willingness to replace their current vendors;

•	the success and continued support of our strategic marketing partners’ sales efforts; and

•	the timing and expiration of our clients’ current license agreements or outsourcing agreements for similar services.
If we are unsuccessful in closing sales after expending significant funds and management resources or if we experience delays as discussed above, our business, financial condition and results of operations will be materially and adversely affected.

Competition, restrictions under our credit facility, market conditions and other factors may impede our ability to acquire other businesses and may inhibit our growth.
      We anticipate that we may derive a portion of our future growth through acquisitions. The success of this strategy depends on our ability to:

•	identify suitable acquisition candidates;

•	reach agreements to acquire these companies;

•	obtain necessary financing on acceptable terms; and

•	successfully integrate the operations of these businesses.
In pursuing acquisitions, we may compete with other companies that have similar growth strategies. Many of these competitors are larger and have greater financial, operational and technical resources than we have. This competition may inhibit our ability to acquire businesses that could improve our growth or expand our operations.
We may not be able to enter into and successfully implement strategic alliances, which could limit our ability to grow our business as we intend.
      One element of our growth strategy is to evaluate and pursue strategic alliances that are complementary to our business. However, we may not be able to identify or negotiate strategic alliances on acceptable terms. If we are not able to establish and maintain strategic alliances, we may not be able to fully implement our growth strategy. In addition, pursuing and implementing strategic alliances may cause a significant strain on our management, operational and financial resources that could have a material adverse effect on our results of operations.
We may be unable to market our products and services successfully to new client financial institutions or to retain current client financial institutions. If we are unable to do so, our business may be materially and adversely affected.
      Our success depends to a large degree on our ability to persuade prospective client financial institutions to use our products. Failure to maintain market acceptance, retain clients or successfully expand the products and services we offer could adversely affect our business, operating results and financial condition. We have spent, and will continue to spend, considerable resources educating potential clients about our products and services. Even with these educational efforts, however, we may be unable to grow or maintain market acceptance of our products and services or retain our clients. In addition, as we continue to offer new products and expand our services, existing and potential client financial institutions or their small business customers may be unwilling to accept the new products or services.
The failure to execute our growth plans may affect our ability to remain a publicly traded company.
      We intend to grow organically and through acquisitions and strategic alliances. These growth plans will require a substantial expenditure of time, money and other valuable resources. Not only does this take resources away from our current business, but we face the risk that our strategy will not ultimately be successful. In that event, the continued costs associated with being a public company may outweigh the anticipated organic growth of our current business, which could result in our being delisted from the Nasdaq Capital Market or engaging in a going private transaction.
Our plans to expand the number of products and services we offer may not be successful and may lower our overall profit margin.
      Part of our business strategy is to expand our offering of products and services. We believe that we can provide these new services profitably, but they may generate a lower profit margin than our current products and services. As a result, by offering additional products and services, we may lower our overall profit margin. Although gross revenues would likely increase, the lowering of our profit margin may be viewed negatively by the stock market, possibly resulting in a reduction in our stock price.
We may be unable to compete in our markets, which could cause us not to achieve our growth plans and materially and adversely affect our financial performance.
      The market for community financial institutions and small business financial services is highly competitive. We face primary competition from a number of companies that offer to financial institutions products and services that are similar to ours, and many of these competitors are much larger and have more resources than we do. Community financial institution clients that offer BusinessManager, our accounts receivable financing solution, compete with other financial institutions and financing providers that offer lines of credit, amortizing loans, factoring and other traditional types of financing to small businesses. Many of these other financial institutions and financing providers are much larger and more established than we are, have significantly greater resources, generate more revenues and have greater name recognition. In addition, as we expand our service offerings, we may begin competing against companies with whom we have not previously competed. Increased competition may result in price reductions, lower profit margins and loss of our market share, any of which could have a material adverse effect on our business, operating results and financial condition. Both our traditional and new competitors may develop products and services comparable or superior to those that we have developed or adapt more quickly to new technologies, evolving industry trends or changing small business requirements.
We may be unable to protect our proprietary technology adequately, which may have a material adverse effect on our revenue, our prospects for future growth and our overall business.
      Our success depends largely upon our ability to protect our current and future proprietary technology through a combination of copyright, trademark, trade secret and unfair competition laws. Although we assess the advisability of patenting any technological development, we have historically relied on copyright and trade secret law, as well as employee and third-party non-disclosure agreements, to protect our intellectual property rights. The protection afforded by these means may not be as complete as patent protection. We cannot be certain that we have taken adequate steps to deter misappropriation or independent development of our technology by others. Although we are not currently subject to any dispute regarding our proprietary technology, any claims of that nature brought or resolved against us could have a material adverse effect on our business, operating results and financial condition.
If our products or services are found to infringe the proprietary rights of others, we may be required to change our business practices and may also become subject to significant costs and monetary penalties.
      Others may claim that our proprietary technology infringes their intellectual property. Any claims of that nature, whether with or without merit, could:

•	be expensive and time-consuming to defend;

•	cause us to cease making, licensing or using products that incorporate the challenged intellectual property;

•	require us to redesign our products, if feasible;

•	divert our management’s attention and resources; and

•	require us to enter into royalty or licensing agreements to obtain the right to use necessary technologies.

Others may assert infringement claims against us in the future with respect to our current or future products and services. In that event, we cannot be certain that those claims will be resolved in our favor. Although we are not currently engaged in any dispute of that nature, any infringement claims resolved against us could have a material adverse effect on our business, operating results and financial condition.
The failure of our network infrastructure and equipment could have a material adverse effect on our business.
      Failure of our network infrastructure and equipment, as well as the occurrence of significant human error, a natural disaster or other unanticipated problems, could halt our services, damage network equipment and result in substantial expense to repair or replace damaged equipment. In addition, the failure of our telecommunication providers to supply necessary services to us could also interrupt our business, particularly the application hosting and transaction processing services we offer to our client financial institutions via secure Internet connections. The inability to supply these services to our clients could negatively affect our business, reputation, operating results and financial condition. Currently, we have only one core data and item processing center. Interruption in our processing or communications services could delay transfers of our clients’ data, or damage or destroy the data. Any of these occurrences could result in lawsuits or loss of clients and may also harm our reputation.
We rely on the technological infrastructure of our client financial institutions and their individual customers, and any failure of that infrastructure could have a material adverse effect on our revenue and our business.
      The success of the products and services we offer depends, to a degree, on the technological infrastructure and equipment of our client financial institutions and their small business customers. We provide application hosting and transaction processing services to our clients that require some level of integration with the client’s technological infrastructure. Proper technical integration between our clients and us is critical to our being able to provide the services we have agreed to provide. A failure of a client’s infrastructure for any reason could negatively affect our business, financial condition and results.
Increased fraud committed by small businesses and increased uncollectible accounts of small businesses may adversely affect our accounts receivable financing business.
      Small business customers of our financial institution clients sometimes fraudulently submit artificial receivables to our clients. In addition, small business customers may keep cash payments that their consumers mistakenly send to them instead of our financial institution clients. Our clients are also susceptible to uncollectible accounts from their small business customers. Many of our clients purchase insurance through us to insure against some of these risks. If the number and amount of fraudulent or bad debt claims increase, our clients may decide to reduce or terminate their use of our accounts receivable financing products and services, reducing our ability to attract and retain revenue-producing clients and to cross-sell our other products and services to them. Further, our insurance carrier providing coverage for the insurance products may increase rates or cancel coverage, reducing our ability to produce revenue and reducing our margins on that business.
We could be sued for contract or product liability claims that exceed our available insurance coverage, which could have a material adverse effect on our business, financial condition and results of operations.
      Failures in the products and services we provide could result in an increase in service and warranty costs or a claim for substantial damages against us. We can give no assurance that the limitations of liability in our contracts would be enforceable or would otherwise protect us from liability for damages. We maintain general liability insurance coverage, including coverage for errors and omissions in excess of the applicable deductible amount. We can give no assurance that this coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or coinsurance requirements, could have a material adverse effect on our business, financial condition and results of operations. Further, any litigation, regardless of its outcome, could result in substantial cost to us and divert management’s attention from our operations. Any contract liability claim or litigation against us could have a material adverse effect on our business, financial condition and results of operations. In addition, because some of our products and services affect the core business processes of our community financial institution clients, a failure or inability to meet a client’s expectations could seriously damage our reputation and negatively affect our ability to attract new business.
We may not have access to capital to support our planned growth, which could significantly impair our ability to add new products or services.
      A significant part of our growth plans rests on the development of new products, strategic acquisitions and the formation of strategic alliances for our primary products. To execute our growth plans as we intend, we will need additional capital. Market conditions when we need this capital may preclude access to new capital of any kind or to capital on terms acceptable to us. Any of these developments could significantly hinder our ability to add new products or services.
If our products and services contain errors, we may lose clients and revenues and be subject to claims for damages.
      Our new products and services, and enhancements to our existing products and services, may have undetected errors or failures, despite testing by our current and potential clients and by us. If we discover errors after we have introduced a new or updated product to the marketplace, we could experience, among other things:

•	delayed or lost revenues while we correct the errors;

•	a loss of clients or the delay or failure to achieve market acceptance; and

•	additional and unexpected expenses to fund further product development.
Our agreements with our clients generally contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. These provisions may not be effective because of existing or future federal, state or local laws or ordinances, or unfavorable judicial decisions. If our products and services fail to function properly, we could be subject to product liability claims, which could result in increased litigation expense, damage awards and harm to our business reputation.
Technological changes may reduce the demand for our products and services or render them obsolete, which would reduce our revenue and income.
      The introduction of new technologies and financial products and services can render existing technology products and services obsolete. We expect other vendors to introduce new products and services, as well as enhancements to their existing products and services, that will compete with our current products and services. To be successful, we must anticipate evolving industry trends, continue to apply advances in technology, enhance our existing products and services and develop or acquire new products and services to meet the demands of our clients. We may not be successful in developing, acquiring or marketing new or enhanced products or services that respond to technological change or evolving client needs. We may also incur substantial costs in developing and employing new technologies. If we fail to adapt to changes in technologies, we could lose clients and revenues, and fail to attract new clients or otherwise realize the benefits of costs we incur.

Examination of our business by regulatory agencies could cause us to incur significant expenses, and failure to remedy any identified deficiency would adversely affect our business.
      We are subject to federal and state examination under the authority of the Bank Service Company Act and must comply with the Gramm-Leach-Bliley Act and other laws and regulations that apply to depository and financial institutions. Bank regulators have broad supervisory authority to require the correction of any deficiencies or other negative findings identified in any such examination. Efforts to correct any deficiency or to otherwise comply with existing regulations could result in substantial costs and divert our management’s attention and resources. The failure to adequately correct any deficiency or to comply with existing regulations could result in the imposition of monetary penalties or prevent us from offering one of our products or services to some our clients and could have a substantial negative effect on our business and operations.
Future governmental laws and regulations may adversely affect us by making it more costly and burdensome to conduct our business or operations.
      Federal, state or foreign authorities could adopt new laws, rules or regulations relating to the financial services industry and the protection of consumer personal information belonging to financial institutions that affect our business. Those laws and regulations may address issues such as end-user privacy, pricing, content, characteristics, taxation and quality of services and products. Adoption of these laws, rules or regulations could render our business or operations more costly and burdensome and could require us to modify our current or future products or services.
Risks Related to Our Industry
We depend heavily on a single industry, and any downturn in that industry would materially and adversely affect our business and operations.
      We sell our financial institution products and services almost exclusively to financial institutions, primarily community financial institutions. As a result, any events that adversely affect the industry in general and community financial institutions in particular, such as changed or expanded financial institution regulations, could adversely affect us and our operations. A downturn in this industry would have a substantial negative effect on our business and operations.
Financial institutions are subject to industry consolidation, and we may lose clients with little notice, which could adversely affect our revenues.
      The financial institution industry is prone to consolidations that result from mergers and acquisitions. Other financial institutions that do not use our products and services may acquire our existing clients and then convert them to competing products and services. Most of our contracts provide for a charge to the client for early termination of the contract without cause, but these charges are insufficient to replace the recurring revenues that we would have received if the financial institution had continued as a client.
The banking industry is highly regulated, and changes in banking regulations could negatively affect our business.
      Our financial institution clients are subject to the supervision of several federal, state and local government regulatory agencies, and we must continually ensure that our products and services work within the extensive and evolving regulatory requirements applicable to our financial institution clients. Regulation of financial institutions, especially with respect to accounts receivable services such as BusinessManager, can indirectly affect our business. While the use of our products by financial institutions is either not subject to, or is currently in compliance with, banking regulations, a change in regulations or the creation of new regulations on financial institutions, including modifying a financial institution’s ability to offer products and services similar to ours, could prevent or lessen the use of our products and services by financial institutions, which would have a substantial negative effect on our business and operations.
Risks of Owning Our Common Stock
Our stock price is volatile and any investment in our common stock could suffer a decline in value.
      The market price of our common stock has been subject to significant fluctuations and may continue to be volatile in response to:

•	actual or anticipated variations in quarterly revenues, operating results and profitability;

•	changes in financial estimates by us or by a securities analyst who covers our stock;

•	publication of research reports about our company or industry;

•	conditions or trends in our industry;

•	stock market price and volume fluctuations of other publicly-traded companies and, in particular, those whose businesses involve technology products and services for financial institutions;

•	announcements by us or our competitors of technological innovations, new services, service enhancements, significant contracts, acquisitions, commercial relationships, strategic partnerships, divestitures, technological innovations, new services or service enhancements;

•	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•	the passage of legislation or other regulatory developments that adversely affect us, our clients or our industry;

•	additions or departures of key personnel; and

•	general economic conditions.
We believe that period-to-period comparisons of our results of operations are not necessarily meaningful. We can provide no assurance that future revenues and results of operations will not vary substantially. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.
If we are required to restate or reissue our financial statements, the price of our stock may decline significantly.
      We believe that we have prepared our financial statements in accordance with generally accepted accounting principles and the SEC’s regulations. We base these financial statements on our interpretation of those regulations, our use of estimates and assumptions and our internal controls. We may make faulty judgments, errors and mistakes regarding these matters, however, particularly in the context of accounting for acquisitions. As a result of the complexity of these matters and our rate of growth, our financial statements may contain or may in the future contain mistakes or errors. If we are required to restate our financial statements, it is highly likely that the price of our stock will decline significantly. Further, any exchange on which our stock may then be traded may suspend trading on our stock, in which case it is highly likely that the market price of our stock will fall significantly when trading resumes.

Our auditors have identified significant deficiencies in our internal controls that if not properly remediated could result in a material misstatement of our financial statements.
      In addition to the letter relating to Goldleaf Technologies referenced above, our independent auditors, Grant Thornton LLP, issued a letter to our management and board of directors in which they identified certain matters that they consider to constitute significant control deficiencies in our internal control over financial reporting. A significant deficiency is a control deficiency, or combination of deficiencies, that adversely affects a company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with GAAP such that there is a more than remote likelihood that a misstatement of the entity’s annual or interim financial statements that is more than inconsequential will not be prevented or detected. We have taken a number of remedial measures to address the issues raised by Grant Thornton. If these measures are insufficient to address the issues raised, or if additional significant deficiencies in our internal controls are discovered in the future, we may fail to meet our reporting obligations, our financial statements may contain material misstatements and our business and operating results may be harmed.
Complying with Section 404 of the Sarbanes-Oxley Act of 2002 may strain our resources and distract management.
      We will be required to comply with Section 404 beginning with our annual report for our 2007 fiscal year. We expect to incur material costs and to spend significant management time to comply with Section 404. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.
In complying with Section 404 of the Sarbanes-Oxley Act of 2002, we may detect material weaknesses in our internal controls.
      When we are required to comply with Section 404 of Sarbanes-Oxley, our annual report on Form 10-K will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of that fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. In the course of our evaluation and testing of internal controls, we may identify areas for improvement in the documentation, design and effectiveness of our internal controls, and these areas of improvement may be material. We cannot assure you that we will not disclose material weaknesses we discover in the course of our testing. Any disclosure of that type may result in a material decline in the trading price of our common stock.
We do not anticipate paying any dividends on our common stock in the foreseeable future.
      In the foreseeable future, we do not expect to declare or pay any cash or other dividends on our common stock. Our credit facility prohibits our paying cash dividends on our common stock, and we may enter into other borrowing arrangements in the future that restrict our ability to declare or pay cash dividends on our common stock.
We may not be able to use the tax benefit from our operating losses.
      As of December 31, 2005, we had available net operating losses, or NOLs, of approximately $40.8 million that will expire beginning in 2011 if not used. We acquired approximately $37.6 million of these NOLs in connection with our 2001 merger with Towne Services. Section 382 of the Internal Revenue Code limits the amount of NOLs available to us in any given year. This limitation permits us to realize only a small portion of the potential tax benefit of the NOLs each year. We estimate that we will be able to realize approximately $5.3 million of the Towne Services NOLs, which we recorded as a

$1.9 million deferred tax asset at December 31, 2005. We may be unable to use all of these NOLs before they expire.
Provisions in our organizational documents and under Tennessee law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.
      Our charter, bylaws and Tennessee law contain provisions that could make it more difficult for a third party to obtain control of us. For example, our charter provides for a staggered board of directors, restricts the ability of shareholders to call a special meeting and prohibits shareholder action by written consent. Our bylaws allow the board to expand its size and fill any vacancies without shareholder approval. In addition, the Tennessee Business Corporation Act contains the Tennessee Business Combination Act and the Tennessee Greenmail Act, which impose restrictions on shareholder actions.
Risks Related to this Offering
Our proposed reverse stock split may adversely affect the value of our common stock.
      We intend to effect a one-for-five reverse stock split immediately before the consummation of this offering. We believe that the reverse stock split and anticipated increase in the trading price of our common stock will enhance the acceptability and marketability of our common stock to the financial community and investing public. We cannot be certain, however, that the reverse stock split will achieve any of the desired results, or that the increase in the price per share of our common stock immediately following the reverse stock split will be sustained for any period of time.
Investors in this offering will experience immediate and substantial dilution in the book value of their investment.
      The public offering price is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after this offering. As a result, investors purchasing our common stock in this offering will incur immediate dilution of $           per share. To the extent that all of our options and warrants outstanding as of August 15, 2006 were exercised (excluding the Lightyear warrants that we intend to purchase with a portion of the net proceeds of this offering), investors purchasing common stock in this offering would incur immediate dilution of $           per share.
You may experience dilution of your investment if we issue additional shares of our common stock in the future, which may negatively affect our stock price.
      We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our present shareholders and purchasers of common stock in this offering. We are currently authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock with such designations, preferences and rights as determined by our board of directors. On the closing of this offering, excluding exercise of the underwriters’ over-allotment option, we estimate there will be shares of our common stock outstanding. In addition:

•	holders of outstanding options can acquire approximately 1,402,700 shares of common stock;

•	we have reserved an additional 127,900 shares of our common stock for future issuance to our employees in the form of stock options or restricted shares of our common stock pursuant to our stock option plans; and

•	we are obligated to issue up to 242,424 common shares as contingent consideration related to the Captiva merger.
      We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future public offerings or private placements of our securities for capital raising purposes or for other business purposes. Specifically, to carry out our growth strategies, we plan to acquire other businesses and products using our stock or cash or a combination of stock and cash. The issuance of shares of our common stock would dilute the ownership interest of current investors. In addition, if our shareholders sell substantial amounts of our common stock, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.
Our stock price may drop when the lock-up periods expire.
      On the closing of this offering and the Lightyear recapitalization, our current shareholders will beneficially own approximately                 shares of our common stock, which will be approximately           % of our outstanding common stock. We and our senior executive officers, directors and some of our existing shareholders are subject to the lock-up agreements as described in “Underwriting” and a lock-up period of 180 days after the date of this prospectus, subject to extension. In addition, our executive officers and a former director are subject to lock-up agreements as described in “Underwriting” and lock-up periods of 180 days from the date of this prospectus with respect to one half of the shares underlying those options and two years from the date of this prospectus with respect to the remaining half of the shares underlying those options. Lightyear is subject to a lock-up agreement and a lock-up period of 18 months after the date of this prospectus as described in “Underwriting.” After the expiration of this 180-day period, subject to extension, approximately  of the shares of common stock subject to the lock-up agreements will be eligible for sale in the public market under Rule 144 under the Securities Act of 1933. Friedman, Billings, Ramsey & Co., Inc. may release our directors, senior executive officers and shareholders from their lock-up agreements at any time and without notice, which would allow for the earlier sale of these shares in the public market. If our shareholders sell, or the market perceives that our shareholders intend to sell, substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. These sales, or the perception that these sales could occur, might also make it more difficult for you to sell your shares at a time and price that you deem appropriate and for us to sell additional equity securities at a time and price that we deem appropriate.
Our stock price may drop in response to the non-recurring, non-cash charges we anticipate incurring in connection with the closing of this offering.
      In connection with the closing of this offering, we anticipate incurring substantial non-recurring, non-cash charges to our consolidated statement of income and our consolidated balance sheet for the period in which the closing occurs. These charges include:

•	approximately $ million related to the Lightyear recapitalization; and

•	approximately $ million due to the acceleration of the vesting of stock options held by our executive officers, key employees and a former director on the closing of this offering.
If the market reacts negatively to the charges for the Lightyear recapitalization or the acceleration of the stock options, the market price of our common stock could decline. Any decline in the market price of our common stock might make it more difficult for you to sell your shares at a time and price that you deem appropriate and for us to sell additional equity securities at a time and price we deem appropriate.
We will have broad discretion over the use of a portion of the proceeds from this offering, and we may not use these proceeds effectively, which could affect our operating results and cause our stock price to decline.
      We will have broad discretion to use a portion of the net proceeds to us from this offering as described in “Use of Proceeds,” and you will be relying on the judgment of our board of directors and management regarding the application of those proceeds. We have not allocated this portion of the proceeds for specific purposes or acquisitions, and we may be unable to find suitable acquisition candidates at attractive prices. Consequently, we may invest these unallocated proceeds in a way that does not yield a favorable, or any, return for our company and thus our investors.
The acceleration of vesting of a significant amount of our stock options may reduce the intended incentive effect of those options and will require us to recognize a significant compensation expense.
      The acceleration of vesting of a significant amount of our stock options may reduce the intended incentive effect of those options. The purpose of our stock option plans is to give us a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants and to provide us and our subsidiaries and affiliates with a stock option plan providing incentives directly linked to the profitability of our businesses and increases in our shareholder value. We have granted a total of 1,402,700 stock options under our stock option plans that in each case were scheduled to vest 25% annually subject to continued employment. Because this offering is a firm commitment underwriting, the underwriters will acquire greater than 50% of our voting securities. Accordingly, under the terms of some of our stock option plans, the vesting of                     of those options will be accelerated at the closing of this offering so that all of the unvested options under the Private Business, Inc. 2005 Long-Term Equity Incentive Plan and the Private Business, Inc. 2004 Equity Incentive Plan will be immediately exercisable and one-half of the unvested options under the Private Business, Inc. 1999 Equity Incentive Plan will be immediately exercisable. We expect that our executive officers and a former director holding a total of 919,942 options will agree to the lock-up agreements described in “Underwriting” that will subject the shares underlying one-half of their options to a lock-up period of 180 days and the shares underlying the remaining one-half of their shares to a lock-up period of two years. Notwithstanding these lock-up arrangements, the incentive effect of these options will be reduced by the acceleration of vesting, and the performance of our executive officers may be adversely affected. Furthermore, the acceleration of the vesting of these options will require us to recognize an estimated $           million compensation expense under SFAS No. 123R on the closing of this offering, and that compensation expense will have a material adverse effect upon our financial results.
After the closing of this offering, Lightyear will continue to own a significant percentage of our voting stock and could influence our management and policies.
      Since January 20, 2004, we have qualified as a controlled company under NASD Rule 4350(c)(5) because Lightyear has controlled a majority of our voting stock. As a controlled company, we have been exempt from certain NASD corporate governance requirements, including the requirements that a majority of our board of directors consist of independent directors and that director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors. On completion of this offering, Lightyear will hold 14.9% of our outstanding common stock on a fully diluted basis as explained elsewhere in this prospectus, and we will no longer qualify as a controlled company. We therefore intend to comply with the corporate governance requirements described above on completion of this offering. Lightyear will continue to own a large percentage of our common stock and will continue to have the right to nominate one individual to our board of directors. Accordingly, Lightyear will have the opportunity to influence our management and policies after the offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and relate to future economic performance, plans and objectives of management for future operations and projections of revenues and other financial items that are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. The words “may,” “will,” “should,” “could,” “would,” “expect,” “estimate,” “anticipate,” “intend,” “believe,” “plan,” “predict,” “potential,” “continue,” or the negative of these terms or similar expressions are intended to identify forward-looking statements. Some of the forward-looking statements relate to our intent, belief or expectations regarding our strategies and plans for operations and growth. Other forward-looking statements relate to trends affecting our financial condition and results of operations and our anticipated capital needs and expenditures. These statements involve risks, uncertainties and assumptions, including industry and economic conditions, competition and other factors discussed in “Risk Factors” and elsewhere in this prospectus. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those that are anticipated in the forward-looking statements.
      For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus or referred to in this section. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, unanticipated events or otherwise.

USE OF PROCEEDS
      The net proceeds from our sale of                 shares of common stock in this offering will be approximately $               , after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use approximately $34.4 million of those net proceeds to purchase from Lightyear and retire all of the outstanding shares of our Series A and Series C preferred stock and to purchase from Lightyear and cancel a portion of the outstanding common stock warrants. For more information about our past transactions with Lightyear and the Lightyear recapitalization that will occur on the closing of this offering, see “Certain Relationships and Related Party Transactions—Transactions with Lightyear.”
      Under our amended and restated $25.0 million credit facility with Bank of America, we are obligated to use the proceeds from any sale of equity securities to repay in full all amounts outstanding under the facility. We will use approximately $17.5 million of the net proceeds from this offering to repay the outstanding amount under the facility, in which event the $9.25 million revolving credit line under the facility will increase to $25.0 million and will remain available to us. We used the proceeds from this facility to fund the acquisition of Goldleaf Technologies on January 31, 2006. The facility matures on January 23, 2008, except that a $6.0 million term loan included in the facility has a maturity date of September 30, 2006. Borrowings under the facility accrue interest at LIBOR plus 300 basis points or Bank of America’s prime rate, as we select. We are currently paying interest at a rate of 8.25% per annum. The $6.0 million term loan included in the facility is guaranteed by The Lightyear Fund, L.P., an affiliate of Lightyear. When we repay the amounts outstanding under the facility, this guaranty will terminate. For more information about this credit facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
      We intend to use approximately $2.1 million of the net proceeds of this offering to purchase and retire all the outstanding shares of our Series B preferred stock.
      We intend to use the remaining net proceeds of approximately $          from this offering to fund our business strategy and for working capital and general corporate purposes, including potential future acquisitions. The amounts that we actually spend for our business strategy, working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations. As a result, we will retain broad discretion over the allocation of the net proceeds of this offering. We also may use a portion of the net proceeds for the acquisition of businesses, products or technologies that we could use to expand our business. We periodically review acquisitions and strategic investment opportunities related to our business, and we believe that it is desirable to have funds on hand so that we have the ability to make acquisitions and strategic investments promptly. As of the date of this prospectus, we have no arrangements, agreements or commitments for the acquisition of any businesses, products or technologies.
      Pending these uses, we will invest the net proceeds of this offering in short-term interest bearing investment grade securities.

CAPITALIZATION
      The following table provides our cash and cash equivalents and our capitalization as of June 30, 2006:

•	on an actual basis; and

•	on a pro forma as adjusted basis to give effect to:

•	our sale of shares of common stock in this offering at the public offering price of $ per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us;

•	the closing of the Lightyear recapitalization, including an estimated $ million non-recurring, non-cash charge to our consolidated statement of income;

•	the acceleration of the vesting of stock options on the closing of this offering, the effects of which include an estimated $ million non-recurring, non-cash charge to our consolidated statement of income;

•	the repayment of the amount outstanding under our credit facility; and

•	the purchase and retirement of all outstanding shares of our Series B preferred stock.
      You should read this table in conjunction with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the audited consolidated financial statements and related notes included elsewhere in this prospectus. For a description of the Lightyear recapitalization, see “Certain Relationships and Related Party Transactions—Transactions with Lightyear—Lightyear Recapitalization.” For more information regarding acceleration of vesting of some of our outstanding stock options on the closing of this offering, see “Certain Relationships and Related Party Transactions—Acceleration of Stock Options on Closing of this Offering.”

	As of June 30, 2006

	Unaudited

		Pro Forma
	Actual	as Adjusted

	(In thousands)
Cash and cash equivalents	$710	$
Long-term debt:
Term notes	9,750
Revolving line of credit	550
Non-recourse lease notes payable	3,768
Capital lease obligations, net of current portion	1,165
Redeemable preferred stock—Series C non-convertible; 10,000 shares issued and outstanding, actual, net of discount of $1,340; and no shares issued and outstanding, pro forma as adjusted	8,660	—

Total long-term debt	23,893
Short-term debt(1)	8,696
Current portion of capital lease obligations	286
Stockholders’ equity:
Common stock, no par value; 100,000,000 shares authorized and 3,163,290 shares issued and outstanding, actual (adjusted for reverse split); and shares issued and outstanding, pro forma as adjusted	—
Preferred Stock, 20,000,000 shares authorized:
Series A non-convertible, no par value; 21,012.5 shares issued and outstanding, actual; and no shares issued and outstanding, pro forma as adjusted	6,796
Series B convertible, no par value; 40,031 shares issued and outstanding, actual; no shares issued and outstanding, pro forma as adjusted	114
Additional paid-in capital	8,236
Retained earnings	2,138

Total stockholders’ equity	17,284

Total capitalization	$74,583	$

(1)	Short-term debt includes non-recourse lease notes payable of approximately $2.0 million. These lease notes payable, like the lease notes payable listed under long-term debt, are non-recourse to us and are secured by the leased equipment purchased using the proceeds of the non-recourse notes.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
      Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “GFSI.” The last reported sales price for our common stock on August 21, 2006 was $7.45 per share. As of August 15, 2006, there were approximately 386 holders of record of our common stock.
      The following table provides for the periods indicated, the range of high and low sale prices for our common stock (as adjusted for the one-for-five reverse stock split that will occur before the closing of this offering) as reported by the Nasdaq Capital Market. The quotations represent interdealer quotations, without adjustments for retail mark ups, mark downs, or commissions, and may not necessarily represent actual transactions.

	Bid Quotations

For the Year Ended December 31, 2004	High	Low

First Quarter	$9.40	$5.15
Second Quarter	13.75	7.40
Third Quarter	12.35	8.50
Fourth Quarter	12.20	7.55

For the Year Ended December 31, 2005	High	Low

First Quarter	$12.50	$9.75
Second Quarter	10.75	6.60
Third Quarter	10.30	6.50
Fourth Quarter	7.35	3.25

For the Period through August 21, 2006	High	Low

First Quarter	$9.10	$5.40
Second Quarter	10.10	7.25
Third Quarter through August 21, 2006	9.00	6.55
      We have not declared or paid any cash dividends on our common stock and currently intend to retain any future earnings for use in our business. Further, our credit facility prohibits our paying cash dividends on our common stock, and we may enter into other borrowing arrangements in the future that restrict our ability to declare or pay cash dividends on our common stock. Accordingly, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA
      You should read the following selected consolidated financial data together with our consolidated financial statements and the related notes, with our pro forma consolidated financial statements and with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our selected consolidated statements of operations data for the six months ended June 30, 2005 and 2006 and the balance sheet data as of June 30, 2006 are derived from, and are qualified by reference to, our unaudited interim consolidated financial statements that are included in this prospectus. Our selected consolidated statement of operations data for the year ended December 31, 2005 and our selected consolidated balance sheet data at December 31, 2005 have been derived from, and are qualified by reference to, our consolidated financial statements that have been audited by Grant Thornton LLP, an independent registered public accounting firm, and that are included in this prospectus. Our selected consolidated statement of operations data for the years ended December 31, 2003 and 2004 and our selected consolidated balance sheet data at December 31, 2003 and 2004 are derived from, and are qualified by reference to, our consolidated financial statements that have been audited by Ernst & Young LLP, an independent registered public accounting firm, and that are included in this prospectus. Our selected consolidated statement of operations data for the years ended December 31, 2001 and 2002 and the selected consolidated balance sheet data at December 31, 2001 and 2002 are derived from our audited consolidated financial statements that are not included in this prospectus. Our pro forma selected unaudited consolidated statement of operations data for the six months ended June 30, 2006 give effect to our acquisition of Goldleaf Technologies as if it had occurred on January 1, 2005. Our pro forma selected consolidated statement of operations data for the year ended December 31, 2005 give effect to our acquisitions of KVI Capital, Captiva and Goldleaf Technologies as if those acquisitions had occurred on January 1, 2005.

						Six Months		Pro Forma
						Ended
	Year Ended December 31,					June 30,		Year Ended	Six Months
								December 31,	Ended
	2001	2002	2003	2004	2005	2005	2006	2005	June 30, 2006
(In thousands, except per share data)
						(Unaudited)		(Unaudited)
Consolidated Statement of Operations Data:
Total revenues	$55,760	$54,545	$42,730	$39,649	$38,351	$18,700	$27,129	$49,375	$28,102
Cost of revenues	3,529	4,221	4,011	3,593	3,969	1,693	4,295	7,809	4,589

Gross profit	52,231	50,324	38,719	36,056	34,382	17,007	22,834	41,566	23,513
General and administrative	23,231	22,722	16,764	13,596	12,118	5,974	9,911	19,372	10,349
Selling and marketing	20,644	19,122	16,367	17,415	17,514	8,872	9,974	20,135	10,205
Research and development	453	566	445	398	257	128	607	409	660
Amortization	628	915	848	356	421	163	1,099	2,216	1,199
Other operating (income) expense, net	4,270	131	(145)	1,457	(3)	19	124	16	124

Total operating expenses	49,226	43,456	34,279	33,222	30,307	15,156	21,715	42,148	22,537

Operating income (loss)	3,005	6,868	4,440	2,834	4,075	1,851	1,119	(582)	976

Interest expense, net	(3,344)	(1,798)	(1,492)	(468)	(381)	(140)	(1,572)	(2,898)	(1,659)

Other income	—	—	—	266	—	—	—	—	—
(Loss) income before provision for income taxes	(339)	5,070	2,948	2,632	3,694	1,711	(453)	(3,480)	(683)
(Benefit) provision for income taxes	(132)	1,977	1,150	62	1,359	667	(177)	(1,357)	(267)

Net (loss) income	(207)	3,093	1,798	2,570	2,335	1,044	(276)	(2,123)	(416)
Preferred stock dividends	(63)	(160)	(160)	(2,056)	(2,160)	(1,080)	(1,118)	(2,160)	(1,118)

Net (loss) income available to common stockholders	$(270)	$2,933	$1,638	$514	$175	$(36)	$(1,394)	$(4,283)	$(1,534)

Net (loss) income per share:
Basic	$(0.12)	$1.05	$0.58	$0.18	$0.06	$(0.01)	$(0.44)	$(1.36)	(0.48)
Diluted	$(0.12)	$1.02	$0.58	$0.17	$0.06	$(0.01)	$(0.44)	$(1.36)	$(0.48)
Shares used in calculation of net income per share:
Basic	2,214	2,801	2,805	2,848	2,945	2,924	3,154	3,156	3,163
Diluted	2,214	2,862	2,823	2,941	3,003	2,924	3,154	3,156	3,163
Other Financial Data:
EBITDA(1)	$7,493	$11,949	$8,958	$5,944	$6,179	2,914	$3,270	$3,830	$3,227

	Year Ended December 31,
							June 30,
	2001	2002	2003	2004	2005		2006
(In thousands)
							(Unaudited)
Consolidated Balance Sheet Data:
Cash	$2,648	$1,146	$1,586	$7	$187		$710
Receivables	8,387	7,146	5,003	4,610	4,799		5,561
Total assets	41,627	33,301	27,085	21,371	36,557	(2)	74,583	(2)
Total long-term debt(3)	31,109	23,190	19,277	1,666	12,565	(4)	14,068
Redeemable preferred stock(5)	—	—	—	—	—		8,660
Stockholders’ (deficit) equity	(9,191)	(5,989)	(4,368)	13,396	16,853		17,284

(1)	EBITDA is a non-GAAP financial measure. GAAP means generally accepted accounting principles in the United States. EBITDA is defined as GAAP net income plus interest expense, income taxes and depreciation and amortization less interest earned. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and because we believe it will help investors and analysts evaluate companies on a consistent basis, as well as enhance an understanding of our operating results. Our management uses EBITDA:

•	as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, given that it removes the effect of items not directly resulting from our core operations;

•	for planning purposes, including the preparation of our internal annual operating budget and the calculation of our ability to borrow under our credit facility (with further adjustments as required under the terms of our credit facility);

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our operational strategies; and

•	to evaluate our capacity to fund capital expenditures and expand our business.
      Other companies may calculate EBITDA differently than we do. In addition, EBITDA:

•	does not represent net income or cash flows from operating activities as defined by GAAP;

•	is not necessarily indicative of cash available to fund our cash flow needs; and

•	should not be considered as an alternative to net income, income from operations, cash provided by operating activities or our other financial information as determined under GAAP.
      Reconciliations of net (loss) income to EBITDA are as follows:

								Pro Forma

						Six Months			Six Months
	Year Ended December 31,					Ended June 30,		Year Ended	Ended
								December 31,	June 30,
	2001	2002	2003	2004	2005	2005	2006	2005	2006
(In thousands)
						(Unaudited)		(Unaudited)
Net (loss) income	$(207)	$3,093	$1,798	$2,570	$2,335	$1,044	$(276)	$(2,123)	$(416)
Interest expense, net	3,344	1,798	1,492	468	381	140	1,572	2,898	1,659
(Benefit) provision for income taxes	(132)	1,977	1,150	62	1,359	667	(177)	(1,357)	(267)
Depreciation and amortization	4,488	5,081	4,518	2,844	2,104	1,063	2,151	4,412	2,251

EBITDA	$7,493	$11,949	$8,958	$5,944	$6,179	$2,914	3,270	$3,830	$3,227

In calculating EBITDA, we do not add non-cash stock compensation expense to net (loss) income. We recorded non-cash stock-based compensation expense for the following periods as noted: $426,000 for the year ended December 31, 2001, $46,000 for the year ended December 31, 2002, $0 for the six-month period ended June 30, 2005 and $340,000 for the six-month period ended June 30, 2006.

(2)	Total assets includes investments in direct financing leases of approximately $6.9 million as of December 31, 2005 and approximately $6.2 million as of June 30, 2006 purchased with the proceeds of long-term non-recourse lease notes.

(3)	Long-term debt includes long term non-recourse lease notes payable of approximately $4.1 million as of December 31, 2005 and approximately $3.8 million as of June 30, 2006, which are non-recourse to us and are secured by the leased equipment purchased using the proceeds of the non-recourse notes.

(4)	Net of discount of $1,491,000.

(5)	Net of discount of $1,340,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following is a discussion and analysis of our financial condition and results of operations and should be read in conjunction with our consolidated financial statements and related notes, and with the information contained in “Selected Consolidated Financial Data,” included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could vary materially from those indicated, implied or suggested by these forward-looking statements as a result of many factors, including those discussed in “Risk Factors” and elsewhere in this prospectus. For an overview of our business segments, including a description of products and services that we provide, see the section entitled “Business.”
Overview
      We provide a suite of technology-based products and services that help community financial institutions compete more effectively with larger regional and national financial institutions. We believe that community financial institutions, which have traditionally competed on personalized service, are facing increasing challenges to improve their operating efficiencies and grow their customer base. These challenges include:

•	growing competition with larger national and regional banks;

•	the emergence of non-traditional competitors;

•	the compression of margins on traditional products;

•	the convergence of financial products into a single institution; and

•	legislative changes accelerating the need for financial institutions to offer a wider range of products and services to their customers.
      We believe that these competitive pressures are particularly acute for community financial institutions, which lack the substantial capital and specialized personnel to address their technology needs internally. Our solutions enable our clients to focus on their core competencies while we help them meet their product and technology needs. We provide our solutions primarily on an outsourced basis.
      The financial technology industry is currently characterized by significant acquisition activity, the introduction of new product and service offerings for financial institutions and an increased emphasis on security of customer data. We believe that these trends will result in greater opportunities for providers of financial technology.
      Historically, we have generated our revenues primarily from participation fees, software licenses fees, maintenance fees and insurance brokerage fees derived from BusinessManager, our accounts receivable financing solution, and from fees associated with our retail inventory management services product. For the six months ended June 30, 2006, we derived approximately 48.9% of our consolidated revenues from BusinessManager and approximately 15.2% of our consolidated revenues from retail inventory management services. We expect to continue to generate a substantial portion of our revenues from these sources during the remainder of 2006 and for some period thereafter. In recent years, our revenues from BusinessManager and retail inventory management services have declined from year-to-year, and this trend may continue. This decrease in 2005 was primarily the result of fewer small businesses funding through BusinessManager and fewer community financial institutions offering funding through BusinessManager during 2005 as compared to 2004, which we believe was due in part to a significant amount of turnover in the management and personnel of our sales force for this product. As a result, although attrition rates for small businesses and client financial institutions were relatively stable, new sales to small businesses were lower than necessary to increase total participation fees.

      Given the above trends in the performance of our BusinessManager and retail inventory management services businesses, we decided in December 2005 to broaden our strategy to add other products and services that we believed offered greater opportunity for future growth, with the goal of providing a suite of solutions primarily to community financial institutions. We accomplished this shift in strategy by acquiring:

•	Captiva, which added core data processing as well as image and item processing;

•	P.T.C., which added teller automation systems; and

•	Goldleaf Technologies, which added ACH processing, remote capture processing, and website design and hosting.
We paid approximately $29.0 million for these acquisitions and our earlier acquisition of KVI Capital in July 2005, and we recorded goodwill totaling approximately $17.2 million. In further pursuit of our strategy, we intend to acquire businesses, products or technologies to expand our suite of solutions.
      In addition to these acquisitions, we further implemented our strategy by adding several new members to our management team who have significant industry experience, including Lynn Boggs, our new chief executive officer. We now offer products and services to over 2,500 community financial institutions, which gives us an opportunity to cross-sell our full range of products and services across our client base.
Revenues
      We generate revenue from three main sources:

•	financial institution service fees;

•	retail inventory management services; and

•	other products and services.
      Financial Institution Service Fees
      Financial institution service fees include:

•	participation fees and insurance brokerage fees;

•	core data processing and image processing fees;

•	software license and maintenance fees;

•	ACH origination and processing fees;

•	remote capture and deposit processing fees;

•	leasing revenues; and

•	financial institution website design and hosting fees.
      Participation Fees, Insurance Brokerage Fees and Maintenance Fees from Our Accounts Receivable Financing Solution. We derive revenue from two types of participation fees. First, we earn a fee during the first 30 days after a client financial institution implements our solution and purchases accounts receivable from its small business customers. Second, we earn an ongoing participation fee from subsequent purchases of accounts receivable by the client. Both types of fees are based on a percentage of the accounts receivable that the client purchases during each month, with the second type of fee being a smaller percentage of the accounts receivable purchased.
      Insurance brokerage fees are derived from the sale of credit and fraud insurance products issued by a third-party national insurance company. We earn fees based on a percentage of the premium paid to the insurance company. We recognize these commission revenues when our financial institution clients purchase the accounts receivable covered by credit and fraud insurance policies.
      Core Data Processing and Image Processing Fees. We generate support and service fees from implementation services, from ongoing support services to assist the client in operating the systems and to enhance and update the software and from providing outsourced core data processing services. We derive revenues from outsourced item and core data processing services from monthly usage fees, typically under multi-year contracts with our clients.
      Software License and Maintenance Fees. We derive software license fees from the sale of software associated with our accounts receivable financing solutions and our core data processing solution. Software license fees for our accounts receivable financing solutions consist of two components: a license fee and a client training and support fee. We receive these one-time fees on the initial licensing of our program to a client financial institution. Our license agreements have terms ranging from three to five years and are renewable for subsequent terms. We generate annual software maintenance fees from our client financial institutions starting on the first anniversary of the BusinessManager license agreement and annually thereafter. We license our core data processing product under standard license agreements that typically provide the client with a non-exclusive, non-transferable right to use the software. We generate annual software maintenance fees from our client financial institutions starting on the first anniversary of the core data processing license agreement and annually thereafter.
      ACH Origination and Processing, Remote Capture and Deposit Processing Fees. We license these products via up-front fees to financial institutions at the time of execution of the agreements, which are typically five-year contracts. We recognize these up-front fees when we complete customer implementation, which typically occurs within the first thirty days after contract execution. We also generate monthly fees for hosting services from each originator of ACH transactions, and we receive fees for each ACH transaction that occurs each month. We offer annual maintenance support to all of our financial institution clients for a fee that is generally equal to 16% to 20% of the up-front fees.
      Leasing Revenues. Subsequent to our acquisition of KVI Capital in August 2005, we began to offer equipment leasing services to some of our clients. We have no credit risk exposure for these leases. Our leases fall into two categories: direct financing leases and operating leases. For direct financing leases, the investment in direct financing leases caption consists of the sum of the minimum lease payments due during the remaining term of the lease and unguaranteed residual value of the leased asset. We record the difference between this sum and the cost of the leased asset as unearned income. We amortize unearned income over the lease term so as to produce a constant periodic rate of return on the net investment in the lease. For leases classified as operating leases, we record the leased asset at cost and depreciate the leased asset. We record lease payments as rent income during the period earned.
      Financial Institution Website Design and Hosting Fees. We offer website design and hosting services to financial institutions, although we do not host any confidential bank data on our servers. The revenues we generate for these services consist of up-front fees associated with the design and implementation of each website and monthly hosting fees for hosting each website in our data center.
      Retail Inventory Management Services
      We generate retail inventory management services revenue from fees we charge primarily for providing inventory merchandising and forecasting information for specialty retail stores and ancillary services related to these products. We use proprietary software to process sales and inventory transactions and provide the merchandising forecasting information.
      Other Products and Services
      We generate revenues from charges for our Free Checking direct mail program, sales of standard business forms used in our BusinessManager program and statement rendering and mailing.

      Historically, we have derived substantially all of our revenues from fees associated with our accounts receivable financing solutions and retail inventory management services. While we believe that our recent acquisitions and product diversification will enable us to derive revenues from a broader mix of products and services, we anticipate that revenues derived from our accounts receivable solutions and inventory management services will continue to account for a substantial portion of our revenues in 2006 and for a period thereafter.
Results of Operations
      The following table provides, for the periods indicated, the percentage relationship of the identified consolidated statement of operations items to total revenues.

				Six Months
	Year Ended December 31,			Ended June 30,

	2003	2004	2005	2005	2006

Revenues:
Financial institution service fees	77.4%	76.7%	76.3%	75.8%	79.3%
Retail inventory management services	21.3	22.7	22.6	23.5	15.2
Other products and services	1.3	0.6	1.1	0.7	5.5

Total revenues	100.0	100.0	100.0	100.0	100.0
Cost of revenues:
Financial institution service fees	6.5	6.1	7.7	6.3	14.0
Retail inventory management services	2.9	2.9	2.6	2.8	1.8

Gross profit	90.6	90.9	89.7	90.9	84.2
Operating expenses:
General and administrative	39.2	34.3	31.6	31.9	36.5
Selling and marketing	38.3	43.9	45.7	47.4	36.8
Research and development	1.0	1.0	0.7	0.7	2.2
Amortization	2.0	0.9	1.1	0.9	4.1
Other operating (income) expense, net	0.0	3.7	0.0	0.1	0.5

Total operating expenses	80.3	83.8	79.1	81.0	80.1

Operating income	10.3	7.1	10.6	9.9	4.1
Interest expense, net	(3.5)	(1.2)	(1.0)	(0.7)	(5.8)
Other income	0.0	0.7	0.0	0.0	0.0

Income (loss) before income taxes	6.8	6.6	9.6	9.2	(1.7)
Income tax provision (benefit)	2.7	0.2	3.4	3.6	(0.6)

Net income (loss)	4.1%	6.4%	6.2%	5.6%	(1.1)%

      Historically, we have reported our results of operations using the following line items: participation fees; software license; retail inventory management services; insurance brokerage fees; and maintenance and other. Due to our recent acquisitions, we believe that the presentation set forth above, using line items for financial institution service fees, retail inventory management services and other products and services, will be more useful to an understanding of our operations. Therefore, we intend to present our consolidated statement of operations as set forth above on an ongoing basis.

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005
      Total revenues for the second quarter and first six months of 2006 increased 48.4% and 45.1% to $14.1 million and $27.1 million compared to $9.5 million and $18.7 for the comparable periods of 2005.
      Financial Institution Service Fees. Financial institution service fees increased 56.7% and 51.8% to $11.3 million and $21.5 million for the three and six month periods ended June 30, 2006 compared to $7.2 million and $14.2 million for the comparable periods ended June 30, 2005. The increase is primarily attributable to revenues generated by the entities we acquired during late 2005 and early 2006: KVI Capital, Captiva, P.T.C. and Goldleaf Technologies. Revenues from these acquired businesses totaled $4.2 million and $6.7 million for the second quarter and first six months of 2006. The remaining increase for the three and six month periods ended June 30, 2006 primarily relates to increases in Free Checking and MedCash Manager revenues totaling approximately $325,000 and $752,000. As a percentage of total revenues, financial institution service fees accounted for 80.2% and 79.3% for the three and six months ended June 30, 2006 compared to 75.9% and 75.8% for the comparable periods ended June 30, 2005.
      Retail Inventory Management Services. Retail inventory management services revenues declined 7.5% and 6.2% to $2.0 million and $4.1 million during the three and six month periods ended June 30, 2006 as compared to $2.2 million and $4.4 million for the comparable periods ended June 30, 2005. The decline primarily is due to a reduction in point-of-sale support customers and a decline in billing services provided by RMSA to its customers. As a percentage of total revenues, retail inventory management services accounted for 14.4% and 15.2% for the three and six month periods ended June 30, 2006 compared to 23.1% and 23.5% for the comparable periods of 2005.
      Other Products and Services. Revenues from other products and services increased substantially to $762,000 and $1.5 million for the three and six months ended June 30, 2006 compared to $93,000 and $130,000 for the three and six months ended June 30, 2005. Other products and services include the sale of premium gifts associated with our Free Checking product and equipment sales associated with our remote capture and ACH products. The increase is primarily attributable to Free Checking gifts totaling $70,000 and $403,000, respectively, and remote capture equipment sales totaling $545,000 and $829,000, respectively, for the three and six months ended June 30, 2006. Revenues from other products and services accounted for 5.4% and 5.5% of total revenues for the three and six months ended June 30, 2006 compared to 1.0% and 0.7% for the comparable periods ended June 30, 2005.
      Cost of Revenues — financial institution service fees. Cost of revenues for financial institution services fees increased to $2.3 million and $3.8 million for the three and six months ended June 30, 2006 compared to $627,000 and $1.2 million for the three and six months ended June 30, 2005. For the three and six months ended June 30, 2006, the increase is primarily due to cost of sales associated with our acquisitions totaling $1.5 million and $2.0 million, respectively. The remaining increase relates to increases in Free Checking expenses of $75,000 and $362,000, respectively, and MedCash expenses of $80,000 and $178,000, respectively, for the three and six months ended June 30, 2006. As sales of these products have increased in the second quarter of 2006, the costs associated with these products have also increased. As a percentage of total revenues, cost of sales for financial institution service fees increased to 16.6% and 14.0% for the three and six months ended June 30, 2006 compared to 6.6% and 6.2% for the comparable periods ended June 30, 2005. The increase as a percentage of total revenues is a result of the products from our acquisitions and the Free Checking and MedCash products having higher direct costs, resulting in a higher cost of revenues for financial institution service fees in total.
      Cost of Revenues — retail inventory management services. Cost of revenues related to retail inventory management services decreased 0.8% and 8.0% to $236,000 and $483,000 for the three and six months ended June 30, 2006 compared to $238,000 and $525,000 for the three and six months ended June 30, 2005. This decrease is primarily due to a decline in salaries and benefits expense related to our point-of-sale customer support department. As a percentage of total revenues, cost of sales for retail inventory management services decreased to 1.7% and 1.8% for the three and six months ended June 30, 2006 compared to 2.5% and 2.8% for the comparable periods ended June 30, 2005.
      General and Administrative. General and administrative expenses increased 73.7% and 65.9% to $4.9 million and $9.9 million for the three and six months ended June 30, 2006 compared to $2.8 million and $6.0 million for the comparable periods ended June 30, 2005. General and administrative expenses include the cost of our executive, finance, human resources, information and support services, administrative functions and general operations. The increase for the three and six months ended June 30, 2006 is primarily due to the additional general and administrative expenses of $765,000 and $1.6 million associated with the Goldleaf Technologies acquisition, respectively, and $597,000 and $1.2 million associated with the Captiva acquisition, respectively. The majority of these expenses are salary and benefits for the non-sales employees of these entities. Also expensed in the three and six months ended June 30, 2006 is approximately $180,000 and $340,000, respectively, of non-cash stock compensation expense as a result of our adoption of SFAS No. 123R, which requires the estimated fair value of employee stock options to be expensed over the service period. As a percentage of total revenue, general and administrative expenses increased to 34.7% and 36.5% for the three and six months ended June 30, 2006 compared to 29.7% and 31.9% for the comparable periods ended June 30, 2005.
      Selling and Marketing. Selling and marketing expenses increased 9.3% and 12.4% to $4.9 million and $10.0 million for the three and six months ended June 30, 2006 compared to $4.5 million and $8.9 million for the comparable periods ended June 30, 2005. Selling and marketing expenses include cost of wages and commissions paid to our sales force, travel costs of the sales force, recruiting for new sales and marketing personnel and marketing fees associated with direct and telemarketing programs. The increase was primarily due to the acquisition of Goldleaf Technologies, which contributed approximately $800,000 and $1.5 million to this category for the three and six months ended June 30, 2006, respectively. As a percentage of total revenue, selling and marketing expenses were 34.8% and 36.8% for the three and six months ended June 30, 2006 compared to 47.3% and 47.4% for the comparable periods ended June 30, 2005, respectively.
      Research and Development. Research and development expenses increased to $360,000 and $607,000 for the three and six months ended June 30, 2006 compared to $60,000 and $128,000 for the comparable periods ended June 30, 2005. Research and development expenses include the non-capitalizable direct costs associated with developing new versions of our software, as well as other software development projects that, in accordance with GAAP, we do not capitalize. The increase was primarily due to research and development activities for our remote capture and ACH products. These costs totaled approximately $336,000 and $543,000 during the three and six months ended June 30, 2006. As a percentage of total revenues, research and development expenses increased to 2.6% and 2.2% for the three and six months ended June 30, 2006 compared to 0.6% and 0.7% for the comparable periods ended June 30, 2005.
      Amortization. Amortization expense increased to $636,000 and $1.1 million for the three and six months ended June 30, 2006 compared to $82,000 and $163,000 for the comparable periods ended June 30, 2005. These expenses include the cost of amortizing intangible assets, including software development costs, as well as identified intangibles recorded from our August 2001 merger with Towne Services and our acquisitions. The increase for the first six months of 2006 is primarily due to the acquisitions of KVI Capital, Captiva, P.T.C. and Goldleaf Technologies during late 2005 and early 2006. The identifiable intangible assets recorded in these acquisitions resulted in an increase of approximately $913,000 in total amortization expense for the six months ended June 30, 2006.
      Other Operating (Income) Expense, Net. Other operating (income) expense, net for the three and six months ended June 30, 2006 totaled $15,000 and $124,000, compared to $19,000 and $19,000 for the three and six months ended June 30, 2005. For the six months ended June 30, 2006, other operating expenses included an approximate $112,000 charge related to the write-off of debt issuance costs associated with the debt facility before it was amended and restated in its entirety on January 23, 2006.
      Operating Income. As a result of the above factors, our operating income decreased 39.4% and 39.5% to $701,000 and $1.1 million for the three and six months ended June 30, 2006, compared to operating income of $1.2 million and $1.9 million for the three and six months ended June 30, 2005. As a percentage of total revenue, operating income was 5.0% and 4.1% for the three and six months ended June 30, 2005 compared to 12.2% and 9.9% for the comparable periods of 2005.
      Interest Expense, Net. Interest expense, net increased to $917,000 and $1.6 million for the three and six months ended June 30, 2006 compared to $70,000 and $140,000 for the comparable periods months ended June 30, 2005. The increase for the first six months of 2006 is primarily due to a large increase in our total debt outstanding in the first half of 2006 as compared to 2005. Our average debt outstanding in 2006 was approximately $18.6 million compared to approximately $3.4 million in the first half of 2005. Interest rates have also increased from approximately 5.3% in 2005 to 8.2% in 2006. Included in interest expense during 2006 is the amortization of the debt discount associated with our Series C preferred stock. For the first six months of 2006 and 2005, interest expense includes approximately $324,000 and $52,000 of debt issuance cost and debt discount amortization (2006 only), respectively.
      Income Tax (Benefit) Provision. We had an income tax benefit of approximately $86,000 and $177,000 for the three and six months ended June 30, 2006 compared to provisions of $423,000 and $667,000 for the comparable periods ended June 30, 2005. The decrease was due to our lower net income before taxes in the 2006 periods. As a percentage of income before taxes, the income tax rate was approximately 39.0% for the second quarter and first six months of 2006. We currently anticipate that our effective tax rate to be approximately 38.0% in all future periods.
          Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
      Total revenues decreased 3.3% to $38.4 million for the year ended December 31, 2005, compared to $39.6 million for the year ended December 31, 2004.
      Financial Institution Service Fees. Financial institution service fees decreased $1.1 million, or 3.6%, to $29.3 million for the year ended December 31, 2005, compared to $30.4 million for the year ended December 31, 2004. The decrease was primarily due to a decline in revenues of $2.2 million attributable to our accounts receivable financing product, BusinessManager. Total receivables funded through BusinessManager declined to $3.82 billion in 2005 compared to $4.03 billion in 2004. This decrease was primarily the result of fewer small businesses funding through BusinessManager and fewer community financial institutions offering funding through BusinessManager during 2005 as compared to 2004, which we believe was due in part to a significant amount of turnover in the management and personnel of our sales force for this product. Although attrition rates for small businesses and client financial institutions were relatively stable, new sales to small businesses were lower than necessary to increase total participation fees. This decrease was partially offset by $528,000 in fees from new product introductions and $678,000 related to the acquisitions of KVI Capital and Captiva, both of which we acquired during 2005.
      Retail Inventory Management Services. Retail inventory management services fees decreased to $8.7 million for 2005 as compared to $9.0 million for 2004. The decrease of $325,000, or 3.6%, from 2004 was primarily a result of a decline in monthly forecast service fees of $227,000 due to a decrease in the number of forecast customers. As a percentage of total revenues, retail inventory management services fees accounted for 22.6% during 2005 compared to 22.7% in 2004.
      Other Products and Services. Revenues from other products and services increased $179,000, or 73.4%, to $418,000 for the year ended December 31, 2005 compared to $241,000 for the year ended

December 31, 2004. This increase was primarily attributable to $298,000 in revenue from our Free Checking program, partially offset by a reduction in forms sales and other miscellaneous revenue.
      Cost of Revenues — financial institution service fees. Cost of revenues related to financial institution service fees increased 21.1% to $3.0 million for the year ended December 31, 2005 compared to $2.4 million for the year ended December 31, 2004. This increase is primarily attributable to a cost of sales related to our Free Checking program of $378,000 and cost of sales for discount interest expense of $180,000 associated with our leasing product. Neither of these products existed in 2004. As a percentage of total revenues, cost of sales for financial institution service fees increased to 7.7% for the year ended December 31, 2005 compared to 6.1% for the year ended December 31, 2004.
      Cost of Revenues — retail inventory management services. Cost of revenues related to retail inventory management services decreased 12.9% to $1.0 million for the year ended December 31, 2005 compared to $1.2 million for the year ended December 31, 2004. The decrease is due to a decline of approximately $76,000 in salary and benefits expense related to a reduction in headcount and a $54,000 reduction in the cost of postage and outside processing services associated with the generation of our forecast reports.
      General and Administrative. General and administrative expenses decreased 10.9% to $12.1 million for the year ended December 31, 2005, compared to $13.6 million for the year ended December 31, 2004. The decrease was due to a $655,000 decrease in depreciation expense in 2005 due to lower capital spending over the last two years. Also contributing to the decrease was a decline of $853,000 in salary and benefits expense due to a decrease in the number of general and administrative personnel during 2005 as compared to 2004. As a percentage of total revenues, general and administrative expenses decreased to 31.6% for the year ended December 31, 2005 compared to 34.3% for the year ended December 31, 2004.
      Selling and Marketing. Selling and marketing expenses increased 1.0% to $17.5 million for the year ended December 31, 2005, compared to $17.4 million for the year ended December 31, 2004. Selling and marketing expenses include cost of wages and commissions paid to our sales force, travel costs of the sales force, recruiting for new sales and marketing personnel and marketing fees associated with direct and telemarketing programs. Sales salaries and benefits increased by $429,000. This increase was partially offset by decreases in commission expense of $404,000. As a percentage of total revenues, selling and marketing expenses increased to 45.7% for the year ended December 31, 2005, compared to 43.9% for the year ended December 31, 2004.
      Research and Development. Research and development expenses decreased 35.4% to $257,000 for the year ended December 31, 2005, compared to $398,000 for the previous year ended December 31, 2004. Research and development expenses include the non-capitalizable direct costs associated with developing new versions of our software, as well as other software development projects that, in accordance with GAAP, we do not capitalize. The decrease was primarily due to our capitalizing an increased percentage of total development staff during 2005. As a percentage of total revenues, research and development expenses decreased to 0.7% for the year ended December 31, 2005 compared to 1.0% for 2004.
      Amortization. Amortization expenses increased 18.3% to approximately $421,000 for the year ended December 31, 2005, compared to approximately $356,000 for the previous year. These expenses include the cost of amortizing intangible assets, including trademarks and identified intangibles recorded from our August 2001 merger with Towne Services and the acquisitions of KVI Capital and Captiva. The increase is primarily due to the amortization of new intangibles recorded as a result of the KVI and Captiva acquisitions in 2005.
      Other Operating (Income) Expense, Net. Other operating (income) expense, net decreased significantly to operating income of $3,000 for the year ended December 31, 2005 from approximately $1.5 million of expense for 2004. Other operating expenses include property tax and other miscellaneous costs associated with providing support and services to our client financial institutions. The decrease in 2005 is due to significant charges related to the $20.0 million financing we completed with Lightyear in January 2004. The January 2004 Lightyear financing resulted in two significant unusual items: a $780,000 charge for the write-off of deferred financing costs associated with our 1998 credit facility, and a $896,000 charge related to the purchase of a tail directors and officers insurance policy that was required to be expensed immediately. Partially offsetting those two items in 2004 was a reduction in expense of approximately $400,000 due to the favorable conclusion of several state sales tax contingency matters.
      Operating Income. As a result of the above factors, our operating income increased 43.7% to $4.1 million for the year ended December 31, 2005, compared to $2.8 million for the previous year.
      Interest Expense, Net. Interest expense, net decreased $87,000 to $381,000 for the year ended December 31, 2005, compared to $468,000 in 2004. The decrease was primarily due to the reduction of our outstanding debt. Our average debt balance for 2005 was approximately $3.1 million compared to $6.9 million in 2004.
      Other Income. For the year ended December 31, 2004, we received proceeds totaling $266,000 relating to notes receivable from former officers of one of our subsidiaries. Because we had previously written off these notes as uncollectible, their subsequent collection resulted in this gain.
      Income Tax Provision. The income tax provision for the year ended December 31, 2005 was approximately $1.4 million as compared to $62,000 for the year ended December 31, 2004. During September 2004, we recorded a tax benefit of $972,000 relating to an income tax contingent liability for which the statute of limitations expired in that month. As a result, the effective tax rate for the year ended December 31, 2004 was 2.3%. We expect our effective tax rate to be approximately 39.0% in future periods.
     Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
      Total revenues decreased 7.2% to $39.6 million for the year ended December 31, 2004, compared to $42.7 million for the year ended December 31, 2003.
      Financial Institution Service Fees. Financial institution service fees decreased $2.7 million, or 8.2%, to $30.4 million for the year ended December 31, 2004, compared to $33.1 million for the year ended December 31, 2003. The decrease was primarily due to a decline in revenues of $2.6 million attributable to Business Manager. Total receivables funded through BusinessManager declined to $4.03 billion in 2004 compared to $4.44 billion in 2003. This decrease was primarily the result of fewer small businesses funding through BusinessManager and fewer community financial institutions offering funding through BusinessManager during 2004 as compared to 2003, which we attribute in part to a significant amount of turnover in the management and personnel of our sales force for this product. Although attrition rates for small businesses and client financial institutions were stable, sales to new small businesses were sluggish, which is why we invested heavily in our sales force during 2004. We also incurred a decrease of $244,000 in insurance brokerage fees.
      Retail Inventory Management Services. Retail inventory management services fees decreased to $9.0 million for 2004 as compared to $9.1 million in 2003. As a percentage of total revenues, retail inventory management services fees accounted for 22.7% during 2004 compared to 21.1% in 2003.
      Other Products and Services. Revenues from other products and services decreased $307,000 or 75.5% to $241,000 for the year ended December 31, 2004 compared to $548,000 for the year ended December 31, 2003. This decrease was primarily attributable to recording a $250,000 legal settlement in 2003 without a similar gain in 2004.
      Cost of Revenues — financial institution service fees. Cost of revenues associated with financial institution service fees decreased 12.1% to $2.4 million for the year ended December 31, 2004 as compared to $2.8 million for the year ended December 31, 2003. The decrease was due to a decline in salary and benefits of approximately $182,000 related to a reduction in personnel in our processing departments, as well as an $88,000 decline in bank lockbox processing fees. As a percentage of total revenues, cost of sales related to financial institution service fees decreased to 6.1% for the year ended December 31, 2004 compared to 6.5% for the year ended December 31, 2003.
      Cost of Revenues — retail inventory management services. Cost of revenues associated with retail inventory management services decreased 6.6% to $1.2 million for the year ended December 31, 2004 compare to $1.2 million for the year ended December 31, 2003. The decrease is due to a $78,000 decline in the cost of postage and outside processing services related to the generation of our forecast reports. As a percentage of total revenues, cost of revenues related to retail inventory management services remained constant at 2.9% between years.
      General and Administrative. General and administrative expenses decreased 18.9% to $13.6 million for the year ended December 31, 2004, compared to $16.8 million for the year ended December 31, 2003. The decrease was due to a $1.0 million decrease in depreciation expense to $1.7 million in 2004 as compared to $2.7 million in 2003. This is due to lower capital spending over the last two years. Also contributing to the decrease was a decline in salary and benefits expenses of $1.0 million, due to a decrease in the number of general and administrative personnel during 2004 as compared to 2003. As a percentage of total revenues, general and administrative expenses decreased to 34.3% for the year ended December 31, 2004 compared to 39.2% for the year ended December 31, 2003.
      Selling and Marketing. Selling and marketing expenses increased 6.4% to $17.4 million for the year ended December 31, 2004 compared to $16.4 million for the year ended December 31, 2003. The increase was primarily due to an increase in sales staff, travel expenses and recruiting costs, partially offset by a decrease in commissions expense. As a percentage of total revenues, selling and marketing expenses increased to 43.9% for the year ended December 31, 2004 compared to 38.3% for the year ended December 31, 2003.
      Research and Development. Research and development expenses decreased 10.6% to $398,000 for the year ended December 31, 2004, compared to $445,000 for the previous year ended December 31, 2003. These costs include the non-capitalizable direct costs associated with developing new versions of our software, as well as other software development projects that, in accordance with GAAP, we do not capitalize. The decrease was primarily due to fewer personnel on staff devoted to research and development activities in 2004. As a percentage of total revenues, research and development expenses remained constant at 1.0% for the years ended December 31, 2004 and 2003.
      Amortization. Amortization expenses decreased 58.0% to approximately $356,000 for the year ended December 31, 2004, compared to approximately $848,000 for the previous year. These expenses include the cost of amortizing intangible assets including trademarks, and debt issuance costs related to our recapitalization in 1998 (reflected only in our 2003 results) as well as identified intangibles recorded from our August 2001 merger with Towne Services. The decrease is primarily the result of decreased debt issuance cost amortization associated with the Bank of America credit facility we entered into in January 2004.
      Other Operating (Income) Expense. Other operating expenses increased significantly to $1.5 million for the year ended December 31, 2004 from income of approximately $145,000 for 2003. Other operating expense included property tax and other miscellaneous costs associated with providing support and services to our client financial institutions. The increase in 2004 is due to significant charges related to the January 2004 Lightyear financing noted above. That financing resulted in two significant unusual items: a $780,000 charge for the write-off of deferred financing costs associated with our 1998 credit facility, and a $896,000 charge related to the purchase of a tail directors and officers insurance policy that was required to be expensed immediately. Partially offsetting these two items was a reduction in expense of approximately $400,000 due to the favorable conclusion of several state sales tax contingency matters. For the year ended December 31, 2003, we recorded a gain of $427,000 related to the sale of our insurance division.
      Operating Income. As a result of the above factors, our operating income decreased 36.1% to $2.8 million for the year ended December 31, 2004, compared to $4.4 million for the previous year.
      Interest Expense, Net. Interest expense, net decreased $1.0 million to $468,000 for the year ended December 31, 2004 compared to $1.5 million in 2003. The decrease was primarily due to the reduction of our outstanding debt resulting from the January 2004 Lightyear financing. Our average debt balance for 2004 was approximately $6.9 million compared to $26.8 million in 2003.
      Other Income. For the year ended December 31, 2004, we received proceeds totaling $266,000 relating to notes receivable from former officers of one our subsidiaries. Because we had previously written off these notes as uncollectible, their subsequent collection resulted in this gain.
      Income Tax Provision. The income tax provision for 2004 was approximately $62,000 as compared to $1.2 million for the year ended December 31, 2003. During September 2004, we recorded a tax benefit of $972,000 relating to an income tax contingent liability for which the statute of limitations expired in September 2004. As a result, the effective tax rate for the year ended December 31, 2004 was 2.3%. We expect our effective tax rate to be approximately 39.0% in future periods.
Critical Accounting Policies
      Management has based this discussion and analysis of financial condition and results of operations on our consolidated financial statements. The preparation of these consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Management evaluates its critical accounting policies and estimates on a periodic basis.
      A “critical accounting policy” is one that is both important to the understanding of the company’s financial condition and results of operations and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management believes the following accounting policies fit this definition:

Revenue Recognition
      We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 104 and other related generally accepted accounting principles. We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of our fees is probable.
      Financial institution service fees. We earn two types of participation fees. Both types of fees are based on a percentage of the receivables that a client financial institution purchases from its small business customers during each month. Participation fees are recognized as earned, which is based upon the transaction dates of financial institution purchases from its small business customers.
      We recognize insurance brokerage fee revenues when our financial institution clients purchase the accounts receivable covered by credit and fraud insurance policies and earn our fees based on a percentage of the premium paid to the insurance company.
      We generate maintenance fees and other revenues from several ancillary products and services that we provide to our client financial institutions ratably over a 12-month period beginning on the first anniversary of the agreement with our client.

      For customers that install our core data processing system at their location, we recognize revenues from the installation and training for the system as we provide the installation and training services. In addition, we charge an annual software maintenance fee, which we recognize ratably over the year to which it relates.
      We recognize core data processing and image processing fees as we perform services for our clients. We also generate revenues from the licensing of our core data processing systems. We recognize revenue for licensing these systems in accordance with Statement of Position 97-2, “Software Revenue Recognition.” We recognize the software license after we have signed a non-cancelable license agreement, have installed the products and have fulfilled all significant obligations to the client under the agreement.
      Our acquisition of Goldleaf Technologies added three primary products from which we earn revenues: ACH origination and processing; remote deposit; and website design and hosting. We describe the current revenue recognition policies for these products below.
      We account for the ACH and remote deposit products in accordance with SOP 97-2. We license these products under automatically renewing agreements, which allow our customers to use the software for the term of the agreement, typically five years, and each renewal period. Typically, there is an up-front fee, an annual or monthly maintenance and hosting fees for each year of the contract, and per originator and per transaction fees for processing of ACH and remote deposit transactions. We also offer training services on a per training day basis if the customer requests training. During the second quarter of 2006, we began the process of modifying Goldleaf Technologies’ ACH and Remote Deposit contracts entered into after the January 31, 2006 acquisition date. The primary modification allows customers of these products to take possession of the software for use on an in-house basis versus the primary application service provider basis that Goldleaf Technologies typically employs. In accordance with the guidance provided in EITF No. 00-3, Application of AICPA SOP 97-2, “Software Revenue Recognition,” to Arrangements That Include the Right to Use Software Stored in Another Entity’s Hardware, this change in contractual terms results in a change in the applicable accounting literature from EITF 00-21 to SOP 97-2, Software Revenue Recognition, as modified by SOPs 98-4 and 98-9. Under SOP 97-2, if vendor specific objective evidence of fair value (“VSOE”) has been established for all undelivered elements, the residual method applies. Under the residual method, the fair value of each undelivered element is deferred, and the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. Therefore, in April 2006, we began recognizing the up-front fees when all of the revenue recognition criteria in paragraph 8 of SOP 97-2 have been met, which is normally upon customer implementation. Revenue related to the undelivered elements are recognized as the services are delivered. Included in second quarter revenue is approximately $388,000 related to up-front fees for contracts entered into in the first quarter that were amended in the second quarter as discussed above.
      The annual maintenance fee covers telephone support and all unspecified software enhancements and upgrades. The annual hosting fee covers the actual hosting of the software products on our servers, which are accessed by our customers. We defer both the annual maintenance fees and the hosting fees and recognize them into income over the one-year life of the maintenance and hosting agreements. We recognize monthly maintenance and hosting fees on a monthly basis as earned and recognize transaction fees monthly as the transactions occur. We recognize training revenue when we deliver the training services when delivered separately.
      We offer financial institution website design services as well as hosting services for the website once design is complete. We charge an up-front fee for the design services and a monthly website hosting fee each month of the contract, which is typically five years. The monthly hosting fee typically includes a limited amount of website maintenance hours each month. We bill for any maintenance work exceeding the designated number of hours included in the monthly hosting fee at an agreed-to hourly rate as the services are rendered. We account for the website design and hosting services in accordance with EITF No. 00-21. Because we have not established objective and reliable evidence of fair value of the undelivered elements—the hosting and maintenance services—we have deferred the up-front design fees and amortize them to revenue over the estimated life of the customer relationship. We have estimated the lives of the customer relationship at five years for the periods presented in the accompanying financial statements. We recognize monthly hosting and maintenance revenues on a monthly basis as earned.
      Software license fees for our accounts receivable financing solution consist of two components: a license fee and a client training and support fee. We receive these one-time fees on the initial licensing of our program to a client financial institution. Some agreements contain performance or deferred payment terms that must be met for us to receive payment and recognize revenue. We recognize revenues from the license fee once we have met the terms of the client agreement. We recognize the client training and support fee ratably over a four-month service period after activation of the license agreement.
      Revenue recognition rules for up-front fees are complex and require interpretation and judgment on the part of management. Each of our products containing software elements, including core data processing, ACH processing, remote capture processing, accounts receivable financing and teller automation systems, requires the establishment of vendor specific objective evidence, or VSOE, for each element of the arrangement. Determining each element of an agreement and establishing VSOE can be complex. If we modify our contract terms to an extent that changes our VSOE conclusions, our revenue recognition practices could be materially affected. Management completed a thorough analysis of the new client licenses for accounts receivable financing we obtained in 2003 and 2004 and concluded that we completed all services related to the up-front fees in approximately four months. As a result, effective January 1, 2005, we changed the estimated service period for recognition of the up-front license fee from a twelve-month to a four-month revenue recognition period. This change in assumptions resulted in an increase of approximately $115,000 in financial institution service fees during the quarter ended March 31, 2005 and increased financial institution service fees by $130,000 for the year ended December 31, 2005. We believe that this practice most accurately portrays the economic reality of the transactions.
      We recognize leasing revenues for both direct financing and operating leases. For direct financing leases, the investment in direct financing leases caption consists of the sum of the minimum lease payments due during the remaining term of the lease and unguaranteed residual value of the leased asset. We record the difference between the total above and the cost of the leased asset as unearned income. We amortize unearned income over the lease term so as to produce a constant periodic rate of return on the net investment in the lease. There is a significant amount of judgment involved in estimated residual values of leased assets at the inception of each lease. Management bases these estimates primarily on historical experience; however, changes in the economy or product obsolescence could adversely affect the residual values actually obtainable. We monitor residual values quarterly to re-assess the recorded amounts. In the event our assumptions change regarding the amounts expected to be realized, we could incur substantial losses related to leased assets. For leases classified as operating leases, we record the leased asset at cost and depreciate the leased asset. We record lease payments as rent income during the period earned.

Retail Inventory Management Services
      We recognize revenues for our retail inventory management services as the transactions occur and as we perform merchandising and forecasting services.

Other Products and Services
      Revenues from other products and services consist of revenues from the sale of premium gifts related to our Free Checking product, our direct mail program, scanner device sales related to our remote deposit product, other ancilliary hardware sales, and revenues from the sale of business forms. We record revenues from our Free Checking direct mail campaign as the customer of our client financial institution opens a checking account and receives a premium gift. We recognize revenues related to the hardware sales and business forms in the period that we ship them to the client financial institution.

Software Development Costs
      We expense software development costs incurred in the research and development of new software products and enhancements to existing software products as we incur those expenses until technological feasibility has been established. After that point, we capitalize any additional costs in accordance with Statement of Financial Accounting Standards SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. In addition, we capitalize the cost of internally used software when application development begins in accordance with AICPA SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which is generally the point when we have completed research and development, we have established project feasibility, and management has approved a development plan. Many of the costs capitalized for internally used software relate to upgrades or enhancements of existing systems. If the development costs will result in specific additional functionality of the existing system, we capitalize these costs at the point that application development begins. We amortize capitalized software development costs on a straight-line basis over their useful lives, generally three years. The key assumptions and estimates for this accounting policy relate to determining when we have achieved technological feasibility and whether the project being undertaken is one that will be marketable or enhance the marketability of an existing product for externally marketed software and whether the project will result in additional functionality for internal use software projects. Management consults monthly with all project managers to ensure that management understands the scope and expected results of each project to make a judgment on whether a particular project meets the requirements outlined in the authoritative accounting literature described above. There have been no significant changes in the critical assumptions affecting software development costs during any of the reporting periods presented in this prospectus.

Income Taxes
      We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the asset and liability method, meaning that deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. We evaluate our ability to realize the deferred tax assets based on an assessment of the likelihood that we will have sufficient taxable income in future years to realize the recorded deferred tax assets. Deferred taxes for us primarily relate to NOLs, which require considerable judgment regarding whether we will ultimately realize them. For us, this judgment relies largely on whether we expect to have sufficient taxable income in future years that will allow for full use of the NOLs we record. The other key assumption affecting the amount of NOLs we record as a deferred tax asset is the estimated restriction in usage due to Section 382 of the Internal Revenue Code. Section 382 is very complex, requiring significant expertise and professional judgment to properly evaluate its effect on our usable NOLs. We use an independent public accounting firm to assist with this evaluation and believe that we have appropriately considered the limitations required by Section 382 in arriving at the deferred tax asset for NOLs. If our assumptions change, we could have significant increases in income tax expense and reductions in deferred tax assets and operating cash flows.

      In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (“FIN No. 48”) Accounting for Uncertainty in Income Taxes, which is an interpretation of SFAS No. 109, Accounting for Income Taxes. FIN No. 48 requires a company to evaluate all uncertain tax positions and determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the positions. We must adopt FIN No. 48 beginning January 1, 2007. We are currently evaluating the requirements and impact, if any, of FIN No. 48 on our consolidated results of operations and financial position.

Fair Value of Assets Acquired and Liabilities Assumed in Business Combinations
      Our business combinations require us to estimate the fair value of the assets acquired and liabilities assumed in accordance with SFAS No. 141, Accounting for the Impairment or Disposal of Long-Lived Assets. In general, we determine the fair values based upon information supplied by the management of the acquired entities, which information we substantiate, and valuations using standard valuation techniques. The valuations have been based primarily on future cash flow projections for the acquired assets, discounted to present value using a risk-adjusted discount rate. These future cash flow projections are highly subjective, and changes in these projections could materially affect the amounts calculated for intangible assets. In connection with our acquisitions, we have recorded a significant amount of intangible assets. We are amortizing these assets over their expected economic lives, generally ranging from three to ten years.

Long-Lived Assets, Intangible Assets and Goodwill
      We assess the impairment of identifiable intangibles and long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment is measured as the amount by which the carrying value of the intangible asset exceeds its fair value. Factors we consider important that could trigger an impairment review include the following:

•	significant underperformance relative to expected historical or projected future operating results,

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business, and

•	significant negative industry or economic trends.
      We also perform an annual impairment test of goodwill at December 31. We assess potential impairment through a comparison of the fair value of each reporting unit versus its carrying value. The estimated fair value of goodwill and intangible assets is based on a number of factors including past operating results, budgets, economic projections, market trends, product development cycles and estimated future cash flows. Changes in these assumptions and estimates could cause a material effect on our financial statements.

Liquidity and Capital Resources
      The following table sets forth the elements of our cash flow statement for the following periods:

				Six Months Ended
	Year Ended December 31,			June 30,

	2003	2004	2005	2005	2006

	(in thousands)
Net cash provided by operating activities	$7,936	$6,471	$4,389	$1,435	$3,120
Net cash used in investing activities	(500)	(1,201)	(8,281)	(589)	(17,886)
Net cash provided by (used in) financing activities	(6,996)	(6,849)	4,072	(853)	15,339

Cash from Operating Activities
      Cash provided by operations for the six months ended June 30, 2006 totaling $3.1 million was attributable to our operating results plus non-cash depreciation and amortization expense of $2.2 million as well as a $1.2 million net increase in working capital. The increase in working capital of $1.2 million was due primarily to an increase in accounts payable of $554,000 and an increase in deferred revenue of $724,000 during the first six months of 2006. For the six months ended June 30, 2005, cash provided by operations totaled $1.4 million. The increase of $1.7 million in the first six months of 2006 as compared to the first six months of 2005 is due primarily to an increase in working capital assets as of June 30, 2006 of $2.5 million and an increase in depreciation and amortization of approximately $1.0 million, partially offset by lease income amortization of $307,000 and a decrease in deferred taxes of $981,000.
      Cash provided by operations for the year ended December 31, 2005 was attributable to net income of $2.3 million, depreciation and amortization expense of $2.1 million and a deferred tax provision of $973,000. These amounts were partially offset by a decline in working capital of $707,000, which was a result of an increase in prepaid and other current assets of $203,000, and a decrease in accrued liabilities of $892,000, partially offset by an increase in accounts payable of $433,000. Cash provided by operations for the year ended December 31, 2004 was attributable to net income of $2.6 million, depreciation and amortization expense of $2.8 million, the write-off of debt issuance costs of $780,000 and a deferred tax provision of $1.1 million. These operating cash flows were partially offset by a decline in working capital of $927,000, largely due to a decrease in accrued liabilities of $1.8 million, partially offset by decreases in accounts receivable and prepaid and other current assets of $402,000 and $289,000, respectively. Cash provided by operations in the year ended December 31, 2003 was attributable to net income of $1.8 million, depreciation and amortization of $4.2 million and a deferred tax provision of $1.0 million. Operating cash flows for 2003 were positively affected by an increase in working capital of approximately $879,000, due to decreases in accounts receivable and prepaid assets of $2.1 million and $890,000, respectively, partially offset by decreases in accounts payable and accrued liabilities of $298,000 and $1.6 million, respectively.

Cash from Investing Activities
      Cash used in investing activities totaling $17.9 million for the first six months of 2006 consisted primarily of business acquisitions, lease receivable payments, purchases of fixed assets and capitalization of software development costs. Total capital expenditures, including software development costs, totaled $1.2 million for the six months ended June 30, 2006. Theses expenditures primarily related to the purchase of computer equipment, computer software, software development services, furniture and fixtures, and leasehold improvements. During the first six months of 2006, we used approximately $17.4 million to acquire the stock of Goldleaf Technologies and operating assets of P.T.C. These cash uses were partially offset by $1.6 million in proceeds we received from payments on our direct finance leases. As compared to the first six months of 2005, total cash used in investing activities was $589,000 consisting solely of purchases of fixed assets and capitalization of software development costs.
      Cash from investing activities consisted primarily of purchases of fixed assets, business acquisitions and capitalization of software development costs. Total capital expenditures were $545,000 for the year ended December 31, 2005, $530,000 for the year ended December 31, 2004 and $113,000 for the year ended December 31, 2003. These expenditures primarily related to the purchase of computer equipment, computer software, software development services, furniture and fixtures and leasehold improvements.
      Net cash used in investing activities for the year ended December 31, 2005 included $6.6 million for the acquisition of Captiva and $575,000 for the acquisition of KVI Capital.

Cash from Financing Activities
      Cash from financing activities primarily relates to borrowings (paydowns) on our credit facilities, the payment of preferred dividends, inflows from the sale of preferred stock and new debt issuances. During the first six months of 2006, net cash provided by financing activities was $15.3 million and was attributable primarily to net new borrowings of $15.9 million from our amended and restated credit facility with Bank of America, net of $518,000 in debt issuance costs. For the first six months of 2005, cash used in financing activities totaled $853,000, consisting of debt repayments of $833,000, and preferred dividend payments of $1.1 million, partially offset by $770,000 of proceeds from our line of credit and $360,000 in proceeds from stock option exercises.
      Cash from financing activities primarily relates to borrowings (paydowns) on our credit facilities, the payment of preferred dividends and inflows from the sale of preferred stock. During 2005, net cash provided by financing activities was $4.1 million and was attributable primarily to net additional borrowings of $6.7 million offset by preferred dividends of $2.2 million. During 2004, net cash used in financing activities was $6.8 million and was attributable to the repayment of $28.3 million in outstanding indebtedness and the payment of $2.8 million of preferred dividends, partially offset by net proceeds of $16.9 million from the sale of Series A preferred stock and $7.5 million from a new credit facility. During 2003, net cash used in financing activities was $7.0 million and primarily related to the repayment of indebtedness and capital leases.

Analysis of Changes in Working Capital
      As of June 30, 2006, we had a working capital deficit of approximately $9.8 million compared to working capital of approximately $2.2 million as of December 31, 2005. The change in working capital resulted primarily from the short-term nature of the Term B debt instrument and the current portion of our long-term debt, as well as increases in accounts payable of $1.8 million, accrued liabilities of $2.4 million, dividends payable of $605,000, deferred revenue of $2.5 million and notes payable of $650,000. These increases were partially offset by increases in cash of $573,000 and accounts receivable of $788,000. All of these changes were primarily the result of completing the Goldleaf Technologies acquisition on January 31, 2006.
      As of December 31, 2005, we had working capital of approximately $2.2 million compared to a working capital deficit of approximately $158,000 as of December 31, 2004. The change in working capital resulted primarily from a decrease in the amount of the current portion of long-term debt by $1.7 million, as well as a decrease in accrued liabilities of $429,000 plus increases in cash of $180,000, accounts receivable and other of $189,000, deferred taxes of $300,000 and prepaid and other current assets of $287,000, partially offset by a $674,000 increase in accounts payable. The decrease in current portion of long-term debt is a result of the December 2005 Lightyear note issuance described below, as well as the use of available cash balances to pay down our revolving line of credit. The decrease in accrued liabilities primarily relates to a reduction in accrued severance expenses of $190,000.

      We believe that the existing cash available, future operating cash flows and our amended and restated credit facility will be sufficient to meet our working capital, debt service and capital expenditure requirements for the next twelve months. Furthermore, we expect to be in compliance with the financial covenants of our new credit facility throughout 2006. There can be no assurance that we will have sufficient cash flows to meet our obligations or that we will remain in compliance with the new covenants. Non-compliance with these covenants could have a material adverse effect on our operating and financial results.

Obligations and Commitments for Future Payments as of June 30, 2006
      The following is a schedule of our obligations and commitments for future payments as of June 30, 2006:

		Payments Due by Period

		Less
		Than	1–2	3–4	5 Years &
Contractual Obligations	Total	1 Year	Years	Years	After

	(In thousands)
Revolving line of credit	$550	$—	$550	$—	$—
Short-term debt	6,000	6,000	—	—	—
Capital lease obligations	1,451	286	415	750	—
Long-term debt	9,750	—	9,750	—	—
Non-recourse lease notes payable	5,814	2,046	1,753	1,176	839
Operating leases	6,424	1,884	1,967	2,563	10
Notes payable	650	650	—	—	—
Series C redeemable preferred stock	10,000	—	—	10,000	—

Total contractual cash obligations	$40,639	$10,866	$14,435	$14,489	$849

Obligations and Commitments for Future Payments as of December 31, 2005
      The following is a schedule of our obligations and commitments for future payments as of December 31, 2005:

		Payments Due by Period

		Less
		Than	1-2	3-4	5 Years &
Contractual Obligations	Total	1 Year	Years	Years	After

	(In thousands)
Revolving line of credit	$—	$—	$—	$—	$—
Long-term debt	—	—	—	—	—
Non-recourse lease notes payable	6,392	2,336	1,694	2,082	280
Operating leases	6,607	1,816	1,776	1,592	1,423
Senior subordinated note	10,000	—	—	—	10,000

Total contractual cash obligations	$22,999	$4,152	$3,470	$3,674	$11,703

Standby letters of credit commitment	$400	$400	$—	$—	$—

      In the future, we may acquire businesses or products that are complementary to our business, although we cannot be certain that we will make any acquisitions. The need for cash to finance additional working capital or to make acquisitions may cause us to seek additional equity or debt financing. We cannot be certain that financing will be available on terms acceptable to us or at all, or that our need for higher levels of working capital will not have a material adverse effect on our business, financial condition or results of operations.

Debt Outstanding as of June 30, 2006
      As of June 30, 2006, we have debt in the amounts and as described in the following table (with dollars in thousands):

Long-term debt:
Secured Bank of America term loan due January 23, 2008,	$9,750
Revolving line of credit (Bank of America) due January 23, 2008	550
Non-recourse lease notes payable(1)	3,768
Capital lease obligations	1,165
Redeemable Series C preferred stock, net of discount of $1,340	8,660

Total long-term debt		$23,893

Short-term debt:
Bank of America facility term loan due September 30, 2006	$6,000
Non-recourse lease notes payable(1)	2,046
Current portion of capital lease obligations	286
Unsecured note to executive officer Paul McCulloch, for portion of signing bonus, due July 15, 2006 and April 30, 2007	650

Total short-term debt		$8,982

Total debt		$32,875

(1)	These non-recourse lease notes payable are non-recourse to us and are secured by the leased equipment purchased using the proceeds of the non-recourse notes.
      In connection with our acquisition of Goldleaf Technologies on January 31, 2006, we assumed certain capital lease obligations of Goldleaf Technologies. The capital leases are primarily for computer hardware equipment at Goldleaf Technologies’ data centers. For a more detailed description of the capital lease obligations, please refer to note 6 of the notes to consolidated financial statements of Goldleaf Technologies, Inc. included in the financial statements in this prospectus.
      On April 5, 2006, we borrowed an additional $1.75 million under our credit facility, which increased our cash by the same amount. We further amended the Bank of America credit facility in June 2006 to increase the total facility to $25.0 million, currently consisting of the $9.75 million Term A note, the $6.0 million Term B note and a $9.25 million revolving credit line. We currently owe approximately $17.5 million under the Bank of America credit facility, and we extended the due date of the $6.0 million term loan under that facility to September 30, 2006. The above description of our debt includes the Series C preferred stock, which is classified as redeemable preferred stock because we are obligated to redeem it on December 9, 2010 for $10.0 million plus any accrued and unpaid dividends. We have repaid the $500,000 in short-term debt we owed to Mr. McCulloch that became due on July 15, 2006.

Debt Structure After Repayment from Net Offering Proceeds
      We will use a portion of the net proceeds of this offering to repay all of the debt described above. The Bank of America credit facility will then become a $25.0 million revolving credit facility.

Historical Uses of Debt
      As described below, we have used the proceeds from borrowings for several purposes since January 2004. We entered into an $11.0 million credit facility with Bank of America in January 2004 in conjunction with our sale of Series A preferred stock and common stock warrants to Lightyear for net proceeds of $16.9 million. We used the proceeds of the Bank of America facility for general corporate purposes, including working capital.
      In December 2005, in connection with our acquisition of Captiva, we amended the Bank of America credit facility to convert it to a $5.0 million revolving line of credit, and we issued a $10.0 million unsecured senior subordinated note and common stock warrants to Lightyear. We paid Lightyear a fee of $250,000 in connection with this transaction and agreed to reimburse Lightyear for its legal fees up to $100,000. As of December 31, 2005, no amount was outstanding under the Bank of America credit facility. We were in compliance with all restrictive financial and non-financial covenants contained in the Bank of America credit facility throughout 2005.
      On January 23, 2006, we entered into an amended and restated $18.0 million credit facility with Bank of America. We used the proceeds of the facility on January 31, 2006 to buy Goldleaf Technologies. Simultaneously with the acquisition, we also structured a signing bonus to Mr. McCulloch, then Goldleaf Technologies’ chief executive officer, to include notes totaling $1.0 million as described above.
      Our Bank of America credit facility contains financial covenants, including the maintenance of financial ratios and limits on capital expenditures. We are required to maintain on a quarterly basis a ratio of Funded Debt, as defined and generally including all liabilities for borrowed money, to EBITDA. The definition of EBITDA in the credit facility agreement is different from the one used elsewhere in this prospectus in that it permits to be added back to EBITDA various specified amounts that include employee severance expenses, non-cash debt amortization expenses, costs associated with the change of our corporate name, certain litigation expenses and non-cash stock compensation expenses. We are required to maintain on a quarterly basis a ratio of Funded Debt to EBITDA not exceeding 2:1. This ratio is calculated (a) at the end of each fiscal quarter, using the results of the twelve-month period ending with that fiscal quarter and after giving pro forma effect to any acquisition made during such period and (b) on the date of any borrowing under the credit facility, using EBITDA for the most recent period and Funded Debt after giving pro forma effect to such borrowing. We are also required to maintain for the 12-calendar month period ending on the last day of each calendar quarter, a Fixed Charge Coverage Ratio (as defined) of: 1.75:1 through June 30, 2006; 1.50:1 through September 30, 2006; 1.30:1 through December 31, 2006; and 1.60:1 thereafter. In addition, we may not acquire fixed assets (other than any equipment purchased by KVI Capital with proceeds of non-recourse loans) having a value greater than $2.5 million during any 12-month period ending with each fiscal quarter. The credit agreement also contains customary negative covenants, including but not limited to a prohibition on declaring and paying any cash dividends on any class of stock.
      In connection with the January 2006 amendment and restatement of the Bank of America credit facility:

•	The Lightyear Fund, L.P., an affiliate of Lightyear, guaranteed a $6.0 million term loan included in the facility that is due July 23, 2006 and we agreed to pay a fee of $45,000 to The Lightyear Fund, L.P. and to reimburse the Lightyear Fund, L.P. for up to $50,000 of its expenses in connection with this guaranty;

•	Lightyear exchanged its senior subordinated $10.0 million note for 10,000 shares of our Series C preferred stock, which decreased our debt by $10.0 million but added that same amount in redeemable preferred stock; and

•	we amended and restated the common stock warrants that we issued to Lightyear in December 2005 in connection with the Lightyear note.
The Series C preferred stock issued to Lightyear has a mandatory redemption date of December 9, 2010 at a redemption price of $10.0 million plus accrued and unpaid dividends, and has a 10% annual dividend rate that increases to 12% on June 9, 2007.
      We subsequently amended the Bank of America credit facility again in April 2006 to provide for an additional $1.75 million in short-term loans. We further amended the Bank of America credit facility in June 2006 to increase the total facility to $25.0 million, currently consisting of the $9.75 million Term A note, the $6.0 million Term B note and a $9.25 million revolving credit line. The June amendment also eliminated the scheduled quarterly Term A note payments of $250,000 on June 30, 2006, $500,000 on both September 30, 2006 and December 31, 2006 and $750,000 per quarter thereafter until maturity.
      We will use approximately $34.4 million of the proceeds of this offering to purchase from Lightyear and retire all of the outstanding shares of our Series A and Series C preferred stock and to purchase from Lightyear and cancel a portion of the common stock warrants in connection with the Lightyear recapitalization. For more information about our transactions with Lightyear and the Lightyear recapitalization, see “Certain Relationships and Related Party Transactions—Transactions with Lightyear.”
Off-Balance Sheet Arrangements
      As of December 31, 2005 and as of the date of this prospectus, we did not have and do not have any off-balance sheet arrangements as defined by Item 303(a)(4) of Regulation S-K.
Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123 (Revised 2004) Share-Based Payment, or SFAS No. 123R. SFAS No. 123R replaces SFAS No. 123 and supersedes Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R became effective for us on January 1, 2006. SFAS No. 123R requires us to recognize in our financial statements the cost of employee services received in exchange for equity instruments awarded or liabilities incurred. We will measure compensation cost using a fair-value based method over the period that the employee provides service in exchange for the award. We anticipate using the Black-Scholes option-pricing model to determine the annual compensation cost related to share-based payments under SFAS No. 123R. SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under the current rules. This requirement will reduce net operating cash flow and reduce net financing cash outflow by offsetting and equal amounts.
      As disclosed in Note 2 to our audited consolidated financial statements included in this prospectus, based on the current assumptions and calculations used, had we recognized compensation expense based on the fair value of awards of equity instruments, net income would have increased by approximately $71,000 for the year ended December 31, 2005. This compensation expense is the after-tax net effect of the stock-based compensation expense determined using the fair-value based method for all awards and stock-based employee compensation included previously in reported net income under APB Opinion No. 25. SFAS No. 123R will apply to all awards we grant or have granted after January 1, 2006 and to the unvested portion of our existing option awards, as well as modifications, repurchases or cancellations of our existing awards. We estimate the impact of the adoption of SFAS No. 123R for the year ending December 31, 2006, based upon the options outstanding as of June 30, 2006, to result in an increase in compensation expense of approximately $640,000. The actual effect of adopting SFAS No. 123R will depend on future awards and actual option forfeitures, which are currently unknown. The effect of future awards will vary depending on factors that include the timing, amount and valuation methods used for those awards, and our past awards are not necessarily indicative of our future awards.
      In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (“FIN No. 48”) Accounting for Uncertainty in Income Taxes, which is an interpretation of SFAS No. 109, Accounting for Income Taxes. FIN No. 48 requires a company to evaluate all uncertain tax positions and determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. We must adopt FIN No. 48 beginning January 1, 2007. We are currently evaluating the requirements and impact, if any, of FIN No. 48 on our consolidated results of operations and financial position.

Seasonality
      Historically, we have generally realized lower revenues and income in the first quarter and, to a lesser extent, in the second quarter of each year. We believe that this seasonal decline in revenues is primarily due to a general slowdown in economic activity following the fourth quarter’s holiday season and, more specifically, a decrease in the amount of accounts receivable that our client financial institutions purchase. Therefore, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that you should not rely on that comparison as an indicator of our future performance. Due to the relatively fixed nature of costs such as personnel, facilities and equipment costs, a revenue decline in a quarter will typically result in lower profitability for that quarter.
Inflation
      We do not believe that inflation has had a material effect on our results of operations. There can be no assurance, however, that inflation will not affect our business in the future.
Quantitative and Qualitative Disclosures About Market Risk
      We are subject to market risk from exposure to changes in interest rates based on our financing and cash management activities. Currently, our exposure relates primarily to our borrowings under our amended and restated Bank of America credit facility, which accrue interest at LIBOR plus 300 basis points or Bank of America’s prime rate, as we select. We are currently paying interest at a rate of 8.25% per annum, and $17.5 million is outstanding under this facility. Changes in interest rates that increase the interest rate on the credit facility would make it more costly to borrow under that facility and may impede our acquisition and growth strategies if we determine that the costs associated with borrowing funds are too high to implement those strategies. Changes in interest rates that increase the interest rate by 1.0% would increase our interest expense by approximately $175,000 per year.

BUSINESS
General
      We provide a suite of technology-based products and services that help community financial institutions serve their customers better, improve their operational efficiency, enhance their competitive position, increase their profitability and help them satisfy regulatory requirements. We focus on the needs and interests of community financial institutions and strive to provide our clients with proven, user-friendly technologies, coupled with superior customer service. We provide our solutions primarily on an outsourced basis, enabling our clients to obtain our advanced products and services without having to incur the substantial capital expense and hire the skilled personnel required to develop, implement and update their internal systems. In addition to the suite of solutions we offer to community financial institutions, we also offer products and services to small businesses. As of July 14, 2006, we had over 2,500 community financial institution clients.
      We believe that our suite of solutions allows us to market ourselves as a single-source provider for the technology and operating needs of community financial institutions. Our products and services include:

•	core data processing;

•	item processing and check imaging;

•	ACH origination and processing;

•	remote check capture and deposit processing;

•	accounts receivable financing solutions;

•	teller automation systems;

•	turn-key leasing solutions;

•	financial institution website design and hosting; and

•	retail inventory management services.
Recent Expansion of Business Focus
      Historically, our business has primarily consisted of providing accounts receivable financing solutions and retail inventory management services. Recently, we have made a number of strategic acquisitions designed to enable us to offer a broader range of products and services to meet the technology needs of community financial institutions. On December 9, 2005, we merged with Captiva, adding core, item and image processing services to our product suite. In connection with the Captiva merger, Captiva’s chief executive officer, Lynn Boggs, became our chief executive officer. On January 18, 2006, we acquired P.T.C., adding full-featured teller automation systems to our product suite. On January 31, 2006, we acquired Goldleaf Technologies, adding ACH origination and processing, remote check capture and deposit processing and financial institution website design and hosting. To grow our revenues, we intend to focus on offering our newly expanded suite of technology-based products and services to community financial institutions, including our existing clients. We expect, however, that in 2006 and for a period thereafter, we will continue to generate a substantial portion of our revenues from our accounts receivable financing solutions and our retail inventory management services. Our revenues from those sources have declined from year-to-year in recent years.
Our Industry
      We believe that community financial institutions, which have traditionally competed on personalized service, are facing increasing challenges to improve their operating efficiencies. These challenges include competition with larger financial institutions such as national and regional banks, the entrance of non-traditional competitors, the compression of margins on traditional products and the convergence of financial products into a single institution. Recent legislation has allowed non-traditional competitors, such as insurance companies and brokerage houses, to enter the market for traditional banking products. In addition, community financial institutions are under increasing pressure to reduce costs while continuing to offer a broader array of products and services. At the same time, the cost and complexity of delivering these products and services has increased as the widespread introduction of new technology has forced community financial institutions to deliver their products and services through ATMs, telephone, wireless devices and the Internet. Legislative changes have also accelerated the ability of financial institutions to offer wider ranges of products and services to their customers. In addition, financial institutions are required by law to evaluate the effectiveness of their information technology systems periodically. This obligation, together with ongoing technology upgrades and phase-outs, creates a frequent need for institutions to evaluate the replacement of their information technology systems. We believe that these competitive pressures are particularly acute for community financial institutions, which lack the substantial capital and specialized personnel to address their technology needs internally.
      According to research by technology research firm IDC in June 2006, banks, thrifts, and credit unions in the United States spent approximately $31 billion on information technology during 2005 and are expected to spend approximately $35.5 billion in 2007. Our target market of community financial institutions ranges in size from start-up de novo financial institutions to those with $1 billion in assets. According to the FDIC, the number of these financial institutions totals approximately 8,200 as of March 31, 2006.
      During the past several years, there has been significant consolidation in the financial technology industry. We believe that this consolidation creates the potential for client disruption. For example, a large company that acquires an industry competitor may decide to discontinue a particular product or service formerly provided by that competitor, or the acquiring company may move, promote or terminate sales or operational personnel who have the primary relationships with a community financial institution. We believe that ongoing consolidation in our industry has adversely affected customer service and has created a demand for a technology solutions provider that focuses on customer service and the needs of community financial institutions.
      Small businesses are important customers for community financial institutions. According to industry sources, there are approximately 11.7 million small businesses in the United States, each with less than $25 million of annual sales. We believe that many of these businesses are locally owned and operated and that they bank with community financial institutions that often lack the products and services necessary to support the full range of a small business’ financial needs.
Our Solution
      We offer a suite of technology-based products and services specifically targeted to community financial institutions. Using these services on an outsourced basis allows community financial institutions to provide a broad range of products and services to their small business customers. In addition, our management, sales, operational and customer service personnel have deep industry experience, which enables them to better understand and meet the needs of community financial institutions. Our products and services help community financial institutions:
      Focus on Customer Relationships and Compete More Effectively. We believe that customers of community financial institutions are seeking personalized, relationship-based service focused on the local community and its business needs. We provide our community financial institution clients with a broad array of proven products and services that appeal to small businesses. As a result, we believe we enable our clients to attract small business customers, to maintain and expand their relationships with those customers and to compete more effectively with larger financial institutions. Additionally, we employ 45 business development managers who are dedicated to marketing some of the products and services we provide to community financial institutions directly to their small business customers.
      Rapidly Implement Advanced Technologies. Community financial institutions generally lack sufficient capital and human resources to develop and implement advanced technologies internally. We offer a suite of proven, advanced technology products and services that a community financial institution needs to effectively compete in today’s marketplace. By using our products and services, community financial institutions can quickly gain access to sophisticated, user-friendly technologies and services that they might not be able to acquire, implement or develop in a timely, cost-effective manner.
      Improve Operating Efficiencies. By taking advantage of our outsourced solutions, our clients can improve their operating efficiencies without having to make large up-front capital expenditures or recruit and retain the specialized personnel required to develop, update and run these systems. We also offer our clients the flexibility to use our technology solutions on an in-house basis.
Our Strategy
      Our business strategy is to grow our revenue and earnings organically as well as through acquisitions. The key components of our business strategy are to:
      Focus on Client Relationships. We intend to continue to provide community financial institutions with a high degree of customer service, flexible customization of products and services and a dedicated focus on their local community and business needs. We have hired and will continue to hire employees with strong relationships in the community financial institutions industry who can help us strengthen our client relationships and provide better customer care. In addition to our dedicated sales representatives and local sales consultants, our senior executives develop ongoing relationships with existing and prospective clients, and our dedicated customer service and technical support personnel work closely with our existing clients. To reinforce our focus on serving the needs of our community financial institution clients, we promote and reward a corporate culture that is focused on exceptional customer service.
      Cross-Sell to Our Customer Base. We seek to increase the products and services we provide to our clients. As a result of recent acquisitions, we now provide products and services to over 2,500 financial institutions, which we believes gives us an attractive market for cross-selling opportunities. We intend to grow our revenues by cross-selling additional products and services to our clients that do not currently use our full range of products and services.
      Expand Our Client Base through Various Channels. To build and expand distribution channels for our suite of products and services, we intend to leverage our relationships with banking organizations, such as state and national banking associations and bankers’ banks. Bankers’ banks are local or regional business organizations that provide banking products and services for financial institutions that cannot efficiently offer them due to cost, location, lack of resources or other circumstances. We now have relationships with three bankers’ banks, and we intend to continue to develop and expand mutually beneficial relationships with other bankers’ banks that will enhance our growth. We also intend to add sales and product specialists throughout our targeted markets and build name recognition through advertising and trade shows.
      Grow Recurring Revenue and Improve Operating Margins. We seek to establish and maintain long-term relationships with our clients and enter into contracts that typically extend for multiple years. Most of our products and services require the payment of monthly fees, which allows us to generate recurring revenues. We expect that as our revenue grows, our cost structure will allow us to maintain and expand our operating margins.
      Pursue Strategic Acquisitions and Alliances. We intend to continue to expand our suite of products and services through strategic acquisitions and alliances to accelerate our internal growth. We will continue to explore acquisitions of businesses and products that will complement our existing client offerings, to better penetrate our target markets and to expand our client base.
Our Products and Services
      We are committed to the needs and interests of community financial institutions and strive to upgrade, enhance or acquire complementary products and services to ensure that our clients receive proven, user-friendly technologies. By taking advantage of our technology and operating solutions on an outsourced basis, our clients can improve their operating efficiencies without allocating the expenses and resources necessary to develop or maintain similar systems themselves. Our products and services include:

Core Data Processing
      We provide software and systems that meet our clients’ core data processing requirements. Most of our clients implement our Retriever core data processing solutions on an outsourced basis. In that event, we house and maintain the software at one of our data centers and update our clients’ files each business day. This arrangement allows our clients to focus on their core competencies by outsourcing their data processing needs. We also offer our clients the flexibility to install and operate our systems in-house using their own personnel. Retriever is an open architecture system capable of managing all of a financial institution’s core processing requirements. Our core software permits the financial institution and its customers to view their transactions over the telephone, on the Internet, at the ATM, inside the financial institution or at an external debit location.
      We believe that our core data processing software is less expensive to install and maintain than most legacy systems. We offer our solution using an outsourced delivery model that significantly reduces the cost of installation, because no hardware is required at the customer location. Our solution can be easily integrated with third party applications or our own complementary products to provide a broad platform. Our system architecture allows for extensive data mining capabilities, providing our clients the flexibility to easily retrieve and format valuable customer information for specifically targeting cross-selling or up-selling opportunities.
      Some of the key features of our core data processing software include:

•	customer-centric, user-friendly system;

•	integrated real-time and/or batch processing;

•	comprehensive lending and deposit processing;

•	customizable web-based reporting;

•	comprehensive teller/customer service applications;

•	commercial lending and deposit functionality;

•	holding company, main office and branch functionality;

•	comprehensive general ledger reporting; and

•	extensive customer profitability analysis and reporting.

Item Processing and Check Imaging
      The recent passage of the Check Clearing for the 21st Century Act, or Check 21, along with increased technological development, has created a demand for faster, more efficient electronic handling of bank documents. The need to reduce labor, research time and costs has increased the demand for check imaging solutions. Check 21 has removed legal obstacles to electronic check clearing and has facilitated the use of check truncation and check imaging. Financial institutions employ check imaging as part of their efforts to reduce operating costs and provide enhanced banking services to their customers.
      We provide a turn-key outsourced solution for check imaging activities that gives our clients the ability to offer check imaging without a large capital expenditure. Our systems deliver a suite of check imaging products, including:

•	front and back imaging for customer statements;

•	clearing and settlement;

•	reconciliation; and

•	automated exception processing.
To establish a presence on the east coast and enhance the redundancy of our operations, we are planning to build an item processing and imaging center in Atlanta, Georgia during 2006.

ACH Origination and Processing
      An ACH transaction is a type of electronic funds transfer in which the holder of a deposit account authorizes a direct credit or debit to the account, such as a direct deposit from an employer or a direct payment to a mortgage lender. Once the deposit holder provides the necessary initial authorization, no check or other paper documentation is required. Our Goldleaf suite of hosted ACH origination and processing solutions helps our community financial institution clients increase their operating efficiency. In addition, our Goldleaf suite of ACH solutions helps our clients strengthen their existing relationships with small business customers and build new ones by enabling their small business customers to lower their processing costs, improve their cash flow and benefit their employees.
      Goldleaf Manager and Goldleaf Client give financial institutions and their customers a private label, Internet-based ACH origination solution with online file delivery. Many community financial institutions do not have the technical expertise or resources to offer ACH origination. Goldleaf Manager provides banks with the ability to manage and maintain ACH transactions for their customers. Goldleaf Client, the origination solution used by the small business customers of community financial institutions, uses a broadband connection to the Internet, thereby enabling the real-time transmission of files as opposed to the traditional method of transmitting files by batch processing. We believe Goldleaf Manager and Goldleaf Client deliver greater control for financial institutions by permitting online administration and a user-friendly solution for an unlimited number of small business originators.

Remote Check Capture and Deposit Processing
      With the passage of Check 21, financial institutions can present, and are legally required to accept, image replacement documents that meet the necessary legal requirements of Check 21. Our Remote Deposit Express product enables community financial institutions to offer this solution to their small business customers. Small business customers benefit by no longer having to physically travel to a financial institution branch to deposit their checks because they can scan and transmit their deposits electronically. Our remote check capture and deposit processing product saves time for the small business and potentially extends the cut-off for receiving credit for deposited funds on the same day. In addition, it allows the community financial institution to increase core customer deposits more easily by removing the geographic barrier. With remote deposit, a community financial institution can have a small business customer outside of its branch footprint, because proximity to a branch is no longer necessary.

Accounts Receivable Financing Solutions
      Our BusinessManager product enables community financial institutions to manage accounts receivable financing, from the purchase of receivables from small businesses to the ongoing processing, billing and tracking of these receivables. Many of our clients outsource this activity to us. To automate the process further, we offer electronic links for the financial institutions and their small business customers through secure connections to our Internet portal, BusinessManager.com. During 2005, our network of client financial institutions purchased approximately $3.82 billion of accounts receivable from approximately 2,600 small businesses. We do not act as a lender for any of our accounts receivable financing solutions and do not have any credit risk for the accounts receivable. BusinessManager, including insurance brokerage fees related to BusinessManager, generated $26.3 million, or 68.9%, of our total revenues in 2005, $28.6 million, or 72.1%, of our total revenues in 2004 and $31.5 million, or 73.0%, of our revenues in 2003.
      Our network of local sales consultants, or business development managers, helps our client financial institutions develop new marketing strategies and facilitates the market penetration of BusinessManager. Once a client financial institution contracts to use BusinessManager, our business development managers help the client design, implement and manage the sale of the BusinessManager accounts receivable financing program to the client’s small business customers and prospects.
      In addition to BusinessManager, we offer the following complementary products and services:

•	MedCashManager—an accounts receivable financing product using a third party solution specifically tailored for medical facilities and practices;

•	LendingNetwork—a referral network that offers small business financing from a group of alternative commercial lenders, allowing our community financial institutions to provide their small business customers with another financing option when a traditional line of credit or accounts receivable financing through BusinessManager is not available; and

•	Insurance—our insurance brokerage subsidiary offers credit and fraud insurance to our accounts receivable financing clients.

Teller Automation Systems
      Our teller automation systems, including WinTELLER, WinGUARD and CaptureFIRST, are installed in approximately 80 financial institutions in the United States and are designed to help financial institution branches better manage customer account transactions, improve teller efficiency and enhance customer experiences. WinGUARD is a transactional fraud detection solution and CaptureFIRST is a branch image capture and signature verification tool.

Turn-key Leasing Solutions
      We offer a turn-key leasing solution to community financial institutions that consists of lease structuring and pricing, lease equipment procurement, monthly processing and servicing and off-lease equipment sales. Most community financial institutions have avoided the leasing business because of its complexity. As a result, many of the community financial institutions’ customers lease equipment through other financing sources, including larger regional and national financial institutions. Our solution allows a community financial institution to brand its own leasing program and offer a comprehensive leasing option to small businesses in its market. The loan for the leased equipment is structured as a non-recourse note payable to us, and we in turn use the funds to acquire the leased asset and close the lease with the lessee. We do not act as a lender for our turn-key leasing solutions and do not bear any credit risk for the lease.

Financial Institution Website Design and Hosting
      Our website design and hosting services for community financial institutions provide solutions that give a community financial institution a variety of options for its website. We have designed and currently host over 600 financial institution websites across the United States, but we do not host any confidential bank data on our servers. We also design and host small business websites for customers of our community financial institution clients.

Related Products and Services
      To complement our product and service offerings described above, we provide a variety of related services, software products and equipment. Our current ancillary products and services include:

•	loan and deposit platform automation;

•	Free Checking—our direct mail campaign to assist community financial institutions with new account initiation;

•	Internet banking;

•	electronic bill presentment and payment; and

•	IdentificationManager—a United States Patriot Act verification tool.

      In addition to the products and services we offer to community financial institutions and their small business customers, we also provide small business retailers with retail inventory management services through our RMSA division. We believe that between 30,000 and 90,000 retail businesses fit the profile of a RMSA client. We believe that RMSA’s inventory management software, called Freedom, is unique in the industry as a result of its ability to provide retailers with a ten-month “forecast” of inventory needs based on a “bottom-up” approach to planning. RMSA’s system looks at the performance of individual classifications of inventory in each store, as opposed to most inventory management services, which are “top down” systems. RMSA generated $8.7 million, or 22.6%, of our total revenues in 2005, $9.0 million, or 22.7%, of our total revenues in 2004 and $9.1 million, or 21.1%, of our revenues in 2003.
      We operate in two industry segments, financial institution services and retail inventory management services. Note 22 to our audited consolidated financial statements included in this prospectus discloses our segment results.
Sales and Marketing
      We seek to retain and expand our community financial institution client base and to help our clients drive end user adoption rates for their small business customers. As of July 14, 2006, we had approximately 110 employees involved in direct sales, marketing and business development activities. As of that date, our financial institutions sales team was composed of 14 sales representatives and product specialists who sell our suite of products and services. Because they have the ability to sell our full range of products and services, our sales representatives can capitalize on their relationships with community financial institutions by cross-selling additional products and services to existing clients.
      In addition, we have 41 business development managers who work closely with our community financial institution clients to sell some of our products to small businesses. These sales professionals use our database marketing tools to provide a detailed analysis of small businesses that are likely candidates for our products in the community financial institution’s prospective market area. We also sell and market our retail inventory management services through analysts located throughout the United States and Canada. As of July 14, 2006, we employed 38 such analysts. The average RMSA analyst has been with RMSA for more than 13 years and has more than 20 years’ experience in the retail sector.
      Our marketing efforts consist of sponsorship and attendance at trade shows, email newsletters, print media advertisement placements, direct mail, telemarketing and national and regional marketing campaigns. We also conduct a user group meeting, which enables us to keep in close contact with our clients and demonstrate new products and services to them. Our marketing efforts also include obtaining referrals and endorsements from our clients and various banking-related organizations including bankers’ banks, the Independent Community Bankers Association and the American Bankers Association.
Customer Service
      We believe exceptional customer service is a strong competitive differentiator in the community financial institution marketplace, and we are creating a corporate culture that promotes and rewards exceptional customer service from all of our employees. For example, most of our senior executives interact regularly with our existing and potential clients and are readily accessible by them. In addition, our dedicated customer service and technical support departments enhance our ability to offer reliable, secure and automated solutions.
      Our customer service department is responsible for educating and assisting our clients in the use of our services. Our technical support department is generally responsible for consulting with clients regarding technical issues and for solving any technical problems our customer service department brings to their attention. Our technical support department is also responsible for maintaining our backup systems and for coordinating the disaster recovery services maintained by some of our information processing clients.

Competition
      The market for companies that provide technology solutions to financial institutions is intensely competitive and highly fragmented, and we expect increased competition from both existing competitors and companies that enter our existing or future markets. Numerous companies supply competing products and services, and many of these companies specialize in one or more of the services that we offer or intend to offer to our clients.
      In our financial institution services business, we compete with several national companies, including FiServ, Inc., Jack Henry & Associates, Inc., Open Solutions, Inc., John H. Harland Company, and Fidelity National Information Services, Inc. In addition, we compete with multiple smaller and regional providers. The principal competitive factors affecting the market for our products and services include quality and reliability of customer care and service, price, degree of product and service integration, ease of use and service features. There has been significant consolidation among providers of information technology products and services to financial institutions, and we believe this consolidation will continue in the future.
      With respect to our receivables financing product offering, the market for small business financial services continues to be intensely competitive, fragmented and rapidly changing. We believe that we compete effectively as a result of our highly trained and motivated sales force as well as the functionality of BusinessManager. We face primary competition from companies offering products similar to BusinessManager to financial institutions. Only a limited number of companies offer similar broad solutions, including marketing on behalf of the client financial institution. We believe that we are the largest of such companies in terms of revenue, number of client financial institutions and size of our dedicated sales force. We believe that other firms typically offer software, but not sales support, to the financial institution.
      In the retail inventory management area, we compete primarily with other consulting and planning firms. In addition, many larger retail firms have in-house forecasting and inventory management groups. We expect that competition could increase as new consulting and planning firms attempt to enter the retail forecasting market or other retailers bring inventory planning in-house.
      Many of our competitors are larger and have substantially greater resources than we have. As a result, we may be unable to compete effectively against these businesses in our product and service offerings or in our efforts to acquire businesses and products that could support our growth or expand our operations.
Government Regulation
      We are not licensed by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the FDIC, the National Credit Union Administration or any other federal or state agency that regulates or supervises depository institutions or other providers of financial services. However, our current and prospective community financial institution clients operate in markets that are subject to substantial federal and state regulatory oversight and supervision. Because we provide products and services to regulated entities, we are subject to examination under the authority of the Bank Service Company Act and must comply with the Gramm-Leach-Bliley Act of 1999 and other laws and regulations that apply to depository and financial institutions. These regulators have broad supervisory authority to require the correction of any deficiencies or other negative findings identified in any such examination.
      Financial institutions are required to comply with privacy regulations imposed under the Gramm-Leach-Bliley Act and applicable regulations under that Act. These regulations place restrictions on financial institutions’ use of non-public personal information. All financial institutions must provide detailed privacy policies to their customers and offer them the opportunity to opt out of the sharing by the financial institutions of the customer’s non-public personal information with non-affiliated parties. As a provider of services to financial institutions, we are required to comply with the privacy regulations and are bound by the same limitations on disclosure of the information received from our clients as apply to the financial institutions themselves.
Intellectual Property and Other Proprietary Rights
      We regard intellectual property and other proprietary rights as important to our success. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary technology. We also enter into confidentiality and proprietary rights agreements with our employees, consultants and other third parties and use what we believe are reasonable efforts to control access to our proprietary information. In addition, we have a number of non-exclusive licenses from third parties that allow us to incorporate their software in our product offerings. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products, independently develop products similar to ours, or obtain and use information that we regard as proprietary. We cannot assure you that the steps we have taken will adequately protect our proprietary rights or that our competitors will not independently develop similar technology. If we fail to protect our proprietary rights adequately, our competitors could offer similar services, potentially significantly harming our competitive position and decreasing our revenues. If a claim is asserted that we have infringed the intellectual property of a third party or if our products or services are found to infringe the proprietary rights of others, we may be required to change our business practices or seek licenses to that intellectual property. We may also become subject to significant costs and monetary penalties.
      In addition to a portfolio of trade secrets and registered and unregistered copyrights and trade marks, we have filed a United States patent application and a related continuation-in-part covering an invention related to remote check deposits. The United States Patent and Trademark Office is examining the patent application and related continuation-in-part. We believe that the patent, if issued, may give us a competitive advantage. We cannot assure you, however, that the patent will be granted or that none of its claims will be rejected.
Employees
      At July 14, 2006, we employed 355 people.
Properties
      In March 2000, we signed a ten-year lease for approximately 45,000 square feet of office space in a building in Brentwood, Tennessee. This leased space houses our headquarters, processing, insurance and other staff offices. We also lease approximately 14,000 square feet of office space in a building in Atlanta, Georgia. This leased space has a three-year term and houses a portion of our executive management and will house an item processing and imaging center scheduled to be built out during 2006. Our retail forecasting services group is based in Riverside, California where we lease 6,100 square feet of office space. The term for this space expires January 31, 2008. We also lease approximately 7,500 square feet of office space in Denver, Colorado for our core and item processing services. This lease expires July 31, 2007. Through our acquisition of Goldleaf Technologies in 2006, we lease approximately 12,000 square feet of office space in a building in Brentwood, Tennessee. This lease has approximately four years remaining and houses the Goldleaf Technologies operations staff.
Legal Proceedings
      We are from time to time a party to legal proceedings which arise in the normal course of business. We are not currently involved in any material litigation, the outcome of which would, in management’s judgment based on information currently available, have a material adverse effect on our results of operations or financial condition, nor is management aware of any such litigation threatened against us.

MANAGEMENT
Executive Officers and Directors
      The following table sets forth certain information concerning our executive officers and directors as of July 14, 2006.

Name	Age	Position

G. Lynn Boggs	50	Chief Executive Officer and Director
Henry M. Baroco	62	President and Chief Operating Officer
Scott R. Meyerhoff	37	Executive Vice President, Finance and Strategy
J. Scott Craighead	35	Chief Financial Officer
W. Todd Shiver	41	Executive Vice President, Sales and Marketing
Matthew W. Pribus	42	Executive Vice President, Information Technology and Operations
R. Paul McCulloch	47	Executive Vice President and President of Goldleaf Technologies
David W. Glenn	38	Director
Thierry F. Ho	48	Director
Lawrence A. Hough	62	Director
David B. Ingram	43	Director
Robert A. McCabe, Jr.	55	Director
John D. Schneider	52	Director
      Lynn Boggs. Mr. Boggs became our chief executive officer and a director in December 2005 when we merged with Captiva, a company of which Mr. Boggs served as chief executive officer. Before founding Captiva in April 2005, Mr. Boggs served as president and chief operating officer of InterCept, Inc., a provider of technology products and services for financial institutions, from February 2002 until March 2005. From February 2000 until August 2001, Mr. Boggs served as the chief executive officer of Towne Services, a provider of technology services and products for small and mid-sized retail and commercial businesses and banks, which we acquired in 2001. Mr. Boggs served as a senior vice president with The Bankers Bank (Atlanta, Georgia) from March 1999 to February 2000.
      Henry M. Baroco. Mr. Baroco currently serves as our president and chief operating officer, positions he assumed on December 9, 2005. From January 31, 2003 to December 9, 2005 Mr. Baroco served as our chief executive officer. Mr. Baroco was our chief operating officer beginning in 2001 after our merger with Towne Services. Mr. Baroco served as president, chief operating officer and a director of Towne Services from September 1996 until October 1999, and he served as chief executive officer of Towne Services from October 1999 to February 2000. Before joining Towne Services, Mr. Baroco was senior vice president and general manager of the vendor finance division of CIT Industrial Finance, and served as senior vice president of sales and marketing for Norwest Equipment Finance. Mr. Baroco also spent more than 19 years with GE Capital, where he last served as national sales manager of its vendor finance business.
      Scott R. Meyerhoff. Mr. Meyerhoff currently serves as our executive vice president of finance and strategy, a position he assumed on December 9, 2005. Mr. Meyerhoff served as the chief financial officer of Captiva from September 2005 until he joined us. Mr. Meyerhoff was executive vice president and chief financial officer of Infor Global Solutions, Inc., a global provider of enterprise software solutions, from April 2004 until May 2005 and served as chief financial officer for InterCept, Inc. from January 1998 until March 2004. From January of 1991 until January 1998, Mr. Meyerhoff was employed by Arthur Andersen LLP, and served as audit manager on his departure. Mr. Meyerhoff is a certified public accountant.
      J. Scott Craighead. Mr. Craighead became our chief financial officer in January 2005. Mr. Craighead originally joined us in July 2002 as our vice president of financial management. Mr. Craighead served as a senior audit manager with Ernst & Young LLP from March 2002 until July

2002. Mr. Craighead was employed by Arthur Andersen LLP from December 1992 until March 2002, and was serving as an audit manager upon his departure from Arthur Andersen. Mr. Craighead is a certified public accountant.
      W. Todd Shiver. Mr. Shiver became our executive vice president of financial institution sales on December 9, 2005 and became executive vice president, sales and marketing, on April 24, 2006. Mr. Shiver served as senior vice president of Captiva from April 2005 until he joined us. Mr. Shiver served as senior vice president of client services for Fidelity National Information Services, Inc., a financial institution sales and services company, from November 2004 until April 2005. Mr. Shiver also served as the vice president of east sales for InterCept, Inc. from December 2001 until November 2004. Mr. Shiver served as senior vice president—national sales manager of Netzee, Inc., a provider of Internet banking services, from May 2001 to November 2001. He served as senior vice president—national sales manager of Towne Services from June 2000 to May 2001.
      Matthew W. Pribus. Mr. Pribus became our executive vice president of information technology and operations on December 9, 2005. Mr. Pribus served as senior vice president of operations for Captiva from May 2005 until he joined us. Mr. Pribus also served as the senior vice president of operations for InterCept, Inc. from September 2000 until May 2005.
      R. Paul McCulloch. Mr. McCulloch became our executive vice president and president of our Goldleaf Technologies subsidiary in January 2006 upon the acquisition of Goldleaf Technologies, a company for which Mr. McCulloch served as chief executive officer and president. Mr. McCulloch founded Bank Internet Group in 1999, which acquired Goldleaf Technologies in 2001, with the combined company taking the Goldleaf Technologies name.
      David W. Glenn. Mr. Glenn has served as a director since January 2004. Mr. Glenn has been managing director since August 2004 and before that served as senior vice president of Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P., beginning in 2001. Before joining Lightyear, Mr. Glenn served for two years as a vice president in the merchant banking group at Greenhill & Co., an investment bank specializing in mergers and acquisitions and corporate restructuring.
      Thierry F. Ho. Mr. Ho has served as a director since January 2004. Mr. Ho has been a senior vice president of Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P., since July 2001. From 1999 until July 2001, Mr. Ho served as the vice president of strategic eFinance at Paine Webber Inc.
      Lawrence A. Hough. Mr. Hough has served as a director since February 2006. From 1997 until present, Mr. Hough has served as president and chief executive officer of Stuart Mill Capital, Inc., a Virginia-based management firm. Mr. Hough was appointed chairman of SynXis Corporation in January 2004 and was named its chief executive officer in May 2004. SynXis is a provider of distribution technology services for the hospitality industry. In January 2005, SynXis was acquired by Sabre, Inc., a worldwide leader in electronic network and travel services. Mr. Hough served as vice chairman and chief executive officer of Scheduled Airlines Travel Offices, Inc., or SatoTravel®, from 1999 until 2001 when SatoTravel was acquired by Navigant International, Inc. Mr. Hough served as a member of the board of directors of Navigant from 2001 until 2003. Mr. Hough worked at Sallie Mae for 25 years and served as president and chief executive officer from 1990 until 1997.
      David B. Ingram. Mr. Ingram has served as a director since August 2001. Mr. Ingram is currently the chairman and president of Ingram Entertainment Inc., a distributor of videos, DVDs and video games, a position he has held since April 1996. He joined Ingram Entertainment Inc. in July 1991, where he held a variety of positions before being named president in August 1994. Mr. Ingram is a former board member of Buy.com Inc., Ingram Micro Inc., and the Video Software Dealers Association.
      Robert A. McCabe, Jr. Mr. McCabe has served as a director since May 2004. Since 2000, Mr. McCabe has served as chairman of the board of directors of Pinnacle Financial Partners, Inc. (NASDAQ: “PNFP”), a bank headquartered in Nashville, Tennessee. Mr. McCabe served as the vice chairman for First American Corporation until its merger with AmSouth Bancorporation in 1999. In addition to his banking experience with First American, Mr. McCabe serves as a director of National Health Investors, Inc. (NYSE: “NHI”) of Murfreesboro, Tennessee, a nursing home provider.
      John D. Schneider. Mr. Schneider has served as a director since February 2006. Mr. Schneider serves as vice chairman of the board of directors and chief executive officer of Bankers’ Bancorp Inc., a bank holding company headquartered in Springfield, Illinois. He also serves in the following capacities of its subsidiaries: vice chairman of the board of directors and chief executive officer of Independent Bankers Bank; chairman of Bankers Bank Service Corporation; and president, chief executive officer and a director of Bankers Bank Insurance Services, Inc. Mr. Schneider has served as chief executive officer of each of Bankers’ Bancorp Inc. and Independent Bankers Bank for more than 19 years. Mr. Schneider is also a director of Sullivan Bancshares, Inc. and First National Bank of Sullivan (Sullivan, Illinois), Community Bank Mortgage Corp. (Chatham, Illinois) and The Trust Company (San Antonio, Texas). Mr. Schneider formerly served as a director of public financial technology companies Towne Services, which we acquired in August 2001, and InterCept, Inc., which Fidelity National Financial, Inc. acquired in November 2004.
Board of Directors
      Our corporate charter provides that the number of directors to be elected by the shareholders shall be at least one and not more than 12, as established by the board of directors from time to time. The number of directors is currently set at seven. The charter also requires that the board be divided into three classes that are as nearly equal in number as possible. The directors in each class will serve staggered three-year terms or until their successors are elected and qualified. Our Class 1 directors, who are Mr. Hough, Mr. McCabe and Mr. Schneider, will serve until the annual meeting in 2006, at which meeting they will stand for election to new three-year terms until our 2009 annual meeting. Our Class 2 directors, Mr. Boggs and Mr. Glenn, will serve until 2007. One of our Class 3 directors, Mr. Ingram, will serve until 2008. Our other Class 3 director, Mr. Ho, will resign from the board on the closing of the Lightyear recapitalization.
      Because Lightyear has controlled a majority of our voting stock, we have qualified as a “controlled company” under NASD Rule 4350(c)(5). Therefore, we have not been required to comply with the Nasdaq listing requirement to have a majority of independent directors, to create a standing nominations committee composed solely of independent directors and to adopt a nominations committee charter. Following this offering and the Lightyear recapitalization, we will no longer qualify as a “controlled company” and will be required to comply with these Nasdaq listing requirements. Promptly following this offering and the Lightyear recapitalization, we intend to create a nominating committee of our board of directors and to adopt a nominating committee charter. We anticipate that our board of directors will determine that a majority of our directors are independent under applicable NASD rules.
Committees of the Board
      The board of directors has standing audit and compensation committees, and the board established a special committee composed of Mr. Ingram, Mr. McCabe and Mr. Schneider in connection with this offering and the proposed transactions with Lightyear as described in “Certain Relationships and Related Party Transactions—Transactions with Lightyear.”
      Audit Committee. We have established a standing audit committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act. The audit committee supervises matters relating to the audit function, reviews our quarterly reports, and reviews and approves the annual report of our independent auditors. The audit committee also has oversight with respect to our financial reporting, including our annual and other reports filed with the SEC and the annual report to the shareholders. The current members of the audit committee are Mr. McCabe, who is chairman, Mr. Hough and Mr. Ingram. The board of directors, in its business judgment, has determined that each of the audit committee members is an independent director both under the NASD general independence rule (Rule 4200(a)(15)) and under NASD Rule 4350(d)(2)(A) regarding heightened independence standards for audit committee members. The board has determined that Mr. McCabe, Mr. Hough and Mr. Ingram each qualify as “audit committee financial experts” as described in NASD Rule 4350(d)(2)(A).
      Compensation Committee. The compensation committee is responsible for:

•	establishing compensation programs for our chief executive officer, executive vice presidents and senior vice presidents that are designed to attract, motivate and retain key senior officers responsible for our success;

•	administering and maintaining those programs in a manner that will benefit the long-term interests of our shareholders and us;

•	determining the salary, bonus, stock option and other compensation of our employees and executive officers; and

•	setting goals and standards for hiring, compensating and retaining employees.
The compensation committee serves pursuant to a charter adopted by the board. The current members of the compensation committee are Mr. Glenn, Mr. Ho and Mr. Schneider. As further described in “Certain Relationships and Related Party Transactions—Transactions with Lightyear—Lightyear Recapitalization,” we anticipate replacing Mr. Ho on his resignation with an independent director in compliance with NASD rules.
      Nominating Committee. Our board does not have a standing nominating committee or a nominating committee charter. Because a majority of our voting stock is controlled by Lightyear, we qualify as a “controlled company” under NASD Rule 4350(c)(5). Nomination procedures are also prescribed in the Lightyear securityholders agreement. Accordingly, the board has determined that it is not appropriate for us to have a committee that selects nominees for the board. Replacements for the three board positions that are not nominated by Lightyear are nominated by the directors not nominated by Lightyear.
      The three directors not selected by Lightyear, who are Mr. Boggs, Mr. Ingram and Mr. Schneider, evaluate potential nominees for the three board positions that are not nominated by Lightyear by examining, among other things, their qualifications, background information, references and relevant experience and strive to select individuals who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment throughout their careers and who will be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of our shareholders.
      Mr. Hough, Mr. McCabe, Mr. Ho and Mr. Glenn were recommended for nomination to the board of directors and were nominated by Lightyear. Mr. Boggs was nominated and elected to the board of directors following our acquisition of Captiva, a company headed by Mr. Boggs. Mr. Schneider was recommended for nomination to the board of directors by Mr. Boggs and Mr. Ingram. Mr. Ingram was nominated as a director prior to the January 2004 transaction with Lightyear.
      Our board does not have a policy in place with regard to the consideration of any director candidates recommended by shareholders. For the same reasons that the board has determined that it is not appropriate to have a nominating committee, as described above, the board of directors does not believe that it is appropriate to enact a formal policy regarding the consideration of candidates recommended by our shareholders. We anticipate that, upon the closing of the Lightyear recapitalization, the newly constituted nominating committee will reexamine this policy.
Director Compensation
      In consideration for their service on the board of directors, non-employee directors receive an annual fee of $25,000 or, at the election of the director, 3,000 restricted shares of our common stock. The $25,000 fee is payable in equal quarterly installments. The restricted share grants, if elected, are granted as of the board of directors meeting corresponding with the annual shareholder meeting and vest 25% on the date of grant and 25% on each of the three subsequent anniversaries so long as the director served as a director for not less than six of the twelve months before such anniversary. These restrictions lapse upon a change of control of the company.
      Each non-employee director receives an annual fee of $5,000 for each committee of the board upon which that director serves, payable in full at the board meeting corresponding with the annual shareholder meeting. The chairman of the audit committee receives an additional $5,000 fee for serving as chairman, payable in full at the board meeting corresponding with the annual shareholder meeting. Non-employee directors receive $1,000 for each board or committee meeting attended, whether in person or via telephone. The directors serving on the special committee that is authorized to evaluate and approve the terms of this offering and the Lightyear recapitalization receive $1,000 for each committee meeting attended in person and $500 for each committee meeting attended via telephone. Directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings.
Compensation Committee Interlocks and Insider Participation
      Our compensation committee is currently composed of Mr. Glenn, Mr. Ho and Mr. Schneider. None of our present or former executive officers serves, nor did any of them serve during 2005, as a member of our compensation committee. Further, during 2005 and as of the date of this prospectus, none of our executive officers:

•	served on the compensation committee, or other body performing a similar function, of any entity for which any member of our compensation committee served as an executive officer;

•	served as a director of any entity for which any member of our compensation committee served as an executive officer; or

•	served as a member of the compensation committee, or other body performing a similar function, of any entity for which one of our directors served as an executive officer.

EXECUTIVE COMPENSATION
      The following section describes the compensation that we paid our chief executive officer and the persons who, at December 31, 2005, were our other four most highly compensated executive officers, collectively, the “named executive officers.” This section includes a detailed table showing compensation of the named executive officers for the last three years and information about stock options and other benefits.
      The following table provides information as to annual, long-term or other compensation earned during fiscal years ended December 31, 2003, 2004 and 2005 by the named executive officers.
Summary Compensation Table

						Long-Term
						Compensation
						Awards
		Annual Compensation
						Securities
					Other Annual	Underlying
Name and Principal Position	Year	Salary	Bonus		Compensation(1)	Options(#)

G. Lynn Boggs(2)	2005	$233,333	$—		$—	155,942
Chief Executive Officer	2004	—	—		—	—
	2003	—	—		—	—
Henry M. Baroco	2005	275,000	269,395	(3)		91,000
President and Chief Operating Officer	2004	257,500	566,433	(4)		20,000
(former Chief Executive Officer)	2003	240,000	470,678	(5)		36,400
J. Scott Craighead	2005	200,000	—		—	50,000
Chief Financial Officer	2004	135,000	—		—	—
	2003	125,000	—		—	1,000
Brian M. Riley(6)	2005	140,533	46,791		—	500
Executive Vice President	2004	64,038	—		2,293	—
	2003	—	—		—	—
Brian P. O’Neill(7)	2005	171,094	—		—	9,000
Former Executive Vice President,	2004	150,000	—		—	—
Strategic Development	2003	150,000	—		3,705	8,080

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include (a) medical, group life insurance or other benefits received by these executive officers which are available generally to all of our salaried employees, and (b) perquisites and other personal benefits received by these executive officers that do not exceed the lesser of $50,000 or 10% of any officer’s salary and bonus disclosed in this table.
(2)	Mr. Boggs became our chief executive officer on December 9, 2005. The compensation shown for 2005 is composed of (a) the prorated portion of his $400,000 annual salary from December 9 through December 31, 2005, and (b) a payment of $200,000 on December 15, 2005 under an arrangement whereby we assumed, in the merger with Captiva, Captiva’s obligation to pay deferred compensation due from Captiva to Mr. Boggs in the amount of $25,000 per month (plus applicable taxes associated with those payments) for the period from April 1, 2005 through December 9, 2005.
(3)	The amount for 2005 includes the following: $182,600 paid in accordance with Mr. Baroco’s July 2004 employment agreement to compensate him for the termination of his prior employment agreement; $80,650 in prepayments of the non-compete payment clause in Mr. Baroco’s employment agreement; and $6,245 in taxable fringe benefits for a company-owned car given to Mr. Baroco and for a loan that was forgiven by Towne Services before the Towne Services merger in consideration for Mr. Baroco’s entering into a new employment agreement that reduced the term of the agreement from three years to two years and reduced the period for which insurance benefits would be provided from until death to until age 65 (“taxable fringe benefits”).
(4)	The amount for 2004 includes the following: $398,750 in payments made to prepay the non-compete payment clause within Mr. Baroco’s employment agreement; $114,705 in taxable fringe benefits; and $52,978 in relocation expenses.
(5)	The amount for 2003 includes $398,750 in payments made to prepay the non-compete payment clause within Mr. Baroco’s employment agreement and $167,683 in taxable fringe benefits.
(6)	Mr. Riley resigned as executive vice president on April 20, 2006, effective May 15, 2006.
(7)	Mr. O’Neill resigned as executive vice president of strategic development effective December 31, 2005 and is now an advisor to us.

      In addition to the named executive officers, we also note that Paul McCulloch, our executive vice president and president of Goldleaf Technologies who joined us in January 2006, has an annual salary of $250,000, and that Scott Meyerhoff, our executive vice president of finance and strategy who joined us in December 2005, has an annual salary of $220,000. See “Certain Relationships and Related Party Transactions” for additional information about options granted to and other transactions with Mr. McCulloch and Mr. Meyerhoff.
Option Grants
      The tables below provide certain information with respect to grants of stock options to the named executive officers pursuant to our stock option plans during the year ended December 31, 2005.
Option Grants in Last Fiscal Year

		Percent of
		Total
		Options/
	Securities	SARs		Market		Potential Realizable Value at
	Underlying	Granted to	Exercise	Price on		Assumed Annual Rate of Stock Price
	Options	Employees	or Base	Date of		Appreciation for Options Term(2)
	Granted	in Fiscal	Price	Grant	Expiration
Name	(#)(1)	Year(1)	($/Share)	($/Share)	Date	0%	5%	10%

G. Lynn Boggs	155,942	20.51%	$6.60	$6.10	10/20/2015	$—	$520,263	$1,438,070
Henry M. Baroco	60,000	7.89	6.60	6.10	10/20/2015	—	200,175	553,310
	31,000	4.08	6.60	6.10	10/21/2015	—	103,424	285,877
J. Scott Craighead	40,000	5.26	6.60	6.10	10/20/2015	—	133,450	368,873
	10,000	1.31	10.95	11.20	02/17/2015	2,500	72,936	181,000
Brian M. Riley	500	0.07	10.95	11.20	02/17/2015	125	3,646	9,050
Brian P. O’Neill	5,000	0.66	6.60	6.10	10/20/2015	—	16,681	46,109
	4,000	0.53	10.95	11.20	02/17/2015	1,000	29,177	72,400

(1)	The percent of total options granted was calculated based on a total of 760,442 options granted during fiscal year 2005.
(2)	The potential realizable values illustrate values that might be realized upon exercise immediately before the expiration of the term of these options using 0%, 5% and 10% appreciation rates, as required by the SEC, compounded annually. These values do not, and are not intended to, forecast possible future appreciation, if any, of our stock price. Additionally, these values do not take into consideration the provisions of the options providing for vesting over a period of years or termination of options following termination of employment.

      The table below provides information as to exercise of options by the named executive officers during fiscal year 2005 under our stock option plans and the year-end value of unexercised options.
Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired on		Options at Fiscal Year-End		at Fiscal Year-End(1)
	Exercise	Value
Name	(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

G. Lynn Boggs	0	N/A	3,002	155,942	$—	$—
Henry M. Baroco	0	N/A	171,507	60,000	107,380	—
J. Scott Craighead	0	N/A	3,000	50,000	2,950	—
Brian M. Riley	0	N/A	—	500	—	—
Brian P. O’Neill	0	N/A	13,350	9,000	23,836	—

(1)	This amount represents the aggregate of the number of “in-the-money” options multiplied by the difference between $5.90, the fair market value of the common stock at December 30, 2005, and the exercise price for that option. Options are classified as “in-the-money” if the market value of the underlying common stock exceeds the exercise price of the option. Actual values that may be realized, if any, upon the exercise of options will be based on the per share market price of the common stock at the time of exercise and are thus dependent upon future performance of the common stock.
Equity Compensation Plans
      We currently have stock options outstanding under seven separate stock option plans known as the Private Business, Inc. 2005 Long-Term Equity Incentive Plan, or the 2005 Plan, the Private Business, Inc. 2004 Equity Incentive Plan, or the 2004 Plan, the Private Business, Inc. 1999 Amended and Restated Stock Option Plan, or the 1999 Plan, the Towne Services, Inc. 1996 Stock Option Plan, the Towne Services, Inc. 1998 Stock Option Plan, the Towne Services, Inc. Director Stock Option Plan and the Towne Services, Inc. Non-Qualified Stock Option Plan. We also have options outstanding under individual stock option grants that are not governed by the terms of a stock option plan but that were made pursuant to forms of option agreements (we refer to those grants as the 1994 Plan). All of the Towne Services, Inc. stock option plans have been terminated and no future stock options will be granted under these plans. There are 100,384 stock options issued and outstanding under the Towne Services, Inc. plans, 674,942 stock options issued and outstanding under the 2005 Plan, 89,109 stock options issued and outstanding under the 2004 Plan, 149,917 stock options issued and outstanding under the 1999 Plan, and 58,345 options issued and outstanding under the 1994 Plan.
      We have unvested options under our Private Business, Inc. 2005 Long-Term Equity Incentive Plan, Private Business, Inc. 2004 Equity Incentive Plan, and Private Business, Inc. 1999 Equity Incentive Plan. Each of the 2005 Plan, the 2004 Plan and the 1999 Plan provides for option acceleration upon the acquisition by a person or group of more than 50% of our voting securities. Because this offering is a firm commitment underwriting, we expect that the underwriters will acquire more than 50% of our voting securities in the offering and, accordingly, trigger acceleration of all the unvested options under the 2005 Plan and the 2004 Plan, and acceleration of one-half of all the unvested options under the 1999 Plan.

      The following table provides information about our equity compensation plans in effect as of December 31, 2005, aggregated for two categories of plans, those approved by shareholders and those not approved by shareholders.
Equity Compensation Plan Information

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under
	Be Issued Upon	Exercised Price of	Equity Compensation
	Exercise	Outstanding	Plans (Excluding
	of Outstanding Options,	Options,	Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column(a))

	(a)	(b)	(c)
Equity compensation plans approved by shareholders	1,072,659	$11.20	484,178
Equity compensation plans not approved by shareholders	—	—	—
Total	1,072,659	$11.20	484,178
Employment Agreements with Executive Officers

Employment Agreement with Lynn Boggs
      Effective December 9, 2005, we entered into an employment agreement with Mr. Boggs, our chief executive officer. Mr. Boggs’ agreement provides for an annual base salary of not less than $400,000 and an annual bonus, which will be at least $200,000 in 2006. The employment agreement has an initial term of two years from December 9, 2005, which term is extended automatically each day for an additional day so that the remaining term will continually be two years, until such time as either party gives notice to fix the term to a finite term of two years, commencing on the date of such written notice.
      Mr. Boggs’ employment agreement further provides for our grant to Mr. Boggs of options to acquire 155,942 shares of our common stock at an exercise price of $6.60 per share. We will also reimburse Mr. Boggs for up to $100,000 in relocation expenses if he decides to move to the Nashville, Tennessee greater metropolitan area.
      The employment agreement provides for various payments to Mr. Boggs upon cessation of employment, depending on the circumstances. If Mr. Boggs is terminated for “cause” at any time, he will receive his pro rata base salary and perquisites to the date of termination. “Cause” means fraud, dishonesty or gross malfeasance of duty likely to result in injury to us or personal gain to Mr. Boggs, unless (a) Mr. Boggs believed the conduct to be unopposed to our interests; (b) the conduct was not intended to result in gain to Mr. Boggs; (c) the conduct did not actually result in gain to Mr. Boggs; or (d) the conduct is not cured by Mr. Boggs within 30 days of receiving notice from our board of directors. If Mr. Boggs dies or becomes disabled during his term of employment, he will receive his pro rata base salary, perquisites and incentive bonus to the date of termination or resignation. If Mr. Boggs is terminated without “cause” or resigns with “adequate justification,” Mr. Boggs will receive 200% of his base salary plus 200% of his annual bonus (as calculated in the employment agreement), continuation of his company benefits (e.g., medical, dental, disability, life insurance) for 24 months, and the immediate vesting of all stock options or stock-based compensation. “Adequate justification” means: (a) our noncompliance with the employment agreement for a period of more than 20 days; (b) a required relocation by Mr. Boggs; or (c) substantial diminution of Mr. Boggs’s responsibility or authority. If Mr. Boggs is terminated with or without “cause” or if Mr. Boggs resigns with “adequate justification,” then Mr. Boggs will be subject to a two year obligation not to compete with us so long as we pay him an additional lump sum equal to 100% of his base salary plus 100% of his annual bonus.

Employment Agreement with Henry Baroco
      Effective July 1, 2004, we entered into an employment agreement with Mr. Baroco, our president and chief operating officer. Mr. Baroco’s agreement provides for an annual base salary of not less than $275,000 and an annual incentive award calculated as a percentage of Mr. Baroco’s base salary based upon our annual pretax net income. The employment agreement has an initial term from July 1, 2004 until June 30, 2006, subject to automatic annual renewals absent prior notice from either party.
      Mr. Baroco’s employment agreement further provided for our grant to Mr. Baroco of options to acquire 20,000 shares of our common stock at an exercise price equal to the closing trading price on the date of grant, August 4, 2004. Pursuant to an amendment to Mr. Baroco’s employment agreement dated October 21, 2005, all of these options became vested. This amendment also required us to grant to Mr. Baroco additional options to acquire 31,000 shares of our common stock at an exercise price of $6.60 per share, and we have granted those options.
      The employment agreement provides for various payments to Mr. Baroco upon cessation of employment, depending on the circumstances. If Mr. Baroco is terminated for “cause” at any time, he will receive his pro rata base salary and perquisites to the date of termination. “Cause” means: (a) willful refusal to follow an order of the board of directors; (b) willful engagement in conduct materially injurious to our interests; (c) indictment for a felony; or (d) material breach of the employment agreement not cured within 60 days and not due to illness. If Mr. Baroco dies or becomes disabled during his term of employment, he will receive his pro rata base salary, perquisites and incentive bonus to the date of termination or resignation. If Mr. Baroco is terminated without “cause” at any time, or if there is a change in control of the company, Mr. Baroco will receive 150% of his base salary plus the average of his annual incentive awards paid for the two prior years. “Change in control” means: (a) a successful tender offer for more than 50% of our stock; (b) a merger after which less than 75% of the new entity is owned by our former shareholders; (c) the sale of substantially all our assets; or (d) an acquisition by a person or certain groups of more than 50% of our stock.

Employment Agreement with Paul McCulloch
      When we closed the acquisition of Goldleaf Technologies on January 31, 2006, Paul McCulloch became one of our executive vice presidents and the president of Goldleaf Technologies. His employment agreement has a term of two years, which term is extended automatically each day for an additional day so that the remaining term will continually be two years, until such time as either party gives notice to fix the term to a finite term of two years, commencing on the date of such written notice. Mr. McCulloch received a signing bonus of $1.5 million, payable in the form of $500,000 in cash and two unsecured promissory notes, one in the original principal amount of $850,000 originally due June 15, 2006 and the other in the original principal amount of $150,000 due April 30, 2007. (On June 15, 2006, we paid Mr. McCulloch $350,000, plus interest, on the $850,000 note, and on July 15, 2006, we paid him the remaining balance of $500,000, plus interest.) Both notes bear interest at the prime rate and mature in one balloon payment of principal and all accrued interest on the due date. Mr. McCulloch will receive a base salary of $250,000 per year and will be entitled to participate in our executive bonus plan and to participate in all retirement, life and health insurance, disability and other similar benefit plans or programs, provided that he will not be required to pay the premiums for those benefits. On January 23, 2006, as an inducement to him to enter into his employment agreement, we granted Mr. McCulloch options to purchase 180,000 shares of common stock at an exercise price of

$6.65 per share, the closing price of our common stock on the Nasdaq Capital Market on the previous trading day. If we terminate Mr. McCulloch’s employment without cause, or if he terminates his employment for “good reason”, for two years we will pay Mr. McCulloch (at its regular pay intervals) the amount of his then current base salary, and continue to permit him to participate in all retirement, life and health insurance, disability and other similar benefit plans or programs, without charge for premiums. “Good reason” means: (a) a change in Mr. McCulloch’s duties or status following a change in control; (b) a reduction in his base salary or target bonus following a change in control; (c) a relocation of his principal office greater than 50 miles following a change in control. A “change in control” is defined in the employment agreement to mean: (a) transfer of more than 40% of our voting securities to a third party; (b) a merger, consolidation, or reorganization that results in a significant change to the composition of our shareholders; (c) our bankruptcy; or (d) the sale of substantially all of our assets.

PRINCIPAL SHAREHOLDERS
      We are authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of July 14, 2006, there were outstanding: 3,163,290 shares of common stock (net of treasury shares); 21,537.8125 shares of Series A preferred stock; 40,031 shares of Series B preferred stock; and 10,667.3973 shares of Series C preferred stock. For more information regarding the shares of preferred stock and warrants we issued and will issue to Lightyear, see “Certain Relationships and Related Party Transactions— Transactions with Lightyear.”
      The following table shows, as of July 14, 2006, the amount of our common stock beneficially owned, unless otherwise indicated, by (a) all shareholders we know to be the beneficial owners of more than 5%, (b) each of our directors and named executive officers and (c) all directors and executive officers as a group. Based on information furnished by the owners and except as otherwise noted, we believe that the beneficial owners of the shares listed below have, or share with a spouse, voting and investment power with respect to the shares. The address for all of the persons listed in the table below is, except as otherwise listed in the footnotes, 9020 Overlook Boulevard, Third Floor, Brentwood, Tennessee 37027. The figures set forth in the table below give effect to the one-for-five reverse stock split that will occur before the closing of this offering. For the persons identified with the † symbol below, the amounts and percentages in the columns under the heading “Prior to the Offering and the Lightyear Recapitalization” do not include shares underlying the stock options for which vesting will be accelerated on the closing of the offering. Those shares are reflected in the columns under the heading “After the Offering and the Lightyear Recapitalization.” See “Certain Relationships and Related Party Transactions—Acceleration of Stock Options on Closing of this Offering” for the amounts of options so accelerated for each of those persons.

	Prior to the Offering and the		After the Offering and the
	Lightyear Recapitalization(1)		Lightyear Recapitalization

Name and Address of Beneficial Owner	Amount	Percent of Class	Amount	Percent of Class

Common Stock:
The Lightyear Fund, L.P.(2)(3)	3,811,790	54.5%		%
Wynnefield Capital Management LLC(2)(4)	395,603	12.4
David M. Knott(2)(5)	287,993	9.0
Potomac Capital Management LLC(2)(6)	236,471	7.4
Gruber and McBaine Capital Management, LLC(2)(7)	194,180	6.1
John M. Stein and Steven N. Stein(2)(8)	176,194	5.5
Henry M. Baroco(9)†	191,252	5.7
G. Lynn Boggs(10)†	69,273	2.2
Paul McCulloch†	24,899	*
Brian O’Neill(11)†	11,939	*
David B. Ingram(12)	13,067	*
W. Todd Shiver†	7,348	*
Brian M. Riley(13)	6,206	*
Matthew W. Pribus†	4,675	*
J. Scott Craighead(14)†	3,000	*
Robert A. McCabe, Jr.(15)	1,000	*
John D. Schneider(16)	2,042	*
David W. Glenn(17)	0	*
Thierry F. Ho(18)	0	*
Lawrence A. Hough(19)	3,000	*
Scott R. Meyerhoff†	0	*
All directors and executive officers as a group (13 persons)(20)	326,390	9.6

	Prior to the Offering and the		After the Offering and the
	Lightyear Recapitalization(1)		Lightyear Recapitalization

Name and Address of Beneficial Owner	Amount	Percent of Class	Amount	Percent of Class

Series A Preferred Stock:
The Lightyear Fund, L.P.(2)(3)	21,537.8125	100.0	0	0
Series B Preferred Stock:
Synovus Financial Corporation	40,031	100.0	0	0
Series C Preferred Stock:
The Lightyear Fund, L.P.(2)(21)	10,667.3973	100.0	0	0

*	Less than 1%.

(1)	The percentages shown are based on 3,163,290 shares of common stock outstanding on July 14, 2006. Pursuant to Rule 13d-3 under the Exchange Act, shares of common stock which a person has the right to acquire pursuant to the exercise of stock options and warrants held by such holder that are exercisable within 60 days of such date are deemed outstanding for the purpose of computing the percentage ownership of such person, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	The address for The Lightyear Fund, L.P. is 375 Park Avenue, 11th Floor, New York, NY 10152. The address for Wynnefield Capital Management, LLC is 450 Seventh Avenue, Suite 509, New York, NY 10123. The address for David M. Knott is 485 Underhill Boulevard, Suite 205, Syosset, NY 11791. The address for Potomac Capital Management LLC is 153 E. 53rd Street, 26th Floor, New York, NY 10022. The address for Gruber and McBaine Capital Management, LLC is 50 Osgood Place, Penthouse, San Francisco, CA 94133. The address for John M. Stein and Steven N. Stein is 507 Curew Tower, 441 Vine Street, Cincinnati, OH 45202.
(3)	Pursuant to the warrants issued to Lightyear on January 20, 2004, December 9, 2005, April 1, 2006 and July 1, 2006. Lightyear is the beneficial owner of 3,811,780 shares of our common stock. Subject to adjustment for stock splits, reorganizations or similar events, or adjustments relating to distributions to all of the holders of our common stock, the exercise price of the warrants exercisable for 3,200,000 shares is $6.25 per share, and the exercise price of the warrants exercisable for 611,790 shares is $6.60 per share.
(4)	As reported on a Schedule 13D/A filed with the SEC on November 23, 2005 and a Form 4 filed with the SEC on April 10, 2006. Wynnefield Capital Management, LLC holds an indirect beneficial interest in 106,415 shares owned by Wynnefield Partners Small Cap Value, L.P. Wynnefield Capital Management, LLC holds an indirect beneficial interest in 149,980 shares owned by Wynnefield Partners Small Cap Value, L.P. I. Wynnefield Capital, Inc. holds an indirect beneficial interest in 136,208 shares owned by Wynnefield Small Cap Value Offshore, Ltd. Mr. Nelson Obus, as the sole general partner of Channel Partnership II, L.P., holds an indirect beneficial interest in the 3,000 shares owned by Channel Partnership II, L.P., which is an entity related to Wynnefield Capital Management LLC.
(5)	As reported on a Schedule 13G filed with the SEC on February 14, 2006. Mr. Knott reports sole voting and dispositive power over 159,080 shares, shared voting over 94,292 shares and shared dispositive power over 97,872 shares.
(6)	As reported on a Schedule 13G/A filed with the SEC on February 28, 2006. Voting power and dispositive power are reported to be shared with Potomac Capital Management Inc. and Paul J. Solit.
(7)	As reported on a Schedule 13G filed with the SEC on February 13, 2006. Voting power and dispositive power are reported to be shared with Jon D. Gruber, J. Patterson McBaine, Eric B. Swergold, and J. Lynne Rose.
(8)	As reported on a Schedule 13G filed with the SEC on June 16, 2006, John M. Stein and Steven N. Stein each control: (i) Financial Stocks, Inc., which is the general partner of Financial Stocks Limited Partnership, which is the direct owner of 112,843 shares of our common stock;

and (ii) Elbrook Holdings, LLC, which is the investment manager of Financial Stocks Master Fund, Ltd., which is the direct owner of 63,350 shares of our common stock.
(9)	Includes options to purchase 170,871 shares of common stock.

(10)	Includes options to purchase 3,002 shares of common stock and 3,447 shares owned by Mr. Boggs’ children.

(11)	Includes options to purchase 11,315 shares of common stock.

(12)	Includes 66 shares owned by Ingram Entertainment Inc., an entity controlled by Mr. Ingram, and options to purchase 5,000 shares of common stock.
(13)	Mr. Riley shares investment power with his spouse in 6,006 shares. Mr. Riley resigned from his position on April 20, 2006, effective May 15, 2006.
(14)	Includes options to purchase 3,000 shares of common stock.
(15)	Mr. McCabe was nominated to our board of directors by Lightyear pursuant to the securityholders agreement. Mr. McCabe disclaims beneficial ownership of the shares held by Lightyear.
(16)	Includes options to purchase 363 shares of common stock.
(17)	Mr. Glenn is a managing director of Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P. Mr. Glenn disclaims beneficial ownership of the shares held by Lightyear.
(18)	Mr. Ho is a senior vice president of Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P. Mr. Ho disclaims beneficial ownership of the shares held by Lightyear.
(19)	Mr. Hough was nominated to our board of directors by Lightyear pursuant to the Lightyear securityholders agreement. Mr. Hough disclaims beneficial ownership of the shares held by Lightyear.
(20)	Includes options to purchase 194,550 shares of common stock.
(21)	Shares of Series C preferred stock have limited voting rights.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Transactions with Lightyear
          Historical Transactions with Lightyear
      Two of our directors, Mr. Ho and Mr. Glenn are executive officers of Lightyear Capital, LLC, a private equity investment firm providing buyout and growth capital to companies in the financial services industry. Based in New York, Lightyear Capital manages approximately $2 billion in assets with investments across the financial services spectrum. Lightyear Capital is an affiliate of The Lightyear Fund, L.P., a $750 million private equity fund that is a member of Lightyear PBI Holdings, LLC, or Lightyear. As of April 1, 2006, Lightyear owns 21,012.5 shares of Series A preferred stock and 10,000 shares of Series C preferred stock. On April 1, 2006, we declared a payment-in-kind dividend, or PIK dividend, in lieu of a cash dividend on our Series A preferred stock, increasing the outstanding number of shares of Series A preferred stock as explained below. Effective July 1, 2006, we declared a PIK dividend in lieu of a cash dividend on our Series A preferred stock and our Series C preferred stock, increasing the outstanding number of shares of Series A preferred stock and Series C preferred stock as explained below. We have engaged in several transactions with Lightyear since January 20, 2004 as described below.
      On January 20, 2004, we issued 20,000 shares of Series A preferred stock to Lightyear for $20.0 million in cash. Each share of Series A preferred stock was initially entitled to 160 votes per share, but the number of votes per share has been reduced slightly to 159.6 votes due to the issuance of additional shares of Series A preferred stock on April 1, 2006 as described below. In connection with Lightyear’s purchase of the Series A preferred stock, we also issued to Lightyear a warrant entitling Lightyear to purchase up to 3,200,000 shares of our common stock at a price of $6.25 per share, and we entered into the securityholders agreement with Lightyear that grants Lightyear the right to nominate four out of seven nominees for election to our board of directors. In the securityholders agreement, we agreed to use our best efforts to cause the election of each nominee of Lightyear to the board. As noted above, two of our directors, Mr. Glenn and Mr. Ho, are affiliated with Lightyear.
      The Lightyear securityholders agreement grants “demand” and “piggyback” registration rights to Lightyear with respect to any shares of our common stock that Lightyear acquires upon exercise of the warrants that we have granted to Lightyear. These demand registration rights can be exercised, subject to limitations, not more than four times and not more than once in any 180-day period. Further, for Lightyear to be eligible to request registration of its shares, the expected aggregate price to the public of the securities sold in the registration must be at least $8.0 million or the number of securities sought to be registered must equal at least 10% of our outstanding common stock. We are also required to pay all registration expenses incurred by Lightyear in any such registration.
      The Lightyear securityholders agreement also provides that, subject to limitations, including the discretion of the managing underwriter in an underwritten offering, Lightyear may request inclusion of their securities in any registration of securities by us. We are also required to pay all registration expenses incurred by Lightyear in any such registration. Lightyear has waived any right under the securityholders agreement to participate in this offering.
      On December 9, 2005, we issued to Lightyear a $10.0 million senior subordinated note due on December 9, 2010 as approved by our shareholders during a special shareholders meeting on December 7, 2005. Also on that date, we issued warrants to Lightyear that gave Lightyear the right to purchase 757,575 shares of our common stock at an exercise price of $6.60 per share. We paid Lightyear a fee of $250,000 in connection with this transaction and agreed to reimburse Lightyear for its legal fees up to $100,000. On January 23, 2006, as described below, we issued shares of our Series C preferred stock in exchange for the Lightyear note, and we amended and restated the warrants we had issued to Lightyear on December 9, 2005.
      On January 23, 2006, we entered into an amended and restated credit agreement with Bank of America, which, as subsequently amended, provides for a total of $25.0 million, has a two-year term and is secured by a pledge of all of our assets. In connection with the credit facility:

•	The Lightyear Fund, L.P. guaranteed a $6.0 million term loan included in the facility that matures on July 23, 2006, and we agreed to pay The Lightyear Fund, L.P. a fee of $45,000 and to reimburse The Lightyear Fund, L.P. for up to $50,000 of its expenses in connection with this guaranty;

•	Lightyear exchanged its senior subordinated $10.0 million note for 10,000 shares of our Series C preferred stock; and

•	we amended and restated the warrants that we issued in December 2005 in connection with the Lightyear note.
      The shares of Series C preferred stock issued to Lightyear have a mandatory redemption date of December 9, 2010 at a redemption price of $10.0 million, and they have a 10% annual dividend rate that increases to 12% on June 9, 2007. The shares of Series C preferred stock have very limited voting rights. Due to the mandatory redemption requirement, we include the Series C preferred stock in the liability section of our consolidated balance sheet.
      The amended and restated warrant agreement and warrants give Lightyear the right to purchase, at the exercise price of $6.60 per share, subject to adjustment:

•	up to 378,788 shares of common stock at any time through January 20, 2014; and

•	beginning on June 9, 2007, up to an additional 378,787 shares of common stock at any time through January 20, 2014.
      The amended and restated warrant agreement and warrants also provide that Lightyear can pay the exercise price:

•	in cash or by wire transfer;

•	by the surrender of shares of common stock that would otherwise be issuable upon exercise of the warrant that have a market price equal to the aggregate exercise price; or

•	through a redemption of shares of Series C preferred stock having a liquidation value equal to the aggregate exercise price.
Under the terms of the amended warrant agreement and amended warrants, if we redeem any shares of Series C preferred stock on or before June 9, 2007, then the right to purchase one share under the warrant that becomes exercisable on June 9, 2007 will be terminated for each $26.40 that is paid to Lightyear for the redemption of the Series C preferred stock. The designations in the charter regarding the Series A preferred stock provide that the voting rights of the Series A preferred stock will be proportionately reduced as the Lightyear warrants issued in connection with the Series A preferred stock are exercised such that, upon full exercise of the warrants, the Series A preferred stock will have no voting rights.
      Under the terms of the Bank of America credit facility, we are prohibited from declaring and paying cash dividends on the Series A, Series B and Series C preferred stock during the term of the facility. On January 23, 2006, Lightyear agreed to accept PIK dividends consisting of preferred stock, and warrants, in lieu of cash dividends on (a) the Series A preferred stock through January 1, 2007 and (b) the Series C preferred stock through January 1, 2008. Accordingly, on April 1, 2006, we issued:

•	an additional 500 shares of Series A preferred stock to Lightyear in lieu of $500,000 in cash dividends that became due on January 1, 2006 on the Series A preferred stock;

•	an additional 512.5 shares of Series A preferred stock to Lightyear in lieu of $512,500 in cash dividends that became due on April 1, 2006 on the Series A preferred stock; and

•	warrants to Lightyear that give Lightyear the right to purchase 153,409 shares of our common stock at an exercise price of $6.60 per share.
      Furthermore, effective July 1, 2006, we issued:

•	an additional 525.3125 shares of Series A preferred stock to Lightyear in lieu of $525,312.50 in cash dividends that became due on July 1, 2006 on the Series A preferred stock;

•	an additional 667.3973 shares of Series C preferred stock to Lightyear in lieu of $556,164.40 in cash dividends that became due on July 1, 2006 on the Series C preferred stock; and

•	warrants to Lightyear that give Lightyear the right to purchase 79,593 shares of our common stock at an exercise price of $6.60 per share.
      If we are unable to repay the $6.0 million Term B loan by September 30, 2006, and The Lightyear Fund, L.P. is required to repay the Term B loan on our behalf, then we will be obligated to issue new Series D preferred shares to The Lightyear Fund, L.P. If issued, the Series D preferred shares will carry a 10% per annum dividend rate, will have a mandatory redemption date nine months from the date of issuance, and will require the issuance of warrants to purchase 13,209 shares of common stock with an exercise price of $0.05 per share. We would also be required to pay to The Lightyear Fund, L.P. a closing fee equal to 3.75% of the amount it repays to Bank of America.

Lightyear Recapitalization
      Overview. At the closing of this offering, we will use approximately $34.4 million of the net proceeds of this offering to purchase and retire all of the outstanding shares of our Series A preferred stock and Series C preferred stock from Lightyear and to purchase and cancel a portion of common stock warrants that we issued to Lightyear as described below. We will also issue shares of our common stock to Lightyear in exchange for a portion of other common stock warrants we issued to Lightyear in January 2004 and April 2006 in connection with the Series A preferred stock. The precise number of shares of common stock we issue to Lightyear will be equal to 14.9% of the shares of our common stock to be outstanding after the closing of this offering, calculated on a fully diluted basis as described below. We refer to these transactions with Lightyear and other related matters described below as the Lightyear recapitalization.
      Redemption of Series A Preferred Stock and Series C Preferred Stock. Lightyear will surrender to us for cancellation all of its Series A preferred stock and Series C preferred stock. In exchange, we will pay Lightyear a purchase price equal to the liquidation preference of those shares, including accrued but unpaid dividends, which we estimate to be approximately $33.0 million, assuming a closing date of September 30, 2006.
      Recapitalization of Warrants Related to Series A Preferred Stock. In the recapitalization, Lightyear will surrender to us for cancellation:

•	the warrant we issued to Lightyear in January 2004, which entitles Lightyear to purchase 3,200,000 shares of our common stock at an exercise price of $6.25 per share;

•	the PIK warrants we issued to Lightyear in April 2006, which entitle Lightyear to purchase 153,409 shares of our common stock at an exercise price of $6.60; and

•	the PIK warrants we issued to Lightyear in July, 2006, which entitle Lightyear to purchase 79,592 shares of our common stock at an exercise price of $6.60.
To recapitalize these warrants, we will issue that number of shares of our common stock equal to 14.9% of the fully diluted common stock as of the closing of the offering. For purposes of this calculation under our agreement with Lightyear, the fully diluted common stock as of the closing of the offering means:

•	the number of shares of common stock issued and outstanding immediately following the closing, excluding shares underlying (A) the preferred stock and warrants owned by Lightyear and (B) our Series B preferred stock, which we will redeem from the holder of that stock as promptly as practicable following Closing; plus

•	212,121 shares of common stock, which is the number of shares we agreed with Lightyear as representing the estimated number of shares we are obligated to issue to the former Captiva members under an earnout arrangement; plus

•	the number of shares of common stock allocable to the issued and outstanding options to purchase common stock as of the closing (up to 1,542,936 shares of common stock), as calculated using the treasury stock repurchase method at the offering price.
For example, if                      shares of common stock are outstanding immediately before the offering and we issue                      shares at a price of $          per share in this offering, we estimate that we will issue a total of                      shares to Lightyear at the closing of this offering, which shares would equal 14.9% of the fully diluted common stock as of the closing of this offering, or      % of the number of shares of common stock then outstanding, without regard for options that are outstanding as so calculated or contingent shares we may be obligated to issue. Lightyear has agreed, for a period of 18 months from the closing with certain limited exceptions, not to offer to sell, contract to sell, or otherwise sell, pledge, dispose of or hedge, directly or indirectly, any of the shares of common stock we issue to Lightyear in the recapitalization.
      Redemption of January 2006 Warrant. Lightyear will surrender to us for cancellation a warrant we issued to Lightyear in January 2006, which entitles Lightyear to purchase 378,788 shares of our common stock at an exercise price of $6.60 per share. In exchange, we will pay Lightyear $1.2 million.
      Termination of Remaining Warrant According to its Terms. Lightyear will surrender to us for cancellation a warrant we issued to Lightyear in January 2006, in connection with the issuance of the Series C preferred stock, to purchase 378,787 shares of our common stock at an exercise price of $6.60 per share that becomes exercisable on June 9, 2007. Under the terms of the warrant, it is terminated if we redeem the Series C preferred stock in full within 18 months of the date we issued the warrant.
      Registration Rights. Lightyear will be entitled to a single piggyback registration right during the 18 months following the closing of the Lightyear recapitalization. After that time, Lightyear will have a one-time demand and unlimited piggyback registration rights.
      Termination of Prior Agreements. At the closing of the offering, all obligations and agreements between Lightyear and us will be terminated, excluding the obligations associated with the Lightyear recapitalization.

      Covenants of Lightyear to Vote for the Lightyear Recapitalization. Lightyear has agreed to vote its shares of our voting stock:

•	to approve any proposal required to be made to our shareholders to facilitate this offering or any other transaction by which we raise the equity and/or debt required to consummate the Lightyear recapitalization;

•	against any proposal made in opposition to, or in competition or inconsistent with, the Lightyear recapitalization; and

•	against any liquidation or winding up of us.
      Right of Lightyear to Nominate One Director After Closing. In addition, Lightyear has agreed that, immediately following the closing of this offering, David Glenn will be the sole director nominated to our board by Lightyear. Accordingly, Mr. Ho will resign from the board immediately following the closing of this offering. Mr. McCabe and Mr. Hough, who were nominated to the board by Lightyear but who are not affiliated with Lightyear, will continue to serve on the board. We have agreed, following the closing, to take the actions required under applicable law to cause our board of directors, including any nominating committee, to nominate and elect Mr. Glenn to continue to serve on our board of directors until the earlier of (a) his resignation or (b) the date on which Lightyear has disposed of one-third of the shares we issue to Lightyear in the recapitalization. If Mr. Glenn dies, becomes disabled, retires, resigns or is removed (with or without cause) from our board before the termination of Lightyear’s rights to nominate him to our board, Lightyear may designate another individual to be elected to fill the vacancy created by his departure from the board, and we have agreed to cause the vacancy to be filled by Lightyear’s new designee as soon as possible.
      Conditions to Closing of Lightyear Recapitalization. Unless Lightyear waives these conditions in writing, the Lightyear capitalization will close when all of the following events have occurred:

•	we have repaid all principal and accrued interest on our Bank of America credit facility;

•	we have obtained Bank of America’s release of The Lightyear Fund, L.P. from its guarantee of a portion of our credit facility;

•	our special committee, with input and advice from our management and from Friedman, Billings, Ramsey & Co., Inc., has selected co-managing underwriters for this offering and the co-managing underwriter has been named on the cover of this prospectus;

•	we enter into an agreement with Lightyear that is intended to allow Lightyear to qualify its investment in us as a “venture capital investment” as defined under federal regulations;

•	we provide irrevocable notice of our intent to redeem our Series B preferred stock to the holder of our Series B preferred stock; and

•	at the time that we have satisfied the above conditions, there is no pending material shareholder litigation in connection with the offering or the Lightyear recapitalization naming as defendants Lightyear or any of our directors nominated by Lightyear.
In addition, if we fail to redeem our Series B preferred stock within 60 days following the closing of the Lightyear recapitalization, we will issue additional shares of our common stock to Lightyear so that Lightyear’s beneficial ownership remains at 14.9% of the fully diluted shares.
      Indemnification. We have agreed to indemnify Lightyear, its affiliates and our directors that were nominated by Lightyear for any damages they incur in connection with this offering or the Lightyear recapitalization.

      Expenses of Lightyear. We have agreed to pay the legal fees of Lightyear associated with the Lightyear recapitalization in an amount not to exceed $200,000. Those fees are included in the estimated $34.4 million of the net proceeds of this offering to be paid to Lightyear as disclosed above.
Captiva Merger
      On December 9, 2005, Captiva merged into CSL Acquisition Corporation, our wholly owned subsidiary, in accordance with an agreement and plan of merger dated October 20, 2005, among us, Captiva, CSL Acquisition Corporation and certain Captiva members. Our shareholders approved the merger and other related proposals at a special shareholders meeting held on December 7, 2005. In connection with the merger, we entered into an employment agreement with Mr. Boggs, under which he became our chief executive officer. For a description of the terms of Mr. Boggs’ employment agreement, see “Executive Compensation— Employment Agreements with Executive Officers— Employment Agreement with Lynn Boggs.”

Interests of Lynn Boggs in the Captiva Merger
      Mr. Boggs was the beneficial owner of approximately 37% of the equity interests in Captiva. In connection with the Captiva merger, Mr. Boggs or an affiliate of Mr. Boggs received the following:

•	repayment of his original $25,000 investment in Captiva;

•	repayment of his $125,000 loan to Captiva, plus interest of $3,246;

•	the cancellation of his personal guarantee of a $500,000 bank loan to Captiva that was repaid from the cash portion of the merger consideration;

•	$961,107 in cash from the cash portion of the merger consideration after all debt and certain other obligations were repaid;

•	57,221 shares of our common stock; and

•	the right under an earnout arrangement to receive up to 91,554 additional shares of our common stock based upon additional revenue generated from acquisitions or strategic bankers’ bank partnerships during 2006.
      In addition, Mr. Boggs’ children received a total of 3,447 shares of our common stock for their interests in Captiva. We also granted options to Mr. Boggs as described below. Mr. Boggs is liable for indemnification under the terms of the merger agreement and received registration rights with respect to the shares he received as part of the merger consideration. Also in connection with the Captiva merger, we assumed Captiva’s obligation to pay deferred compensation due from Captiva to Mr. Boggs in the amount of $25,000 per month (plus applicable taxes associated with those payments) for the period from April 1, 2005 through December 9, 2005. We paid Mr. Boggs $200,000 on December 15, 2005 under this arrangement.

Interests of Former Director Glenn Sturm in the Captiva Merger
      Glenn W. Sturm, a former director who resigned effective December 12, 2005, was the beneficial owner of approximately 37% of the equity interests in Captiva. In connection with the Captiva merger, Mr. Sturm or a family limited liability partnership he beneficially owns received the following:

•	repayment of his original $25,000 investment in Captiva;

•	repayment of his $125,000 loan to Captiva, plus interest of $3,246;

•	the cancellation of his personal guarantee of a $500,000 bank loan to Captiva that was repaid from the cash portion of the merger consideration;

•	approximately $966,360 in cash from the cash portion of the merger consideration after all debt and certain other obligations were repaid;

•	approximately 57,454 shares of our common stock; and

•	the right under an earnout arrangement to receive up to 91,927 additional shares of our common stock based upon additional revenue generated from acquisitions or strategic bankers’ bank partnerships during 2006.
      Mr. Sturm’s family limited liability partnership referenced above is liable for indemnification under the terms of the merger agreement and has received registration rights with respect to the shares it received as part of the merger consideration. We also granted options to Mr. Sturm as described below. For a description of Mr. Sturm’s beneficial ownership of our shares, see “Legal Matters.”

Interests of Certain Other Persons in the Captiva Merger— Adoption of the Private Business, Inc. 2005 Long-Term Equity Incentive Plan and Grant of Options Thereunder
      In connection with the Captiva merger, we established the Private Business, Inc. 2005 Long-Term Equity Incentive Plan. Our shareholders approved the 2005 Plan at the December 7, 2005 shareholders meeting. Under the 2005 Plan, we reserved for issuance 1,007,376 shares of our common stock, which represented 15% of the number of our fully-diluted shares then outstanding. On October 20, 2005, the date the Captiva merger agreement was signed, our compensation committee (without Mr. Sturm) granted options under the 2005 Plan exercisable for 674,942 shares of our common stock at an exercise price of $6.60 per share to the following persons. Options granted to our executive officers and directors and to the officers of Captiva under the 2005 Plan are shown in the following table:

Name and Position with	Position with Private Business
Private Business on the Date of Grant	after the Captiva Merger	Number of Options

Henry M. Baroco	President and Chief	60,000
Chief Executive Officer	Operating Officer
J. Scott Craighead	Chief Financial Officer	40,000
Chief Financial Officer
Brian P. O’Neill	None	5,000
Executive Vice President Strategic Development(1)
Glenn W. Sturm	None	134,000
Director (and also a Captiva member)(2)

Name and Position with
Captiva on the Date of Grant

G. Lynn Boggs	Chief Executive Officer	155,942
Chief Executive Officer
Scott R. Meyerhoff	Executive Vice President,	90,000
Chief Financial Officer	Finance and Strategy
W. Todd Shiver	Executive Vice President,	80,000
Senior Vice President and Secretary	Financial Institution Sales
Matthew W. Pribus	Executive Vice President,	80,000
Senior Vice President	Information Technology
	and Operations

(1)	Mr. O’Neill resigned as executive vice president, strategic development effective December 31, 2005 and is now an advisor to us.

(2)	Effective December 12, 2005, Mr. Sturm resigned from his position as a member of our board of directors. Under the terms of an agreement between us and Mr. Sturm, he retains the options described above, which vest in accordance with the terms of the option agreement and will remain exercisable for the duration of their 10-year term, subject to the acceleration of vesting described below.

      The exercise price of options granted under the 2005 Plan on October 20, 2005 was $6.60 per share, and the closing price of our common stock on the Nasdaq Capital Market on that date was $6.10 per share. The options will vest 25% on each of the first four anniversaries following the closing of the merger subject to continued employment, provided that all of the options will vest immediately on the closing of this offering, as described in the following section.
Acceleration of Stock Options on Closing of this Offering
      We granted options under the Private Business, Inc. 2005 Long-Term Equity Incentive Plan to our executive officers, key employees and a former director in 2005 and 2006. Because this offering is a firm commitment underwriting in which the underwriters will acquire more than 50% of our voting securities, the vesting of those options will accelerate on the closing of this offering. The options granted in connection with the Captiva merger and the Goldleaf Technologies acquisition in each case would otherwise have vested 25% on each of the first four anniversaries following the closing of the applicable transaction subject to continued employment. The executive officers and a former director listed below hold the numbers of options shown. These individuals are expected to agree to the lock-up agreements described in “Underwriting” that will subject the shares underlying one-half of their options to a lock-up period of 180 days and the shares underlying the remaining one-half of their shares to a lock-up period of two years, subject to extension as described in “Underwriting.”

Name and Position	Number of Options	Transaction

G. Lynn Boggs	155,942	Captiva
Chief Executive Officer
Henry M. Baroco	60,000	Captiva
President and Chief Operating Officer
Scott R. Meyerhoff	90,000	Captiva
Executive Vice President, Finance and Strategy
J. Scott Craighead	40,000	Captiva
Chief Financial Officer
W. Todd Shiver	80,000	Captiva
Executive Vice President, Sales and Marketing
Matthew W. Pribus	80,000	Captiva
Executive Vice President, Information Technology and Operations
R. Paul McCulloch	180,000	Goldleaf
Executive Vice President and President of Goldleaf Technologies
Brian P. O’Neill	5,000	Captiva
Executive Vice President Strategic Development(1)
Glenn W. Sturm	134,000	Captiva
Former Director(2)

(1)	Mr. O’Neill resigned as executive vice president, strategic development effective December 31, 2005 and is now an advisor to us.
(2)	Effective December 12, 2005, Mr. Sturm resigned from his position as a member of our board of directors.

DESCRIPTION OF CAPITAL STOCK
      Upon the closing of this offering, our authorized capital stock, after giving effect to the one-for-five reverse stock split, will consist of 100,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share. In this section, we describe the material features and rights of our common stock. As it is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and bylaws, copies of which are incorporated by reference in the registration statement of which this prospectus is a part, as well as to the relevant portions of Tennessee law.
Common Stock
      General. As of August 15, 2006, there were 3,163,290 shares of common stock outstanding, net of treasury shares, and 386 shareholders of record. After this offering, we expect there will be                      shares of our common stock outstanding and                      shares outstanding if the underwriters exercise their over-allotment option in full.
      Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Each outstanding share of common stock is entitled to vote on all matters submitted to a vote of shareholders.
      Dividends. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for that purpose at the time and in the amounts as our board of directors may determine from time to time.
      Liquidation, Dissolution and Winding Up. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive pro rata our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
      Redemption, Conversion and Preemptive Rights. The shares of common stock are not redeemable or convertible, and the holders of common stock have no preemptive or subscription rights to purchase any of our securities.
      Assessment. The issued and outstanding shares of common stock are, and the shares of common stock being issued in the offering will be, validly issued, fully paid and nonassessable.
Preferred Stock
      As of August 15, 2006, there were 21,537.8125 shares of Series A preferred stock, 40,031 shares of Series B preferred stock and 10,667.3973 shares of Series C preferred stock outstanding. Immediately after the closing of this offering, we intend to repurchase and retire all the outstanding shares of our preferred stock. See “Use of Proceeds.”
Future Rights to Issue Preferred Stock
      Following the completion of this offering and the redemption of all of our preferred stock, our board of directors will have the authority, without further action by the shareholders, to issue from time to time up to 20,000,000 undesignated shares of preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions of that stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of the company.
Anti-Takeover Effects of Provisions of our Charter and Bylaws
      The provisions of our articles of incorporation, our bylaws and Tennessee law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.
      Our charter and bylaws provide for the board of directors to be divided into three classes, as nearly equal in number as possible. The term of the Class 2 directors will expire at the 2007 annual meeting of shareholders, the term of the Class 3 directors will expire at the 2008 annual meeting of shareholders and the term of the Class 1 directors will expire at the 2009 annual meeting of shareholders. At each annual meeting of shareholders, successors to the class of directors whose term expires at that meeting will be elected to serve for three-year terms or until their successors are duly elected and qualified.
      Our charter and bylaws provide that the board of directors will range from one to 12 directors and that the size of the board of directors may be fixed by the directors then in office. To increase the number of our directors beyond 12, shareholders representing 70% of the shares entitled to vote generally on the election of directors must, as a single class, vote in favor of the increase. Our bylaws currently provide that at least two of the members of our board of directors must be independent directors. Following this offering and the redemption of our Series A, Series B and Series C preferred stock, however, we will revise our bylaws to comply with the listing requirements of the Nasdaq National Market, which requires a majority of our directors to be independent. Our directors are elected by a plurality of votes cast at the annual meeting of shareholders or at a special meeting called for the purpose of electing directors. Vacancies in the board of directors created by the removal or resignation of a Lightyear-nominated director may only be filled by the board of directors with another Lightyear designee. Otherwise, vacancies in the board of directors and newly created directorships resulting from any increase in the authorized number of directors are filled by a majority of directors then in office, except that vacancies resulting from a removal of a director for cause by the shareholders shall be filled by a vote of the shareholders. Our bylaws provide that a director may be removed only for cause by an affirmative vote of holders of at least a majority of the voting power of the shares entitled to vote at a special meeting of the shareholders called for the purpose of removing the director. The provisions relating to the size of our board, the removal of directors and the filling of vacancies on the board of directors contained in the Tennessee Act, our charter and our bylaws will preclude a third party from removing incumbent directors without cause and simultaneously gaining control of the board of directors by filling, with its own nominees, the vacancies created by removals. These provisions also reduce the power of shareholders generally, even those with a majority voting power, to remove incumbent directors without cause and to fill vacancies on the board of directors.
      Our charter and bylaws provide that any action of the shareholders of our common stock must be effected at a duly called meeting and not by a consent in writing. Our charter and bylaws do not permit shareholders to call special meetings of shareholders. A special meeting of shareholders may only be called by our president or a majority of the board of directors.
      Our bylaws establish an advance notice procedure for the nomination, other than by or at the direction of the board of directors or a committee of it, of candidates for election as directors as well as for other shareholder proposals to be considered at shareholders’ meetings. Notice to us from a shareholder who proposes to nominate a person at a meeting for election as a director must contain:

•	the name and address of the shareholder who intends to make the nomination as it appears on our books;

•	the name, age, business address, residential address and principal occupation or employment of the nominee;

•	the class and number of our shares that are beneficially owned by both the shareholder who intends to make the nomination and the nominee, held as of the record date of the meeting, if the record date is publicly available, and as of the date of the notice; and

•	any other information relating to the nominee proposed by the shareholder that is required to be disclosed in a proxy solicitation for the election of directors or otherwise required pursuant to Regulation 14A under the Exchange Act, including the written consent of each nominee to be named in the proxy statement as a nominee and to serve as a director if so elected.
      The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this nomination procedure. The purpose of requiring advance notice is to afford the board of directors an opportunity to consider the qualifications of the proposed nominees or the merits of other shareholder proposals and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders about these matters. Although the advance notice provisions do not give the board of directors any power to approve or disapprove of shareholder nominations or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the procedures established by our bylaws are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposals, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.
Anti-Takeover Legislation
      Tennessee Business Combination Act. The Tennessee Business Combination Act, or the Combination Act, contained in Tennessee Act Sections 48-103-201 through 48-103-209, provides that any corporation to which the Combination Act applies, which includes us, shall not engage in any business combination with an interested shareholder for a period of five years from the date that the shareholder became an interested shareholder unless before that date the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder (referred to as the “five-year moratorium”).
      The Combination Act defines business combination generally to mean any:

•	merger or consolidation;

•	share exchange;

•	sale, lease, exchange, pledge, mortgage, transfer or other disposition (in one transaction or a series of transactions) of assets representing 10% or more of (a) the market value of the corporation’s consolidated assets, (b) the market value of the corporation’s outstanding shares, or (c) the corporation’s consolidated net income;

•	issuance or transfer of shares from the corporation to the interested shareholder;

•	plan of liquidation or dissolution;

•	reincorporation of the corporation into another jurisdiction if proposed by or on behalf of an interested shareholder;

•	transaction in which the interested shareholder’s proportionate share of the outstanding shares of any class of securities is increased; and

•	financing arrangements pursuant to which the interested shareholder, directly or indirectly, receives a benefit except proportionately as a shareholder.
      Under the Combination Act, an interested shareholder generally is defined as any person who is the direct or indirect beneficial owner of 10% or more of any class or series of the outstanding voting stock, or any affiliate or associate of the corporation who has been the direct or indirect beneficial owner of 10% or more of the voting power of any class or series of the corporation’s stock at any time within the five-year period preceding the date in question.
      Some business combinations are exempt from the Combination Act. Consummation of a business combination that is subject to the five-year moratorium is permitted after that period, provided the transaction complies with all applicable charter and bylaw requirements and applicable Tennessee law and is approved by at least two-thirds of the outstanding voting stock not beneficially owned by the interested shareholder, or when the transaction meets fair price criteria. The fair price criteria include, without limitation, the requirement that the per share consideration received in any such business combination by each of the shareholders is equal to the highest of:

•	the highest per share price paid by an interested shareholder for any shares of the same class or series acquired by it (a) within the five-year period immediately before the announcement date with respect to that business combination or (b) within the five-year period immediately before the transaction in which the interested shareholder became an interested shareholder, whichever is higher; plus, in either case, interest compounded annually at the rate for one-year United States treasury obligations from the earliest date on which the highest per share acquisition price was paid through the consummation date; less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash per share since the earliest date on which the highest per share acquisition price was paid, up to the amount of that interest;

•	the highest preferential amount, if any, that the class or series is entitled to receive on liquidation; and

•	the market value of the shares on either the date the business combination is announced or the date when the interested shareholder reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as set forth above.
      The Tennessee Investor Protection Act. The Investor Protection Act contained in Tennessee Act Sections 48-103-101 through 48-103-113 generally requires the registration, or an exemption from registration, of an individual before that person can make a tender offer for shares of a Tennessee corporation if, after the tender offer, the individual would be directly or indirectly a beneficial owner of more than 10% of any class of the outstanding equity securities of the corporation. Registration requires the filing with the Tennessee Commissioner of Commerce and Insurance of a registration statement, a copy of which must be sent to the corporation, and the public disclosure of the material terms of the proposed offer. The Investor Protection Act also prohibits fraudulent and deceptive practices in connection with takeover offers and provides remedies for violations.
      The Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of a corporation, pursuant to its charter, on a merger, consolidation or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation. Also excluded from the Investor Protection Act are tender offers that are open on substantially equal terms to all shareholders, are recommended by the board of directors of the corporation and include full disclosure of all terms.

      Tennessee Greenmail Act. The Tennessee Greenmail Act, or the Greenmail Act, contained in Tennessee Act Sections 48-103-501 through 48-103-505, prohibits any publicly-traded Tennessee corporation from purchasing any of its shares at a price above the market value from any person who holds more than 3% of the class of securities to be purchased if such person has held the shares for less than two years. For purposes of the Greenmail Act, the market value is the average of the highest and lowest closing market price for such shares during the 30 trading days preceding the purchase and sale of the shares; provided that, if the seller of those shares has commenced a tender offer or has announced an intention to seek control of the corporation, the market price must be based upon the average of the highest and lowest closing price for the shares during the 30 trading days preceding the commencement of the tender offer or the making of the announcement of a tender offer. The Greenmail Act permits the corporation to purchase the shares from the seller if the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or if the corporation makes an offer of at least equal value per share to all holders of shares of that class of stock. Any person who sells securities to a corporation in violation of the Greenmail Act is liable to the corporation for damages equal to two times the amount by which the aggregate sum paid by the corporation for those securities exceeds the maximum amount permitted under the Greenmail Act.
      The effects of the Combination Act, the Investor Protection Act and the Greenmail Act may be to render more difficult a change of control of us by delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider to be in the shareholder’s best interest, including an attempt that might result in the payment of a premium over the market price for the shares held by the shareholder.
Registration Rights
      As described in “Certain Relationships and Related Party Transactions— Captiva Merger,” the former Captiva members have registration rights that do not apply to this offering. Further, as described in “Certain Relationships and Related Party Transactions— Transactions with Lightyear,” Lightyear has certain registration rights that it has waived in connection with this offering.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

SHARES ELIGIBLE FOR FUTURE SALES
      We cannot make any prediction as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could decline because of the sale of a large number of shares of our common stock or the perception that those sales could occur. These factors could also make it more difficult for us to raise funds through future offerings of common stock. See “Risk Factors— Risks Related to this Offering— Our stock price may drop when the lock-up period expires.”
Sale of Restricted Shares
      Based upon the number of shares outstanding as of                , 2006, on the closing of this offering, we expect to have approximately                 shares outstanding, or approximately                 shares if the underwriters exercise their over-allotment option in full, excluding approximately                 shares underlying outstanding options. Of these shares,                 shares, or                 shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction or further restriction under the Securities Act, except that any of those shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. After this offering, approximately                 of our outstanding shares of common stock, or                 shares if the underwriters exercise their over-allotment option in full, will be deemed “restricted securities,” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act, which rules are summarized below, or any other applicable exemption under the Securities Act.

Rule 144
      In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year (and including the holding period of any prior owner except an affiliate), including persons deemed to be our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks before the sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 144(k)
      Under Rule 144(k) under the Securities Act, any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell these shares without regard to the volume limitations, manner of sale provisions, public information requirements or notice provisions of Rule 144.
Options and Warrants
      We have filed registration statements on Form S-8 under the Securities Act to register approximately 1,617,410 shares of common stock issuable under our stock option plans. All of the shares of our common stock issuable upon the exercise of options under our stock option plans and arrangements are and will be freely tradable without restrictions under the Securities Act, except to the extent that the shares are held by an “affiliate” of ours or subject to other contractual restrictions.

      On completion of this offering, there will be no warrants outstanding, because the currently outstanding warrants held by Lightyear will either be purchased by us or exercised by Lightyear concurrently with the closing of this offering.
Lock-up Agreements
      We and our senior executive officers, directors and some of our existing shareholders are subject to the lock-up agreements described in “Underwriting” and a lock-up period of 180 days after the date of this prospectus, subject to extension as described in “Underwriting.” After the expiration of this lock-up period, approximately                 of the shares of common stock subject to the lock-up agreements will be eligible for sale in the public market under Rule 144 under the Securities Act of 1933. In addition, with respect to shares underlying options for which vesting will accelerate upon the closing of this offering, our executive officers and a former director are subject to lock-up agreements described in “Underwriting” and a lock-up period of 180 days for the shares underlying one-half of their options and a lock-up period of two years for the shares underlying the remaining one-half of their options. After the expiration of the first lock-up period, approximately                     of the shares of common stock that may be acquired on the exercise of those options will be eligible for sale in the public market under Rule 144. After two years, the same number of shares of common stock that may be acquired on the exercise of the remaining options will be eligible for sale in the public market. Friedman, Billings, Ramsey & Co., Inc. may release these individuals from their lock-up agreements at any time and without notice, which would allow for earlier sale of shares in the public market.
      Lightyear will also be subject to a lock-up agreement with regard to its shares of our common stock received in the Lightyear recapitalization, as further described in “Underwriting,” and a lock-up period of 18 months after the date of this prospectus, subject to extension as described in “Underwriting.” After the expiration of this lock-up period, approximately                     of the shares of common stock subject to the lock-up agreement will be eligible for sale in the public market under Rule 144 under the Securities Act of 1933.
Registration Rights

Captiva
      In connection with our acquisition of Captiva by merger in December 2005, we entered into a registration rights agreement that grants “piggyback” registration rights to the former Captiva members with respect to the 151,515 shares of our common stock we issued and the 242,424 shares we may become obligated to issue in the future to the former Captiva members under an earnout arrangement. The registration rights agreement provides that, subject to limitations, including the discretion of the managing underwriter in an underwritten offering, the former Captiva members may request inclusion of the shares of our common stock they received in the Captiva merger in any registration of securities by us. We are also required to pay all registration expenses incurred by the former Captiva members in such registration. All shares of our common stock that the Captiva members received in the merger are currently in escrow to secure certain indemnification obligations under the merger agreement. Because of the escrow arrangement and the restricted legend on the stock certificates to that effect, those shares cannot be sold in this offering or in any future offering until the escrow arrangement terminates in April 2007.

Lightyear
      The Lightyear securityholders agreement grants “demand” and “piggyback” registration rights to Lightyear with respect to any shares of our common stock that Lightyear acquires upon exercise of the warrants that we have granted to Lightyear. These demand registration rights can be exercised, subject to limitations, not more than four times and not more than once in any 180-day period. Further, for Lightyear to be eligible to request such registration, the expected aggregate price to the public of the securities sold in the registration must be at least $8.0 million or the number of securities sought to be registered must equal at least 10% of our outstanding common stock. We are also required to pay all registration expenses incurred by Lightyear in any such registration.
      The Lightyear securityholders agreement also provides that, subject to limitations, including the discretion of the managing underwriter in an underwritten offering, Lightyear may request inclusion of their securities in any registration of securities by us. We are also required to pay all registration expenses incurred by Lightyear in any such registration. Lightyear has waived any right under the Lightyear securityholders agreement to participate in this offering. During the first 18 months following the closing of the Lightyear recapitalization, Lightyear will have a single piggyback registration right. After that time, Lightyear will have a one-time demand and unlimited piggyback registration rights.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF COMMON STOCK
      The following is a summary of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of shares of our common stock purchased pursuant to this offering by a holder that, for U.S. federal income tax purposes, is not a “U.S. person,” as we define that term below. A beneficial owner of our common stock who is not a U.S. person is referred to below as a “non-U.S. holder.” This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial opinions, administrative pronouncements and published rulings of the U.S. Internal Revenue Service, or IRS, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, resulting in U.S. federal tax consequences different from those set forth below. We have not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the statements made in the following summary, and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained.
      This summary is limited to non-U.S. holders who purchase shares of our common stock issued pursuant to this offering and who hold our common stock as a capital asset, generally, property held for investment. This summary also does not address the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under United States federal estate or gift tax laws, except as specifically described below. In addition, this summary does not address tax considerations that may be applicable to an investor’s particular circumstances nor does it address the special tax rules applicable to special classes of non-U.S. holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes;

•	U.S. expatriates;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; or

•	persons that will hold common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.
      If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a holder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of shares of our common stock.
      For purposes of this discussion, a U.S. person means a person who is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state within the U.S., or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all of its substantial decisions, or other trusts considered U.S. persons for U.S. federal income tax purposes.

Please consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation as well as any tax consequences arising under the federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.
Dividends
      If distributions are paid on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, the adjusted tax basis of your shares in our common stock. Any remainder will constitute gain on the common stock. Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. If the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if a tax treaty applies, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. holder, the dividend will not be subject to any withholding tax, provided certain certification requirements are met, as described below, but will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally. A corporate holder under certain circumstances also may be subject to a branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, of a portion of its effectively connected earnings and profits for the taxable year.
      To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the U.S., a non-U.S. holder must provide to us or our paying agent a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor forms as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition
      A non-U.S. holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of shares of our common stock unless any one of the following is true:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if a tax treaty applies, attributable to a U.S. permanent establishment or a fixed base maintained by such non-U.S. holder;

•	the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more in the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of (i) the period during which you hold our common stock or (ii) the 5-year period ending on the date you dispose of our common stock.
      We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. As long as our common stock is regularly traded on an established securities market, however, it will not be treated as a United States real property interest, in general, with respect to any non-U.S. holder that holds no more than five percent of such regularly traded common stock. If we are determined to be a USRPHC and the foregoing exception does not apply, then a purchaser may be required to withhold 10% of the proceeds payable to a non-U.S. holder from a disposition of our common stock and the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons.
      Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally but will generally not be subject to withholding. Corporate holders also may be subject to a branch profits tax on such gain. Gain described in the second bullet point above will be subject to a flat 30% U.S. federal income tax, which may be offset by U.S. source capital losses. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.
U.S. Federal Estate Taxes
      Shares of our common stock owned or treated as owned by an individual who at the time of death is a non-U.S. holder are considered as assets located in the U.S. and will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding
      Under U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the gross amount of distributions on our common stock paid to such non-U.S. holder and the tax withheld with respect to those distributions. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. holder resides.
      Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder of our common stock if the holder has provided the required certification that it is not a U.S. person or certain other requirements are met. Dividends paid to a non-U.S. holder who fails to certify status as a U.S. person in accordance with the applicable U.S. Treasury regulations generally will be subject to backup withholding at the applicable rate, currently 28%. Dividends paid to non-U.S. holders subject to the 30% withholding tax described above in “Dividends,” generally will be exempt from backup withholding.
      Payments of the proceeds from a disposition effected outside the U.S. by a non-U.S. holder of our common stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.
      Payment of the proceeds from a disposition by a non-U.S. holder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.
      TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY US IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

UNDERWRITING
      Friedman, Billings, Ramsey & Co., Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions in the underwriting agreement, each underwriter named below has agreed to purchase from us, on a firm commitment basis, the respective number of shares of common stock shown opposite its name:

Underwriters	Number of Shares

Friedman, Billings, Ramsey & Co., Inc.
JMP Securities LLC
D.A. Davidson & Co.
Total
      The underwriting agreement provides that the underwriters’ obligations to purchase our common stock are subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions, and the absence of material adverse changes in our assets, business or prospects after the date of this prospectus. The underwriters are obligated to purchase all of our shares in this offering, other than those covered by the over-allotment option described below, if they purchase any of our shares.
      The representative of the underwriters has advised us that the underwriters propose to offer the common stock directly to the public at the public offering price listed on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $           per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $           per share to brokers and dealers. After the completion of the offering, the underwriters may change the offering price and other selling terms.
      The following table summarizes the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

Total

	Price per	Without	With
	Share	Over-allotment	Over-allotment

Public offering price	$	$	$
Underwriting discount paid by us
      We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees, blue sky fees and legal, accounting and transfer agent expenses, but excluding underwriting discounts and commissions, will be approximately $        million.
      Our common stock is listed on the Nasdaq Capital Market under the symbol “GFSI.” We have received approval to list our common stock on the Nasdaq Global Market when the one-for-five reverse stock split occurs.
      We have granted to the underwriters an option to purchase up to an aggregate of                      shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option in whole or in part at any time until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter’s initial commitment as indicated in the table at the beginning of this section.

      We and our senior executive officers, directors and some of our existing stockholders have agreed not to, with certain limited exceptions, directly or indirectly, offer to sell, contract to sell, or otherwise sell, pledge, dispose of or hedge any of our common stock or any securities convertible into or exchangeable for shares of common stock for a period of 180 days from the date of this prospectus, except with the prior written consent of the representative of the underwriters. With respect to shares underlying options for which vesting will accelerate as a result of this offering, as further described in “Certain Relationships and Related Party Transactions—Acceleration of Stock Options on Closing of this Offering,” our executive officers and a former director have agreed not to, with certain limited exceptions, directly or indirectly, offer to sell, or otherwise sell, pledge, dispose of or hedge any of the shares of our common stock underlying those accelerated options, except with the prior written consent of the representative of the underwriters, for (a) a period of 180 days following the closing of this offering with respect to one-half of those underlying shares and (b) a period of two years following the closing of this offering with respect to the remaining one-half of those underlying shares. Lightyear will also be subject to a lock-up agreement with regard to its shares of our common stock received in the Lightyear recapitalization, as further described in “Certain Relationships and Related Party Transactions—Transactions with Lightyear—Lightyear Recapitalization,” and a lock-up period of 18 months after the date of this prospectus, except with the prior written consent of the representative of the underwriters. In addition, if (a) during the last 17 days of any of those periods, (1) we release earnings results or (2) material news or a material event relating to us occurs, or (b) prior to the expiration of any of those periods, we announce that we will release earnings results during the 16-day period following the last day of any of those periods, then in each case the applicable period will be extended, and the restrictions imposed shall continue to apply, until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of material news or a material event relating to us, as the case may be, unless the representative waives, in writing, such extension.
      We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.
      The representative of the underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making or purchases for the purpose of pegging, fixing or maintaining the price of our common stock in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market marking, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.
      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative of the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
      A prospectus in electronic format will be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate specific number of shares for sale to online brokerage account holders. Any such allocations for online distributions will be made by the representative on the same basis as other allocations.
      Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
      The principal business address of Friedman, Billings, Ramsey & Co., Inc. is 1001 Nineteenth Street North, Arlington, Virginia 22209.

LEGAL MATTERS
      The validity of shares of our common stock offered by this prospectus will be passed upon for us by our counsel, Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee. Certain other legal matters relating to this offering will be passed upon for us by our counsel, Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia. Glenn W. Sturm, a partner with Nelson Mullins Riley & Scarborough LLP, beneficially owns 57,454 shares of our common stock (including 1,202 shares that he may acquire on the exercise of presently exercisable options); and may receive up to an additional 91,927 shares of our common stock as his pro rata portion of additional shares of our common stock that the former Captiva members can receive based upon the growth of our company in 2006. In addition to these shares, an additional 134,000 options will vest on the closing of this offering and will be subject to a lock-up agreement as described in “Underwriting.” Certain other partners of Nelson Mullins Riley & Scarborough beneficially own an aggregate of 180 shares of our common stock. Certain legal matters in connection with the offering will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.
EXPERTS
      Grant Thornton LLP, an independent registered public accounting firm, has audited our consolidated financial statements and financial schedule at December 31, 2005 and for the year ended December 31, 2005, the consolidated financial statements of Goldleaf Technologies, Inc. as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003, and the financial statements as of and for the year ended December 31, 2004 for KVI Capital, Inc. as set forth in their reports appearing in this prospectus and elsewhere in the registration statement. Our financial statements and schedule as well as those for Goldleaf Technologies, Inc. and KVI Capital, Inc. as referenced in this paragraph are included in this prospectus and in the registration statement in reliance on Grant Thornton LLP’s reports, given on their authority as experts in accounting and auditing.
      Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31, 2004 and for each of the two years in the period ended December 31, 2004, as set forth in their report. We have included our financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
      Stockman Kast Ryan & Co., LLP, an independent public accounting firm, has audited the balance sheet of Total Bank Technology, L.L.C. at December 31, 2004 and the related statement of operations, members’ equity and cash flows the year then ended, and the balance sheet of Total Bank Technology Solutions, Inc. at December 31, 2003 and the related statements of operations, stockholders’ equity and cash flows for the year then ended as set forth in their reports appearing in this prospectus and elsewhere in the registration statement. The financial statements as referenced in this paragraph are included in this prospectus and the registration statement in reliance on Stockman Kast Ryan & Co., LLP’s reports, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act of 1933, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock being offered by this prospectus.

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You can inspect any materials we file with the Securities and Exchange Commission without charge, at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding registrants, including us, that file such information electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s website is www.sec.gov. Our website address is www.goldleaf.com. We also make available, free of charge through our website, a direct link to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other materials we file with the SEC electronically. Information about us contained on the Securities and Exchange Commission’s website or on our website is not incorporated into this prospectus, and you should not consider information contained on the Securities and Exchange Commission’s website or on our website to be part of this prospectus.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
      The following unaudited pro forma consolidated financial data have been prepared to give effect to three acquisitions we made on the dates specified: KVI Capital, Inc. on August 1, 2005, Captiva Solutions, LLC, or Captiva, on December 9, 2005 and Goldleaf Technologies, Inc. on January 31, 2006. Our pro forma selected unaudited consolidated statement of operations data for the six months ended June 30, 2006 give effect to our acquisition of Goldleaf Technologies as if it had occurred on January 1, 2005. Our pro forma selected consolidated statement of operations data for the year ended December 31, 2005 give effect to our acquisitions of KVI Capital, Captiva and Goldleaf Technologies as if those acquisitions had occurred on January 1, 2005. Captiva was organized and began operations on April 1, 2005. Before it acquired TBT on June 1, 2005, Captiva had no customers or revenues, thus Captiva’s only operating expenses for the period from April 1, 2005 through May 31, 2005 were those associated with the management team and facility expense. The 2005 pro forma statement of operations data for Captiva consists of the full five months’ results of TBT (January 1 – May 31, 2005) before Captiva acquired it, along with the results of Captiva from April 1, 2005 through November 30, 2005, including the results of the former TBT operations from June 1, 2005 through November 30, 2005. For the month of December 2005, Captiva’s results are included in the Goldleaf Financial column. Had Captiva been in existence as of January 1, 2005, the 2005 results would have reflected additional expenses for the management team and facilities expense of Captiva for the period from January 1, 2005 through June 30, 2005. The KVI Capital historical financial data included in the 2005 pro forma statement of operations data is derived from KVI Capital’s historical unaudited financial data for the period from January 1, 2005 through July 31, 2005.
      We recorded the assets acquired and liabilities assumed in connection with the Goldleaf Technologies acquisition at estimated fair values as determined by our management based on information currently available and on current assumptions as to future operations. We have allocated the purchase price based on preliminary estimates of the fair values of the acquired property, plant and equipment, and identified intangible assets, and their estimated remaining useful lives. Accordingly, the allocation of the purchase price and the assigned estimated useful lives are subject to revision, based on the final determination of appraised and other fair values, and related tax effects.
      The unaudited pro forma financial data are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the consolidated companies that would have actually occurred had the transactions been effective during the periods presented or of the future financial position or future results of operations of the consolidated companies. You should read this information in conjunction with the accompanying notes and with the historical consolidated financial statements and accompanying notes of Goldleaf Financial Solutions, KVI Capital, Captiva and Goldleaf Technologies included elsewhere in this prospectus.
      The unaudited pro forma information gives effect only to adjustments set forth in the accompanying notes and does not reflect any anticipated future cost savings or other benefits from the acquisition. These data do not reflect the one-for-five reverse stock split that will occur immediately before the consummation of this offering.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA
For the Six Months Ended June 30, 2006

				Unaudited
				Pro forma Adjustments
	Goldleaf	Goldleaf
(in thousands, except per share data)	Financial	Technologies		Debit	Credit		Pro Forma

Revenues	$27,129	$1,014	A	$41	$		$28,102
Cost of revenues	4,295	294					4,589

Gross profit	22,834	720		(41)			23,513
Operating expenses	21,715	716	B	100

			C	6			22,537

Operating income (loss)	1,119	4		(147)			976
Other Expenses:
Interest expense, net	1,572	—	D	87			1,659

Total other expenses	1,572	—		87			1,659

Income (loss) before provision for income taxes	(453)	4		(234)			(683)
Income tax benefit	(177)	—		—		E 90	(267)

Net Income (Loss)	(276)	4		(234)		90	(416)
Preferred Stock Dividends	1,118	—					1,118

Net Income (Loss) Attributable to Common Shareholders	(1,394)	4		(234)		90	(1,534)

Loss Per Share:
Basic	$(0.09)						$(0.10)

Diluted	$(0.09)						$(0.10)

Weighted Average Common Shares Outstanding:
Basic	15,770		G	45			15,815

Diluted	15,770		G	45			15,815

      NOTE: During the six months ended June 30, 2006, no employee stock options were included in the diluted weighted average shares outstanding, as their effect would be anti-dilutive. For the six months ended June 30, 2006, we excluded approximately 27.6 million shares of common stock issuable upon the exercise or conversion of employee stock options (7.1 million, including 1.8 million stock options that were issued in conjunction with the Goldleaf Technologies acquisition), warrants (20.5 million) and the Series B preferred shares (40,000) from the diluted earnings per share calculation, as their effects were anti-dilutive. The warrants and the Series B preferred shares will no longer be outstanding upon the consummation of the offering contemplated in this registration statement.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA
For the Twelve Months Ended December 31, 2005

						Unaudited
						Pro forma Adjustments
	Private
(in thousands, except per share data)	Business	Captiva	KVI	Goldleaf		Debit		Credit		Pro Forma

Revenues	$38,351	$1,713	$816	$9,412	A	$917		$		$49,375
Cost of revenues	3,969	341	373	3,126						7,809

Gross profit	34,382	1,372	443	6,286		(917)				41,566
Operating expenses	30,307	1,948	554	7,595	B	1,276

					C	468				42,148

Operating income (loss)	4,075	(576)	(111)	(1,309)		(2,661)				(582)
Other Expenses:
Interest expense, net	381	164	23	(39)	D	2,369				2,898

Total other expenses	381	164	23	(39)		2,369				2,898

Income (loss) before provision for income taxes	3,694	(740)	(134)	(1,270)		(5,030)				(3,480)
Provision (benefit) for income taxes	1,359	—	—	—		—	E		2,716	(1,357)

Net Income (Loss)	2,335	(740)	(134)	(1,270)		(5,030)			2,716	(2,123)
Preferred Stock Dividends	2,160	—	—	2,915			F		2,915	2,160

Net Income (Loss) Attributable to Common Shareholders	175	(740)	(134)	(4,185)		(5,030)			5,631	(4,283)

Income (Loss) Per Share:
Basic	$0.01									$(0.27)

Diluted	$0.01									$(0.27)

Weighted Average Common Shares Outstanding:
Basic	14,727				G	1,051				15,778

Diluted	15,018				G	1,051				15,778

      NOTE: During the twelve months ended December 31, 2005, 291,000 employee stock options were included in the diluted weighted average shares outstanding. However, after taking into account the pro forma adjustments above, we would have incurred a net loss attributable to common shareholders. Therefore, on a pro forma basis, we have excluded the 291,000 employee stock options in calculating diluted loss per share, as their effect would be anti-dilutive. For the twelve months ended December 31, 2005, we also excluded approximately 27.0 million shares of common stock issuable upon the exercise or conversion of employee stock options (7.2 million, including 1.8 million stock options that were issued in conjunction with the Goldleaf acquisition), warrants (19.8 million) and the Series B preferred shares (40,000) from the diluted earnings per share calculation, as their effects were anti-dilutive. The warrants and the Series B preferred shares will no longer be outstanding upon the consummation of the offering contemplated in this registration statement.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

A.	To reduce revenues for Goldleaf Technologies related to estimated deferred revenues that would not have been realized had we acquired Goldleaf Technologies as of January 1, 2005 and recorded the deferred service obligation at its estimated fair value as of that date.

B.	To increase amortization expense of new intangibles recorded as a result of the acquisitions. For 2006, the pro forma amounts assume that we record approximately $12.2 million of identified intangibles, consisting of acquired technology ($3.1 million), customer lists ($3.3 million), non-compete agreements ($1.3 million), and tradenames and trademarks ($4.5 million), and that we amortize these amounts over estimated useful lives of seven, ten, three, and indefinite years, respectively. For 2005, the pro forma amounts assume that we recorded approximately $15.3 million of identified intangibles, consisting of acquired technology ($3.9 million), customer lists ($4.9 million), vendor program ($0.1 million), non-compete agreements ($2.0 million), and tradenames and trademarks ($4.5 million), and that we amortize these amounts over estimated average useful lives of five, ten, seven, three, and indefinite years, respectively.

C.	To increase general and administrative costs for the increased salary of our new chief executive officer and executive officers of KVI Capital and Goldleaf Technologies based on the employment agreements executed as part of these acquisitions.

D.	To increase interest expense for additional debt we acquired to fund the purchase prices of KVI Capital, Captiva and Goldleaf Technologies. We have estimated interest expense assuming a weighted average interest rate for the two debt instruments used to complete the transactions: the $10.0 million Lightyear Series C redeemable preferred stock at 10% (as received in exchange for a $10.0 million subordinated note we originally issued) and the $18.0 million Bank of America credit facility. Therefore, the pro forma interest expense was calculated using an interest rate of 8.3% and includes accretion of the debt discount (related to common stock warrants issued to Lightyear in connection with the $10.0 million financing) using the effective interest method.

E.	To record income tax effects of the pro forma adjustments at our effective rate of 39%.

F.	To reduce preferred dividends for the elimination of Goldleaf Technologies dividends ($2.9 million in 2005). As a result of our acquisition of Goldleaf Technologies, it no longer has a preferred stockholder. Therefore, on a pro forma basis, no preferred stock dividends would have existed in 2005 related to Goldleaf Technologies.

G.	To reflect our issuance of our common stock as part of the consideration we paid for the following acquisitions, with the stock prices being valued at $1.47 (Goldleaf Technologies), $1.22 (Captiva) and $1.73 (KVI Capital), per share, respectively, the stock prices as of the actual measurement dates, respectively:

Shares Issued

• Goldleaf Technologies	272,341
• Captiva	757,576
• KVI Capital	115,607
      The pro forma statement of operations data for the year ended December 31, 2005 do not include stock compensation expense for the new stock options issued in conjunction with the Captiva and GTI acquisitions. The stock option grants made on October 20, 2005 (related to Captiva) and January 31, 2006 (related to GTI) totaled 4.6 million. Had these option grants been issued as of January 1, 2005, the estimated fair value using the Black-Scholes model would have been $1.49 and $1.61 per share, respectively. Until January 1, 2006, the Company accounted for stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”)

Opinion No. 25, Accounting for Stock Issued to Employees, and did not utilize the fair value method. If the Company expensed options under SFAS No. 123, Accounting for Stock-Based Compensation, during 2005 and if the Company had acquired Captiva and GTI on January 1, 2005, an estimated additional $1.3 million of compensation expense would have been expensed during the year ended December 31, 2005. Beginning January 1, 2006, the Company began to expense the remaining unvested fair value of all stock options, including those issued as part of the GTI and Captiva transactions. The estimated annual stock compensation expense for the stock options issued as part of these acquisitions, using the actual calculated fair values of $0.74 and $0.83, respectively, is approximately $464,000.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005

	(Unaudited)	(Audited)
	(in thousands, except share data)
Assets
Current Assets:
Cash and cash equivalents	$710	$137
Restricted cash	9,915	50
Accounts receivable — trade, net of allowance for doubtful accounts of $364 and $206, respectively	5,561	4,773
Accounts receivable — other	262	26
Deferred tax assets	637	370
Investment in direct financing leases	1,916	2,235
Prepaid and other current assets	1,950	1,567

Total current assets	20,951	9,158

Property and Equipment, Net	3,641	2,187
Operating Lease Equipment, Net	111	187
Other assets:
Software development costs, net	2,214	1,618
Deferred tax assets	1,726	1,456
Investment in direct financing leases, net of current portion	4,281	4,642
Intangible and other assets, net	17,009	4,931
Goodwill	24,650	12,378

Total other assets	49,880	25,025

Total assets	$74,583	$36,557

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$4,372	$2,535
Accrued liabilities	3,960	1,582
Dividends payable	605	—
Deferred revenue	2,923	456
Customer deposits	9,865	—
Current portion of capital lease obligations	286	—
Current portion of non-recourse lease notes payable	2,046	2,336
Note payable	650	—
Current portion of long-term debt	6,000	—

Total current liabilities	30,707	6,909

Revolving Line of Credit	550	—
Non-Recourse Lease Notes Payable, net of current portion	3,768	4,056
Deferred Revenue	2,594	—
Capital Lease Obligations, net of current portion	1,165	—
Other Non-Current Liabilities	105	230
Long-Term Debt, net of current portion	9,750	—
Senior Subordinated Long-Term Debt, net of unamortized discount of $1,491	—	8,509
Preferred Stock, Series C redeemable, no par value, 10,000 shares issued and outstanding; net of unamortized discount of $1,340	8,660	—

Total liabilities	57,299	19,704

Commitments and Contingencies
Stockholders’ Equity:
Common stock, no par value; 100,000,000 shares authorized; shares issued and outstanding, 15,816,452 and 15,489,454, respectively	—	—
Preferred Stock, 20,000,000 shares authorized:
Series A non-convertible, no par value; 21,012.5 and 20,000 shares issued and outstanding, respectively	6,796	6,209
Series B convertible, no par value; 40,031 shares issued and outstanding	114	114
Additional paid-in capital	8,236	6,998
Retained earnings	2,138	3,532

Total Stockholders’ Equity	17,284	16,853

Total Liabilities and Stockholders’ Equity	$74,583	$36,557

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
For the Three Months Ended June 30, 2006 and 2005

	2006	2005

	(in thousands, except
	per share data)
Revenues:
Financial institution service fees	$11,308	$7,215
Retail inventory management services	2,028	2,193
Other products and services	762	93

Total revenues	14,098	9,501

Cost of Revenues:
Financial institution service fees	2,338	627
Retail inventory management services	236	238

Gross profit	11,524	8,636
Operating Expenses:
General and administrative	4,898	2,820
Selling and marketing	4,914	4,497
Research and development	360	60
Amortization	636	82
Other operating expense, net	15	19

Total operating expenses	10,823	7,478

Operating Income	701	1,158
Interest Expense, Net	(917)	(70)

(Loss) Income Before Income Taxes	(216)	1,088
Income tax (benefit) provision	(86)	423

Net (loss) Income	(130)	665
Preferred stock dividends	565	540

Net (loss) Income Available to Common Shareholders	$(695)	$125

(Loss) Earnings Per Share:
Basic	$(0.04)	$0.01

Diluted	$(0.04)	$0.01

Weighted Average Common Shares Outstanding:
Basic	15,812	14,662

Diluted	15,812	14,954

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
For the Six Months Ended June 30, 2006 and 2005

	2006	2005

	(in thousands, except
	per share data)
Revenues:
Financial institution service fees	$21,520	$14,175
Retail inventory management services	4,123	4,395
Other products and services	1,486	130

Total revenues	27,129	18,700

Cost of Revenues:
Financial institution service fees	3,812	1,168
Retail inventory management services	483	525

Gross profit	22,834	17,007
Operating Expenses:
General and administrative	9,911	5,974
Selling and marketing	9,974	8,872
Research and development	607	128
Amortization	1,099	163
Other operating expense, net	124	19

Total operating expenses	21,715	15,156

Operating Income	1,119	1,851
Interest Expense, Net	(1,572)	(140)

(Loss) Income Before Income Taxes	(453)	1,711
Income tax (benefit) provision	(177)	667

Net (loss) Income	(276)	1,044
Preferred stock dividends	1,118	1,080

Net Loss Available to Common Shareholders	$(1,394)	$(36)

Loss Per Share:
Basic	$(0.09)	$(0.00)

Diluted	$(0.09)	$(0.00)

Weighted Average Common Shares Outstanding:
Basic	15,770	14,618

Diluted	15,770	14,618

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
For the Six Months Ended June 30, 2006 and 2005

	2006	2005

	(in thousands)
Cash Flows From Operating Activities:
Net income (loss)	$(276)	$1,044
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Write-off of debt issuance costs	118	—
Depreciation and amortization	2,080	1,015
Depreciation on fixed assets under operating leases	71	—
Deferred taxes	(365)	616
Amortization of debt issuance costs and discount	321	48
Stock option compensation expense	340	—
Deferred gain on land sale	(8)	(8)
Loss on write-down or disposal of fixed assets and software development costs	36	3
Amortization of lease income and initial direct costs	(307)	—
Gain on sale of leased equipment	(61)	—
Gain on sale of other assets	(40)	—
Changes in assets and liabilities:
Accounts receivable	(660)	(362)
Prepaid and other current assets	(229)	1
Other non-current assets	(100)	—
Accounts payable	554	(192)
Accrued liabilities	932	(609)
Deferred revenue	724	(121)
Other non-current liabilities	(10)	—

Net cash provided by operating activities	3,120	1,435

Cash Flows From Investing Activities:
Acquisition of P.T.C. Banking assets	(968)	—
Acquisition of Goldleaf Technologies, Inc, net of cash acquired	(16,396)	—
Investment in direct financing leases	(907)	—
Lease receivables paid	1,638	—
Proceeds from lease terminations	118	—
Proceeds received from sale of other assets	62	—
Additions to property and equipment	(381)	(206)
Additions to intangibles and other assets	(256)	(9)
Software development costs	(841)	(403)
Payments received on notes receivable	45	29

Net cash used in investing activities	(17,886)	(589)

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
For the Six Months Ended June 30, 2006 and 2005

	2006	2005

	(in thousands)
Cash Flows From Financing Activities:
Repayments on long-term debt	$(250)	$(833)
Repayments on capital lease obligations	(105)	—
Proceeds from amended and restated debt facility with Bank of America, net of issuance costs of $518	15,482	—
Proceeds from revolving line of credit, net	443	770
Repayment of note payable	(350)
Repayments of non-recourse lease financing notes payable	(1,176)	—
Proceeds from non-recourse lease financing notes payable	783	—
Proceeds from exercise of employee stock options	7	360
Stock issued through employee stock purchase plan	5	18
Repurchase of common stock	—	(88)
Receipt of dividends previously paid	500	—
Payments of preferred dividends declared	—	(1,080)

Net cash provided by (used in) financing activities	15,339	(853)

Net Change in Cash and Cash Equivalents	573	(7)
Cash and Cash Equivalents at beginning of year	$137	7

Cash and Cash Equivalents at end of period	$710	$0

Supplemental Cash Flow Information:
Cash payments for income taxes during period	$144	$199

Cash payments of interest during period	$672	$100

Non-cash Investing Activities:
Issuance of 314,768 common shares as purchase consideration in the Goldleaf Technologies, Inc. and P.T.C. Banking acquisitions	$461	$—

Issuance of note payable to Goldleaf executive for signing bonus	$1,000	$—

Payment-in-kind on Series A preferred stock dividend	$1,012	—

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

A.	The Company
      Goldleaf Financial Solutions, Inc. (“we” or the “Company”) is a provider of a suite of technology-based products and services that help community financial institutions serve their customers, improve their operational efficiencies, enhance their competitive position, increase their profitability and help them satisfy regulatory requirements. We provide our solutions primarily on an outsourced basis, which enables our clients to obtain advanced products without having to incur substantial capital expense and hire the skilled personnel required to develop, implement and update their internal systems. In addition to the suite of solutions we offer to community financial institutions, we also offer products and services to small businesses.

B.	Summary of Significant Accounting Policies

Basis of Presentation
      The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X.
      In the opinion of management, the unaudited interim financial statements contained in this report reflect all adjustments, consisting of only normal recurring accruals, which are necessary for a fair presentation of the financial position, and the results of operations for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.
      These consolidated financial statements, footnote disclosures and other information should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2005.

Principles of Consolidation
      The accompanying financial statements include the accounts of Goldleaf Financial Solutions, Inc. and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.
      Our significant accounting policies include revenue recognition, software development costs, income taxes and acquisition accounting and accounting for long-lived assets, intangibles assets and goodwill. Please refer to our critical accounting policies as described in Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in this Quarterly Report on Form 10-Q and in our Annual Report on Form 10-K for the year ended December 31, 2005 for a more detailed description of these accounting policies.

Comprehensive Income
      The Company applies the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires that the changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements as a component of comprehensive income. As of June 30, 2006, there was no difference between total comprehensive income and net loss.

Stock-Based Compensation
      On January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment, which replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123R requires the cost of employee services received in exchange for equity instruments awarded or liabilities incurred to be recognized in

GOLDLEAF FINANCIAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED
the financial statements. Under this method, compensation cost beginning January 1, 2006 includes the portion vesting in the period for (1) all share-based payments granted prior to, but not vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (2) all share-based payments granted subsequent to December 31, 2005, based on the grant date fair value estimated using the Black-Scholes option pricing.
      The Company has four stock option plans; the 1994 Stock Option Plan, the 1999 Stock Option Plan, the 2004 Equity Incentive Plan, and the 2005 Long-Term Equity Incentive Plan. Options under these plans include non-qualified and incentive stock options and are issued to officers, key employees and directors of the Company. The Company has reserved 8,203,547 new shares of common stock for these plans, under which the options are typically granted at a minimum of 100% of the fair market value of common stock on the date of the grant, expire 10 years from the date of the grant and typically vest over a four-year service period as determined by the board of directors. Certain options provide for accelerated vesting if there is a change in control (as defined by the plans). The Company also has approximately 848,484 shares of common stock reserved for the issuance of options replacing the Towne options outstanding at the time of the Company’s merger with Towne Services, Inc. in August 2001.
      Under the Black-Scholes option-pricing model, the Company estimated volatility using its historical share price performance over the expected life of the option. Results of prior periods do not reflect any restated amounts, and the Company had no cumulative effect adjustment upon adoption of SFAS No. 123R under the modified prospective method. The Company’s policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award. Additionally, the Company’s policy is to issue new shares of common stock to satisfy stock option exercises or grants of restricted shares. The Company has determined that it has two pools of employees for the purpose of calculating the estimated compensation cost: executive officers pool and non-executive officers’ pool. These two pools properly segregate our employees that have similar historical exercise and forfeiture behavior.
      The adoption of SFAS No. 123R decreased the Company’s second quarter and first six months of 2006 reported operating income and increased the loss before income taxes by approximately $180,000 and $340,000 respectively, increased the reported net loss by approximately $110,000 and $207,000, respectively and increased the reported basic and diluted net loss per share by $0.01 and $0.01, respectively per share. The expense, before income tax effect, is reflected in general and administrative expense. The Company’s adoption of SFAS No. 123R did not affect operating income, income before income taxes, net income, cash flow from operations, cash flow from financing activities, and basic and diluted net income per share in the comparable second periods of 2005.
      The fair value of each option award is estimated, on the date of grant using the Black-Scholes option pricing model, which incorporates ranges of assumptions for inputs as shown in the following table.

•	The expected volatility is estimated based on the historical volatility of the Company’s stock over the contractual life of the options and the Company’s expectations regarding stock volatility in the future.

•	The Company uses historical data to estimate option exercise and employee termination behavior within the valuation model; the expected life of options granted is derived from historical Company experience and represents the period of time the options are expected to be outstanding.

GOLDLEAF FINANCIAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

•	The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the contractual life of the option.

	Six Months Ended June 30,

	2006	2005

Dividend yield range	0.0%	0.0%
Expected volatility	58%	75%
Risk-free interest rate range	4.31% – 5.08%	4.00%
Expected term (in years)	6.2 years	8 years
      As of June 30, 2006, there was $2.5 million of total unrecognized compensation cost related to unvested share-based compensation arrangements. We expect to recognize this cost over a weighted-average period of 3.4 years.
      Below is a summary of the Company’s option activity as of June 30, 2006, and changes during the six months ended June 30, 2006:

		Weighted Average	Remaining	Intrinsic
	Number of Shares	Exercise Price	Contractual Life	Value

Balance of December 31, 2005	5,363,296	$2.24
Granted	1,957,300	1.36
Exercised	(7,800)	0.59
Canceled	(277,998)	5.24
Balance of June 30, 2006	7,034,798	$1.80	8.4 years	$3,080,331

Balance exercisable at June 30, 2006	1,581,913	$3.31	5.0 years	$517,021

      The weighted-average grant date fair value of options granted during the three and the six months ended June 30, 2006 and 2005 was $1.03 and $0.81 and $0 and $1.65, respectively. The total fair value of stock options that vested during the three months and six months ended June 30, 2006 was $1,195 and $86,151, respectively. The total intrinsic value of stock options exercised during the three months and six months ended June 30, 2006 was $6,300 and $9,462, respectively.
      During the second quarter and first six months of 2006, cash received from options exercised was $4,800 and $6,900, respectively, and the actual tax benefit realized for the tax deductions from stock options exercised totaled $0 for both periods.
      Prior to January 1, 2006, the Company accounted for its stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and did not utilize the fair value method.

GOLDLEAF FINANCIAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED
      The following table illustrates the effect on net loss available to common shareholders and earnings loss per share if the fair value based method had been applied to all outstanding and unvested awards for the three and six-month periods ended June 30, 2005.

	Three Months Ended	Six Months Ended
	June 30, 2005	June 30, 2005

	(In thousands,	(In thousands,
	except per share	except per share
	data)	data)
Net income (loss) available to common shareholders, as reported	$125	$(36)
Add (Deduct): Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	250	243

Pro forma net income	$375	$207

Income per share:
Basic — as reported	$0.01	$0.00

Basic — pro forma	$0.03	$0.01

Diluted — as reported	$0.01	$0.00

Diluted — pro forma	$0.03	$0.01

New Accounting Pronouncement
      In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (“FIN No. 48”) Accounting for Uncertainty in Income Taxes, which is an interpretation of SFAS No. 109, Accounting for Income Taxes. FIN No. 48 requires a company to evaluate all uncertain tax positions and determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company must adopt FIN No. 48 beginning January 1, 2007. The Company is currently evaluating the requirements and impact, if any, of FIN No. 48 on its consolidated results of operations and financial position.

C.	Reclassifications
      Historically, the Company has reported its results of operations using the following revenue line items; participation fees; software license; retail inventory management services; insurance brokerage fees; and maintenance and other. Due to the Company’s recent acquisitions, we believe that the presentation using revenue line items for financial institution service fees, retail inventory management services and other products and services, will be more useful to an understanding of our operations. Also, we added a cost of revenues category to capture direct costs associated with the generation of our revenues. Revenues and cost of revenues for the three and six months ended June 30, 2005 have been reclassified to reflect this presentation.
      Certain prior year amounts have been reclassified to conform with current year presentation.

GOLDLEAF FINANCIAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

D.	Acquisitions

Assets of P.T.C. Banking Systems, Inc.
      On January 18, 2006, the Company executed an asset purchase agreement to acquire certain operating assets and liabilities from P.T.C. Banking Systems, Inc. (“P.T.C.”), in exchange for cash consideration of $948,836 and common stock consideration of $62,000 (42,427 shares valued at $1.46). Simultaneous with the execution of the asset purchase agreement, the Company entered into a one-year employment agreement with the principal officer of P.T.C. The operating results of P.T.C. were included with those of the Company beginning January 18, 2006. The transaction was accounted for in accordance with SFAS No. 141, Business Combinations.
      The preliminary purchase price allocation is as follows:

(In thousands, except per share amounts)
Purchase Price:
Cash	$949
Common shares (42,427 shares valued at $1.46 per share)	62
Direct costs of acquisition	19

Total purchase price	$1,030

Value assigned to assets and liabilities:
Assets:
Current assets	$10
Property and equipment	15
Customer list (estimated life of ten years)	53
Acquired technology (estimated life of five years)	280
Non-compete (estimated life of three years)	375
Goodwill	461
Liabilities:
Accounts payable	14
Accrued liabilities	10
Deferred revenue	140

Total net assets	$1,030

      During the quarter ended June 30, 2006, the Company updated its analysis of the estimated fair value of the intangible assets of P.T.C. The results of this analysis are reflected in the above purchase price allocation, and resulted in a net decrease to goodwill totaling approximately $15,000.

Goldleaf Technologies, Inc.
      On January 31, 2006, the Company acquired 100% of the outstanding capital stock of Goldleaf Technologies, Inc. (“GTI”) in exchange for cash consideration of $16,785,121 and common stock consideration of $400,341 (272,341 shares valued at $1.47 per share). Simultaneous with the execution of the merger agreement, the Company entered into a two-year employment agreement with the chief executive officer of GTI to become an executive vice president of the Company. The operating results of GTI were included with those of the Company beginning January 31, 2006. The transaction was

GOLDLEAF FINANCIAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED
accounted for in accordance with SFAS No. 141, Business Combinations. The preliminary purchase price allocation is as follows:

(In thousands except share amounts)
Purchase Price:
Cash (includes $830,000 paid to executives considered as purchase price)	$17,615
Note payable to executive	1,000
Common shares (272,341 shares valued at $1.47 per share)	400
Direct acquisition costs	186

Total purchase price	$19,201

Value assigned to assets and liabilities:
Assets:
Cash	$1,405
Restricted cash	11,258
Accounts receivable	466
Other current assets	156
Property and equipment	1,811
Deferred tax asset	171
Customer list (estimated life of ten years)	3,290
Acquired technology (estimated life of seven years)	3,090
Trademarks/tradenames (indefinite life)	4,470
Non-compete (estimated life of three years)	1,300
Goodwill	11,510
Liabilities:
Accounts payable	1,176
Accrued liabilities	1,545
Customer deposits	11,258
Capital lease obligations	1,557
Deferred revenue	4,190

Total net assets	$19,201

      During the quarter ended June 30, 2006, the Company updated its analysis of the estimated fair value of the intangible assets of GTI. The results of this analysis are reflected in the above purchase price allocation, and resulted in a net decrease to goodwill totaling approximately $262,000.
      The acquisition of GTI brings an additional three primary products from which its revenues are generated; ACH Manager and Client, remote deposit and website design and hosting. Below are the current revenue recognition policies for these products.

ACH Manager and Client (“ACH”) and Remote Deposit Revenue
      Historically, GTI had accounted for the ACH and Remote Deposit products in accordance with EITF No. 00-21, Revenue Arrangements with Multiple Deliverables. These products are licensed under automatically renewing agreements, which allow the licensees use of the software for the term of the agreement (typically five years) and each renewal period. Typically, there is an up-front fee, an annual

GOLDLEAF FINANCIAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED
or monthly maintenance fee and hosting fee for each year of the contract, and per transaction fees for processing of ACH and remote deposit transactions.
      During the second quarter of 2006, the Company began the process of modifying GTI’s ACH and Remote Deposit contracts entered into after the January 31, 2006 acquisition date. The primary modification related to allowing for customers of these products to take possession of the software for use on an in-house basis versus the primary application service provider (“ASP”) basis that GTI typically employs. In accordance with the guidance provided in EITF No. 00-3, Application of AICPA SOP 97-2, “Software Revenue Recognition,” to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware, this change in contractual terms results in a change in the applicable accounting literature from EITF 00-21 to SOP 97-2, Software Revenue Recognition, as modified by SOPs 98-4 and 98-9. Under SOP 97-2, if vendor specific objective evidence of fair value, (“VSOE”) has been established for all undelivered elements, the residual method applies. Under the residual method, the fair value of each undelivered element is deferred and the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. Therefore, in April 2006, the Company began recognizing the up-front fees when all of the revenue recognition criteria in paragraph 8 of SOP 97-2 have been met, which is normally upon customer implementation. Revenue related to the undelivered elements are recognized as the services are delivered. Included in second quarter revenue is approximately $388,000 related to up-front fees for contracts entered into in the first quarter that were amended in the second quarter as discussed above.
      The annual maintenance fee covers phone support and all unspecified software enhancements and upgrades. Annual maintenance fees are deferred and recognized into income over the one-year life of the maintenance agreement. Monthly maintenance and hosting fees are recognized on a monthly basis as earned. The transaction fees are recognized monthly as the transactions occur. Training is recognized when delivered based on the fair value of the training services when delivered separately.
      The Company also offers training services on a per training day basis if the customer requests training.

Website Design and Hosting
      The Company offers financial institution website design services as well as hosting services for the website once design is complete. The Company charges an up-front fee for the design services and charges a monthly website hosting fee each month of the contract, which is typically five years. Typically included in the monthly hosting fee is a limited amount of website maintenance hours each month. Any maintenance work exceeding the designated number of hours included in the monthly hosting fee is billed at an agreed upon hourly rate as the services are rendered. The Company accounts for the website design and hosting services in accordance with EITF No. 00-21. The Company has not established objective and reliable evidence of fair value of the undelivered elements (the hosting and maintenance services) and therefore has deferred the up-front design fees and amortizes the fees to revenue over the estimated life of the customer, which was estimated at five years for the periods presented in the accompanying financial statements. Monthly hosting and maintenance revenues are recognized on a monthly basis as earned.

E.	Debt
      On January 23, 2006, the Company’s Bank of America Credit Agreement was amended and restated in its entirety. As amended and restated, the Bank of America credit facility had an original principal amount of $18.0 million, consisting of a $10.0 million term loan due January 23, 2008, a

GOLDLEAF FINANCIAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED
$6.0 million term loan due September 30, 2006 and a $2.0 million revolving credit facility due January 23, 2008. The $10.0 million Term A Note had scheduled principal payments as follows:

March 31, and June 30, 2006	$250,000/quarter
September 30 and December 31, 2006	$500,000/quarter
Thereafter (until maturity)	$750,000/quarter
      As a result of entering into the amended and restated credit facility with Bank of America, the Company recorded a one-time charge of $112,296 to write off the remaining unamortized debt issuance costs from the prior debt facility.
      On April 5, 2006, the Company further amended the Bank of America credit facility to allow for two additional unsecured term loans for $1.0 million and $750,000, respectively. Both loans were scheduled to mature on September 30, 2006 and carried the same interest rates as the existing term loans.
      On June 12, 2006, the Company amended the facility to increase the total facility to $25.0 million, which currently consists of the $9.75 million outstanding on the Term A note, the $6.0 million Term B note, and a $9.25 million revolving credit line. The June amendment also eliminated the scheduled quarterly Term A note payments of $250,000 on June 30, 2006, $500,000 on both September 30, 2006 and December 31, 2006 and $750,000 per quarter thereafter until maturity. As part of this amendment, the unsecured term notes issued in April 2006 were rolled into the revolving line of credit.
      Interest on the term notes and the revolving line of credit is due quarterly in arrears at LIBOR plus 3.0% or the lender base rate (as defined) as selected by the Company.
      The $6.0 million Term B Note is guaranteed by The Lightyear Fund, L.P. If we are unable to repay the $6.0 million Term B loan by September 30, 2006 and The Lightyear Fund, L.P. is required to repay the Term B loan on our behalf, we are obligated to issue new Series D preferred shares to The Lightyear Fund, L.P. The Series D preferred shares will carry a 10% per annum dividend rate, will have a mandatory redemption date nine months from the date of issuance, and will require the issuance of a warrant to purchase 66,045 shares of common stock with an exercise price of $0.01 per share. We will also be required to pay a closing fee equal to 3.75% of the amount The Lightyear Fund, L.P. repays to Bank of America on our behalf.
      Simultaneous with the execution of the amended and restated Bank of America credit facility on January 23, 2006, the Company and Lightyear PBI Holdings, LLC (“Lightyear”) exchanged a $10.0 million subordinated note that the Company had issued to Lightyear in December 2005 (the “Lightyear Note”) for 10,000 shares of the Company’s Series C Preferred Stock. The Series C shares have a stated redemption date of December 9, 2010 at $10.0 million and carry a 10% annual dividend rate through June 8, 2007 and thereafter increasing to 12% annually. In accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, the Series C preferred shares are included in the liability section of our consolidated balance sheet, and dividends on the Series C Preferred Stock are charged to interest expense as accrued. Further, the originally recorded debt discount did not change as a result of the exchange, and it will continue to be accrued to interest expense until the stated redemption date. In connection with the exchange of the Lightyear Note for Series C Preferred Stock, the warrants that were issued in December 2005 in connection with the Lightyear Note were amended such that the exercise price of such warrants can now be paid, at the option of their holder: (i) in cash or by wire transfer, (ii) by the surrender of shares that would otherwise be issuable upon exercise of the warrant that have a market price equal to the aggregate exercise price, or (iii) through a redemption of shares of the Company’s Series C Preferred Stock having a liquidation value equal to the aggregate exercise price. Under the

GOLDLEAF FINANCIAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED
terms of the amended warrant agreement and amended warrants, in the event that the Company redeems any shares of Series C Preferred Stock on or before June 23, 2007, the number of shares issuable pursuant to the warrants will be reduced in accordance with a formula set forth in the warrant agreement.
      Under the terms of the Bank of America credit facility, we are prohibited from declaring and paying cash dividends on our preferred stock during the term of the facility. On January 23, 2006, Lightyear agreed to accept PIK (paid in kind) dividends consisting of preferred stock and warrants, in lieu of cash dividends on the Series A preferred stock through January 1, 2007. On the Series C preferred stock, if cash dividends are not paid quarterly, the dividend rate increases from 10% to 12% annually through January 1, 2008. Accordingly, effective April 1, 2006, we issued:

•	an additional 500 shares of Series A preferred stock to Lightyear in lieu of $500,000 in cash dividends that became due on January 1, 2006 on the Series a preferred stock;

•	an additional 512.5 shares of Series A preferred stock to Lightyear in lieu of $512,500 in cash dividends that became due on April 1, 2006 on the Series A preferred stock; and

•	warrants to Lightyear that give Lightyear the right to purchase 767,045 shares of our common stock at an exercise price of $1.32 per share.

As described in Note L, we issued additional securities to Lightyear in July 2006 under the PIK arrangement.
      The Bank of America credit facility is secured by a pledge of all Company assets, imposes financial and other covenants, and contains limitations on the Company’s ability to sell material assets, redeem capital stock and pay dividends, among other actions. As of June 30, 2006, the Company was in compliance with all covenants in the Bank of America credit facility. The facility had an interest rate of approximately 8.25% as of June 30, 2006. Total interest expense for this facility for the second quarter and first six months of 2006 was approximately $385,000 and $604,000, respectively.
      In conjunction with the acquisition of GTI discussed in Note D, the Company issued two notes payable to Paul McCulloch, the President of GTI, as a portion of the consideration paid to him for executing an employment agreement with the Company. The notes had original principal balances of $850,000 (due June 15, 2006) and $150,000 (due April 30, 2007), are unsecured and carry interest at prime rate as published in The Wall Street Journal (8.25% at June 30, 2006). In June 2006, the Company paid $350,000 in principal plus accrued interest through June 15, 2006 on the $850,000 note and extended the remaining $500,000 until July 15, 2006. On July 15, 2006, the remaining principal and interest were paid on the $850,000 note.

F.	Net Income (Loss) Per Share
      Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common and common equivalent shares outstanding during the period, which includes the additional dilution related to exercise of stock options and warrants as computed under the treasury stock method and the conversion of the preferred stock under the if-converted method.

GOLDLEAF FINANCIAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED
      The following table represents information necessary to calculate earnings per share for the three and six-month periods ended June 30, 2006 and 2005:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2006	2005	2006	2005

	(In thousands)		(In thousands)
Net (loss) income available to common shareholders	$(695)	$125	$(1,394)	$(36)

Weighted average common shares outstanding	15,812	14,662	15,770	14,618
Plus additional shares from common stock equivalent shares:
Options, warrants, and convertible preferred stock	—	292	—	—

Diluted weighted average common shares outstanding	15,812	14,954	15,770	14,618

      For the six months ended June 30, 2006 and 2005, approximately 27.6 million and 17.4 million employee stock options, warrants and the Series B preferred shares were excluded from diluted earnings per share calculations, as their effects were anti-dilutive.

G.	Legal Proceedings
      We are not currently a party to, and none of our material properties is currently subject to, any material litigation other than routine litigation incidental to our business.

H.	Segment Information
      The Company accounts for segment reporting under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Corporate overhead costs and interest have not been allocated to income before taxes of the retail inventory management services segment. Additionally, $1.5 million of goodwill associated with the Company’s August 2001 merger with Towne Services, Inc. has been allocated to the retail inventory management services segment and is therefore included in the segment’s total assets.
      The following tables summarize the financial information concerning the Company’s reportable segments as of and for the three and six months ended June 30, 2006 and 2005.

	Three Months Ended June 30, 2006			Three Months Ended June 30, 2005

		Retail			Retail
	Financial	Inventory		Financial	Inventory
	Institution	Management		Institution	Management
	Service Fees	Services	Total	Service Fees	Services	Total

	(In thousands)
Revenues	$12,070	$2,028	$14,098	$7,308	$2,193	$9,501

Cost of revenues	2,338	236	2, 574	627	238	865

Gross profit	9,732	1,792	11,524	6,681	1,955	8,636

(Loss) income before taxes	(636)	420	(216)	663	425	1,088

Assets	71,131	3,452	74,583	16,612	3,944	20,556

Total expenditures for additions to long-lived assets	$663	$—	$663	$390	$9	$399

Goodwill	$23,150	$1,500	$24,650	$10,878	$1,500	$12,378

GOLDLEAF FINANCIAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

	Six Months Ended June 30, 2006			Six Months Ended June 30, 2005

		Retail			Retail
	Financial	Inventory		Financial	Inventory
	Institution	Management		Institution	Management
	Service Fees	Services	Total	Service Fees	Services	Total

	(In thousands)
Revenues	$23,006	$4,123	$27,129	$14,305	$4,395	$18,700

Cost of revenues	3,812	483	4,295	1,168	525	1,693

Gross profit	19,194	3,640	22,834	13,137	3,870	17,007

(Loss) income before taxes	(1,265)	812	(453)	1,009	702	1,711

Assets	71,131	3,452	74,583	16,612	3,944	20,556

Total expenditures for additions to long-lived assets	$1,466	$12	$1,478	$609	$9	$618

Goodwill	$23,150	$1,500	$24,650	$10,878	$1,500	$12,378

I.	Stock Option Grants
      During the quarter ended June 30, 2006, the Company granted 180,000 common stock options at an exercise price of $1.62 per share. These options were issued under the Company’s 1999 Stock Option Plan and vest one-fourth each year. The Company calculated the estimated fair value of these options in accordance with SFAS 123(R) using a volatility rate of 58%, and expected dividend yield of 0.0%, a risk-free rate of return of 5.08% and an expected life of 7 years. The estimated fair value of these options, using the above assumptions, is $1.03 per share.

GOLDLEAF FINANCIAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

J.	Supplemental Unaudited Pro Forma Financial Data
      As described in Note D, the Company acquired GTI in the first quarter of 2006. Furthermore, the Company acquired KVI Capital, Inc. (KVI Capital) and Captiva Solutions, LLC (Captiva) in the third and fourth quarters of 2005, respectively. Below is unaudited pro forma consolidated statement of operations data of the Company as if these businesses were acquired as of January 1, 2005.

	Unaudited Pro Forma Statement of Operations
	For The Six Months Ended June 30, 2006

				Unaudited
				Pro Forma
				Adjustments

	Goldleaf	GTI		Debit		Credit	Total

	(In thousands, except per share data)
Revenues	$27,129	$1,014	A	$41			$28,102
			B	100
Operating expenses	26,010	1,010	C	6			27,126

Operating income	1,119	4		(147)			976
Interest expense, net	1,572	0	D	87			1,659

Income (loss) before provision (benefit) for income taxes	(453)	4		(234)			(683)

Income tax benefit	(177)	0			E	90	(267)

Net loss	(276)	4		(234)		90	(416)
Preferred dividends	1,118	0		0		0	1,118

Net loss available to common shareholders	$(1,394)	$4		(234)	E	90	$(1,534)

Diluted earnings (loss) per share	$(0.09)						$(0.10)

	Unaudited Pro Forma Statement of Operations
	For the Year Ended December 31, 2005

						Unaudited
						Pro Forma Adjustments
			KVI							Pro
	Goldleaf	Captiva	Capital	GTI		Debit		Credit		Format

	(In thousands, except per share data)
Revenues	$38,351	$1,713	$816	$9,412	A	$917		$		$49,375
					B	1,276
Operating expenses	34,276	2,289	950	10,721	C	468				49,980

Operating income (loss)	4,075	(576)	(134)	(1,309)		(2,661)				(605)
Interest expense, net	381	164	—	(39)	D	2,369				2,875

Income (loss) before provision for income taxes	3,694	(740)	(134)	(1,270)		(5,030)				(3,480)
Provision (benefit) for income taxes	1,359						E		2,716	(1,357)

Net income (loss)	2,335	(740)	(134)	(1,270)		(5,030)			2,716	(2,123)
Preferred stock dividends	2,160			2,915			F		2,915	2,160

Net income (loss) attributable to common shareholders	$175	$(740)	$(134)	$(4,185)		(5,030)			$5,631	$(4,283)

Diluted earnings (loss) per share	$0.01									$(0.27)

GOLDLEAF FINANCIAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED
      The 2006 Goldleaf column above includes the results of GTI from its date of acquisition of January 31, 2006. The 2005 Goldleaf columns above includes the results of KVI Capital and Captiva from their dates of acquisition of August 1 and December 9, 2005, respectively.
      Pro forma adjustments:

A.	To reduce revenues for GTI related to estimated deferred revenues that would not have been realized had we acquired GTI as of January 1, 2005 and recorded the deferred service obligation at its estimated fair value as of that date.

B.	To increase amortization expense of new intangibles recorded as a result of the acquisitions. For 2006, the pro forma amounts assume that the Company recorded approximately $12.2 million of identified intangibles, consisting of acquired technology ($3.1 million), customer lists ($3.3 million), non-compete agreements ($1.3 million), and tradenames and trademarks ($4.5 million), and that the Company amortizes these amounts over estimated useful lives of seven, ten, three, and indefinite years, respectively. For 2005, the pro forma amounts assume that the Company recorded approximately $15.3 million of identified intangibles, consisting of acquired technology ($3.9 million), customer lists ($4.9 million), vendor program ($0.1 million), non-compete agreements ($2.0 million), and tradenames and trademarks ($4.5 million), and that the Company amortizes these amounts over estimated average useful lives of five, ten, seven, three, and indefinite, years, respectively.

C.	To increase general and administrative costs for the increased salary of the Company’s new chief executive officer and executive officers of KVI Capital and GTI based on the employment agreements executed as part of these acquisitions.

D.	To increase interest expense for additional debt we acquired to fund the purchase prices of KVI Capital, Captiva and GTI. The Company has estimated interest expense assuming a weighted average interest rate for the two debt instruments used to complete the transactions: the $10.0 million Lightyear Series C redeemable preferred stock at 10% (as received in exchange for a $10.0 million subordinated note we originally issued) and the $18.0 million Bank of America credit facility. Therefore, the pro forma interest expense was calculated using an interest rate of 7.5% (2006) and 8.3% (2005) and includes accretion of the debt discount (related to common stock warrants issued to Lightyear in connection with the $10.0 million financing ) using the effective interest method.

E.	To record income tax effects of the pro forma adjustments at the Company’s effective rate of 39%.

F.	To reduce preferred dividends for the elimination of GTI dividends ($2.9 million in 2005). As a result of our acquisition of Goldleaf Technologies, it no longer has a preferred stockholder. Therefore, on a pro forma basis, no preferred stock dividends would have existed in 2005 related to Goldleaf Technologies.

      The pro forma statement of operations data for the year ended December 31, 2005 do not include stock compensation expense for the new stock options issued in conjunction with the Captiva and GTI acquisitions. The stock option grants made on October 20, 2005 (related to Captiva) and January 31, 2006 (related to GTI) totaled 4.6 million. Had these option grants been issued as of January 1, 2005, the estimated fair value using the Black-Scholes model would have been $1.49 and $1.61 per share, respectively. Until January 1, 2006, the Company accounted for stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and did not utilize the fair value method. If the Company expensed options under SFAS No. 123, Accounting for Stock-Based Compensation, during 2005 and if the Company had acquired Captiva and GTI on January 1, 2005, an estimated

GOLDLEAF FINANCIAL SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED
additional $1.3 million of compensation expense would have been expensed during the year ended December 31, 2005. Beginning January 1, 2006, the Company began to expense the remaining unvested fair value of all stock options, including those issued as part of the GTI and Captiva transactions. The estimated annual stock compensation expense for the stock options issued as part of these acquisitions, using the actual calculated fair values of $0.74 and $0.83, respectively, is approximately $464,000.
      Captiva organized and began operations on April 1, 2005. On June 1, 2005, Captiva acquired all the operating assets of Total Bank Technology, LLC (“TBT”). The year ended December 31, 2005 consists of the full five months’ results of TBT (January 1 — May 31, 2005 presented separately) prior to the acquisition by Captiva along with the results of Captiva from April 1, 2005 through December 31, 2005, including the results of TBT for the months of June through December 2005. Had Captiva been in existence as of January 1, 2005, the 2005 results would have reflected additional expenses for the management team and facilities expense of Captiva.
      The pro forma financial data are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the consolidated companies that would have actually occurred had the acquisitions been effective during the periods presented or of the future financial position or future results of operations of the consolidated companies. You should read this information in conjunction with the accompanying notes thereto and with the historical consolidated financial statements and accompanying notes of the company included elsewhere in this document.

K.	Related Party Transaction
      In conjunction with the acquisition of GTI discussed in Note D, the Company issued two notes payable to Paul McCulloch, the President of GTI, as a portion of the consideration paid to him for executing an employment agreement with the Company. The notes had original principal balances of $850,000 (due June 15, 2006) and $150,000 (due April 30, 2007), are unsecured and carry interest at prime rate as published in The Wall Street Journal (8.25% at June 30, 2006). On June 15, 2006, $350,000 of the $850,000 note was paid and the remaining $500,000 was extended to July 15, 2006. On July 15, 2006, the $500,000 was paid in full. These notes were classified as additional purchase price.

L.	Subsequent Events
      Under the terms of the Bank of America credit facility, we are prohibited from declaring and paying cash dividends on our preferred stock during the term of the facility. On January 23, 2006, Lightyear agreed to accept PIK (paid in kind) dividends consisting of preferred stock and warrants, in lieu of cash dividends on (a) the Series A preferred stock through January 1, 2007 and (b) the Series C preferred stock through January 1, 2008. Accordingly, effective July 1, 2006, we issued:

•	an additional 525.3 shares of Series A preferred stock to Lightyear in lieu of $525,300 in cash dividends that became due on July 1, 2006 on the Series A preferred stock; and

•	warrants to Lightyear that give Lightyear the right to purchase 397,964 shares of our common stock at an exercise price of $1.32 per share.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.)
We have audited the accompanying consolidated balance sheet of Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.) and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statement of income, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Goldleaf Financial Solutions, Inc. and subsidiaries are not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.) and subsidiaries at December 31, 2005, and the consolidated results of their operations and their cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton, LLP
Raleigh, North Carolina
June 5, 2006

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.)
We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the consolidated financial statements of Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.) and subsidiaries referred to in our report dated June 5, 2006, which is included in the annual report to security holders and incorporated by reference in Part II of this form. Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule titled “Schedule II-Valuation and Qualifying Accounts” is presented for purposes of additional analysis and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Grant Thornton, LLP
Raleigh, North Carolina
June 5, 2006

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Goldleaf Financial Solutions, Inc.
We have audited the accompanying consolidated balance sheet of Goldleaf Financial Solutions, Inc., (formerly Private Business, Inc.) and subsidiaries as of December 31, 2004, and the related consolidated statements of income, stockholders’ equity (deficit), and cash flows for each of the two years in the period then ended. Our audits also included the financial statement schedule titled “Schedule II — Valuation and Qualifying Accounts” for each of the two years in the period ended December 31, 2004. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goldleaf Financial Solutions, Inc., (formerly Private Business, Inc.) and subsidiaries at December 31, 2004, and the consolidated results of their operations and their cash flows for each of the two years in the period then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Nashville, Tennessee
February 18, 2005, except for the Reclassifications paragraph of Note 1, as to which the date is August 1, 2006

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004

	(Dollars in thousands)
Assets
Current Assets:
Cash and cash equivalents	$187	$7
Accounts receivable—trade, net of allowance for doubtful accounts of $206 and $242, respectively	4,773	4,506
Accounts receivable—other	26	104
Deferred tax assets	370	70
Investment in direct financing leases	2,235	—
Prepaid and other current assets	1,567	1,280

Total Current Assets	9,158	5,967

Property and Equipment, Net	2,187	2,327
Operating Lease Equipment, Net	187	—
Other Assets:
Software development costs, net	1,618	1,138
Deferred tax assets	1,456	2,704
Investment in direct financing leases, net of current portion	4,642	—
Intangible and other assets, net	4,931	2,074
Goodwill	12,378	7,161

Total other assets	25,025	13,077

Total assets	$36,557	$21,371

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,535	$1,861
Accrued liabilities	1,582	2,011
Deferred revenue	456	586
Current portion of non-recourse lease notes payable	2,336	—
Current portion of long-term debt	—	1,667

Total current liabilities	6,909	6,125

Revolving Line of Credit	—	110
Non-Recourse Lease Notes Payable, net of current portion	4,056	—
Other Non-Current Liabilities	230	74
Long-Term Debt, net of current portion	—	1,666
Senior Subordinated Long-Term Debt, net of unamortized debt discount of $1,491	8,509	—

Total liabilities	19,704	7,975

Commitments and Contingencies
Stockholders’ Equity:
Common stock, no par value; 100,000,000 shares authorized and 15,489,454 and 14,388,744 shares issued and outstanding, respectively	—	—
Preferred Stock, 20,000,000 shares authorized:
Series A non-convertible, no par value; 20,000 shares issued and outstanding	6,209	6,209
Series B convertible, no par value; 40,031 shares issued and outstanding	114	114
Additional paid-in capital	6,998	3,716
Retained earnings	3,532	3,357

Total Stockholders’ Equity	16,853	13,396

Total Liabilities and Stockholders’ Equity	$36,557	$21,371

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

	(In thousands, except per share data)
Revenues:
Financial institution service fees	$29,255	$30,405	$33,058
Retail inventory management services	8,678	9,003	9,124
Other products and services	418	241	548

Total revenues	38,351	39,649	42,730

Cost of revenues:
Financial institution service fees	2,965	2,440	2,776
Retail inventory management service	1,004	1,153	1,235

Gross profit	34,382	36,056	38,719
Operating Expenses:
General and administrative	12,118	13,596	16,764
Selling and marketing	17,514	17,415	16,367
Research and development	257	398	445
Amortization	421	356	848
Other operating (income) expenses, net	(3)	1,457	(145)

Total operating expenses	30,307	33,222	34,279

Operating Income	4,075	2,834	4,440
Interest Expense, Net	(381)	(468)	(1,492)
Other Income	—	266	—

Income Before Income Taxes	3,694	2,632	2,948
Income tax provision	1,359	62	1,150

Net Income	2,335	2,570	1,798
Preferred stock dividends	(2,160)	(2,056)	(160)

Net Income Available to Common Stockholders	$175	$514	$1,638

Earnings Per Share:
Basic	$0.01	$0.04	$0.12

Diluted	$0.01	$0.04	$0.12

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2005, 2004 and 2003

	Shares of		Additional	Retained
	Common	Preferred	Paid-In	Earnings
	Stock	Stock	Capital	(Deficit)	Total

	(In thousands)
Balance December 31, 2002	14,047	114	$(7,195)	$1,206	$(5,875)
Preferred stock dividends		—		(160)	(160)
Exercise of stock options	13	—	9	—	9
Shares issued under employee stock purchase plan	71	—	54	—	54
Other	(68)	—	(194)	—	(194)
Comprehensive income:
2003 net income	—	—	—	1,798	1,798

Balance December 31, 2003	14,063	114	$(7,326)	$2,844	$(4,368)

Series A preferred stock issuance and common stock warrant issuance	—	6,209	$10,685	$—	$16,894
Preferred stock dividends	—	—	—	(2,056)	(2,056)
Exercise of stock options	299	—	325	—	325
Shares issued under employee stock purchase plan	27	—	32	—	32
Other	—	—	—	(1)	(1)
Comprehensive income:
2004 net income	—	—	—	2,570	2,570

Balance December 31, 2004	14,389	6,323	$3,716	$3,357	$13,396

Issuance of common stock for purchase of KVI Capital, LLC	116	—	$200	$—	$200
Issuance of common stock for the merger with
Captiva Solutions, LLC	758	—	925	—	925
Issuance of Private Business stock options for the merger with Captiva Solutions, LLC	—	—	381	—	381
Issuance of common stock warrants	—	—	1,510	—	1,510
Preferred stock dividends	—	—	—	(2,160)	(2,160)
Exercise of stock options	299	—	381	—	381
Shares issued under employee stock purchase plan	25	—	35	—	35
Repurchase of treasury stock	(98)	—	(150)	—	(150)
Comprehensive income:
2005 net income	—	—	—	2,335	2,335

Balance December 31, 2005	15,489	6,323	$6,998	$3,532	$16,853

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

	(In thousands)
Cash Flows From Operating Activities:
Net income	$2,335	$2,570	$1,798
Adjustments to reconcile net income to net cash provided by operating activities:
Write-off of debt issuance costs	—	780	—
Depreciation and amortization	2,056	2,844	4,159
Depreciation on fixed assets under operating leases	48	—	—
Deferred taxes	973	1,065	1,033
Amortization of debt issuance costs and discount	126	90	359
Amortization of lease income and initial direct costs	(376)	—	—
Loss on write-down or disposal of fixed assets and software development costs	16	65	150
Deferred gain on land sale	(16)	(16)	(16)
Gain on sale of leased equipment	(66)	—	—
Gain on sale of insurance division	—	—	(427)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	4	402	2,143
Prepaid and other current assets	(203)	289	890
Other assets	—	—	1
Accounts payable	433	120	(298)
Accrued liabilities	(892)	(1,767)	(1,610)
Deferred revenue	(130)	29	87
Other non-current liabilities	81	—	(333)

Net cash provided by operating activities	4,389	6,471	7,936

Cash Flows From Investing Activities:
Proceeds from lease terminations	122	—	—
Investment in capital leases	(719)	—	—
Lease receivables paid	1,001	—	—
Additions to property and equipment	(545)	(530)	(113)
Software development costs	(1,028)	(714)	(765)
Additions to intangible and other assets	(26)	—	—
Proceeds from sale of property and equipment	—	—	25
Proceeds from sale of financial institution insurance division	—	—	325
Proceeds from note receivable	60	43	28
Acquisition of KVI Capital, LLC, net of cash acquired	(575)	—	—
Acquisition of Captiva Solutions, LLC, net of cash acquired	(6,571)	—	—

Net cash used in investing activities	(8,281)	(1,201)	(500)

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

	(In thousands)
Cash Flows From Financing Activities:
Repayments on long-term debt	(3,333)	(1,667)	(5,077)
Repayments on capitalized lease obligations	—	(201)	(303)
Extinguishment of long-term debt, facility with Fleet	—	(23,875)	(295)
Payments on other short term borrowings	—	(388)	(795)
Payment of debt issuance costs and amendment fees	(287)	(286)	(589)
Payment of preferred dividends declared	(2,160)	(2,793)	—
Net proceeds (payments) from revolving line of credit	(110)	(2,390)	—
Net proceeds from sale of Series A preferred shares and common stock warrant	—	16,894	—
Proceeds from new debt facility with Bank of America	—	7,500	—
Proceeds from issuance of senior subordinated long-term debt and common stock warrant	10,000	—	—
Net repayments of non-recourse lease financing notes payable	(304)	—	—
Repurchase of common stock	(150)	—	—
Proceeds from exercise of employee stock options	381	325	9
Stock issued through employee stock purchase plan	35	32	54

Net cash provided by (used in) financing activities	4,072	(6,849)	(6,996)

Net Change in Cash and Cash Equivalents	180	(1,579)	440
Cash and Cash Equivalents at beginning of year	7	1,586	1,146

Cash and Cash Equivalents at end of year	$187	$7	$1,586

Supplemental Cash Flow Information:
Cash payments for income taxes during period	$749	$306	$221

Cash payments of interest during period	$168	$237	$1,492

Supplemental Non-Cash Disclosures:
Dividends accrued on preferred stock	$—	$—	$160

Notes payable issued for certain insurance and software contracts	$—	$—	$1,184

Common stock issued in connection with acquisitions	$1,125	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization
      Goldleaf Financial Solutions, Inc., originally named Private Business, Inc. (the “Company”), was incorporated under the laws of the state of Tennessee on December 26, 1990 for the purpose of marketing a solution that helps financial institutions market and manage accounts receivable financing. Effective May 5, 2006, the Company changed its name to Goldleaf Financial Solutions, Inc. The Company operates primarily in the United States and its customers consist of financial institutions of various sizes, primarily community financial institutions. The Company consists of two wholly owned subsidiaries, Towne Services, Inc. and Captiva Solutions, LLC (“Captiva”). Towne Services, Inc. (“Towne”) owns Forseon Corporation (d/b/a RMSA), Private Business Insurance, LLC (“Insurance”) and KVI Capital, LLC (“KVI”). Insurance brokers credit and fraud insurance, which is underwritten through a third party, to its customers. KVI Capital was acquired in August 2005 and is in the business of providing a “turn-key” leasing solution for financial institutions who want to offer a leasing option to their commercial customers. Captiva was acquired in December 2005 and is in the business of providing core data and image processing services to financial institutions.
      The market for the Company’s services is concentrated in the financial institution industry. Further, the Company’s services are characterized by risk and uncertainty as a result of the Company’s reliance primarily on one product to generate a substantial amount of the Company’s revenues. There are an increasing number of competitors and alternative products available and rapid consolidations in the financial institution industry. Consequently, the Company is exposed to a high degree of concentration risk relative to the financial institution industry environment and its limited product offerings.

Principles of Consolidation
      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter company transactions and balances have been eliminated.

Cash and Cash Equivalents
      The Company considers all highly liquid investments that mature in three months or less to be cash equivalents. As of December 31, 2005, the Company reclassified $529,000 of uncleared checks to accounts payable.

Property and Equipment
      Property and equipment are recorded at cost. Depreciation is calculated using an accelerated method over 5 to 10 years for furniture and equipment, 3 years for purchased software and the shorter of estimated useful life or the life of the lease for all leasehold improvements. Expenditures for maintenance and repairs are charged to expense as incurred, whereas expenditures for renewals and betterments are capitalized. The Company evaluates the carrying value of property and equipment whenever events or circumstances indicate that the carrying value may have been impaired in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.
      Equipment under operating leases is carried at cost and is depreciated to the individual equipment’s net realizable value. Depreciation is calculated using the straight-line method over the shorter of the life of the lease or the estimated useful life of the equipment, typically 5 to 7 years.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Allowance for Doubtful Accounts
      The Company estimates its allowance for doubtful accounts on a case-by-case basis, based on the facts and circumstances surrounding each potentially uncollectible receivable. An allowance is also maintained for expected billing adjustments and for accounts that are not specifically reviewed that may become uncollectible in the future. Uncollectible receivables are written-off in the period management believes it has exhausted every opportunity to collect payment from the customer. The Company considers customer balances in excess of sixty days past due to be delinquent and thus subject to consideration for the allowance for doubtful accounts.
Software Development Costs
      Development costs incurred in the research and development of new software products and significant enhancements to existing software products are expensed as incurred until technological feasibility has been established. After such time, any additional costs are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Capitalized software development costs are amortized on a straight-line basis over the estimated life of the product or enhancement, typically 2 to 5 years.
      Also, the Company capitalizes costs of internally used software when application development begins in accordance with American Institute of Certified Public Accounts’ Statement of Position (“AICPA SOP”) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This is generally defined as the point when research and development have been completed, the project feasibility is established, and management has approved a development plan. Many of the costs capitalized for internally used software are related to upgrades or enhancements of existing systems. These costs are only capitalized if the development costs will result in specific additional functionality of the existing system, and are capitalized at the point that application development begins. Typically these costs are amortized on a straight-line basis over a three to five year time period.
      Amortization expense associated with capitalized software development costs was approximately $548,000, $788,000 and $954,000 during the years ended December 31, 2005, 2004, and 2003, respectively, and is included in cost of revenues in the accompanying consolidated statements of operations.
Intangible and Other Assets
      On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 142 addresses how intangible assets and goodwill should be accounted for upon and after their acquisition. Specifically, goodwill and intangible assets with indefinite useful lives are not amortized, but are subject to impairment tests based on their estimated fair value.
      Intangible and other assets consist primarily of the excess of purchase price over the fair value of the identifiable assets acquired for the minority share of Insurance purchased during 1998, Towne acquired in 2001, and KVI and Captiva acquired in 2005. Also included in intangible and other assets are debt issuance costs that are amortized using the effective interest method over the respective terms of the financial institution loans. In addition, intangible and other assets include non-competition agreements, customer lists and acquired technology.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Revenue Recognition
          Software Licenses
      The Company accounts for software revenues in accordance with the AICPA SOP No. 97-2, Software Revenue Recognition (“SOP 97-2”). Further, the Company has adopted the provisions of SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions, which supercedes and clarifies certain provisions of SOP 97-2.
      The Company licenses its software under automatically renewing agreements, which allow the licensees use of the software for the term of the agreement and each renewal period. The fee charged for this license is typically stated in the contract and is not inclusive of any post contract customer support. The original license agreement also includes a fee for post contract customer support (“PCS”), which must be renewed annually. This fee covers all customer training costs, marketing assistance, phone support, and any and all software enhancements and upgrades. The Company defers the entire amount of this fee and recognizes it over the twelve-month period in which the PCS services are provided. The Company has established vendor specific objective evidence (“VSOE”) for its PCS services, therefore the portion of the up-front fee not attributable to PCS relates to the software license and to all other services provided during the initial year of the agreement, including installation, training and marketing services. The portion of the up-front fee related to these activities is recognized over the first four months of the contract, which is the average period of time over which these services are performed. The agreements typically do not allow for cancellation during the term of the agreement. However, for agreements that contain refund or cancellation provisions, the Company defers the entire fee until such refund or cancellation provisions lapse.
          Participation Fees
      The Company’s license agreements are structured in a manner that provides for a continuing participation fee to be paid for all receivables purchased by customers using the Company’s software product. These fees are recognized as earned based on the volume of receivables purchased by customers.
          Retail Inventory Management Services
      Retail inventory management services revenue is recognized as earned as the inventory forecasting services are performed.
          Insurance Brokerage Fees
      The Company acts as a licensee insurance agent for the credit and fraud insurance products that can be purchased in conjunction with the Company’s accounts receivable financing services. The Company earns an insurance brokerage commission for all premiums paid by our financial institution customers. The brokerage fees are recorded on a net basis as opposed to reflecting the entire insurance premium as revenues because the Company does not take any credit risk with respect to these premiums.
          Lease Accounting
      As a result of the KVI acquisition (Note 2), the Company is an equipment lessor. As such, the Company accounts for its leasing business in accordance with SFAS No. 13, Accounting for Leases. SFAS No. 13 requires lessors to evaluate each lease transaction and determine whether it qualifies as a

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
sales-type, direct financing, leveraged, or operating lease. KVI’s leases fall into two of those categories: direct financing and operating leases.
      For direct financing leases, the investment in direct financing leases caption consists of the sum of the minimum lease payments due during the remaining term of the lease and the unguaranteed residual value of the leased asset. The difference between the total above and the cost of the leased asset is then recorded as unearned income. Unearned income is amortized to income over the lease term as to produce a constant periodic rate of return on the net investment in the lease.
      For leases classified as operating leases, lease payments are recorded as rent income during the period earned.
      Amounts earned are included in Maintenance and other in the consolidated statements of income.

Core Data and Image Processing
      Core data and image processing services are primarily offered on an outsourced basis but are also offered through licenses for use by the institution on an in-house basis. Support and services fees are generated from implementation services contracted with us by the customer, ongoing support services to assist the customer in operating the systems and to enhance and update the software, and from providing outsourced data processing services. Outsourcing services are performed through our data and item centers. Revenues from outsourced item and data processing are derived from monthly usage fees typically under multi-year contracts with our customers and are recorded as revenue in the month the services are performed.
      Amounts earned are included in Maintenance and other in the consolidated statements of income.

Maintenance and Other
      Maintenance revenue is deferred and recognized over the period in which PCS services are provided. Other revenues are recognized as the services are performed.
Income Taxes
      The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. As of December 31, 2005 the Company believes that it is more likely than not that the Company will be able to generate sufficient taxable income in future years in order to realize the deferred tax assets that are recorded. As such, no valuation allowance has been provided against the Company’s deferred tax assets as of December 31, 2005.
Concentration of Revenues
      Substantially all of the Company’s revenues are generated from financial institutions.
Earnings Per Share
      The Company applies the provisions of SFAS No. 128, Earnings per Share, which establishes standards for both the computation and presentation of basic and diluted EPS on the face of the consolidated statement of operations. Basic earnings per share have been computed by dividing net income available to common stockholders by the weighted average number of common shares

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
outstanding during each year presented. Diluted earnings per common share have been computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding plus the dilutive effect of options and other common stock equivalents outstanding during the applicable periods.
Stock Based Compensation
      The Company has elected to account for its stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and does not utilize the fair value method. However, the Company has adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, and has adopted the additional disclosure requirements as specified in SFAS No. 148, Accounting For Stock-Based Compensation-Transition and Disclosure, for the three years ended December 31, 2005.
      The following table illustrates the effect on net income available to common shareholders and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

	2005	2004	2003

(In thousands, except per share data)
Net income available to common shareholders, as reported	$175	$514	$1,638
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—	—
Add(Deduct): Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	71	(219)	(509)

Pro forma net income	$246	$295	$1,129

	2005	2004	2003

(In thousands, except per share data)
Earnings per share:
Basic— as reported	$0.01	$0.04	$0.12

Basic— pro forma	$0.02	$0.02	$0.08

Diluted— as reported	$0.01	$0.04	$0.12

Diluted— pro forma	$0.02	$0.02	$0.08

Fair Value of Financial Instruments
      To meet the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company estimates the fair value of financial instruments. At December 31, 2005 and 2004, there were no material differences in the book values of the Company’s financial instruments and their related fair values. Financial instruments primarily consists of cash, accounts receivable, accounts payable and debt instruments.
Comprehensive Income
      The Company applies the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires that the changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements as a component of comprehensive income. The

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Company reports comprehensive income as a part of the consolidated statements of stockholders’ equity (deficit).
Segment Disclosures
      The Company applies the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the method that business enterprises report information about operating segments in annual and interim financial statements. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic area and major customers. The Company operates in two industry segments, financial institution services and retail inventory management. Note 22 of these consolidated financial statements discloses the Company’s segment results.
Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
Reclassifications
      Certain prior year amounts have been reclassified to conform with current year classifications. For all years presented, the Company has reclassified its revenue presentation to conform to the presentation that it believes is more useful in understanding the Company’s business. Furthermore, the Company has reclassified certain expenses from its operating expense categories to a new cost of revenues category in the accompanying consolidated statements of income. The Company has also reclassified the gain on sale of its bank insurance division totaling $427,000 from other revenues to other operating (income) expense in its accompanying 2003 consolidated statement of income.
Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123 (Revised 2004) “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123R is effective as of the beginning of the first annual reporting period that begins after December 15, 2005 and therefore the Company adopted SFAS 123R on January 1, 2006. SFAS No. 123R requires the cost of employee services received in exchange for equity instruments awarded or liabilities incurred to be recognized in the financial statements. Compensation cost will be measured using a fair-value based method over the period that the employee provides service in exchange for the award. The Company anticipates using the Black-Scholes option-pricing model to determine the annual compensation cost related to share-based payments under SFAS No. 123R. SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under the current rules. This requirement will reduce net operating cash flow and reduce net financing cash outflow by offsetting and equal amounts. As disclosed above, based on the current assumptions and calculations used, had the Company recognized compensation expense based on the fair value of awards of equity instruments, net income would have been increased by approximately $71,000 for the year ended December 31, 2005. This compensation expense is the after-tax net effect of the stock-based compensation expense determined using the fair-value based method for all awards and stock-based employee compensation included previously in reported net income under APB No. 25.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
SFAS No. 123R will apply to all awards granted after the effective date and to the unvested portion of existing awards, as well as, to modifications, repurchases or cancellations of existing awards. The impact of the adoption of SFAS No. 123R for the year ending December 31, 2006, based upon the options outstanding as of February 28, 2006, is estimated to result in an increase in compensation expense of approximately $800,000. The actual impact of adopting SFAS No. 123R will change for the effect of potential future awards and actual option forfeitures which are not known at this time. The impact of those future awards will vary depending on the timing, amount and valuation methods used for such awards, and the Company’s past awards are not necessarily indicative of such potential future awards.

2.	ACQUISITIONS
Leasing Business
      Effective August 1, 2005, the Company acquired 100% of the outstanding membership units of KVI in exchange for cash consideration of $699,000 and common stock consideration of $200,000 (115,607 shares). In addition to the consideration at closing, the selling shareholder will be entitled to contingent consideration equal to 20% of the operating income (as defined in the stock purchase agreement) of KVI for each of the three years ending December 31, 2008. Any contingent consideration payments made will be treated as additional purchase price and therefore increase goodwill. Simultaneous to the execution of the stock purchase agreement, the Company entered into a three year employment agreement with the principal selling member of KVI. The operating results of KVI were included with those of the Company beginning August 1, 2005. The transaction was accounted for in accordance with SFAS No. 141, Business Combinations. The purchase price allocation is as follows:

(In thousands except share amounts)
Purchase Price:
Cash	$699
Common shares (115,607 shares valued at $1.73 per share)	200

Total purchase price	$899

Value assigned to assets and liabilities:
Assets:
Cash and cash equivalents	$124
Accounts receivable	200
Property and equipment	44
Operating lease equipment	209
Investment in direct financing leases	8,280
Customer list (estimated life of seven years)	116
Vendor program (estimated life of seven years)	119
Non-compete (estimated life of two years)	75
Goodwill	216
Liabilities:
Accounts payable	(196)
Accrued liabilities	(352)
Other non-current liabilities	(26)
Non-recourse lease notes payable	(7,910)

Total net assets	$899

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Core Data and Item Processing Business
      On December 9, 2005, the Company acquired 100% of the membership units of Captiva Solutions, LLC in exchange for cash consideration of $6,000,000 and common stock consideration of $925,000 (757,576 shares). In addition to the consideration at closing, the selling shareholders will be entitled to up to an additional 1.2 million common shares, upon the achievement of certain annualized acquired revenue targets during 2006. Any contingent consideration payments made will be treated as additional purchase price and therefore increase goodwill. Simultaneous with the execution of the merger agreement, the Company entered into a two year employment agreement with the chief executive officer of Captiva to become the chief executive officer of the Company. The operating results of Captiva were included with those of the Company beginning December 9, 2005. The transaction was accounted for in accordance with SFAS No. 141, Business Combinations. The purchase price allocation is as follows:

(In thousands except share amounts)
Purchase Price:
Cash	$6,000
Common shares (757,576 shares valued at $1.22 per share)	925
Common stock options	381
Direct acquisition costs	579

Total purchase price	$7,885

Value assigned to assets and liabilities:
Assets:
Cash	$8
Accounts receivable	181
Other current assets	78
Property and equipment	317
Customer list (estimated life of ten years)	1,450
Acquired technology (estimated life of three years)	760
Non-compete (estimated life of three years)	640
Goodwill	5,033
Liabilities:
Accounts payable	(45)
Accrued liabilities	(466)
Other non-current liabilities	(71)

Total net assets	$7,885

      We expect that the goodwill originating from both the KVI and Captiva transactions will be deductible for tax purposes over fifteen years.

3.	PREFERRED STOCK ISSUANCE AND CREDIT FACILITY CLOSING
      On January 20, 2004, the Company completed the sale of 20,000 shares of Series A non-convertible preferred stock and a warrant to purchase 16,000,000 shares of our common stock ($1.25 per share exercise price) for a total of $20 million to PBI Holdings, LLC (“Lightyear”), an affiliate of The Lightyear Fund, L.P. (the “Lightyear Transaction”). The preferred shares carry a cash dividend rate of 10% of an amount equal to the liquidation preference, payable quarterly in arrears, when and as declared by the Board of Directors. The Series A preferred stock has a liquidation preference superior to the common stock and to the extent required by the terms of the Series B

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
preferred stock, in parity with the currently outstanding Series B preferred stock. The liquidation preference is equal to the original $20 million purchase price, plus all accrued but unpaid dividends. In addition, the securityholders agreement between the Company and Lightyear executed in conjunction with the sale of the preferred stock and warrant, entitles Lightyear to an additional equity purchase right. The equity purchase right allows Lightyear, so long as Lightyear continues to hold any shares of Series A Preferred Stock, all or any portion of its rights under the warrant or any shares of common stock issued pursuant to an exercise of the warrant, the right to purchase its pro rata portion of all or any part of any new securities which the Company may, from time to time, propose to sell or issue. However, in the case of new security issuances resulting from the exercise of employee stock options, which have an exercise price less than $1.25 per share, Lightyear must still pay $1.25 per share under this equity purchase right. To the extent that new security issuances resulting from the exercise of employee stock options occur which have an exercise price in excess of $1.25 per share, then Lightyear will be required, if they choose to exercise their equity purchase right, to pay the same price per share as the employee stock options being exercised.
      The net proceeds from the Lightyear Transaction are shown below:

(In thousands)
Cash Received from Lightyear	$20,000
Less:
Broker fees	1,256
Legal and accounting fees	383
Transaction structuring fees	1,200
Other	267

Net Proceeds Received	$16,894

      Simultaneous with the closing of the Lightyear Transaction, the Company entered into a credit facility with Bank of America. See Notes 11 and 12 for discussion of the Company’s credit facility.
      The total net proceeds of both the Lightyear Transaction and the Bank of America credit facility were used to extinguish the Company’s 1998 credit facility.
      On December 8, 2005, this facility was amended by converting the entire facility to a revolving line of credit and reducing the total amount of the facility to $5.0 million. The amended credit facility was slated to mature March 8, 2006. It was replaced by the Amended and Restated Credit Facility described below.
      On December 9, 2005, the Company entered into a $10.0 million senior subordinated note payable instrument with Lightyear (“Lightyear Note”) as approved by the shareholders of the Company during a special shareholders meeting on that same date. Prior to its conversion into Series C Preferred Stock as discussed below, the Lightyear Note was due in total on December 9, 2010, carried an interest rate of 10% through June 8, 2007, which thereafter increases to 12% annum until maturity. The Lightyear Note was unsecured and could be redeemed by the Company, in whole or part, at anytime at 100% of the principal amount plus any accrued and unpaid interest. In conjunction with the Lightyear Note, the Company issued warrants to Lightyear PBI Holdings, LLC to acquire up to 3,787,879 common shares at $1.32 per share. As part of the warrant agreement, in the event that the Company repaid all or a portion of the Lightyear Note prior to June 9, 2007, then 50% of the warrants above are cancelable on a pro-rata basis. The warrant agreement and the warrants were amended in connection with the conversion of the Lightyear Note into shares of Series C Preferred Stock.
      On January 23, 2006, the Company entered into an Amended and Restated Credit Agreement with Bank of America (“Amended and Restated Credit Facility”). The Amended and Restated Credit

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Facility is for a total of $18.0 million, has a two year term and is secured by a pledge of all of the Company’s assets. The Amended and Restated Credit Facility total of $18.0 million consists of two-term loans totaling $16.0 million and a revolving credit line totaling $2.0 million. The Term A loan is for $10.0 million and has a maturity date of January 23, 2008. The Term B loan is for $6.0 million and has a maturity date of no later than July 23, 2006. The revolving credit line matures on January 23, 2008.
      The Term A loan has scheduled repayment terms as follows:

March 31 and June 30, 2006	$250,000/quarter
September 30 and December 31, 2006	$500,000/quarter
Thereafter (until maturity)	$750,000/quarter
      In conjunction with this Amended and Restated Credit Facility, The Lightyear Fund, L.P. guaranteed the Term B loan and exchanged its senior subordinated $10.0 million note due on December 9, 2010 for 10,000 shares of the Company’s Series C Preferred Stock. Therefore, the senior subordinated debt discussed above was converted to Series C Preferred Stock on January 23, 2006. In connection with the conversion of the Lightyear Note into Series C Preferred Stock, the warrants that were issued as part of the Lightyear Note were amended such that the exercise price of such warrants can now be paid, at the option of their holder; (i) in cash or by wire transfer, (ii) by the surrender of shares that would otherwise be issuable upon exercise of the warrant that have a market price equal to the aggregate exercise price, or (iii) through a redemption of shares of the Company’s Series C Preferred Stock having a liquidation value equal to the aggregate exercise price. Under the terms of the amended warrant agreement and amended warrants, in the event that the Company redeems any shares of Series C Preferred Stock on or before June 23, 2007, the number of shares issuable pursuant to the warrants will be reduced in accordance with a formula set forth in the warrant agreements.
      In the event that we are unable to repay the $6.0 million Term B loan by July 23, 2006 and The Lightyear Fund, L.P. is required to repay the Term B loan on our behalf, we are obligated to issue new Series D preferred shares to The Lightyear Fund, L.P. The Series D preferred shares will carry a 10% per annum dividend rate, will have a mandatory redemption date nine months from the date of issuance, and will require the issuance of 66,045 common stock warrants with an exercise price of $0.01 per share. We will also be required to pay a closing fee equal to 3.75% of the amount repaid by The Lightyear Fund, L.P. to Bank of America.
      The Series C Preferred Shares issued to Lightyear have mandatory redemption date of December 9, 2010 and have a 10% annual dividend rate that increases to 12% on June 9, 2007. The Series C preferred shares do not carry any voting rights. Due to the mandatory redemption requirement, the Series C preferred stock will be included in the liability section of our consolidated balance sheet.
      The Amended and Restated Credit Facility includes certain restrictive financial covenants, measured quarterly, relating to net worth, maximum annual capital expenditures, funded debt to EBITDA ratio and fixed charge coverage ratio, as defined in the agreement. The Amended and Restated Credit Facility also contains customary negative covenants, including but not limited to a prohibition on declaring and paying any cash dividends on any class of stock, including the Series A, Series B, and Series C preferred shares outstanding.
      As a result of the 1998 debt facility extinguishment, the Company recorded a charge of $780,000 to write-off the unamortized portion of debt issuance costs as of January 20, 2004. Also, the Lightyear Transaction required that the Company obtain directors and officers tail insurance coverage for periods prior to January 20, 2004. The premium for the tail directors and officers’ liability insurance coverage totaled approximately $900,000. The Company expensed the entire premium in January 2004.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Therefore, 2004 operating results include two non-recurring expense items totaling approximately $1.7 million, and are included in other operating expenses in the accompanying 2004 consolidated statements.

4.	SALE OF BANK INSURANCE DIVISION
      On June 30, 2003, the Company entered into an agreement to sell certain operating assets of its Bank Insurance business for cash of $325,000 and a note receivable for $175,000. The note is secured by all assets of the business sold, is due in equal quarterly installments of principal and interest through June 2006 and bears interest at 3%. The result of this transaction was a gain on sale of approximately $427,000, which is included in other operating (income) expense in the accompanying 2003 consolidated statement of income.

5.	PROPERTY AND EQUIPMENT
      Property and equipment are classified as follows:

	2005	2004

	(In thousands)
Purchased software	$3,765	$4,876
Leasehold improvements	697	694
Furniture and equipment	8,031	8,277

	12,493	13,847
Less accumulated depreciation	(10,306)	(11,520)

	$2,187	$2,327

      Depreciation expense was approximately $1,042,000, $1,642,000, and $2,698,000 for the years ended December 31, 2005, 2004 and 2003, respectively.
      During the fourth quarter of 2003, the Company completed an extensive review of its fixed assets and determined that certain fixed assets, primarily computer equipment, should be written off. As such, $160,000 of computer equipment was expensed in 2003, which is included in other operating expense in the accompanying 2003 consolidated statement of income. Also in 2003, the Company retired fully depreciated fixed assets with a cost of approximately $4,706,000.

6.	OPERATING LEASE PROPERTY
      The following schedule provides an analysis of the Company’s investment in property leased under operating leases by major classes as of December 31, 2005:

2005

(In thousands)
Computer Equipment	$20
Office Furniture	38
Manufacturing Equipment	7
Medical Equipment	16
Copiers	134

Total Equipment	215
Plus: Initial direct costs	2
Less: Accumulated depreciation	(30)

Net property on operating leases	$187

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      The following is a schedule by years of minimum future rentals on noncancelable operating leases as of December 31, 2005:

2006	$88
2007	37
2008	20
2009	2

$147

      Depreciation expense on operating lease property was $39,000 for the year ended December 31, 2005.

7.	NET INVESTMENT IN DIRECT FINANCING LEASES
      The following lists the components of the net investment in direct financing leases as of December 31, 2005:

2005

(In
thousands)
Total minimum lease payment to be received	$7,291
Less: Allowance for uncollectibles	—

Net minimum lease payments receivable	7,291
Unguaranteed estimated residual values of leased property	862
Initial direct costs	102
Less: Unearned income	(1,378)

Net investment in direct financing leases	$6,877

      At December 31, 2005, minimum lease payments for each of the next five years are as follows:

2006	$2,868
2007	1,929
2008	1,351
2009	861
2010	229
Thereafter	53

$7,291

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.	INTANGIBLE AND OTHER ASSETS
      Intangible and other assets consist of the following:

	2005	2004

	(In thousands)
Debt issuance costs, net of accumulated amortization of $199 and $90, respectively	$375	$195
Non-compete agreements, net of accumulated amortization of $389 and $359, respectively (remaining weighted average life of 26 months)	1,626	961
Customer lists, net of accumulated amortization of $1,126 and $841, respectively (remaining weighted average life of 88 months)	1,740	459
Acquired technology, net of accumulated amortization of $308 and $279, respectively (remaining weighted average life of 50 months)	872	183
Other, net	318	276

	$4,931	$2,074

      Amortization expense of identified intangible assets during the years ended December 31, 2005, 2004 and 2003 was approximately $421,000, $356,000, and $342,000, respectively.
      The estimated amortization expense of intangible assets during the next five years is as follows:

(In thousands)
2006	$1,159
2007	840
2008	744
2009	283
2010	228
2011 and thereafter	1,653

$4,907

9.	GOODWILL
      The changes in the carrying amount of goodwill for 2005 and 2004 are as follows:

	2005	2004

	(In thousands)
Balance as of January 1	$7,161	$7,161
Goodwill acquired during year	5,249	—
Decrease resulting from change to deferred tax assets associated with Towne acquisition (Note 14)	(25)	—
Write off of goodwill	(7)	—

Balance as of December 31	$12,378	$7,161

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	ACCRUED LIABILITIES
      Accrued liabilities consist of the following:

	2005	2004

	(In thousands)
Commissions and other payroll costs	$704	$843
Accrued severance costs	103	294
Other	775	874

	$1,582	$2,011

11.	REVOLVING LINE OF CREDIT
      In January 2004, the Company entered into a new credit facility with Bank of America, which included a revolving line of credit. The revolving line of credit with Bank of America allowed for a $6.0 million line, including a $1.0 million letter of credit sublimit. The revolver availability reduced by $1.0 million on each of the first two anniversary dates of the credit facility.
      On December 8, 2005, the Bank of America credit facility was amended such that the entire facility (both revolver and term loan) was converted into a revolving credit line with a total capacity of $5.0 million. As of December 31, 2005, there was $0 drawn against the facility and $400,000 was utilized for standby letters of credit. Weighted average borrowings drawn against the facility during 2005 were $3.1 million.

12.	LONG-TERM DEBT
      Long-term debt consists of the following:

	2005	2004

	(In thousands)
Senior Subordinated Note Payable with Lightyear PBI Holdings, Inc., net of unamortized debt discount of $1,491	$8,509	$—
Term Loan with Bank of America, principal and interest due quarterly At LIBOR plus the applicable margin	—	3,333

Less current portion	—	(1,667)

	$8,509	$1,666

      As stated in Note 11, the Bank of America facility was amended on December 8, 2005, which converted the term loan to a revolver with a maximum borrowing capacity of $5.0 million. The facility is secured by all assets of the Company. There were no amounts outstanding at December 31, 2005 and, as such, there were no scheduled term debt repayments at December 31, 2005. The facility had restrictive financial covenants including a minimum net worth requirement, a maximum debt to EBITDA ratio and a minimum fixed charge coverage ratio. The Company was in compliance with all such restrictive covenants for all periods in which they were applicable. The amended facility had a stated maturity date of March 8, 2006.
      On December 9, 2005, the Company issued a $10.0 million unsecured senior subordinated note to Lightyear PBI Holdings, Inc. (“Lightyear Note”) and warrants to acquire 3,787,879 common shares at $1.32 per share in exchange for $10.0 million in cash. On January 23, 2006, the Lightyear Note was converted into shares of the Company’s Series C Preferred Stock as described below. The Lightyear Note was unsecured and was subordinated to the then existing Bank of America facility. The Lightyear

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Note accrued interest monthly at a rate of 10%, increasing to 12% beginning June 9, 2007, and was payable semi-annually in arrears beginning July 1, 2006. The term of the Lightyear Note was five years, at which time the entire principal was to become due. In the event that the Company prepaid the Lightyear Note in full or any partial payments prior to June 9, 2007, up to 50% of the 3,787,879 of common stock warrants would be cancelled on a pro rata basis in proportion to the amount of debt prepaid. The $10.0 million in proceeds received was allocated to the two instruments in proportion to their relative fair values. As a result, the Lightyear Note has been recorded at a discount. The discount will be accrued over the term of the debt as interest expense. The proceeds of the Lightyear Note were used to acquire Captiva Solutions and repay the outstanding balance of the Bank of America facility. The warrant agreement and the warrants were amended in connection with the conversion of the Lightyear Note into shares of Series C Preferred Stock.
      On January 23, 2006, the Bank of America Credit Agreement was amended and restated in its entirety (See Note 23) (“Amended and Restated Facility”).

13.	NON-RECOURSE LEASE NOTES PAYABLE
      As part of the leasing business, the Company borrows funds from its community bank partners on a non-recourse basis in order to acquire the equipment to be leased. In the event of a lease default, the Company is not obligated to continue to pay on the non-recourse note payable associated with that particular lease. As of December 31, 2005, the principal balance of all non-recourse lease notes payable, due to various financial institutions, totaled $6.4 million ($2.3 million of the total is classified as current). Interest and principal are primarily due monthly with interest rates ranging from 4% to 10.75%.
      The following is the scheduled non-recourse notes payable principal payments over the next five years as of December 31, 2005:

(In thousands)
2006	$2,336
2007	1,694
2008	1,241
2009	841
2010	230
Thereafter	50

$6,392

14.	INCOME TAXES
      Income tax provision (benefit) consisted of the following for the three years ended December 31, 2005:

	2005	2004	2003

	(In thousands)
Current income tax expense (benefit)	$386	$(1,003)	$117
Deferred tax expense	973	1,065	1,033

Income tax provision, net	$1,359	$62	$1,150

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      A reconciliation of the tax provision from the U.S. federal statutory rate to the effective rate for the three years ended December 31, 2005 is as follows:

	2005	2004	2003

	(In thousands)
Tax expense at U.S. federal statutory rate	$1,256	$895	$1,032
State tax expense, net of reduction to federal taxes	148	129	118
Expenses not deductible	58	56	80
Other	(103)	(1,018)	(80)

Income tax provision, net	$1,359	$62	$1,150

      During September 2004, the Company recorded a $972,000 tax benefit relating to an income tax contingent liability for which the statue of limitations expired in September 2004. This resulted in the large other reconciling item above and the low effective tax rate for 2004.
      Significant components of the Company’s deferred tax assets and liabilities, using an average tax rate of 37% at December 31, 2005 and 39% at December 31, 2004 are as follows:

	2005	2004

	(In thousands)
Current assets (liabilities):
Deferred revenue	$87	$138
Allowances on assets	57	97
Net operating loss carryforwards	400	—
Prepaid and accrued expenses	(174)	(165)

Deferred tax assets, current	$370	$70

Non-current assets (liabilities):
Software development costs	$(607)	$(446)
Net operating loss carryforwards, net of current portion	2,746	3,747
Other	38	42
Depreciation and amortization	(721)	(639)

Deferred tax assets, non-current	1,456	2,704

Total net deferred tax assets	$1,826	$2,774

      As a result of the completion of the 2002 federal tax return, certain costs associated with the Towne merger were determined to be deductible for tax purposes, thereby creating additional deferred tax assets that had not been previously recognized. As such, goodwill, associated with the Towne merger, was reduced by approximately $1.6 million in 2003.
      The Company has gross net operating loss carryforwards of approximately $40.8 million available as of December 31, 2005 for both federal and state tax purposes. Of this total, $37.6 million were acquired during the Towne merger. At the time of the merger, an analysis was performed to assess the realizability of these NOLs due to Section 382 of the US tax code. The results of this analysis concluded that the likelihood of ever being able to utilize the majority of those NOLs was remote; therefore, the Company recorded only the portion of the Towne NOLs estimated to be usable under Section 382. These carryforwards are limited in use to approximately $1.1 million per year in years 2005 through 2009 and $333,000 annually thereafter due to the Lightyear transaction and the Towne merger and expire at various times through 2021.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	PREFERRED STOCK
      On August 9, 2001, the Company issued 40,031 shares of Series B Convertible Preferred Stock valued at approximately $114,000 as a condition of the merger of Towne into Private Business. These preferred shares were issued in exchange for all the issued and outstanding Towne Series B preferred stock. The preferred stock is entitled to dividends, in preference to the holders of any and all other classes of capital stock of the Company, at a rate of $0.99 per share of preferred stock per quarter commencing on the date of issuance. Holders of the Series B preferred shares are entitled to one vote per share owned. Approximately $351,000 in accrued dividends payable was assumed by the Company as a part of the merger transaction and approximately $160,000, $160,000 and $63,000 of dividends payable were accrued during the years ended December 31, 2003, 2002 and the period from August 9, 2001 through December 31, 2001, respectively. Total accrued dividends were $735,000 as of December 31, 2003. Accrued dividends payable were paid in full during 2004 and 2005.
      The Series B Convertible Preferred Stock is convertible to common stock on a one share for one share basis at the option of the preferred stockholders at any time after August 9, 2002 upon the written election of the stockholder. The Series B Convertible Preferred Stock is also redeemable at the option of the Company for cash at any time, in whole or in part, with proper notice. The stated redemption price is $50.04 per Series B Convertible Preferred share, plus any accrued but unpaid dividends as of the redemption date. The Series B Convertible Preferred Stock, in the event of liquidation, dissolution or winding up of the Company, contains a liquidation preference over all other capital stock of the Company equal to and not less than the stockholder’s invested amount plus any declared but unpaid dividends payable. As of December 31, 2005, in the event of liquidation, dissolution or winding up of the Company, the preferred stockholders would be entitled to receive a total of approximately $2.0 million.
      The Series A Non-convertible Preferred Stock issued on January 20, 2004 in conjunction with the capital event is described in Note 3. Holders of the Series A preferred shares are entitled to 800 votes per share owned on all matters on which our common stock is entitled to vote.
      As stated in Note 23, subsequent to December 31, 2005, the Company issued 10,000 shares of Series C Preferred Stock to Lightyear in exchange for the outstanding senior subordinated note payable. The Series C preferred shares are non-voting and have a mandatory redemption date of December 9, 2010 at $10.0 million, plus accrued dividends. The Series C preferred shares have a stated annual dividend rate of 10% per annum, increasing to 12% on June 9, 2007 thereafter until maturity and have a liquidation preference equal to the original $10.0 million purchase price, plus all accrued and unpaid dividends.

16.	EMPLOYEE STOCK OPTION PLAN
      The Company has four stock option plans: the 1994 Stock Option Plan, the 1999 Stock Option Plan, the 2004 Equity Incentive Plan and the 2005 Long-Term Equity Incentive Plan. Options under these plans include non-qualified and incentive stock options and are issued to officers, key employees and directors of the Company. The Company has reserved 8,203,547 shares of common stock for these plans under which the options are granted at a minimum of 100% of the fair market value of common stock on the date of the grant, expire 10 years from the date of the grant and are exercisable at various times determined by the Board of Directors. The Company also has approximately 848,484 shares of common stock reserved for the issuance of options replacing the Towne options outstanding at the time of the Towne merger. The Company applies APB No. 25 in accounting for its options and, accordingly, no compensation cost has been recognized.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      A summary of the status of the Company’s stock options is as follows:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Balance at December 31, 2002	2,233,507	$5.56
Granted	745,700	0.59
Exercised	(15,268)	0.64
Canceled	(454,054)	9.81

Balance at December 31, 2003	2,509,885	$3.35

Granted	160,000	$1.59
Exercised	(296,274)	1.09
Canceled	(131,531)	4.73

Balance at December 31, 2004	2,242,080	$3.44

Granted	3,802,210	$1.38
Exercised	(299,739)	1.27
Canceled	(381,255)	3.06

Balance at December 31, 2005	5,363,296	$2.24

      The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable

		Weighted Average	Weighted		Weighted
		Remaining	Average Exercise		Average Exercise
Exercise Price	Number	Contractual Life	Price	Number	Price

$0.00 to $4.99	5,135,330	8.5 years	$1.51	1,557,933	$1.85
$5.00 to $14.99	129,548	2.4 years	7.33	129,548	6.88
$15.00 to $34.99	59,949	3.2 years	29.90	59,949	21.59
$35.00 to $54.99	38,469	2.4 years	39.72	38,469	39.72

Total	5,363,296	8.3 years	$2.24	1,785,899	$3.69

      At the end of 2005, 2004 and 2003, the number of options exercisable was approximately 1,785,899, 1,983,000, and 1,638,000, respectively, and the weighted average exercise price of these options was $3.69, $3.70, and $4.38, respectively.
      SFAS No. 123 requires that compensation expense related to options granted be calculated based on the fair value of the options as of the date of grant. The fair value calculations take into account the exercise prices and expected lives of the options, the current price of the underlying stock, its expected volatility, the expected dividends on the stock, and the current risk-free interest rate for the expected life of the option. Under SFAS No. 123, the weighted average fair value of the 2005, 2004, and 2003 options at the date of grant was approximately $0.78, $1.20, and $1.17 per share, respectively. The fair value was calculated using a weighted average risk-free rate of 4.5%, 4.0%, and 4.0%, an expected dividend yield of 0% and expected stock volatility of 59%, 75%, and 75% for 2005, 2004, and 2003, respectively, and an expected life of the options of 6.5 years, 8 years, and 8 years for 2005, 2004, and 2003, respectively.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.	NET INCOME PER SHARE
      Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income available to common stockholders by the weighted average number of dilutive common and common equivalent shares outstanding during the fiscal year, which includes the additional dilution related to conversion of preferred stock, common stock warrants and stock options as computed under the treasury stock method. Neither the Series B Convertible Preferred Stock nor the common stock warrant held by the Series A shareholder were included in the adjusted weighted average common shares outstanding for 2005, 2004 and 2003 as the effects of conversion are anti-dilutive.
      The following table is a reconciliation of the Company’s basic and diluted earnings per share in accordance with SFAS No. 128:

	2005	2004	2003

	(In thousands, except per share
	data)
Net income available to common stockholders	$175	$514	$1,638

Basic earnings per Share:
Weighted average common shares outstanding	$14,727	$14,243	$14,028

Basic earnings per share	$0.01	$.04	$0.12

Diluted earnings per Share:
Weighted average common shares outstanding	$14,727	$14,243	$14,028
Dilutive common share equivalents	291	463	88

Total diluted shares outstanding	15,018	14,706	14,116

Diluted earnings per share	$0.01	$0.04	$0.12

      For the years ended December 31, 2005, 2004, and 2003, approximately 25.0 million, 17.1 million and 1.9 million employee stock options, warrants and the Series B preferred shares, respectively, were excluded from diluted earnings per share calculations as their effects were anti-dilutive.

18.	COMMITMENTS AND CONTINGENCIES
      The Company leases office space and office equipment under various operating lease agreements. Rent expense for the years ended December 31, 2005, 2004 and 2003 totaled approximately $1,535,000, $1,446,000, and $1,503,000, respectively, and is included in general and administrative expense in the consolidated statements of income.
      As of December 31, 2005, the future minimum lease payments relating to operating lease obligations are as follows:

(In
thousands)
2006	$1,816
2007	1,776
2008	1,592
2009	1,140
2010	283

$6,607

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Legal Proceedings
      We are not currently a party to, and none of our material properties is currently subject to, any material litigation other than routine litigation incidental to our business.
Employment Agreements
      The Company has entered into employment agreements with certain executive officers of the Company. The agreements provide for compensation to the officers in the form of annual base salaries and bonuses based on the earnings of the Company. The employment agreements also provide for severance benefits, ranging from 0 to 24 months, upon the occurrence of certain events, including a change in control, as defined. As of December 31, 2005, the total potential payouts under all employment agreements was approximately $2.7 million.

19.	EMPLOYEE BENEFIT PLANS
      The Company has an employee savings plan, the Private Business, Inc. 401(k) Profit Sharing Plan (the “Plan”), which permits participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. The Company matches contributions contributed by employees up to a maximum of $1,000 per employee per year and may, at its discretion, make additional contributions to the Plan. Employees are eligible for participation beginning with the quarter immediately following one year of service. Total contributions made by the Company to the Plan were $136,000, $153,000, and $192,000, in 2005, 2004 and 2003, respectively, and are included in general and administrative expense in the consolidated statements of income.
      During 2000, the Company established an employee stock purchase plan whereby eligible employees may purchase Company stock at a discount through payroll deduction of up to 15% of base pay. The price paid for the stock is the lesser of 85% of the closing market price on the first or last day of the quarter in which payroll deductions occur. The Company has reserved 333,333 shares for issuance under this plan. The Company issued 25,000 shares during 2005, 30,000 shares during 2004, and 71,000 shares during 2003. Effective December 31, 2005, the Company terminated the employee stock purchase plan.
      As a result of the Towne merger, the Company has an employee stock ownership plan (“ESOP”), the RMSA Employee Stock Ownership Plan (the “ESOP Plan”). The purpose of the ESOP is to provide stock ownership benefits for substantially all the employees of RMSA who have completed one year of service. The plan is subject to all the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. The Company may make discretionary contributions to the ESOP Plan in the form of either cash or the Company’s common stock. The ESOP Plan does not provide for participant contributions. Participants vest in their accounts ratably over a seven-year schedule. The Company made no contribution to the ESOP Plan in 2005, 2004 or 2003. As of December 31, 2005, all of the Company’s common shares previously held by the ESOP Plan were distributed to participants as a result of the Plan’s termination.

20.	RELATED PARTY TRANSACTIONS
      During the years ended December 31, 2005, 2004 and 2003, the Company paid fees of approximately $0, $15,000, and $25,000, respectively, for legal services to a law firm in which a shareholder and a former director of the Company is a partner. Additionally, this former director held a material membership interest in Captiva prior to the Company’s acquisition of Captiva. Because of this ownership interest, the acquisition of Captiva required a shareholder vote, which was held on December 9, 2005. The former director received approximately $1.1 million cash, 287,272 shares of the

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Company’s common stock and 670,000 common stock options with a $1.32 exercise price as his portion of the total consideration paid for Captiva.
      During the year ended December 31, 2004, the Company received proceeds of $266,000 for the repayment of notes receivable owed to the Company by two former officers of Towne Services. The Company had previously written these notes off as uncollectible, therefore collection of these notes resulted in a gain. This gain was recorded in 2004 as a non-operating gain in the accompanying consolidated statement of income.

21.	QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended

	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,
	2004	2004	2004	2004	2005	2005	2005	2005

	(In thousands, except per share data)
Statement of income data:
Revenues	$9,843	$10,156	$9,998	$9,652	$9,199	$9,501	$9,554	$10,097

Operating income (loss)	$(982)	$1,174	$1,216	$1,426	$693	$1,158	$1,189	$1,035

Income (loss) from operations before income taxes	$(1,172)	$1,341	$1,123	$1,340	$623	$1,088	$1,110	$873
Income tax provision (benefit)	(457)	526	(531)	524	244	423	433	259

Net income (loss)	(715)	815	1,654	816	379	665	677	614
Preferred stock dividends	438	545	540	533	540	540	540	540

Net income (loss) available to common Stockholders	$(1,153)	$270	$1,114	$283	$(161)	$125	$137	$74

Earnings (loss) per diluted common share	$(0.08)	$0.02	$0.07	$0.02	$(0.01)	$0.01	$0.01	$0.01

      The quarter ended March 31, 2004 included unusual charges totaling $1.7 million in operating expenses related to the completion of the capital event described in Note 3.
      The quarter ended September 30, 2004 included a $972,000 income tax benefit related to the favorable settlement of an income tax contingency as described in Note 14.

22.	SEGMENT INFORMATION
      The Company operates in two business segments: financial institution services and retail inventory management and forecasting. The Company accounts for segment reporting under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Corporate overhead costs and interest have been allocated to income before income taxes of the retail inventory forecasting segment. Additionally, $1.5 million of the goodwill originating from the Towne acquisition has been allocated to the retail inventory forecasting segment and is therefore included in the segment’s total assets.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      The following table summarizes the financial information concerning the Company’s reportable segments from continuing operations for the years ended December 31, 2005, 2004 and 2003.

	2005			2004			2003

	Financial	Retail		Financial	Retail		Financial	Retail
	Institution	Inventory		Institution	Inventory		Institution	Inventory
	Services	Forecasting	Total	Services	Forecasting	Total	Services	Forecasting	Total

	(In thousands)
Revenues	$29,673	$8,678	$38,351	$30,646	$9,003	$39,649	$33,606	$9,124	$42,730

Income before taxes	$2,607	$1,087	$3,694	$1,606	$1,026	$2,632	$2,216	$732	$2,948

Assets	$32,868	$3,689	$36,557	$17,283	$4,088	$21,371	$22,689	$4,396	$27,085

Total expenditures for additions to long-lived assets	$1,580	$19	$1,599	$1,095	$149	$1,244	$838	$40	$878

23.	SUBSEQUENT EVENTS (UNAUDITED)
      On January 18, 2006, the Company acquired certain operating assets of P.T.C. Banking Systems, Inc. for total consideration of approximately $1.0 million. The acquisition will be accounted for as a purchase in accordance with SFAS No 141. The operating results of this business will be included in the operating results of the Company beginning on the date of acquisition.
      On January 23, 2006, the Bank of America Credit Agreement was amended and restated in its entirety (“Amended and Restated Credit Facility”). The Amended and Restated Credit Facility is for a total of $18.0 million, consisting of a $10.0 million term loan due January 23, 2008, a $6.0 million term loan due July 23, 2006 and a $2.0 million revolving credit facility due January 23, 2008. The $10.0 million Term A note has scheduled principal payments as follows:

March 31 and June 30, 2006	$250,000/quarter
September 30 and December 31, 2006	$500,000/quarter
Thereafter (until maturity)	$750,000/quarter
      Interest on the term notes and the revolving line of credit is due quarterly in arrears at LIBOR plus 3.0% or the lender base rate (as defined in the agreement) as selected by the Company.
      The Amended and Restated Credit Facility prohibits the payment in cash of any dividends in all classes of stock for the entire term of the facility.
      The $6.0 million Term B note is guaranteed by The Lightyear Fund, L.P. In the event that we are unable to repay the $6.0 million Term B loan by July 23, 2006 and Lightyear is required to repay the Term B loan on our behalf, we are obligated to issue new Series D preferred shares to Lightyear. The Series D preferred shares will carry a 10% per annum dividend rate, will have a mandatory redemption date nine months from the date of issuance, and will require the issuance of 66,045 common stock warrants with an exercise price of $0.01 per share. We will also be required to pay a closing fee equal to 3.75% of the amount repaid by The Lightyear Fund, L.P. to Bank of America.
      Simultaneous with the execution of the Amended and Restated Credit Facility, the Company and Lightyear PBI Holdings, LLC exchanged the Lightyear Note for 10,000 shares of Series C Preferred Stock of the Company. The Series C shares have a stated redemption date of December 9, 2010 at $10.0 million and carry a 10% annual dividend rate through June 8, 2007 and thereafter increasing to 12% annually. In accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, the Series C preferred shares will be included in the liability section of our consolidated balance sheet. Further, the originally recorded debt discount did not

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
change as a result of the exchange and it will continue to be accrued to interest expense until the stated redemption date. In connection with the conversion of the Lightyear Note into Series C Preferred Stock, the warrants that were issued as part of the Lightyear Note were amended such that the exercise price of such warrants can now be paid, at the option of their holder: (i) in cash or by wire transfer, (ii) by the surrender of shares that would otherwise be issuable upon exercise of the warrant that have a market price equal to the aggregate exercise price, or (iii) through a redemption of shares of the Company’s Series C Preferred Stock having a liquidation value equal to the aggregate exercise price. Under the terms of the amended warrant agreement and amended warrants, in the event that the Company redeems any shares of Series C Preferred Stock on or before June 23, 2007, the number of shares issuable pursuant to the warrants will be reduced in accordance with a formula set forth in the warrant agreements.
      On January 31, 2006, the Company acquired all of the outstanding capital stock of Goldleaf Technologies, Inc. (“Goldleaf Technologies”) for $17.2 million total consideration, consisting of $16.8 million in cash and $350,000 in common shares (272,342 shares). In conjunction with the Goldleaf Technologies acquisition, the Company entered into employment agreements with four of Goldleaf Technologies’ executives, which included signing bonuses totaling $1.8 million. Additionally, a total of 1.6 million common stock options with an exercise price of $1.33 were issued to certain employees of Goldleaf Technologies at closing. The acquisition will be accounted for as a purchase in accordance with SFAS No. 141 and the results of Goldleaf Technologies will be included with those of the Company beginning as of the date of acquisition.

24.	SUPPLEMENTAL PRO FORMA DATA (UNAUDITED)
      As described in Note 2, the Company acquired both KVI and Captiva during 2005. Below is a pro forma consolidated statement of operations data of the Company as if these businesses were acquired as of January 1, 2005 and January 1, 2004, respectively.

	2005

	Private			Pro Forma
	Business	KVI	Captiva	Adjustments	Total

	(In thousands)
Revenues	$38,351	$816	$1,713	$—	$40,880
				A 517
Operating expenses	34,276	927	2,289	B 393	38,402

Operating income (loss)	4,075	(111)	(576)	(910)	2,478
Nonoperating expense (income)	381	23	164	C 924	1,492
Income tax provision (benefit)	1,359	—	—	D(974)	385

Net income (loss)	2,335	(134)	(740)	(860)	601
Preferred dividends	2,160	—	—	—	2,160

Net income (loss) available to common shareholders	$175	$(134)	$(740)	$(860)	$(1,559)

Diluted earnings (loss) per share	$0.01	—	—	—	$(0.10)

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2004

	Private			Pro Forma
	Business	KVI	Captiva	Adjustments	Total

	(In thousands)
Revenues	$39,649	$1,711	$1,902	$—	$43,262
				A 683
Operating expenses	36,815	1,513	1,746	B 669	41,426

Operating income	2,834	198	156	(1,352)	1,836
Nonoperating expense (income)	202	102	84	C1,003	1,391
Income tax provision (benefit)	62	—	—	D(859)	(797)

Net income	2,570	96	72	(1,496)	1,242
Preferred dividends	2,056	—	—	—	2,056

Net income (loss) available to common shareholders	$514	$96	$72	$(1,496)	$(814)

Diluted earnings (loss) per share	$0.04	—	—	—	$(0.05)

      The 2005 Private Business column above includes the results of KVI and Captiva from their dates of acquisition of August 1, 2005 and December 9, 2005, respectively.
      Pro forma adjustments:

A To increase amortization expense of new intangibles recorded as a result of the KVI and Captiva transactions. The pro forma amounts utilized the $3.2 million of identified intangibles recorded (See Note 2), consisting of acquired technology ($760,000), customer lists ($1,566,000), non-competes ($715,000), and vendor program ($119,000) and are amortized over estimated average useful lives of three, ten, three and seven years, respectively.

B To increase general and administrative costs for the increased salaries of the new Chief Executive Officer and Senior Vice President of Leasing based on the employment agreements executed as part of these transactions

C To increase interest expense for additional debt acquired by the company as consideration paid for the membership units of Captiva and KVI. Interest expense has been estimated assuming that the Lightyear PBI Holdings financing discussed above is used for the acquisitions. Therefore, the pro forma interest expense was calculated using an interest rate of 10% and includes amortization of the debt discount using the effective interest method.

D To record income tax effects (at an effective rate of 39%) of the pro forma adjustments of each period.
      The pro forma statement of operations data does not include stock compensation expense for the new stock options issued in conjunction with the Captiva acquisition described in Note 2 above. The stock option grants made on October 20, 2005 totaled 3.3 million and the fair value using the Black-Scholes model is $0.74 per share. The Company accounts for stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and does not utilize the fair value method. If the Company expensed options under SFAS No. 123, Accounting for Stock-Based Compensation, an estimated additional $398,000 of compensation expense would have been expensed during each of the years ended December 31, 2005 and 2004, respectively. Beginning January 1, 2006, the Company will be required to expense the remaining unvested fair value of all stock options, including those issued as

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
part of this transaction. The estimated annual stock compensation expense for the stock options issued as part of the Captiva acquisition is $398,000.
      Captiva organized and began operations on April 1, 2005. On June 1, 2005, Captiva acquired all operating assets of Total Bank Technology, LLC (“TBT”). The year ended December 31, 2005 consists of the full five months results of TBT (January 1— May 31, 2005 presented separately) prior to the acquisition by Captiva along with the results of Captiva from April 1, 2005 through December 31, 2005, including the results of TBT for the months of June through December 2005. Had Captiva been in existence as of January 1, 2004, the 2004 and 2005 results would have reflected additional expenses for the management team and facilities expense of Captiva.
      The pro forma financial data are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the consolidated companies that would have actually occurred had the acquisitions been effective during the periods presented or of the future financial position or future results of operations of the consolidated companies. You should read this information in conjunction with the accompanying notes thereto and with the historical consolidated financial statements and accompanying notes of the company included elsewhere in this document.

SCHEDULE II
GOLDLEAF FINANCIAL SOLUTIONS, INC.
VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at	Charged to	Deductions	Balance at
	Beginning of	Costs and	(Charge	End of
	Period	Expenses(1)	Offs)(1)	Period

Year ended December 31, 2005
Allowance for doubtful accounts	$242,000	$138,000	$174,000	$206,000

Year ended December 31, 2004
Allowance for doubtful accounts	$358,000	$31,000	$147,000	$242,000

Year ended December 31, 2003
Allowance for doubtful accounts	$632,000	$260,000	$534,000	$358,000

(1)	Additions to the allowance for doubtful accounts are included in general and administrative expense. All deductions or charge offs are charged against the allowance for doubtful accounts.

GOLDLEAF TECHNOLOGIES, INC.
Consolidated Financial Statements
As of December 31, 2005 and 2004
and for the Years Ended December 31, 2005, 2004, and 2003

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Goldleaf Technologies, Inc. and Subsidiary
We have audited the accompanying consolidated balance sheets of Goldleaf Technologies, Inc. and subsidiary (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goldleaf Technologies, Inc. and subsidiary at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton, LLP
Raleigh, North Carolina
June 5, 2006

GOLDLEAF TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004

	(Dollars in thousands)
Assets
Current Assets:
Cash and cash equivalents	$1,246	$645
Restricted cash	11,258	3,562
Accounts receivable—trade, net of allowance for doubtful accounts of $191 and $373, respectively	537	420
Prepaid and other current assets	112	87

Total Current Assets	13,153	4,714

Property and Equipment, Net	1,826	549
Other Assets:
Intangible assets, net	1,854	2,258
Goodwill	2,403	2,403

Total other assets	4,257	4,661

Total assets	$19,236	$9,924

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$478	$427
Accrued liabilities	1,006	543
Customer deposits	11,258	3,562
Current portion of capital lease obligations	256	107
Deferred revenue	2,735	2,220
Line of credit	—	300

Total current liabilities	15,733	7,159

Deferred Revenue, net of current portion	4,301	3,359
Capital Lease Obligations, net of current portion	1,322	256

Total liabilities	21,356	10,774

Commitments and Contingencies
Redeemable Convertible Preferred Stock, 30,000,000 shares authorized (5,000,000 undesignated):
Series A convertible, $0.01 par value; 25,000,000 shares authorized; 22,500,000 shares issued and outstanding in each period; aggregate	—	—
redemption amount of $21,297	19,429	16,514
Stockholders’ Deficit:
Common stock, $0.01 par value 50,000,000 shares authorized and 8,562,964 shares issued and outstanding in each period	86	86
Additional paid-in capital	2,606	2,606
Accumulated deficit	(24,241)	(20,056)

Total Stockholders’ Deficit	(21,549)	(17,364)

Total Liabilities and Stockholders’ Deficit	$19,236	$9,924

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

	(In thousands)
Revenues:
Total revenues	$9,412	$6,046	$4,892
Cost of revenues	3,126	1,769	1,635

Gross profit	6,286	4,277	3,257
Operating Expenses:
General and administrative	4,590	2,987	2,347
Selling and marketing	2,450	2,747	1,960
Research and development	152	170	332
Amortization	403	403	403

Total operating expenses	7,595	6,307	5,042

Operating Loss	(1,309)	(2,030)	(1,785)
Interest Income (Expense), Net	39	(26)	(8)

Loss Before Income Taxes	(1,270)	(2,056)	(1,793)
Income tax provision (benefit)	—	—	—

Net Loss	(1,270)	(2,056)	(1,793)
Accretion of preferred stock dividends and redemption	(2,915)	(2,585)	(2,294)

Net Loss Allocable to Common Stockholders	$(4,185)	$(4,641)	$(4,087)

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS’ DEFICIT
For the Years Ended December 31, 2005, 2004 and 2003

	Shares of
	Redeemable
	Convertible		Shares of	Additional
	Preferred		Common	Paid-in	Accumulated
	Stock	Amount	Stock	Capital	Deficit	Amount	Total

	(In thousands)
Balance January 1, 2003	22,500	$11,635	8,563	$86	$2,606	$(11,328)	$(8,636)
Accretion of preferred stock dividends and redemption premium	—	2,294	—	—	—	(2,294)	(2,294)
Comprehensive income:
2003 net loss	—	—	—	—	—	(1,793)	(1,793)

Balance December 31, 2003	22,500	$13,929	8,563	$86	$2,606	$(15,415)	$(12,723)

Accretion of preferred stock dividends and redemption premium	—	2,585	—	—	—	(2,585)	(2,585)
Comprehensive income:
2004 net loss	—	—	—	—	—	(2,056)	(2,056)

Balance December 31, 2004	22,500	$16,514	8,563	$86	$2,606	$(20,056)	$(17,364)

Accretion of preferred stock dividends and redemption premium	—	2,915	—	—	—	(2,915)	(2,915)
Comprehensive income:
2005 net loss	—	—	—	—	—	(1,270)	(1,270)

Balance December 31, 2005	22,500	$19,429	8,563	$86	$2,606	$(24,241)	$(21,549)

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

	(In thousands)
Cash Flows From Operating Activities:
Net loss	$(1,270)	$(2,056)	$(1,793)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	789	548	490
Changes in assets and liabilities:
Accounts receivable	(117)	11	(71)
Prepaid and other current assets	(25)	(57)	6
Accounts payable	51	42	220
Accrued liabilities	463	26	252
Deferred revenue	1,457	1,539	1,038

Net cash provided by operating activities	1,348	53	142

Cash Flows From Investing Activities:
Additions to property and equipment	(255)	(88)	(65)

Net cash used in investing activities	(255)	(88)	(65)

Cash Flows From Financing Activities:
Repayments on capitalized lease obligations	(192)	(65)	(7)
Net (payments) proceeds from revolving line of credit	(300)	150	—

Net cash (used in) provided by financing activities	(492)	85	(7)

Net Change in Cash and Cash Equivalents	601	50	70
Cash and Cash Equivalents at beginning of year	645	595	525

Cash and Cash Equivalents at end of year	$1,246	$645	$595

Supplemental Cash Flow Information:
Cash payments of interest during period	$96	$28	$10

Supplemental Non-cash Disclosures:
Dividends and redemption premium accreted on preferred stock	$2,915	$2,585	$2,294

Property and equipment acquired by capital lease	$1,407	$292	$143

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization
      Goldleaf Technologies, Inc. and its wholly-owned subsidiary, Goldleaf Payment Systems, Inc. (collectively, the “Company”) was incorporated under the laws of the state of Delaware for the purpose of designing and hosting financial institutions’ websites, providing automated clearing house (“ACH”) transaction origination and processing services and remote check capture transaction origination and processing services. The Company operates primarily in the United States, Caribbean, and Central America. Its customers consist of financial institutions of various sizes, primarily community financial institutions. The Company has one majority-owned subsidiary, Goldleaf Payments Systems, LLC (“GPS”).
      The market for the Company’s services is concentrated in the financial institution industry. There are an increasing number of competitors and alternative products available and rapid consolidations in the financial institution industry. Consequently, the Company is exposed to a high degree of concentration risk relative to the financial institution industry environment.

Principles of Consolidation
      The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary. All significant inter company transactions and balances have been eliminated.

Cash and Cash Equivalents
      The Company considers all highly liquid investments that mature in three months or less to be cash equivalents. The Company maintains cash and cash equivalents with high quality financial institutions; however, at times, deposits have exceeded the amount insured by the Federal Deposit Insurance Corporation.

Restricted Cash
      The Company, through its originator direct product offering, maintains custodial bank accounts on behalf of certain customers. The bank accounts are in the Company’s name as custodian and therefore are required to be shown as restricted cash with an offsetting liability reflected as customer deposits in the accompanying balance sheets.

Property and Equipment
      Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over 5 years for furniture and equipment, 5 years for computer equipment and 3 years for purchased software. Expenditures for maintenance and repairs are charged to expense as incurred, whereas expenditures for renewals and betterments are capitalized.
      In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets and certain identifiable intangible assets (Note 3) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. If the sum of the expected undiscounted future cash flows from the use of an asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset. No such impairment losses were identified in 2005, 2004 and 2003.

GOLDLEAF TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounts Receivable and Allowance for Doubtful Accounts
      As of December 31, 2005 and 2004, the Company’s accounts receivable included unbilled accounts receivable of $178,000 and $77,000.
      The Company estimates its allowance for doubtful accounts on a case-by-case basis, based on the facts and circumstances surrounding each potentially uncollectible receivable. An allowance is also maintained for expected billing adjustments and for accounts that are not specifically reviewed that may become uncollectible in the future. Uncollectible receivables are written-off in the period management believes it has exhausted every opportunity to collect payment from the customer. The Company considers customer balances in excess of sixty days past due to be delinquent and thus subject to consideration for the allowance for doubtful accounts.

Intangible Assets
      On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 142 addresses how intangible assets and goodwill should be accounted for upon and after their acquisition. Specifically, goodwill and intangible assets with indefinite useful lives are not amortized, but are subject to impairment tests based on their estimated fair value.
      Intangible and other assets consist primarily of the excess of purchase price over the fair value of the net tangible assets acquired as a result of the Company’s acquisition of assets from Certegy E-Banking Services, Inc. in July 2001.
      The Company performed annual impairment evaluations of its intangible assets and goodwill as of each year end in the three year period ended December 31, 2005. The results of those evaluations did not result in an impairment of any of the intangibles or goodwill.

Revenue Recognition

Revenue Recognition
      The Company has three primary products from which its revenues are generated; ACH Manager and Client, Remote Deposit and web-site design and hosting.

ACH Manager and Client (“ACH”) and Remote Deposit Revenue
      The ACH and Remote Deposit products are accounted for in accordance with EITF No. 00-21, Revenue Arrangements with Multiple Deliverables. These products are licensed under automatically renewing agreements, which allow the licensees use of the software for the term of the agreement (typically five years) and each renewal period. Typically, there is an up-front fee, an annual or monthly maintenance fee for each year of the contract, and per transaction fees for processing of ACH and Remote Deposit transactions. The Company also offers training services on a per training day basis if the customer requests training. The Company has not established sufficient evidence of stand-alone value of the distinct elements of the arrangement and therefore has deferred the up-front fees and is amortizing them to revenue over the estimated life of the customer relationship, which was estimated at six years for the ACH revenue stream and five years for the Remote Deposit revenue stream, for the periods presented in the accompanying financial statements. The annual maintenance fee covers phone support and any and all unspecified software enhancements and upgrades. Annual maintenance fees are deferred and recognized into income over the one-year life of the maintenance agreement. Monthly maintenance fees are recognized on a monthly basis as earned. The transaction fees are recognized monthly as the transactions occur. Training is recognized when delivered based on the fair value of the training services when delivered separately.

GOLDLEAF TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Web-site Design and Hosting
      The Company offers financial institution web-site design services as well as hosting services for the web-site once design is complete. The Company charges an up-front fee for the design services and charges a monthly web-site hosting fee each month of the contract, which is typically five years. Typically included in the monthly hosting fee is a limited amount of web-site maintenance hours each month. Any maintenance work exceeding the designated number of hours included in the monthly hosting fee are billed at an agreed to hourly rate as the services are rendered. The Company accounts for the web-site design and hosting services in accordance with EITF No. 00-21. The Company has not established objective and reliable evidence of fair value of the undelivered elements (the hosting and maintenance services) and therefore has deferred the up-front design fees and amortized to revenue over the estimated life of the customer, which was estimated at five years for the periods presented in the accompanying financial statements. Monthly hosting and maintenance revenues are recognized on a monthly basis as earned.
      The Company generates other miscellaneous revenue throughout the year which are recognized as revenue in the period earned.
Income Taxes
      The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded, as necessary, to reduce net deferred tax assets to an amount which management believes is more likely than not to be realized.
Concentration of Revenues
      Substantially all of the Company’s revenues are generated from financial institutions.
Stock Based Compensation
      The Company has elected to account for its stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and does not utilize the fair value method. However, the Company has adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, and has adopted the additional disclosure requirements as specified in SFAS No. 148, Accounting For Stock-Based Compensation-Transition and Disclosure, for the three years ended December 31, 2005.
      The following table illustrates the effect on net loss available to common shareholders if the fair value based method had been applied to all outstanding and unvested awards in each period.

	2005	2004	2003

	(In thousands, except per share data)
Net loss, as reported	$(1,270)	$(2,056)	$(1,793)
Add: Total stock-based employee compensation expense determined under fair value based method for all awards	(63)	(87)	(41)

Pro forma net loss	$(1,333)	$(2,143)	$(1,834)

GOLDLEAF TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Software Development Costs
      The Company capitalizes costs of internally used software when application development begins in accordance with American Institute of Certified Public Accounts’ Statement of Position (“AICPA SOP”) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This is generally defined as the point when research and development have been completed, the project feasibility is established, and management has approved a development plan. Many of the costs capitalized for internally used software are related to upgrades or enhancements of existing systems. These costs are only capitalized if the development costs will result in specific additional functionality of the existing system, and are capitalized at the point that application development begins. Typically these costs are amortized on a straight-line basis over a three to five year time period.
      At December 31, 2005 and 2004, there were no capitalized software development costs as no projects had met the capitalization criteria. There was no amortization expense associated with capitalized software development costs for the three years ended December 31, 2005.
Fair Value of Financial Instruments
      To meet the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company estimates the fair value of financial instruments. At December 31, 2005 and 2004, there were no material differences in the book values of the Company’s financial instruments and their related fair values. Financial instruments primarily consist of cash, accounts receivable, accounts payable and debt instruments.
Advertising Costs
      The Company expenses all advertising costs in the period incurred. Such costs were immaterial in each period presented.
Comprehensive Income
      The Company applies the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires that the changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements as a component of comprehensive income. The Company reports comprehensive income as a part of the consolidated statements of stockholders’ equity (deficit).
Segment Disclosures
      The Company applies the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the method that business enterprises report information about operating segments in annual and interim financial statements. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic area and major customers. The Company operates in only one industry segment, financial institution services.
Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

GOLDLEAF TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123 (Revised 2004) Share-Based Payment (“SFAS No. 123R”). SFAS No. 123R replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123R is effective as of the beginning of the first annual reporting period that begins after December 15, 2005 and therefore the Company had planned to adopt SFAS 123R on January 1, 2006. However, as discussed in Note 13, the Company was acquired on January 31, 2006, and as part of that transaction all equity instruments of the Company were cancelled at that time.

2.	PROPERTY AND EQUIPMENT
      Property and equipment are classified as follows:

	2005	2004

	(In thousands)
Purchased software	$299	$235
Computer equipment	2,040	481
Furniture and equipment	216	176

	2,555	892
Less accumulated depreciation	(729)	(343)

	$1,826	$549

      Depreciation expense was approximately $386,000, $145,000, and $87,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

3.	INTANGIBLE AND OTHER ASSETS
      Intangible and other assets consist of the following:

	2005	2004

	(In thousands)
Customer lists, net of accumulated amortization of $823 and $634, respectively; estimated life of 10 years; (remaining weighted average life of 67 months)	$1,068	$1,258
Acquired technology, net of accumulated amortization of $946 and $732, respectively; estimated life of 7 years; (remaining weighted average life of 31 months)	554	768
Tradename	232	232

	$1,854	$2,258

      Amortization expense of identified intangible assets during the years ended December 31, 2005, 2004 and 2003 was approximately $403,000, $403,000, and $403,000, respectively.

GOLDLEAF TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      The estimated amortization expense of intangible assets during the next five years is as follows (in thousands):

(In thousands)
2006	$403
2007	403
2008	315
2009	189
2010	189
2011 and thereafter	123

$1,622

4.	ACCRUED LIABILITIES
      Accrued liabilities consist of the following:

	2005	2004

	(In thousands)
Bonuses, Commissions and other payroll costs	$345	$52
Prepaid customer training fees	96	97
Sales tax accrual	439	303
Other	126	91

	$1,006	$543

5.	REVOLVING LINES OF CREDIT
      During the three years ended December 31, 2005, the Company maintained a $300,000 revolving line of credit with the Bank of Nashville. During the period, this line of credit bore interest at a rate of prime plus 1%. The Company borrowed funds on this line from time to time during the period and at December 31, 2004, the outstanding balance was $300,000. This line of credit was closed on September 26, 2005.
      Additionally, during 2005, the Company opened a $1,000,000 revolving line of credit with First Premier Bank. Availability on this line of credit was limited to 75% of eligible accounts receivable. The line bears interest at the prime rate (7.25% at December 31, 2005) plus .5%. As of December 31, 2005, there were no borrowings outstanding on this line of credit. The First Premier Bank facility had restrictive financial covenants including a minimum working capital requirement and a maximum debt to net worth ratio and a minimum fixed charge coverage ratio. This line of credit was not renewed when it expired on April 1, 2006.

6.	CAPITAL LEASE OBLIGATIONS
      During 2004 and 2005, the Company entered into capital lease agreements for certain computer equipment, office equipment and software. The leases are due in monthly installments through May, 2010. Borrowings are collateralized by the leased property and bear interest at rates ranging from 3.62% to 9.75%. At December 31, 2005 and 2004, the net book value of the assets under these capital leases totaled $1,327,428 and $357,500, respectively, and are included in their respective captions for property

GOLDLEAF TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
and equipment. As of December 31, 2005, the future maturities of the Companies capital lease obligations are as follows:

(In thousands)
2006	$363
2007	452
2008	472
2009	430
2010	143

1,860
Less — Amount representing interest	(282)

1,578
Less — Current portion	(256)

$1,322

7.	INCOME TAXES
      No provision for federal or state income taxes has been recorded as the Company has cumulative net operating loss carry forwards exceeding the amount of current year taxable income.
      A reconciliation of the tax provision from the U.S. federal statutory rate of 34% to the effective rate for the three years ended December 31, 2005 is as follows:

	2005	2004	2003

	(In thousands)
Tax expense (benefit) at U.S. federal statutory rate	$(432)	$(699)	$(610)
State tax expense (benefit), net of reduction to federal taxes	(58)	(94)	(82)
Expenses not deductible	13	8	19
Other	22	—	—
Change in valuation allowance	455	785	673

Income tax provision (benefit), net	$—	$—	$—

      Significant components of the Company’s deferred tax assets and liabilities, using an average tax rate of 39% at December 31, 2005 and 2004, respectively are as follows:

	2005	2004

	(In thousands)
Deferred tax assets:
Deferred revenue	$2,418	$1,884
Allowances on assets	74	144
Property and equipment and capitalized software costs	432	293
Net operating loss and AMT carryforwards	1,400	1,584
Accrued expenses	170	117

	4,494	4,022
Less: valuation allowance	(4,436)	(3,981)
Net deferred tax assets	58	41
Deferred tax liabilities: Intangible assets	58	41
Deferred tax assets	$0	$0

      At December 31, 2005 and 2004, the Company provided a full valuation allowance against its net deferred income tax assets as management has concluded that realization of these benefits could not be

GOLDLEAF TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
reasonably assured. The increase in the valuation allowance resulted primarily from the reduction in net operating loss carryforwards and other deferred tax assets
      The Company has gross net operating loss carryforwards of approximately $2.3 million available as of December 31, 2005 for both federal and state tax purposes. These NOL carryforwards are available to offset future taxable income and expire at various times through 2020. The utilization of the federal net operating loss carryforwards may be subject to limitation under the rules regarding a change in stock ownership as determined by the Internal Revenue Code.

8.	REDEEMABLE CONVERTIBLE PREFERRED STOCK
      During 2001 and 2002, the Company issued 22,500,000 shares of Series A Convertible Preferred Stock in exchange for $9,000,000. Each share of Series A Preferred can be converted to common stock at the option of the shareholder at a one-to-one conversion rate. The conversion rate will be adjusted for common stock splits, reverse common stock splits, dividends and distributions. The holder of each share of Series A Preferred is entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A Preferred would be convertible. The preferred stock is entitled to cumulative dividends, in preference to the holders of any and all other classes of capital stock of the Company, at a rate of 9% per annum commencing on the date of issuance.
      In the event of any liquidation, dissolution or winding up of the Corporation which does not qualify as a Qualifying Liquidation, either voluntary or involuntary, the holders of Series A Preferred are entitled, at their election, to receive, prior and in preference to any distribution to the holders of common stock, an amount per share equal to the sum of $.40 for each outstanding share of Series A Preferred and an amount equal to accrued but unpaid dividends on such shares. Upon completion of this Series A Preferred liquidation distribution, any additional assets of the Company available for distribution to stockholders shall be distributed among the holders of the Series A Preferred Stock and the holders of common stock on a pro rata basis of shares of common stock held by each, on an as converted basis.
      At any time on or after August 1, 2006, upon the receipt of written notice or notices delivered to the Corporation by the holders of the majority of the outstanding shares of Series A Preferred, the Company shall redeem all, or any portion of the then outstanding shares of Series A Preferred Stock held by such Electing Holders by paying in cash to the holders thereof in respect of each share the Redemption Price.
      The Redemption Price payable for each redeemed share of Series A Preferred will be equal to the greater of a) the Appraised Value of share as of the date of the request for redemption b) the Original Series A Issue Price plus an amount equal to all accrued but unpaid dividends on each share, plus a per annum amount for the period such share has been issued and outstanding equal to 12% (accrued and compounded in a daily basis from the Series A Original Issue Date).
      The Series A Preferred shares were initially recorded at the total net proceeds received by the Company upon issuance. The difference between the total net proceeds at issuance and the total redemption price is charged to retained earnings or accumulated deficit over the period from issuance until redemption first becomes available. The amount of accretion recognized during each period is determined by using the effective interest rate method. For the years ended December 31, 2005, 2004 and 2003, the accretion recognized was approximately $2,915,000, $2,585,000 and $2,294,000, respectively.
      The Series A Convertible Preferred Stock was acquired subsequent to December 31, 2005 as discussed in Note 13.

GOLDLEAF TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.	EMPLOYEE STOCK OPTION PLAN AND WARRANTS
      The Company has one stock option plan: the 2001 Incentive Stock Option Plan. Options under this plan include non-qualified and incentive stock options and are issued to officers, key employees and directors of the Company. The Company has reserved 3,500,000 shares of common stock for this plan under which the options are granted at a minimum of 100% of the fair market value of common stock on the date of the grant, expire 10 years from the date of the grant and are exercisable at various times determined by the Board of Directors. The Company applies APB No. 25 in accounting for its options and, accordingly, no compensation cost has been recognized.
      A summary of the status of the Company’s stock options is as follows:

	Number of	Weighted Average	Weighted Average
	Shares	Exercise Price	Contractual Life

Balance at December 31, 2002	1,188,778	$0.40	8.5 years

Granted	527,000	0.40
Exercised	0	0.40
Canceled	(9,000)	0.40

Balance at December 31, 2003	1,706,778	$0.40	8 years

Granted	777,000	0.40
Exercised	0	0.40
Canceled	(7,500)	0.40

Balance at December 31, 2004	2,476,278	$0.40	7.6 years

Granted	0	0.40
Exercised	0	0.40
Canceled	(30,000)	0.40

Balance at December 31, 2005	2,446,278	$0.40	6.6 years

      At the end of 2005, 2004 and 2003, the number of options exercisable was approximately 2,190,000, 1,782,000, and 1,074,000, respectively, and the weighted average exercise price of these options was $0.40 in each period.
      SFAS No. 123 requires that compensation expense related to options granted be calculated based on the fair value of the options as of the date of grant. Since the Company is not a public entity, the Company has calculated an estimated fair market value for all stock options granted using the minimal value method, which omits volatility. Under SFAS No. 123, the weighted average fair value of the 2004, 2003 and 2002 option grants at the date of grant was approximately $0.12, $0.10, and $0.10 per share, respectively. The fair value was calculated using a weighted average risk-free rate of 3.90%, 3.96%, and 4.97%, and expected dividend yield of 0% for 2004, 2003, and 2002 option grants, respectively, and an expected life of the options of 7 years for each option grant.
      During 2001, the Company granted common stock warrants totaling 1,060,500 at a weighted average exercise price of $0.60 per common share. The warrants were granted to a former preferred stockholder as an inducement to convert the shareholder’s preferred shares into common shares. The warrants were fully vested on the grant date. The warrants were cancelled on January 31, 2006 in connection with the transaction described in Note 13.

10.	COMMITMENTS AND CONTINGENCIES

Operating Leases
      The Company leases office space and office equipment under various operating lease agreements, which expire periodically through 2010. Rent expense for the years ended December 31, 2005, 2004 and

GOLDLEAF TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
2003 totaled approximately $522,000, $167,000, and $246,000, respectively, and is included in general and administrative expense in the consolidated statements of operations.
      As of December 31, 2005, the future minimum lease payments relating to operating lease obligations are as follows:

(In thousands)
2006	$468
2007	459
2008	210
2009	182
2010	152

$1,471

Legal Proceedings
      We are not currently a party to, and none of our material properties is currently subject to, any material litigation other than routine litigation incidental to our business.

11.	EMPLOYEE BENEFIT PLANS
      The Company has an employee savings plan, the Goldleaf Technologies, Inc. 401(k) Profit Sharing Plan (the “Plan”), which permits participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. The Company can make matching contributions at its discretion. Employees are eligible for participation beginning with the quarter immediately following one year of service. The Company did not make any contributions to the Plan in 2005, 2004 and 2003, respectively

12.	RELATED PARTY TRANSACTIONS
      During the years ended December 31, 2005, 2004 and 2003, the Company rented office space to a related party in exchange for insurance brokerage and human resources services. Additionally, the Company processes payroll for the insurance brokerage firm. The Company was charged approximately $72,000, $31,000, and $63,000 for insurance and human resource related services during the years ended December 31, 2005, 2004 and 2003, respectively. The Company was reimbursed approximately $15,000, $11,000 and $1,000 for payroll processing and health insurance benefits for employees of the insurance brokerage firm.
      The Company hosts the web-site for Colonial Bank, who owns all of the Company’s Series A convertible preferred stock. The Company received revenues totaling approximately $8,000, $11,000 and $11,000 for such web-site hosting services in the years ended December 31, 2005, 2004 and 2003, respectively.
      The Company received computer programming services in 2003 from a vendor that is minority owned by the CEO of Goldleaf. The fees paid for these services totaled approximately $10,000. Additionally, beginning in 2005, the Company began to host this vendor’s web-site and was paid approximately $20,000 for these services during 2005.

13.	SUBSEQUENT EVENTS (UNAUDITED)
      On January 31, 2006, all of the outstanding capital stock of the Company was acquired by Private Business, Inc., (“PBiz”) for $17.2 million total consideration, consisting of $16.8 million in cash and $350,000 in common stock of PBiz. The Company’s operating results will be included with those of PBiz beginning as of the date of acquisition.

TOTAL BANK TECHNOLOGY, L.L.C.
Financial Statements
For the Year Ended December 31, 2004
And
Independent Auditors’ Report

CAPTIVA SOLUTIONS, LLC
BALANCE SHEET
as of September 30, 2005

		Total Bank
		Technology, LLC
		(Predecessor To Captiva)

	September 30, 2005	December 31, 2004

	Unaudited
	(Dollars in thousands)
Assets
Current Assets
Cash and cash equivalents	$112	$131
Accounts receivable	168	163
Other current assets	82	68

Total Current Assets	362	362
Property and Equipment, Net	330	565
Other Assets
Intangible and other assets, net	2,286	1,089

Total other assets	2,286	1,089

Total assets	$2,978	$2,016

Liabilities and Members’ Equity
Current Liabilities
Accounts payable	$139	$16
Accrued liabilities	222	138
Current portion of long-term debt	11	254

Total current liabilities	372	408
Long-term debt, net of current portion	2,712	1,026
Other	98	75

Total long-term liabilities	2,180	1,101

Members’ Equity
Common stock	290	435
Retained earnings (deficit)	(494)	72

Total Members’ Equity	(204)	507

Total Liabilities and Members’ Equity	$2,978	$2,016

See notes to financial statements

CAPTIVA SOLUTIONS, LLC
STATEMENTS OF OPERATIONS
For the period from June 1, 2005 through September 30, 2005
and for TBT (Predecessor to Captiva) for the five months ended May 31, 2005 and the nine months ended September 30, 2004
Unaudited

			Captiva
	TBT (Predecessor to Captiva)
			From Inception June 1,
	Five Months Ended	Nine Months Ended	2005 to September 30,
	May 31, 2005	September 30, 2004	2005

Revenue	$774	$1,398	$613
Cost of Goods Sold	135	223	75
General and Administrative Expenses	509	838	759
Depreciation and Amortization	128	296	80
Other Income (Expense)	—	—	—

Operating Income (Loss)	2	41	(301)
Interest Expense	(29)	64	(89)

Net Income (Loss)	$(27)	$(23)	$(390)

See notes to financial statements

CAPTIVA SOLUTIONS, LLC
STATEMENTS OF CASH FLOWS
For the period from June 1, 2005 through September 30, 2005
and for TBT (Predecessor to Captiva) for the five months ended May 31, 2005 and the nine months ended September 30, 2004
Unaudited

	TBT (Predecessor to Captiva)		Captiva

		Nine months	From Inception
	Five Months	Ended	June 1, 2005
	Ended	September 30,	to September
	May 31, 2005	2004	30, 2005

Net Income (loss)	$(27)	$(23)	(390)
Add:
Depreciation and amortization	168	296	80
Changes in current assets
Accounts receivable	(3)	5	(173)
Other current assets	(20)	(14)	(6)
Accounts payable and accrued expenses	(34)	26	342
Other liabilities	3	(2)	—

Net cash provided by (used in) operations	87	288	(147)
Investing Activities
Acquisition of TBT net assets	—	—	(2,781)
Purchases of property and equipment	(27)	(78)	(90)
Distributions of equity	(12)	—	—
Initial contribution of members	—	50	—

Net cash provided by (used in) investing activities	(39)	(28)	(2,871)
Financing Activities
Proceeds from term bank debt	—	—	1,107
Proceeds from mezzanine financing	—	—	1,600
Net decrease of long-term debt	(169)	(179)	—

Net cash provided by (used in) financing activities	(169)	(118)	2,707

Increase (decrease) in cash	(121)	81	(311)
Cash at beginning of period	131	10	423

Cash at end of period	$10	$91	112

Supplemental Cash Flow Information
Taxes paid	$—	$—	—

Interest paid	$29	$64	$89

See notes to financial statements

CAPTIVA SOLUTIONS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED
A.     BASIS OF PRESENTATION
      The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X.
      In the opinion of management, the unaudited interim financial statements contained in this report reflect all adjustments, consisting of only normal recurring accruals, which are necessary for a fair presentation of the financial position, and the results of operations for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.
B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Critical Accounting Policies
      Management’s Discussion and Analysis of Financial Condition and Results of Operations of Captiva Solutions, LLC (“Captiva”) are based upon Captiva’s consolidated financial statements. The preparation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates its critical accounting policies and estimates.
      A “critical accounting policy” is one that is both important to the understanding of the financial condition and results of operations of the company and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management believes the following accounting policies fit this definition:
      Revenue Recognition: Captiva generates revenue from two main sources:

•	core and item processing earned on a monthly basis as the service is provided; and

•	software license fees from new client banks and the related annual maintenance.
      The license fees are booked in accordance with SOP 97-2 and SOP 98-1. Revenues are not recorded until all significant obligations are satisfied, the collectibility is assured, there are no modifications remaining. Annual maintenance fees are recorded ratably over the period of the provision of the maintenance.
C.     Acquisition
      On June 1, 2005, Captiva acquired the operating assets of Total Bank Technology, LLC (“TBT”) in exchange for cash consideration of $2,780,875. Captiva was formed on March 31, 2005 and had no operations prior to the acquisition of TBT on June 1, 2005. Therefore, TBT’s financial information and operating results are included in these interim financial statements as the predecessor to Captiva. TBT was a bank core and item processing provider based in Colorado. The operating results of TBT were

CAPTIVA SOLUTIONS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS UNAUDITED—(Continued)
included with those of the Company beginning June 1, 2005. The acquisition was accounted for in accordance with SFAS No. 141, Business Combinations. The purchase price allocation is as follows:

Purchase Price:
Cash	$2,780,875
Value assigned to assets and liabilities:
Assets:
Cash	$12,023
Accounts receivable	166,827
Other current assets	75,745
Property and equipment	338,428
Other non-current assets	5,700
Customer list (estimated life of ten years)	500,000
Acquired technology (estimated life of three years)	350,000
Goodwill	1,522,478
Liabilities:
Accounts payable and accrued liabilities	24,509
Deferred revenue	67,754
Other non-current liabilities	98,063

Total net assets	$2,780,875

      We expect that the goodwill originating from the TBT acquisition will be deductible for tax purposes over fifteen years.
D.     Stock-Based Compensation
      Captiva has elected to account for its stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and does not utilize the fair value method.
E.     Credit Facilities
      Upon formation, Captiva entered into loan agreements with certain of its founders totaling $250,000. These loans were due and payable 60 months from the date of issuance and bear interest at 5% per annum. On June 1, 2005, Captiva obtained a $1,600,000 mezzanine loan from Salem Capital Partners, L.P. Loan payments to Salem precluded the payment of dividends (other than to members to pay taxes) and restricted the amount of payroll to certain of Captiva’s employees. Also on June 1, 2005, Captiva obtained a $1,500,000 revolving line of credit from The Peoples Bank. As of September 30, 2005, $851,000 was outstanding on the line of credit. Upon the closing of the merger, all of Captiva’s debt will be repaid in full from the cash portion of the merger consideration.
F.     Legal Proceedings
      Captiva is not currently a party to, and none of its material properties is currently subject to, any material litigation other than routine litigation incidental to its business.
G.     New Accounting Pronouncements
      On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS Statement No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash

CAPTIVA SOLUTIONS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS UNAUDITED—(Continued)
Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.
      Captiva must adopt SFAS No. 123(R) no later than January 1, 2006. Early adoption will be permitted in periods in which financial statements have not yet been issued. Captiva expects to adopt SFAS No. 123(R) on January 1, 2006.
      As permitted by SFAS No. 123, Captiva currently accounts for share-based payments to employees using APB Opinion No. 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123(R)’s fair value method will have a significant impact on Captiva’s result of operations, although it will have no impact on Captiva’s overall financial position. The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had Captiva adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share in Note 1 to our consolidated financial statements. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While Captiva cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions were not material to Captiva’s consolidated financial position or results of operations.
H. Subsequent Event
      Effective October 20, 2005, Captiva executed an agreement to merge with Goldleaf Financial Solutions, Inc. When the merger occurs, the issued and outstanding units of Captiva will be converted into the right to receive $6 million in cash, 757,576 shares of the common stock of Goldleaf Financial Solutions, Inc., and a potential earnout payment of up to 1,212,122 additional shares of the common stock of Goldleaf Financial Solutions, Inc. The transaction will be accounted for in accordance with SFAS No. 141, Business Combination.

TOTAL BANK TECHNOLOGY, L.L.C. (Predecessor to Captiva)

Page

Independent Auditors’ Report	F-85
Financial Statements for the Year Ended December 31, 2004
Balance Sheet	F-86
Statement of Operations	F-87
Statement of Members’ Equity	F-88
Statement of Cash Flows	F-89
Notes to Financial Statements	F-90 – F-93

Independent Auditors’ Report
Board of Directors
Total Bank Technology, L.L.C.
Denver, Colorado
We have audited the accompanying balance sheet of Total Bank Technology, L.L.C. as of December 31, 2004, and the related statements of operations, members’ equity and cash flows the year then ended. These financial statements are the responsibility of Total Bank Technology, L.L.C.’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our report dated January 26, 2005, our opinion on the 2004 financial statements was qualified because of the effects of the Company amortizing its goodwill rather than evaluating goodwill for impairment annually and recognizing impairment in the period it occurs. As explained in Note 9, the Company has restated its 2004 financial statements to reflect goodwill at its unamortized balance and has tested such goodwill for impairment as required by U.S. generally accepted accounting principles. Accordingly, our present opinion on the 2004 financial statements, as presented herein, differs from that previously expressed.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Total Bank Technology, L.L.C. as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Stockman Kast Ryan & Co., LLP
January 26, 2005, except as to the 3rd paragraph above
and Notes 9 and 10, which are as of April 14, 2006
Colorado Springs, Colorado

TOTAL BANK TECHNOLOGY, L.L.C. (Predecessor to Captiva)
BALANCE SHEET
December 31, 2004

Assets
Current Assets
Cash and cash equivalents	$130,821
Accounts receivable	162,971
Other current assets	68,289

Total current assets	362,081

Equipment, Software and Leasehold Improvements
Equipment and software	2,315,120
Leasehold improvements	31,361

Total	2,346,481
Accumulated depreciation and amortization	(1,781,345)

Net equipment, software and leasehold improvements	565,136

Other Assets
Goodwill, as restated	1,084,093
Deposits	5,100

Total other assets	1,089,193

Total Assets	$2,016,410

Liabilities and Members’ Equity
Current Liabilities
Current portion of notes payable	$254,858
Accounts payable	15,531
Accrued expenses	44,866
Deferred revenue	67,755
Customer postage deposits	25,200

Total current liabilities	408,210
Long-Term Liabilities
Notes payable	1,026,017
Customer service deposits	75,064

Total liabilities	1,509,291
Members’ Equity, as restated	507,119

Total Liabilities and Members’ Equity	$2,016,410

See notes to financial statements.

TOTAL BANK TECHNOLOGY, L.L.C. (Predecessor to Captiva)
STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

Sales
Imaging	$1,019,133
Data processing	882,520

Total	1,901,653

Operating Expenses
Imaging	221,806
Data processing	355,151
Salaries and benefits	705,496
General and administrative, as restated	463,728

Total operating expenses	1,746,181

Income from Operations	155,472

Other Income (Expense)
Interest expense	(83,967)
Other income	530

Other expense—net	(83,437)

Net Income	$72,035

See notes to financial statements

TOTAL BANK TECHNOLOGY, L.L.C. (Predecessor to Captiva)
STATEMENT OF MEMBERS’ EQUITY
For the Year Ended December 31, 2004

Balance, January 1, 2004	$—
Net income, as restated	72,035
Members’ contributions, as restated	435,084

Balance, December 31, 2004	$507,119

See notes to financial statements.

TOTAL BANK TECHNOLOGY, L.L.C. (Predecessor to Captiva)
STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2004

Operating Activities
Net income, as restated	$72,035
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, as restated	319,629
Changes in operating assets and liabilities:
Accounts receivable	6,569
Other current assets	14,087
Accounts payable and accrued expenses	8,582
Deferred revenue and customer deposits	(1,534)

Net cash provided by operating activities	419,368

Investing Activities—Net cash used in investing activities, purchases of property and equipment	(108,902)

Financing Activities
Advances on line of credit	1,800
Payments on line of credit	(1,800)
Members’ contributions to capital	50,000
Principal payments on notes payable	(239,948)

Net cash used in financing activities	(189,948)

Net Increase in Cash and Cash Equivalents	120,518
Cash and Cash Equivalents, January 1, 2004	10,303

Cash and Cash Equivalents, December 31, 2004	$130,821

Supplemental Cash Flow Information
Interest paid	$84,378

Non-Cash Financing Activities
Members’ non-cash contributions, as restated	$385,084

See notes to financial statements.

TOTAL BANK TECHNOLOGY, L.L.C. (Predecessor to Captiva)
NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
General
      Total Bank Technology, L.L.C. (the Company) provides data processing, data-capture, item handling services and state of the art imaging services to financial institution clients, including stockholders of the Company, located in Colorado.
      On January 1, 2004, the Company was formed as a Limited Liability Company to continue the business of its predecessor, Total Bank Technology Solutions, Inc. (Total Bank, Inc.). On the date of formation, the Company recorded the assets contributed by its members, who had previously acquired them from Total Bank, Inc., at their book values as recorded by Total Bank, Inc.
Revenue Recognition
      Imaging and data processing services are primarily offered on an outsourced basis. Outsourcing services are performed through data and item processing centers. Revenues from outsourced item and data processing services are derived from monthly usage fees under multi-year contracts with customers and are recorded as revenue in the month the services are performed. Data processing services are also offered through licenses for use by the institution on an in-house basis. All of the in-house licensed users are long standing customers that pay a monthly fee which includes ongoing maintenance, customer support and usage. Revenues are recorded in the month the services are performed.
Computer Software Costs
      Software reflects the capitalized cost of developing programs for the banking system. The Company capitalizes internal software costs upon the establishment of technological feasibility for the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors including, but not limited to, anticipated future gross product revenue, estimated economic life and changes in software and hardware technology. Software costs, both purchased and internally developed, are amortized over three to five years. The unamortized balance as of December 31, 2004 is $199,312 and amortization recognized during 2004 was $200,388.
Cash and Cash Equivalents
      Cash and cash equivalents include checking accounts, money market accounts and highly liquid investments maturing within three months of acquisition.
Accounts Receivable
      Accounts receivable are considered by management to be fully collectible and, accordingly, no allowance for doubtful accounts is considered necessary.
Equipment and Leasehold Improvements
      Equipment and leasehold improvements are recorded at cost. Maintenance, repairs and minor renewals are expensed as incurred. Depreciation is computed using the straight-line method based on estimated useful lives of 5 to 7 years for equipment. Leasehold improvements are amortized over the life of the lease. Depreciation and amortization expense for the year ended December 31, 2004 was $119,241.

TOTAL BANK TECHNOLOGY, L.L.C. (Predecessor to Captiva)
NOTES TO FINANCIAL STATEMENTS—(Continued)
Goodwill
      As discussed in Note 9, the Company previously amortized goodwill resulting from the acquisition of FTS 2000, Inc. over fifteen years. The Company has restated its 2004 financial statements to reflect goodwill at its net book balance as of December 31, 2001 and has tested such goodwill for impairment as of December 31, 2004.
Income Taxes
      Effective January 1, 2004, the Company elected to be treated as a limited liability company. Accordingly, income or losses of the Company are included in the income tax returns of the members of the Company. The prior net operating losses of Total Bank, Inc. that created a deferred tax asset were utilized by the shareholders of Total Bank, Inc. upon the distribution of assets to them.
Use of Estimates
      Preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

2.	NOTES PAYABLE
      Notes payable consist of the following:

Note payable to individual bearing interest at 5.9%, due in monthly installments of principal and interest of $23,880 through October 2009, secured by all assets of the Company	$1,202,494
Note payable to individual bearing interest at 7%, due in monthly installments of principal and interest of $3,146 through March 2007, secured by all assets of the Company	78,381

1,280,875
Less current portion	254,858

Long-term portion	$1,026,017

The notes mature as follows:
2005	$254,858
2006	270,696
2007	258,539
2008	264,318
2009	232,464

$1,280,875

3.	LINES OF CREDIT
      The Company has a $40,000 line of credit agreement with a bank which is a member of the Company. The line bears interest at the prime rate plus 1.5% and is unsecured. The agreement expires October 15, 2005 when all borrowings become due. The Company has no balance outstanding as of December 31, 2004.

TOTAL BANK TECHNOLOGY, L.L.C. (Predecessor to Captiva)
NOTES TO FINANCIAL STATEMENTS—(Continued)
      The Company has a $30,000 line of credit agreement with a bank which is a member of the Company. The line bears interest at 11%, is renewable annually, and is unsecured. The Company has no balance outstanding as of December 31, 2004.

4.	CUSTOMER DEPOSITS
      Customer deposits for postage and one month’s services have been collected and reflected as liabilities. Postage charges are reflected as current liabilities and are offset monthly as the Company incurs charges for mailing statements. Customer service deposits represent the last month of service of a contract and are reflected as long-term liabilities as these contracts do not expire within one year.

5.	COMMITMENTS
      The Company has entered into licensing agreements and contracts to provide imaging and data processing services for periods ranging from one to five years at fixed prices as articulated in the agreements. Some of the agreements are with member banks.

6.	EMPLOYEE BENEFIT PLAN
      The Company has a simple IRA plan for all employees who have received over $5,000 in compensation during any one preceding calendar year and are reasonably expected to receive at least $5,000 in compensation for the current calendar year. The Company contributes three percent of each eligible employee’s compensation to the plan. All contributions to the plan are fully vested and nonrefundable. Contributions for the year amounted to $9,456.

7.	RELATED PARTY TRANSACTIONS
      The Company provides imaging and data processing services to, borrows funds from and has checking accounts with certain banks which are members of the Company. During the year ended December 31, 2004, the Company recorded $726,707 in revenue and as of December 31, 2004, the Company has $68,681 in accounts receivable from these member banks. Service deposits of $40,459 from these members are held at December 31, 2004.

8.	OPERATING LEASE
      The Company leases office space under an operating lease agreement that expires on July 31, 2007. Rent expense for the year was $54,000. The following are future minimum lease payments under the lease:

2005	$54,000
2006	54,000
2007	31,500

Total	$139,500

9.	GOODWILL
      The accompanying financial statements have been restated to reflect goodwill resulting from the January 1, 2001 acquisition of FTS 2000, Inc. at its net book balance of $1,084,093 as of December 31, 2001. The Company has evaluated this balance for impairment as of December 31, 2004 based on the sale of assets discussed in Note 10. The Company had previously amortized its goodwill over a fifteen year period which was not in conformity with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

TOTAL BANK TECHNOLOGY, L.L.C. (Predecessor to Captiva)
NOTES TO FINANCIAL STATEMENTS—(Continued)
      The effect of this change was to increase net income for 2004 by $72,273, member contributions as of January 1, 2004 by $216,819 and members’ equity as of December 31, 2004 by $289,092.

10.	SALE OF ASSETS
      On May 31, 2005 the Company sold all of its assets, including its customer agreements, software, fixed assets, interests in real estate and other leases, and net current assets to Integra Group, LLC (subsequently renamed Captiva Solutions, LLC), a Georgia limited liability company. The Company received cash consideration of $2,780,875, $150,000 of which was escrowed to not later than December 31, 2005 for settlement of any indemnification claims. No such items were identified and the escrow amount was returned to the Company.

TOTAL BANK TECHNOLOGY SOLUTIONS, INC. (Predecessor to Captiva)
Financial Statements
For the Year Ended December 31, 2003
And
Independent Auditors’ Report

TOTAL BANK TECHNOLOGY SOLUTIONS, INC. (Predecessor to Captiva)

Page

Independent Auditors’ Report	F-96
Financial Statements for the Year Ended December 31, 2003
Balance Sheet	F-97
Statement of Operations	F-98
Statement of Stockholders’ Equity	F-99
Statement of Cash Flows	F-100
Notes to Financial Statements	F-101 – F-104

Independent Auditors’ Report
Board of Directors
Total Bank Technology Solutions, Inc.
Denver, Colorado
We have audited the accompanying balance sheet of Total Bank Technology Solutions, Inc. as of December 31, 2003, and the related statements of operations, stockholders’ equity and cash flows the year then ended. These financial statements are the responsibility of Total Bank Technology Solutions, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our report dated January 29, 2004, our opinion on the 2003 financial statements was qualified because of the effects of the Company amortizing its goodwill rather than evaluating goodwill for impairment annually and recognizing impairment in the period it occurs. As explained in Note 11, the Company has restated its 2003 financial statements to reflect goodwill at its unamortized balance and has tested such goodwill for impairment as required by U.S. generally accepted accounting principles. Accordingly, our present opinion on the 2003 financial statements, as presented herein, differs from that previously expressed.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Total Bank Technology Solutions, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Stockman Kast Ryan & Co., LLP
January 29, 2004, except as to the 3rd paragraph above
and Notes 11 and 12, which are as of April 14, 2006
Colorado Springs, Colorado

TOTAL BANK TECHNOLOGY SOLUTIONS, INC. (Predecessor to Captiva)
BALANCE SHEET
December 31, 2003

Assets
Current Assets
Cash	$10,303
Accounts receivable	169,540
Prepaid expenses and other receivables	82,376

Total current assets	262,219

Equipment, Software and Leasehold Improvements
Equipment and software	2,206,218
Leasehold improvements	31,361

Total	2,237,579
Accumulated depreciation and amortization	(1,461,716

Net equipment, software and leasehold improvements	775,863

Other Assets
Goodwill, as restated	1,084,093
Deferred income taxes	103,100
Deposits	5,100

Total other assets	1,192,293

Total Assets	$2,230,375

Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of notes payable	$239,949
Accounts payable	22,040
Accrued expenses	29,775
Deferred revenue	63,539
Customer postage deposits	27,450

Total current liabilities	382,753
Long-Term Liabilities
Notes payable	1,280,874
Customer service deposits	78,564

Total liabilities	1,742,191

Stockholders’ Equity
Common stock, no par value, 500,000 shares authorized; 143,315 shares issued and outstanding	502,232
Accumulated deficit, as restated	(14,048

Total stockholders’ equity	488,184

Total Liabilities and Stockholders’ Equity	$2,230,375

See notes to financial statements.

TOTAL BANK TECHNOLOGY SOLUTIONS, INC. (Predecessor to Captiva)
STATEMENT OF OPERATIONS
For the Year Ended December 31, 2003

Sales
Imaging	$1,054,537
Data processing	751,158

Total	1,805,695

Operating Expenses
Imaging	210,242
Data processing	333,309
Salaries and benefits	688,694
General and administrative, as restated	505,309

Total operating expenses	1,737,554

Income From Operations	68,141

Other Income (Expense)
Interest expense	(142,049)
Other income	13,642

Other expense — net	(128,407)

Loss Before Income Taxes	(60,266)
Deferred Income Tax Benefit	30,000

Net Loss	$(30,266)

See notes to financial statements.

TOTAL BANK TECHNOLOGY SOLUTIONS, INC. (Predecessor to Captiva)
STATEMENT OF STOCKHOLDERS’ EQUITY
For the Year Ended December 31, 2003

			Retained
	Common Stock		Earnings
			(Accumulated
	Shares	Amount	Deficit)	Total

Balances, December 31, 2002, as restated	140,914	$542,102	$16,218	$558,320
Net loss, as restated			(30,266)	(30,266)
Sales of common stock	2,401	10,130		10,130
Initial liquidation distribution		(50,000)		(50,000)

Balances, December 31, 2003	143,315	$502,232	$(14,048)	$488,184

See notes to financial statements.

TOTAL BANK TECHNOLOGY SOLUTIONS, INC. (Predecessor to Captiva)
STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2003

Operating Activities
Net loss, as restated	$(30,266)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization, as restated	376,335
Deferred income tax benefit	(30,000)
Loss on disposal of property and equipment	12,064
Changes in operating assets and liabilities:
Accounts receivable	(10,390)
Other current assets	(34,131)
Accounts payable and accrued expenses	(18,768)
Deferred revenue and customer deposits	11,234

Net cash provided by operating activities	276,078

Investing Activities — Net cash used in investing activities, purchases of property and equipment	(178,918)

Financing Activities
Advances on line of credit	18,144
Payments on line of credit	(18,144)
Proceeds from sales of common stock	10,130
Initial liquidation distribution	(50,000)
Proceeds from issuance of notes payable	2,369,000
Principal payments on notes payable	(2,462,412)

Net cash used in financing activities	(133,282)

Net Decrease in Cash and Cash Equivalents	(36,122)
Cash and Cash Equivalents, Beginning of year	46,425

Cash and Cash Equivalents, End of year	$10,303

Supplemental Cash Flow Information
Interest paid	$144,339

Income tax refund received	$8,892

See notes to financial statements.

TOTAL BANK TECHNOLOGY SOLUTIONS, INC. (Predecessor to Captiva)
NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
General
      Total Bank Technology Solutions, Inc. (the Company) provides data processing, data-capture, item handling services and state of the art imaging services to financial institution clients, including stockholders of the Company, located in Colorado.
Revenue Recognition
      Imaging and data processing services are primarily offered on an outsourced basis. Outsourcing services are performed through data and item processing centers. Revenues from outsourced item and data processing services are derived from monthly usage fees under multi-year contracts with customers and are recorded as revenue in the month the services are performed. Data processing services are also offered through licenses for use by the institution on an in-house basis. All of the in-house licensed users are long standing customers that pay a monthly fee which includes ongoing maintenance, customer support and usage. Revenues are recorded in the month the services are performed.
Computer Software Costs
      Software reflects the capitalized cost of developing programs for the banking system. The Company capitalizes internal software costs upon the establishment of technological feasibility for the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors including, but not limited to, anticipated future gross product revenue, estimated economic life and changes in software and hardware technology. Software costs, both purchased and internally developed, are amortized over three to five years. The unamortized balance as of December 31, 2003 is $399,700 and amortization recognized during 2003 was $200,225.
Cash and Cash Equivalents
      Cash and cash equivalents include checking accounts, money market accounts and highly liquid investments maturing within three months of acquisition.
Accounts Receivable
      Accounts receivable are considered by management to be fully collectible and, accordingly, no allowance for doubtful accounts is considered necessary.
Property and Equipment
      Property and equipment is recorded at cost. Maintenance, repairs and minor renewals are expensed as incurred. Depreciation is computed using the straight-line method based on estimated useful lives of 5 to 7 years for equipment. Leasehold improvements are amortized over the life of the lease. Depreciation and amortization expense for the year ended December 31, 2003 was $176,110.
Goodwill
      As discussed in Note 11, the Company previously amortized goodwill resulting from the acquisition of FTS 2000, Inc. over fifteen years. The Company has restated its 2003 financial statements to reflect goodwill at its net book balance as of December 31, 2001 and has tested such goodwill for impairment as of December 31, 2003.

TOTAL BANK TECHNOLOGY SOLUTIONS, INC. (Predecessor to Captiva)
NOTES TO FINANCIAL STATEMENTS—(Continued)
Income Taxes
      The Company accounts for income taxes using the assets and liability method and recognizes the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between financial statement carrying amounts and the tax bases of existing assets and liabilities.
Use of Estimates
      Preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

2.	NOTES PAYABLE

Notes payable consist of the following:
Note payable to individual bearing interest at 5.97%, due in monthly installments of principal and interest of $23,880 through October 2008, secured by all assets of the Company	$1,411,367
Note payable to individual bearing interest at 7%, due in monthly installments of principal and interest of $3,146 through March 2007, secured by all assets of the Company	109,456

1,520,823
Less current portion	239,949

Long-term portion	$1,280,874

The notes mature as follows:
2004	$239,949
2005	254,858
2006	270,696
2007	258,539
2008	264,318

Thereafter	232,463

$1,520,823

3.	LINES OF CREDIT
      The Company has a $40,000 line of credit agreement with a bank which is a stockholder of the Company. The line bears interest at the prime rate plus 1.5% and is unsecured. The agreement expires November 26, 2004 when all borrowings become due. The Company has no balance outstanding as of December 31, 2003.
      The Company has a $30,000 line of credit agreement with a bank which is a stockholder of the Company. The line bears interest at 11%, is renewable annually, and is unsecured. The Company has no balance outstanding as of December 31, 2003.

TOTAL BANK TECHNOLOGY SOLUTIONS, INC. (Predecessor to Captiva)
NOTES TO FINANCIAL STATEMENTS—(Continued)

4.	INCOME TAXES
      As of December 31, 2003, deferred income taxes consist primarily of net operating loss carryforwards. Management has determined that a valuation allowance for the deferred tax asset is not required because it is more likely than not to be realized in connection with the change in the Company’s form of organization. See Note 10.

5.	CUSTOMER DEPOSITS
      Customer deposits for postage and one month’s services have been collected and reflected as liabilities. Postage charges are reflected as current liabilities and are offset monthly as the Company incurs charges for mailing statements. Customer service deposits represent the last month of service of a contract and are reflected as long-term liabilities as these contracts do not expire within one year.

6.	COMMITMENTS
      The Company has entered into licensing agreements and contracts to provide imaging and data processing services for periods ranging from one to five years at fixed prices as articulated in the agreements. Some of the agreements are with stockholder banks.
      The Company vice president has the option to purchase 23,765 shares of common stock at $5 per share or book value, whichever is greater, through December 31, 2005.

7.	EMPLOYEE BENEFIT PLAN
      The Company has a simple IRA plan for all employees who have received over $5,000 in compensation during any one preceding calendar year and are reasonably expected to receive at least $5,000 in compensation for the current calendar year. The Company contributes three percent of each eligible employee’s compensation to the plan. All contributions to the plan are fully vested and nonrefundable. Contributions for the year amounted to $12,273.

8.	RELATED PARTY TRANSACTIONS
      The Company contracts with stockholder banks to provide imaging and data processing services, borrows funds and has checking accounts at certain of these banks. During the year ended December 31, 2003, the Company recorded $823,899 in revenue from these stockholder banks. As of December 31, 2003, the Company has $63,588 in accounts receivable from stockholder banks. Service deposits of $40,459 from stockholder banks are held at December 31, 2003.

9.	OPERATING LEASE
      The Company leases office space under an operating lease agreement that expires on July 31, 2007. Rent expense for the year was $60,000. The following are future minimum lease payments under the lease:

2004	$42,500
2005	54,000
2006	54,000
2007	31,500

Total	$182,000

TOTAL BANK TECHNOLOGY SOLUTIONS, INC. (Predecessor to Captiva)
NOTES TO FINANCIAL STATEMENTS—(Continued)

10.	SUBSEQUENT EVENT
      On January 1, 2004, the Company changed its form of organization to a Limited Liability Company (LLC) from a Corporation. Assets and liabilities of the LLC are recorded at the book value of the assets and liabilities as they were held in the Corporation.

11.	GOODWILL
      The accompanying financial statements have been restated to reflect goodwill resulting from the January 1, 2001 acquisition of FTS 2000, Inc. at its net book balance of $1,084,093 as of December 31, 2001. The Company has evaluated this balance for impairment as of December 31, 2003 based on the sale of assets discussed in Note 12. The Company had previously amortized its goodwill over a fifteen year period which was not in conformity with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.
      The effect of this change was to decrease net loss for 2003 by $72,273, increase members’ equity as of January 1, 2003 by $144,546 and increase members’ equity as of December 31, 2003 by $216,819.

12.	SALE OF ASSETS
      On May 31, 2005 the Company sold all of its assets, including its customer agreements, software, fixed assets, interests in real estate and other leases, and net current assets to Integra Group, LLC (subsequently renamed Captiva Solutions, LLC), a Georgia limited liability company. The Company received cash consideration of $2,780,875, $150,000 of which was escrowed to not later than December 31, 2005 for settlement of any indemnification claims. No such claims were identified and the escrow amount was returned to the Company.

KVI CAPITAL, INC.
Unaudited Financial Statements as of July 31, 2005
and for Seven Months Ended July 31, 2005 and 2004 and
Audited Financial Statements as of December 31, 2004 and
for the Year Ended December 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
Goldleaf Financial Solutions, Inc.:
      We have audited the accompanying balance sheet of KVI Capital, Inc. (an “S” Corporation) (the “Company”) as of December 31, 2004 and the related statements of operations and stockholders’ equity and cash flows for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KVI Capital, Inc. at December 31, 2004, and the results of its operations and its cash flows for the year-ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton, LLP
Raleigh, North Carolina
July 20, 2006

KVI CAPITAL, INC.
BALANCE SHEETS

	July 31,	December 31,
(In thousands, except per share amounts)	2005	2004

	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$124	$220
Accounts receivable, net of allowance for doubtful accounts of $145 and $13	238	278
Investment in direct financing leases	3,020	2,812
Prepaid Expenses	3	12

Total current assets	3,385	3,322

Property And Equipment, at Cost:
Computer equipment	66	66
Office furniture and equipment	103	103
Less: accumulated depreciation	(125)	(101)

Property and equipment, net	44	68

Operating Lease Equipment, net of accumulated depreciation of $351 and $297	157	297
Other Assets:
Investment in direct financing leases, net of current portion	4,530	4,217
Property on month-to-month leases, net of accumulated depreciation of $31 and $19	8	12
Property on progress payment riders	450	625

Total other assets	4,988	4,854

Total assets	$8,574	$8,541

Liabilities & Stockholders’ Equity
Current Liabilities:
Accounts payable	$63	$138
Deferred lease payments	308	307
Accrued liabilities	73	70
Current portion of non-recourse lease notes payable	2,449	2,338
Recourse lease notes payable	—	111
Shareholder loan	—	53
Line of credit	240	—
Other current liabilities	—	2

Total current liabilities	3,133	3,019
Long-Term Liabilities:
Non-recourse lease notes payable, net of current portion	4,938	4,885
Total liabilities	8,071	7,904

Commitments And Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, 100,000 shares authorized and 100,000 shares issued and outstanding	1	1
Additional paid-in capital	3,074	3,074
Accumulated deficit	(2,572)	(2,438)

Total stockholders’ equity	503	637

Total Liabilities And Stockholders’ Equity	$8,574	$8,541

The accompanying notes are an integral part of these financial statements.

KVI CAPITAL, INC.
STATEMENTS OF OPERATIONS
For the Seven Months Ended July 31, 2005 and 2004 and the Year Ended December 31, 2004

	Seven Months	Seven Months	Year Ended
	Ended July 31,	Ended July 31,	December 31,
(In thousands)	2005	2004	2004

	(Unaudited)	(Unaudited)	(Audited)
Revenues:
Leasing revenues	$816	$893	$1,711
Cost of revenues	373	350	566

Gross margin	443	543	1,145
Operating Expenses:
General and administrative	371	463	754
Selling and marketing	171	151	261
Interest expense	23	49	102
Other operating expense (income)	12	(96)	(68)

Total operating expenses	577	567	1,049

Net (Loss) Income	$(134)	$(24)	$96

The accompanying notes are an integral part of these financial statements.

KVI CAPITAL, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Seven Months Ended July 31, 2005 and the Year Ended December 31, 2004

	Shares of		Additional
	Common	Common	Paid-In	Accumulated
	Stock	Stock	Capital	Deficit	Total
(In thousands, except per share amounts)
Balance at January 1, 2004	100,000	$1	$3,074	$(2,484)	$591
Net income	—	—	—	96	96
Shareholder distribution	—	—	—	(50)	(50)

Balance at December 31, 2004 (Audited)	100,000	1	3,074	(2,438)	637
Net loss	—	—	—	(134)	(134)

Balance at July 31, 2005 (Unaudited)	100,000	$1	$3,074	$(2,572)	$503

The accompanying notes are an integral part of these financial statements.

KVI CAPITAL, INC.
STATEMENTS OF CASH FLOWS
For the Seven Months Ended July 31, 2005 and 2004 and the Year Ended December 31, 2004

	Seven Months	Seven Months	Year Ended
	Ended July 31,	Ended July 31,	December 31,
(In thousands)	2005	2004	2004

	(Unaudited)	(Unaudited)	(Audited)
Cash Flows From Operating Activities:
Net (loss) income	$(134)	$(24)	$96
Adjustments to reconcile net loss to activities:
cash provided by operating:
Depreciation	149	176	260
Amortization of lease income and initial direct costs	(501)	(204)	(620)
Gain on sale of leased equipment	(106)	(319)	(295)
Change in operating assets and liabilities:
Accounts receivable	132	—	—
Other current assets	9	(5)	(5)
Accounts payable	(75)	9	(33)
Accrued and other current liabilities	1	(7)	21
Deferred lease payments	1	(10)	—

Net Cash Used in Operating Activities	(524)	(384)	(576)
Cash Flows From Investing Activities:
Purchase of equipment	—	—	(4)
Purchase of operating lease equipment	(13)	(34)	(122)
Investment in direct finance leases	(2,320)	(2,801)	(4,171)
Proceeds from lease terminations	350	637	1,923
Lease receivables paid	2,140	1,187	2,565

Net Cash Provided by (Used in) Investing Activities	157	(1,011)	191
Cash Flows From Financing Activities:
Payments on long-term debt	(20)	(444)	(829)
Draws on line of credit	240	—	—
Proceeds from non-recourse lease notes payable	2,500	3,342	5,142
Payments on recourse lease notes payable	(91)	—	—
Repayments of non-recourse lease notes payable	(2,305)	(1,262)	(3,722)
Payments on shareholder loan	(53)	—	—
Shareholder distribution	—	—	(50)

Net Cash Provided by Financing Activities	271	1,636	541

Net increase in cash and cash equivalents	(96)	241	156
Cash and cash equivalents at beginning of period	220	64	64

Cash and cash equivalents at end of period	$124	$305	$220

Supplemental disclosures:
Cash payments for interest during period	$321	$326	$543

The accompanying notes are an integral part of these financial statements.

KVI CAPITAL, INC.
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2004 (Audited) and
the Seven Months Ended July 31, 2005 and 2004 (Unaudited)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization
      KVI Capital, Inc. (the “Company”) is an equipment leasing corporation established to provide equipment to sales, manufacturing and distributing companies and community banks with private label and non-private label leasing programs. The Company was incorporated under the laws of the state of Florida on January 26, 2000. The Company’s leasing operations consist principally of the leasing of various types of equipment, including computer hardware and software, related installation costs, medical equipment, office equipment, furniture and point-of-sale retail equipment. The majority of the Company’s leases are classified as direct financing leases with expirations ranging generally from 36 to 60 months.
Basis of Presentation — Unaudited Interim Financial Statements
      In the opinion of management, the unaudited interim financial statements as of July 31, 2005 and for the seven months ended July 31, 2005 and 2004, contained in this report reflect all adjustments, consisting of only normal recurring accruals, which are necessary for a fair presentation of the financial position, and the results of operations for the interim period presented. The results of operations for any interim period are not necessarily indicative of results for the full year.
Cash and Cash Equivalents
      Cash and cash equivalents include cash or deposit and short-term investments with original maturities of three months or less.
Property and Equipment
      Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over their estimated useful lives, ranging from three to five years. Expenditures for maintenance and repairs are charged to expense as incurred, whereas expenditures for renewals and betterments are capitalized.
      In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets and certain identifiable intangible assets (Note 3) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. If the sum of the expected undiscounted future cash flows from the use of an asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset. No such impairment losses were identified during the seven months ended July 31, 2005 or the year ended December 31, 2004.
      Equipment under operating leases is carried at cost and is depreciated using the straight-line method over the shorter of the life of the lease of the estimated useful life of the equipment, typically 5 to 7 years.
      Depreciation expense during the seven months ended July 31, 2005 and 2004 and the year ended December 31, 2004 totaled $149,000 (unaudited) and $176,000 (unaudited) and $260,000 (audited), respectively.
Allowance for Doubtful Accounts
      The Company estimates its allowance for doubtful accounts on a case-by-case basis, based on the facts and circumstances surrounding each potentially uncollectible receivable. An allowance is also

KVI CAPITAL, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
maintained for expected billing adjustments and for accounts that are not specifically reviewed that may become uncollectible in the future. Uncollectible receivables are written off in the period management believes it has exhausted every opportunity to collect payment from the customer. The Company considers customer balances in excess of sixty days past due to be delinquent and thus subject to consideration for the allowance for doubtful accounts.
Property on Progress Payment Riders
      Property on progress payment riders are recorded at cost and are components of new leases that are in process of being installed at the leasee site. At the conclusion of installation, amounts recorded in this caption are reclassified into the investment in direct finance lease category at the inception of the lease transaction.
Lease Accounting
      The Company is an equipment lessor. As such, the Company accounts for its leasing business in accordance with SFAS No. 13, Accounting for Leases. SFAS No. 13 requires lessors to evaluate each lease transaction and determine whether it qualifies as a sale-type, direct financing, leveraged, or operating lease. KVI’s leases are classified as either direct financing or operating leases.
      For direct financing, the investment in direct financing leases caption consists of the sum of the minimum lease payments due during the remaining term of the lease and the unguaranteed residual value of the leased asset. The difference between the total above and the cost of the leased asset is recorded as unearned income. Unearned income is amortized to income over the lease term to produce a constant periodic rate of return on the investment in the lease. Management performs periodic reviews of estimated residual values with other than temporary impairment recognized in current period earnings.
      For leases classified as operating leases, lease payments are recorded as rent income during the period earned or on a month-to-month basis, as appropriate.
      The Company also earns revenue from early lease termination fees and from disposals of lease equipment at the end of the lease.
Deferred Lease Payments
      The Company invoices all customers thirty days in advance of the payment due date. Deferred Lease Payments is comprised of these advance monthly billings, which are recognized as income on the first day of the month to which they relate.
Income Taxes
      The Company, prior to its acquisition by Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.) on August 1, 2005, had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal income taxes on its taxable income. Instead, the stockholders are liable for individual federal taxes on their respective shares of the Company’s taxable income.
Fair Value of Financial Instruments
      To meet the reporting requirements of SFAS No. 107, Disclosures About Fair value of Financial Instruments, the Company estimates the fair value of financial instruments. At July 31, 2005 and December 31, 2004 there were no material differences in the book values of the Company’s financial

KVI CAPITAL, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
instruments and their related fair values. Financial instruments primarily consist of cash, accounts receivable, accounts payable and debt instruments. As the Company’s lease portfolio is entirely financed with non-recourse debt at substantially similar interest rates and terms, the Company is not exposed to risk due to changes in the fair values of these financial instruments.
Advertising Costs
      The Company expenses all advertising costs in the period incurred. Such costs were immaterial in the periods presented.
Comprehensive Income
      The Company applies the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires that the changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements as a component of comprehensive income. The Company reports comprehensive income as a part of that consolidated statements of stockholders’ equity.
Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
Initial Direct Costs
      Costs directly related to the origination of a lease are capitalized and amortized over the term of the lease.

2.	OPERATING LEASE EQUIPMENT
      The following schedule provides an analysis of the Company’s investment in equipment leased under operating leases by major classes as of July 31, 2005 and December 31, 2004:

		December 31,
(In thousands)	July 31, 2005	2004

	(Unaudited)	(Audited)
Computer Equipment	$59	$63
Office Furniture	34	34
Manufacturing Equipment	12	12
Medical Equipment	50	50
Vehicle	—	38
Copiers	350	392

Total Equipment	505	589
Plus: Initial direct costs	3	5
Less: Accumulated depreciation	(351)	(297)

Net property on operating leases	$157	$297

KVI CAPITAL, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)

The following is a schedule by years of minimum future rentals on non-cancelable operating leases as of July 31, 2005 and December 31, 2004, respectively:

		December 31,
(In thousands)	July 31, 2005	2004

	(Unaudited)	(Audited)
2005	$—	$136
2006	105	79
2007	58	33
2008	23	20
2009	10	2

	$196	$270

3.	INVESTMENT IN DIRECT FINANCING LEASES
      The following lists the components of the investment in direct financing leases as of July 31, 2005 and December 31, 2004:

	July 31,	December 31,
(In thousands)	2005	2004

	(Unaudited)	(Audited)
Total minimum lease payments to be received	$8,254	$7,651
Less: Allowance for uncollectibles	—	—

Net minimum lease payments receivable	8,254	7,651
Unguaranteed estimated residual values of leased equipment	838	799
Initial direct costs	123	125
Less: Unearned income	(1,665)	(1,546)

Net investment in direct financing leases	$7,550	$7,029

      At July 31, 2005 and December 31, 2004, respectively, minimum lease payments for each of the next five years are as follows:

	July 31,	December 31,
(In thousands)	2005	2004

	(Unaudited)	(Audited)
2005	$—	$2,815
2006	2,904	2,146
2007	2,220	1,315
2008	1,594	843
2009	1,085	430
2010	411	31
Thereafter	40	71

	$8,254	$7,651

4.	LINE OF CREDIT
      The Company maintains a line of credit facility with a bank to fund “in process leases” prior to the lease being completed and the non-recourse lease note payable being funded. The line of credit was secured by equipment purchased in the lease transactions. As of July 31, 2005, the balance was $240,000 and bore interest at 7.25%. The line of credit matured on October 31, 2005 and was renewed until December 31, 2005. The line was not extended beyond December 31, 2005.

KVI CAPITAL, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)

5.	NON-RECOURSE LEASE NOTES PAYABLE
      As part of the leasing business, the Company borrows funds from its community bank partners on a non-recourse basis in order to acquire the equipment to be leased. In the event of a lease default, the Company is not obligated to continue to pay on the non-recourse note payable associated with that particular lease. As of July 31, 2005 and December 31, 2004, the principal balance of all non-recourse lease notes payable, due to various financial institutions, totaled $7.4 million ($2.4 million of the total is classified as current) (unaudited) and $7.2 million ($2.3 million of the total is classified as current) (audited), respectively. Interest and principal are primarily due monthly with interest rates ranging from 4% to 10.75%.
      The following is the scheduled non-recourse notes payable principal payments over the next five years as of July 31, 2005 and December 31, 2004, respectively:

	July 31,	December 31,
(In thousands)	2005	2004

	(Unaudited)	(Audited)
2005	$—	$2,338
2006	2,449	2,479
2007	1,884	1,256
2008	1,442	858
2009	1,015	230
2010	492	39
Thereafter	105	23

	$7,387	$7,223

6.	RECOURSE LEASE NOTES PAYABLE
      As of December 31, 2004, the Company had recourse lease notes payable outstanding totaling $111,000. In the event of a lease default, the Company would be obligated to continue to pay on the recourse note associated with that particular lease. Interest and principal are primarily due monthly with an interest rate of 6.5% at December 31, 2004.

7.	SHAREHOLDER LOAN
      As of December 31, 2004, the Company had a $53,000 unsecured note payable due to one of the Company’s shareholders. The note payable carries interest at 8% and does not have a stated maturity date. Interest paid on this note in 2004 totaled approximately $11,500.

8.	COMMITMENTS AND CONTINGENCIES

Operating Leases
      In 2005, the Company leases office space under an operating lease agreement, which has a term of 5 years and expires on April 30, 2010. Rent expense for the seven month period ended July 31, 2005 totaled approximately $15,000 (unaudited). During the seven months ended July 31, 2004 and the year ended December 31, 2004, the Company leased office space under an operating lease that expired May 2005. For the seven months ended July 31, 2004 and the year ended December 31, 2004 rent expense totaled $14,000 (unaudited) and $24,000 (audited), respectively. For all periods, rent expense is included in general and administrative expense in the accompanying statements of operations.

KVI CAPITAL, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
      As of July 31, 2005 and December 31, 2004, respectively, the future minimum lease payments relating to operating lease obligations are as follows:

	July 31,	December 31,
(In thousands)	2005	2004

	(Unaudited)	(Audited)
2005	$—	$10
2006	23	—
2007	23	—
2008	23	—
2009	23	—
2010	17	—

	$109	$10

Legal Proceedings
      The Company is not currently party to, and none of our material properties is currently subject to, any material litigation other than routine litigation incidental to our business.

9.	RELATED PARTY TRANSACTIONS
      During the seven month period ended July 31, 2005, the Company rented office space from a shareholder of the Company and paid $5,645 (unaudited) in rent expense.

10.	SUBSEQUENT EVENTS (UNAUDITED)
      On August 1, 2005, all of the outstanding capital stock of the Company was acquired by Goldleaf Financial Solutions, Inc. (“Goldleaf”) (formerly Private Business, Inc.) for $899,000, consisting of $699,000 in cash and $200,000 in common stock of Goldleaf. The Company’s operating results will be included with those of Goldleaf beginning as of the date of acquisition.

                      Shares
Common Stock

PROSPECTUS

Friedman Billings Ramsey
JMP Securities
D.A. Davidson & Co.
                    , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      The following table sets forth all fees and expenses, other than underwriting discounts and commissions, payable in connection with the issuance and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts, except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee, are estimated.

SEC registration fee		$9,229
NASD filing fee		*
Nasdaq listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing fees and expenses		*
Transfer agent fees and expenses		*
Blue sky fees and expenses		*
Miscellaneous		*
Total	$	*

*	To be added by amendment.

Item 14.	Indemnification of Directors and Officers
Limitation on Directors’ Liability, Indemnification and Insurance
      The Tennessee Business Corporation Act, or the Tennessee Act, permits corporations to limit or terminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of the directors’ fiduciary duties of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their shareholders for monetary damages for conduct constituting gross negligence in the exercise of their fiduciary duties of care. Although the Tennessee Act does not change the directors’ duties of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission.
      Our charter limits the liability of directors (in their capacity as directors but not in their capacity as officers) to us or our shareholders to the fullest extent permitted by the Tennessee Act, as so amended. Specifically, none or our directors will be personally liable for monetary damages for breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 48-18-304 of the Tennessee Act, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	for any transaction from which the director derived an improper personal benefit.
      The inclusion of this provision in the charter may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our shareholders.

      Under our charter, and in accordance with Section 48-18-502 of the Tennessee Act, we will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a “derivative” action by or in the right of us in which the director was adjudged liable to us) by reason of the fact that such person is or was one of our directors, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful.
      Our charter provides that we will pay for the expenses incurred by an indemnified director in defending the proceedings specified above in advance of their final disposition, provided that such person agrees to reimburse us if it is ultimately determined that such person is not entitled to indemnification. Our charter also provides that we may, in our sole discretion, indemnify any person who is or was one of our employees and agents or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the same degree as the foregoing indemnification of directors and officers. In addition, we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent for us or, at our request, for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person’s status as such whether or not we would have the power or obligation to indemnify such person against such liability under the provisions of the Tennessee Act. We maintain insurance for the benefit of our officers and directors insuring such persons against various liabilities, including liabilities under the securities laws.

Item 15.	Recent Sales of Unregistered Securities
      In the three years preceding the filing of this registration statement, we have sold and issued the following unregistered securities:
      Effective July 1, 2006, we issued 525.3121 shares of our Series A preferred stock to Lightyear in lieu of $525,312.50 in cash dividends that became due on July 1, 2006 on the Series A preferred stock, issued 667.3973 shares of Series C preferred stock to Lightyear in lieu of $556,164.40 in cash dividends that became due on July 1, 2006 on the Series C preferred stock and issued warrants to Lightyear that give Lightyear the right to purchase 79,593 shares of our common stock at an exercise price of $6.60 per share. We issued the Series A preferred stock, the Series C preferred stock and the warrant to Lightyear without registration under the Securities Act in reliance on the private offering exemption provided by Section 4(2) of the Securities Act. In relying on the exemption from registration provided by Section 4(2), we relied on representations from Lightyear that: it was an accredited investor as defined under Rule 501(a) of Regulation D under the Securities Act; it was acquiring the securities for investment purposes and not with a view to distribution; that it was afforded the opportunity to ask questions and receive answers about us; and the securities would bear a legend restricting their further transfer or sale until they have been registered under the Securities Act or an exemption from registration thereunder is available.
      Effective April 1, 2006, we issued 500 shares of Series A preferred stock to Lightyear in lieu of $500,000 in cash dividends that became due on January 1, 2006 on the Series A preferred stock, issued 512.5 shares of Series A preferred stock to Lightyear in lieu of $512,500 in cash dividends that became due on April 1, 2006 on the Series A preferred stock and issued warrants to Lightyear that give Lightyear the right to purchase 153,409 shares of our common stock at an exercise price of $6.60 per share. In relying on the exemption from registration provided by Section 4(2), we relied on representations from Lightyear that: it was an accredited investor as defined under Rule 501(a) of Regulation D under the Securities Act; it was acquiring the securities for investment purposes and not with a view to distribution; that it was afforded the opportunity to ask questions and receive answers about us; and the securities would bear a legend restricting their further transfer or sale until they have been registered under the Securities Act or an exemption from registration thereunder is available.
      On January 31, 2006, we acquired all of the capital stock of Goldleaf Technologies pursuant to a stock purchase agreement dated January 23, 2006. Under the purchase agreement, we issued 54,468 shares of our common stock at $6.50 per share to two former Goldleaf Technologies shareholders. We issued the shares without registration under the Securities Act in reliance on the private offering exemption provided by Section 4(2) of the Securities Act. In relying on the exemption from registration provided by Section 4(2), we relied on representations from the recipients of the stock that, among other things: each was an accredited investor as defined under Rule 501(a) of Regulation D under the Securities Act; each was acquiring the securities for his own account and not for distribution or resale to others; and the securities would bear a legend to the effect that the shares had not been registered under the Securities Act or any state securities laws and referring to the applicable restrictions on transferability and sale. Each purchaser was either an executive officer or the chairman of the board of Goldleaf Technologies, and we made our SEC reports available to them.
      On January 23, 2006, we agreed to convert a $10 million aggregate principal amount senior subordinated note due from us to Lightyear on December 9, 2010 into 10,000 shares of our Series C preferred stock at an original issue price of $1,000 per share pursuant to an exchange agreement between us and Lightyear. We issued these shares without registration under the Securities Act in reliance on the private offering exemption provided by Section 4(2) of the Securities Act. In relying on the exemption from registration provided by Section 4(2), we relied on representations from Lightyear that: it was an accredited investor as defined under Rule 501(a) of Regulation D under the Securities Act; it was acquiring the securities for investment purposes and not with a view to distribution or resale; that it was afforded the opportunity to ask questions and receive answers about us and the securities would bear a legend restricting their further transfer or sale until they have been registered under the Securities Act or an exemption from registration thereunder is available.
      On January 17, 2006, we issued a total of 8,485 shares of our common stock at a price of $5.85 per share to Mr. Kjell Purnell, as the assignee of P.T.C., in connection with our acquisition of the assets of P.T.C. We issued these shares without registration under the Securities Act, in reliance on the private offering exemption provided by Section 4(2) of the Securities Act. In relying on the exemption from registration provided by Section 4(2), we relied on representations from Mr. Purnell that, among other things: he was an accredited investor as defined under Rule 501(a) of Regulation D under the Securities Act; he was acquiring the securities for his own account and not for distribution or resale to others; and the securities would bear a legend stating that their issuance has not been registered under the Securities Act or any state securities laws and referring to the applicable restrictions on transferability and sale. Mr. Purnell was the chief executive officer of P.T.C., and we made our SEC reports available to him.
      On December 9, 2005, we issued 151,515 shares of our common stock to the thirteen former Captiva members in connection with the Captiva merger. We also issued warrants granting Lightyear the right to purchase 757,575 shares of our common stock at an exercise price of $6.60 per share. Based on the closing price of $6.15 per share of our common stock on December 8, 2005, the last trading day before the closing of the merger, the aggregate value of our common stock issued to the Captiva members was $931,818. We issued the shares and warrants without registration under the Securities Act in reliance on the private offering exemption provided by Section 4(2) of the Securities Act. In relying on the exemption from registration provided by Section 4(2), we relied on representations from each of the recipients of the securities that: they were accredited investors as defined under Rule 501(a) of Regulation D under the Securities Act; each of the recipients was acquiring the securities for investment purposes and not with a view to distribution; each of the recipients received access to our publicly filed reports and had the opportunity to obtain additional information as desired in order to evaluate the merits and risks of acquiring the securities; each of the recipients is a sophisticated investor with knowledge and experience in business and financial matters; and the securities would bear a legend restricting their further transfer or sale until they have been registered under the Securities Act or an exemption from registration thereunder is available.
      On August 1, 2005, we issued 11,560 shares of our common stock to Donald V. Kincaid in connection with our acquisition of KVI Capital, which was partially owned by Mr. Kincaid. The aggregate consideration paid to Mr. Kincaid for our acquisition of KVI Capital was the 11,560 shares of our common stock, an additional 11,560 shares of our common stock paid into escrow, which Mr. Kincaid will receive on August 1, 2006 unless certain conditions occur, and an earnout of 20% of the operating income of KVI Capital for each of the fiscal years ending December 31, 2006, 2007, and 2008, which earnout will be payable 70% in cash and 30% in shares of our common stock unless we elect to pay the entire amount in cash. We issued these shares without registration under the Securities Act in reliance on the private offering exemption provided by Section 4(2) of the Securities Act. In relying on the exemption from registration provided by Section 4(2), we relied on representations from Mr. Kincaid that: he was an accredited investor as defined under Rule 501(a) of Regulation D under the Securities Act; he was acquiring the securities for investment purposes and not with a view to distribution; he was given the opportunity to make investigations of us, our assets and our business as he deemed necessary and the securities would bear a legend restricting their further transfer or sale until they have been registered under the Securities Act or an exemption from registration thereunder is available.
      On January 20, 2004, we issued 20,000 shares of our Series A preferred stock and a warrant to Lightyear to purchase up to 3,200,000 shares of our common stock at an exercise price of $6.25 per share for a total purchase price of $20 million. We issued the Series A preferred stock and the warrant to Lightyear without registration under the Securities Act in reliance on the private offering exemption provided by Section 4(2) of the Securities Act. In relying on the exemption from registration provided by Section 4(2), we relied on representations from Lightyear that: it was an accredited investor as defined under Rule 501(a) of Regulation D under the Securities Act; it was acquiring the securities for investment purposes and not with a view to distribution; that it was afforded the opportunity to ask questions and receive answers about us; and the securities would bear a legend restricting their further transfer or sale until they have been registered under the Securities Act or an exemption from registration thereunder is available.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits
      The Exhibit Index filed herewith is incorporated herein by reference.

(b)	Financial Statement Schedules
      Information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements, is not required under the related instructions or is inapplicable and therefore has been omitted.

Item 17.	Undertakings
      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on August 21, 2006.

Goldleaf Financial Solutions, Inc.

By:	/s/ G. Lynn Boggs

G. Lynn Boggs
Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ G. Lynn Boggs G. Lynn Boggs		Chief Executive Officer and Director (principal executive officer)	August 21, 2006

/s/ J. Scott Craighead J. Scott Craighead		Chief Financial Officer (principal financial and accounting officer)	August 21, 2006

/s/ John D. Schneider, Jr.* John D. Schneider, Jr.		Director	August 21, 2006

/s/ David W. Glenn* David W. Glenn		Director	August 21, 2006

/s/ Thierry F. Ho* Thierry F. Ho		Director	August 21, 2006

/s/ David B. Ingram* David B. Ingram		Director	August 21, 2006

/s/ Robert A. McCabe, Jr.* Robert A. McCabe, Jr.		Director	August 21, 2006

/s/ Lawrence A. Hough* Lawrence A. Hough		Director	August 21, 2006

*By	/s/ G. Lynn Boggs G. Lynn Boggs (Attorney-in-Fact)		August 21, 2006

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

1.1*	Form of Underwriting Agreement.
3.1	Amended and Restated Charter of the Registrant (incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-75013) filed with the SEC on May 3, 1999).
3.1.1	Charter Amendment dated August 9, 2001 (incorporated by reference to Exhibit 3.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
3.1.2	Charter Amendment dated August 9, 2001 (incorporated by reference to Exhibit 3.4 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
3.1.3	Charter Amendment dated January 16, 2004 (incorporated by reference to Exhibit B of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on December 29, 2003).
3.1.4	Charter Amendment dated January 23, 2006 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 26, 2006).
3.1.5	Charter Amendment dated January 24, 2006 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 26, 2006).
3.1.6	Charter Amendment dated May 4, 2006 and effective May 5, 2006 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 10, 2006).
3.2	Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-75013) filed with the SEC on May 3, 1999).
3.2.1	Bylaws Amendment dated January 20, 2004 (incorporated by reference to Exhibit 3.2.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).
4.1†	Form of Certificate of Common Stock of the Registrant.
5.1*	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C. as to the legality of the securities being registered.
10.1	Stock Purchase Agreement dated July 24, 1998 (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-75013) filed with the SEC on March 25, 1999).
10.2	Form of Indemnification Agreement between the Registrant and each of its officers and directors (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-75013) filed with the SEC on March 25, 1999).
10.3	Form of Non-qualified Stock Option Agreement without change of control provision (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-75013) filed with the SEC on March 25, 1999).
10.4	Form of Non-qualified Stock Option Agreement with change of control provision (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (File No. 333-75013) filed with the SEC on March 25, 1999).
10.5	The Registrant 1999 Amended and Restated Stock Option Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-75013) filed with the SEC on May 3, 1999).
10.6	Cendant Termination and Non-Competition Agreement dated August 7, 1998 (incorporated by reference to Exhibit 10.9 of Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-75013) filed with the SEC on May 24, 1999).
10.7	Lease between Triple Brentwood as Landlord and 21 the Registrant as Tenant (incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999).

Exhibit
Number	Description of Exhibit

10.8	Amended and Restated Securities Purchase Agreement dated December 24, 2003, between the Registrant and Lightyear PBI Holdings, LLC (incorporated by reference to Exhibit A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on December 29, 2003).
10.9	Warrant Agreement dated January 20, 2004, by and among the Registrant and Lightyear PBI Holdings, LLC (incorporated by reference to Exhibit C of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on December 29, 2003).
10.10	Security-holders Agreement dated January 20, 2004, by and among the Registrant and Lightyear PBI Holdings, LLC (incorporated by reference to Exhibit D of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on December 29, 2003).
10.11	Credit Agreement dated January 19, 2004 between the Registrant, certain guarantees, and Bank of America, N.A. (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
10.12	The Registrant 2004 Equity Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 23, 2004).
10.13	Employment Agreement dated July 1, 2004 between the Registrant and Henry M. Baroco (incorporated by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
10.14	Incentive Stock Option Agreement dated August 4, 2004 between the Registrant and Henry M. Baroco (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
10.15	Employment Agreement dated July 25, 2002 between the Registrant and Scott Craighead (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 14, 2005).
10.16	Amendment to Employment Agreement dated October 21, 2005 between the Registrant and Henry M. Baroco (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 20, 2005).
10.17	Agreement and Plan of Merger dated October 20, 2005 among the Registrant, CSL Acquisition Corporation, Captiva Solutions, LLC, and certain of the Captiva Solutions, LLC members (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 25, 2005).
10.18	Registration Rights Agreement dated December 9, 2005 between the Registrant and certain of the Captiva Solutions, LLC members (incorporated by reference to Annex B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 17, 2005).
10.19	The Registrant 2005 Long-Term Equity Incentive Plan (incorporated by reference to Annex E to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 17, 2005).
10.20	Securities Purchase Agreement dated December 9, 2005 between the Registrant and Lightyear PBI Holdings, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 13, 2005).
10.21	Warrant Agreement dated December 9, 2005 between the Registrant and Lightyear PBI Holdings, LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 13, 2005).
10.22	Warrant Certificate dated December 9, 2005 issued by the Registrant to Lightyear PBI Holdings, LLC (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 13, 2005).
10.23	Warrant Certificate dated December 9, 2005 issued by the Registrant to Lightyear PBI Holdings, LLC (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 13, 2005).

Exhibit
Number	Description of Exhibit

10.24	First Amendment to Credit Agreement dated December 8, 2005 between the Registrant, the guarantors thereto, and Bank of America, N.A. (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 13, 2005).
10.25	Revolving Note dated December 8, 2005 issued by the Registrant to Bank of America, N.A. (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 13, 2005).
10.26	Employment Agreement dated December 9, 2005 between the Registrant and G. Lynn Boggs (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 13, 2005).
10.27	Stock Purchase Agreement dated January 23, 2006 among the Registrant and the Stockholders of Goldleaf Technologies, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 24, 2006).
10.28	Amended and Restated Credit Agreement dated January 23, 2006 between the Registrant and Bank of America, N.A. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 26, 2006).
10.29	Guaranty Side Letter dated January 23, 2006 between the Registrant, The Lightyear Fund, L.P. and Lightyear PBI Holdings, LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 26, 2006).
10.30	Exchange Agreement dated January 23, 2006 between the Registrant and Lightyear PBI Holdings, LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 26, 2006).
10.31	Amended and Restated Warrant Agreement dated January 23, 2006 between the Registrant and Lightyear PBI Holdings, LLC (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 26, 2006).
10.32	Amended and Restated Warrant Certificate dated January 23, 2006 issued by the Registrant to Lightyear PBI Holdings, LLC. (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 26, 2006).
10.33	Amended and Restated Warrant Certificate dated January 23, 2006 issued by the Registrant to Lightyear PBI Holdings, LLC (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 26, 2006).
10.34†	Warrant Certificate dated April 1, 2006 issued by Registrant to Lightyear PBI Holdings, LLC.
10.35	Second Amendment to Amended and Restated Credit Agreement dated April 5, 2005 by and among the Registrant, Bank of America, N.A., First Horizon Bank, and The Peoples Bank (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 6, 2006).
10.36	Term C Loan Note dated April 5, 2006 between the Registrant and First Horizon Bank (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 6, 2006).
10.37	Term D Loan Note dated April 5, 2006 between the Registrant and The People’s Bank (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 6, 2006).
10.38	Employment Agreement dated January 31, 2006 between the Registrant and Paul McCulloch (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 26, 2006).
10.39†	Redemption and Recapitalization Agreement dated April 25, 2006 between the Registrant and Lightyear PBI Holdings, LLC.
10.40	Third Amendment to Amended and Restated Credit Agreement dated May 3, 2006 by and among the Registrant, Bank of America, N.A., First Horizon Bank, and The Peoples Bank (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 16, 2006).

Exhibit
Number	Description of Exhibit

10.41	Fourth Amendment to Amended and Restated Credit Agreement dated June 15, 2006 by and among the Registrant, Bank of America, N.A., First Horizon Bank, The Peoples Bank of Winder, and the Bankers Bank of Atlanta, Georgia (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 16, 2006).
10.42	Amendment to Unsecured Promissory Note dated June 15, 2006 issued by Registrant to Paul McCulluch (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 16, 2006).
10.43†	Warrant Certificate dated July 1, 2006 issued by the Registrant to Lightyear PBI Holdings, LLC.
21.1†	Subsidiaries of the Registrant.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Stockman Kast Ryan & Co., LLP.
23.4	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (included in Exhibit 5.1).
23.5†	Consent of IDC.
24.1†	Power of Attorney.

*	To be filed by amendment.

†	Previously filed.